As filed with the Securities and Exchange Commission on June 20, 2007.

Registration No. 333-142765

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Domtar Corporation

(Exact name of Registrant as specified in its Charter)

Delaware	2621	20-5901152
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

(514) 848-5400

(Address (including zip code) and telephone number (including area code) of Registrant’s principal executive offices)

Gilles Pharand

Senior Vice-President, Law and Corporate Affairs

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

(514) 848-5400

(Name, address (including zip code) and telephone number (including area code) of agent for service)

Copies of Communications to:

Alan H. Paley, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6694

Approximate date of commencement of proposed sale of the securities to the public:    From time to time after the effective date of this registration statement.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

The information in this Prospectus may change. The securities being registered may not be exchanged or distributed pursuant to the registration statement of which this Prospectus forms a part until the registration statement is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

DOMTAR CORPORATION

75,004,303 Shares

Common Stock

Domtar Corporation will issue from time to time an aggregate of 75,004,303 shares of common stock in exchange for exchangeable shares (the “exchangeable shares”) of a special purpose Domtar Corporation subsidiary, Domtar (Canada) Paper Inc. (“Exchangeco”). Exchangeco issued the exchangeable shares to certain eligible Canadian shareholders of Domtar Inc. who elected or were deemed to elect to receive the exchangeable shares in connection with the combination of Domtar Corporation with Domtar Inc. under a plan of arrangement in accordance with Section 192 of the Canada Business Corporation Act. These shareholders may exchange the exchangeable shares for shares of Domtar Corporation common stock on a one-for-one basis at any time following effectiveness of the registration statement of which this Prospectus is a part. The exchangeable shares may be redeemed by Exchangeco on a redemption date to be set by the board of directors of Exchangeco, which date cannot be prior to July 31, 2023, or earlier upon the occurrence of certain specified events.

Domtar Corporation common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “UFS”. On June 19, 2007, the last reported sale price of the common stock on the New York Stock Exchange was $11.40 per share, and the last reported sale price on the Toronto Stock Exchange was CDN$12.10 per share.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 20, 2007.

HELPFUL INFORMATION

In this Prospectus:

•	“Arrangement” means the arrangement in accordance with Section 192 of the Canada Business Corporation Act that resulted in the Company indirectly owning all of the outstanding Domtar common shares;

•	“Canadian GAAP” means accounting principles generally accepted in Canada;

•	“CDN$” means Canadian dollar;

•	“Closing Date” means March 7, 2007;

•	“Company” means Domtar Corporation and, unless the context otherwise requires, its subsidiaries;

•

“Contribution” means the transfer by Weyerhaeuser of the Weyerhaeuser Fine Paper Business to certain subsidiaries of the Company in exchange for a number of shares of Company common stock and $1.35 billion in cash;

•

“Contribution and Distribution Agreement” means the amended and restated contribution and distribution agreement, dated as of January 25, 2007, as amended from time to time, among Weyerhaeuser, the Company and a subsidiary of the Company;

•

“Distribution” means the distribution by Weyerhaeuser of its shares of Company common stock to the holders of Weyerhaeuser common shares and Weyerhaeuser exchangeable shares pursuant to the exchange offer;

•	“Domtar” means Domtar Inc. and, unless the context otherwise requires, its subsidiaries;

•	“Effective Time” means the time the Arrangement became effective;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Exchangeco” means Domtar (Canada) Paper Inc., a British Columbia corporation and a subsidiary of the Company;

•	“exchangeable shares” means the exchangeable shares of Exchangeco;

•

“Predecessor Company” means the predecessor of the Company for accounting and financial disclosure purposes, which is the Company as if it owned the Weyerhaeuser Fine Paper Business, but not Domtar. Because the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented in this Prospectus are those of the Weyerhaeuser Fine Paper Business;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“tons” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•

“Transaction Agreement” means the amended and restated transaction agreement, dated as of January 25, 2007, as amended from time to time, among Weyerhaeuser, Domtar, Exchangeco, the Company and certain other subsidiaries of the Company;

•

“Transactions” means the series of transactions whereby the Company acquired the Weyerhaeuser Fine Paper Business and combined with Domtar, including the Contribution, the Distribution and the Arrangement.

•	“unit shipments” means short tons when used with respect to fine paper and metric tons when used with respect to pulp;

•	“U.S.” means United States;

•	“U.S. GAAP” means accounting principles generally accepted in the United States;

•	“Weyerhaeuser” means Weyerhaeuser Company and, unless the context otherwise requires, its subsidiaries;

•	“Weyerhaeuser Fine Paper Business” means the fine paper and related businesses that were transferred by Weyerhaeuser to the Company as part of the Contribution;

•

“Weyerhaeuser shareholders” means the holders of Weyerhaeuser common shares and, unless the context otherwise requires, holders of exchangeable shares of Weyerhaeuser Company Limited, which are exchangeable for Weyerhaeuser common shares;

•

“Weyerhaeuser shares” means Weyerhaeuser common shares and, unless the content otherwise requires, the exchangeable shares of Weyerhaeuser Company Limited, which are exchangeable for Weyerhaeuser common shares; and

•	“$” or “dollar” means U.S. dollar.

INDUSTRY DATA INFORMATION

Unless otherwise specifically indicated, all statements regarding sales and market data for the Company, the Weyerhaeuser Fine Paper Business and Domtar are based on statistical data obtained from independent market research firms that make this data available to the public at prescribed rates. The Company has not independently verified this information.

Except where otherwise noted, information with respect to “capacity” or “production capacity” assumes production 24 hours per day, 365 days per year, less days allotted for certain planned maintenance and other downtime. The method used for calculating days for maintenance and downtime may vary from company to company.

SUMMARY

The following highlights certain information contained elsewhere in this Prospectus. It does not contain all the details concerning the exchange of exchangeable shares for shares of Company common stock, including information that may be important to you. You should carefully review this entire Prospectus including the section entitled “Risk Factors” and the consolidated historical and pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.”

The Companies

Domtar Corporation

The Company was incorporated as a Delaware corporation in August 2006. On March 7, 2007, upon consummation of the Transactions, the Company became a newly independent public holding company owning both the Weyerhaeuser Fine Paper Business and Domtar.

Based on current market data, the Company is the largest integrated manufacturer of uncoated free sheet in North America and the second largest in the world based on production capacity as well as one of the largest manufacturers of papergrade pulp in North America.

The Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has a paper production capacity of approximately 5.0 million tons of uncoated free sheet at 15 paper mills. The Company also has one paper mill at Prince Albert, Saskatchewan that is currently not in operation but has a production capacity of approximately 290,000 tons of uncoated free sheet. In addition, the Company has a production capacity of approximately 235,000 tons of coated groundwood paper at one paper mill.

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. The Company operates 5 sawmills and one remanufacturing facility with a production capacity of approximately 550 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an aggregate production capacity of approximately 760 million board feet of lumber.

On a pro forma basis, the Company had combined revenues of $6.7 billion in 2006, of which approximately 80% was from pulp and paper, approximately 14% was from paper merchants operations and approximately 6% was from wood products.

The Company’s executive head office is located at 395 de Maisonneuve Blvd. West, Montreal, QC, Canada H3A 1L6 and its telephone number is (514) 848-5400. The Company’s operational headquarters are located at 100 Kingsley Park Drive, Fort Mill, South Carolina 29715-6476 and its telephone number is (803) 802-7500.

The Predecessor Company

Introductory Note

The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. As a result, the Company is required to present in this Prospectus historical financial information, related management’s discussion and analysis, and a detailed business description of the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. Because the Company was a shell company with no operations and substantially no assets, the predecessor’s operations and financial results presented herein are those of the Weyerhaeuser Fine Paper Business. In this Prospectus, we refer to this predecessor as the Predecessor Company. The Weyerhaeuser Fine

Paper Business was owned and operated by Weyerhaeuser prior to the Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The information about the Predecessor Company, its results of operations and historical financial statements for periods ended prior to January 1, 2007 and related management’s discussion and analysis contained in this Prospectus is information about the Weyerhaeuser Fine Paper Business which was prepared by Weyerhaeuser and reflect certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. As a result, the results of operations and financial condition of the Company as of and from the Closing Date will be significantly different than the results of operations and financial condition of the Predecessor Company. See note 1 of the notes to the unaudited pro forma condensed combined financial information of the Company contained herein for further information.

Business of the Predecessor Company

The Predecessor Company principally manufactures and sells fine paper, including uncoated free sheet and coated groundwood. Based on production capacity, the Predecessor Company is the second largest integrated manufacturer of uncoated free sheet in North America and the third largest in the world, with six uncoated free sheet mills in the United States and two in Canada (one of which is currently not in operation) and one coated groundwood mill in the United States.

The Predecessor Company also manufactures papergrade pulp at several paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties.

The Predecessor Company generated revenues of $3.3 billion during each of 2005 and 2006; the revenues generated by pulp and paper products represented approximately 94% and 95%, respectively, in such years. In addition to its pulp and paper business, the Predecessor Company manufactures softwood lumber products. See “Business of the Predecessor Company.”

Prior to the Transactions, Weyerhaeuser owned and operated the Weyerhaeuser Fine Paper Business.

Domtar Inc.

Based on production capacity, Domtar is the third largest integrated manufacturer of uncoated free sheet in North America and the fourth largest in the world, with four pulp and paper mills in Canada (one of which is currently not in operation) and five in the United States. Domtar’s paper business is its most important segment and represented 64% of Domtar’s consolidated sales in 2006 or 70% when including sales of Domtar paper through its paper merchants business. In addition to its paper business, Domtar manufactures, markets and distributes lumber and wood-based value-added products and engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by Domtar and by other manufacturers. Prior to December 29, 2006, Domtar also owned a 50% equity interest in Norampac Inc. (“Norampac”), a joint venture in the packaging business.

Upon consummation of the Transactions, Domtar became a subsidiary of the Company.

The Transactions

On August 23, 2006, Weyerhaeuser and Domtar announced that they had entered into agreements providing for a combination of the Weyerhaeuser Fine Paper Business and Domtar.

Prior to the Distribution and Arrangement, Weyerhaeuser consummated a series of preliminary restructuring transactions to effect the transfer of the Weyerhaeuser Fine Paper Business to the Company (the “Contribution”). As part of the Contribution, the Company issued a number of shares of Company common stock to

Weyerhaeuser and transferred $1.35 billion in cash to Weyerhaeuser. On the Closing Date, immediately prior to the consummation of the Arrangement, Weyerhaeuser distributed all of the issued and outstanding shares of Company common stock to the Weyerhaeuser shareholders pursuant to an exchange offer (the “Distribution”). Immediately following the Distribution, the Company and Domtar consummated a plan of arrangement in accordance with Section 192 of the Canada Business Corporation Act (the “Arrangement”). Pursuant to the Arrangement, former Domtar shareholders received, depending on eligibility and the making of certain elections, either shares of Company common stock or exchangeable shares of Exchangeco or a combination of both.

As a result of these transactions (together, the “Transactions”), the Company is a newly independent public company owning both the Weyerhaeuser Fine Paper Business and Domtar. On the Closing Date, the Company’s common stock commenced trading on the New York Stock Exchange and Toronto Stock Exchange under the symbol “UFS”, and Exchangeco’s exchangeable shares commenced trading on the Toronto Stock Exchange under the symbol “UFX”.

Exchangeable Shares and Special Voting Stock

The exchangeable shares of Exchangeco are intended to be substantially economically equivalent to shares of Company common stock. The rights, privileges, restrictions and conditions attaching to the exchangeable shares of Exchangeco and the related special Voting Stock are described herein under the headings “The Exchangeable Shares” and “Description of Company Capital Stock—Special Voting Stock” respectively, and in the terms of our plan of arrangement with Domtar, which is included in the Transaction Agreement filed as an exhibit to the registration statement of which this Prospectus forms a part.

Risk Factors

You should carefully consider the matters described in the section “Risk Factors” beginning on page 9, as well as other information included in this Prospectus.

Summary Historical and Pro Forma Financial Data

The following summary selected financial information concerning the Predecessor Company and Domtar is derived from the audited and unaudited financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar for the periods presented. The following summary selected financial information concerning the Company for the thirteen weeks ended April 1, 2007 and March 26, 2006 is derived from the unaudited interim financial statements of the Company and the Predecessor Company. This information is only a summary and you should read it in conjunction with the financial information included in this Prospectus. See “Selected Historical Combined Financial Data of the Predecessor Company,” “Selected Historical Financial Data of the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Company,” “Unaudited Pro Forma Condensed Combined Financial Information of the Company” and the financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar and the notes thereto included elsewhere in this Prospectus.

Summary Historical Combined Financial Data of the Predecessor Company

The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. As a result, the Company is required to present in this Prospectus historical financial information of the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. Because the Company was a shell company with no operations and substantially no assets, the financial results of the Predecessor Company presented herein are those of the Weyerhaeuser Fine Paper Business. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The historical financial statements of the Weyerhaeuser Fine Paper Business contained in this Prospectus were prepared by Weyerhaeuser and reflect certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. These financial statements, combined with the stand alone balance sheet of the Company, serve as the financial statements of the Predecessor Company.

The following combined balance sheet data of the Predecessor Company as of the last Sunday of December 2006, 2005 and 2004 and combined statement of operations data for each of the fiscal years ended the last Sunday of December 2006, 2005, 2004 and 2003 have been derived from the audited financial statements of the Company as of December 31, 2006 and the Weyerhaeuser Fine Paper Business as of the last Sunday of December 2006, 2005 and 2004 and for each of the fiscal years in the four year period ended the last Sunday of December 2006. These financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The balance sheet of the Predecessor Company as of December 31, 2006, and the financial statements of the Weyerhaueser Fine Paper Business as of the last Sunday of December 2006, 2005 and 2004 and for each of the fiscal years in the three-year period ended December 31, 2006, and the audit reports thereon are included elsewhere in this prospectus. The combined balance sheet data of the Predecessor Company as of the last Sunday of December 2003 and 2002 and the combined statement of operations data for the fiscal year ended the last Sunday of December 2002 have not been audited and are not included elsewhere in this Prospectus. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Company” and the financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes thereto included elsewhere in this Prospectus.

	Year Ended
U.S. GAAP/U.S. dollar	December 31, 2006	December 25, 2005	December 26, 2004	December 28, 2003	December 29, 2002
(Dollars in millions, except per share data)					(Unaudited)
Combined Statement of Operations Data:
Sales	$3,306	$3,267	$3,026	$2,854	$2,801
Charges for restructuring, closure of facilities, and goodwill impairment	764	538	17	24	—
Operating income (loss)	(556)	(578)	(41)	(96)	69
Net income (loss)	(609)	(478)	(17)	(67)	57
Net earnings (loss) per share—basic	(2.14)	(1.68)	(0.06)	(0.24)	0.20
Net earnings (loss) per share—diluted	(2.14)	(1.68)	(0.06)	(0.24)	0.20

	December 31, 2006	December 25, 2005	December 26, 2004	December 28, 2003	December 29, 2002
				(Unaudited)	(Unaudited)
Combined Balance Sheet Data:
Total assets	$3,998	$4,970	$5,565	$5,649	$5,590
Long-term obligations	37	24	27	32	37
Business Unit equity	2,915	3,773	4,261	4,316	4,303

Summary Selected Historical Financial Data of Domtar

The following summary historical financial information of Domtar for each of the fiscal years in the five year period ended December 31, 2006 has been derived from the consolidated financial statements of Domtar. This information is only a summary and should be read in conjunction with the audited financial statements of Domtar as of December 31, 2006 and 2005 and for each of the fiscal years in the three year period ended December 31, 2006, and the notes thereto included elsewhere in this Prospectus.

Beginning with the financial statements for the second quarter of 2006, Domtar presented the financial information pertaining to its Vancouver paper mill, which was permanently closed, as a discontinued operation and as assets held for sale in its consolidated financial statements pursuant to FAS No. 144. “Earnings (loss) from continuing operations” and “Loss from discontinued operations” are presented as new lines in the statement of earnings and “Assets held for sale” is presented as a new line item on the balance sheet. In accordance with the relevant accounting and SEC requirements, Domtar restated its historical financial statements for each of the fiscal years in the four year period ended December 31, 2005, and the related “Management’s Discussion and Analysis” for the fiscal year ended December 31, 2005 to reflect this new presentation. This reclassification has no effect on Domtar’s reported net earnings. Domtar’s restated financial statements for the fiscal year ended December 31, 2002 are not audited.

On December 29, 2006, Domtar sold its packaging segment, which consisted of a 50% interest in Norampac, to Cascades Inc. for a total cash consideration of CDN$560 million (the U.S. dollar equivalent of which is $480.6 million at an exchange rate of 1.1652 Canadian dollars per U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on December 29, 2006). Beginning with the financial statements for the year ended December 31, 2006, Domtar presents the financial information pertaining to its equity interest in Norampac as a discontinued operation. In accordance with applicable accounting and SEC requirements, Domtar has restated its historical financial statements for each of the fiscal years in the four year period ended December 31, 2005 to reflect this presentation.

CANADIAN GAAP/CDN$	Year Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Restated)	(Unaudited/ Restated)
Consolidated Statement of Earnings Data:
Sales	$3,989	$4,247	$4,403	$4,420	$4,828
Net earnings (loss) from continuing operations	63	(310)	(63)	(161)	116
Net earnings (loss)	328	(388)	(42)	(193)	141
Net earnings (loss) per share from continuing operations—basic and diluted	0.27	(1.36)	(0.28)	(0.71)	0.51
Net earnings (loss) per share—basic	1.42	(1.69)	(0.19)	(0.86)	0.62
Net earnings (loss) per share—diluted	1.42	(1.69)	(0.19)	(0.86)	0.61

	As at December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Unaudited/ Restated)	(Unaudited/ Restated)
Consolidated Balance Sheet Data:
Total assets	$4,955	$5,192	$5,681	$5,848	$6,847
Total long-term debt (including current portion, excluding capital leases)	1,880	2,248	2,023	2,048	2,503
Shareholders’ equity	1,941	1,609	2,046	2,168	2,554

Domtar’s consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. The following provides Domtar’s consolidated financial information as reconciled to U.S. GAAP and translated from Canadian dollars to U.S. dollars for the periods presented. This information should be read in conjunction with the discussion of the principal differences between Canadian GAAP and U.S. GAAP as well as the reconciliation and other financial information provided in note 23 to Domtar’s financial statements for the year ended December 31, 2006 and included elsewhere in this Prospectus.

The consolidated earnings and consolidated balance sheets are expressed in Canadian dollars and, solely for the convenience of the reader, the consolidated earnings and consolidated balance sheet for each of the fiscal years in the five year period ended December 31, 2006 and the tables of certain related notes have been translated into U.S. dollars using the period end rate for the balance sheet and the average of the monthly average rates during the period for the statement of earnings, as set forth in the note to the table below. This translation should not be construed as an application of the recommendations relating to the accounting for foreign currency translation, but rather as supplemental information for the reader. The pro forma financial information with respect to the Company contained in this Prospectus was prepared using Domtar’s U.S. GAAP/U.S. dollar results as derived by the reconciliations and transactions described above.

U.S. GAAP/ U.S. dollar(1)	Year Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Restated)	(Unaudited/ Restated)
Consolidated Statement of Earnings Data:
Sales	$3,492	$3,498	$3,373	$3,184	$3,237
Net earnings (loss) from continuing operations	27	(329)	(64)	(91)	150
Net earnings (loss)	226	(414)	(58)	(109)	139
Net earnings (loss) per share from continuing operations—basic and diluted	0.11	(1.44)	(0.28)	(0.40)	0.66
Net earnings (loss) per share—basic	0.98	(1.81)	(0.26)	(0.49)	0.61
Net earnings (loss) per share—diluted	0.98	(1.81)	(0.26)	(0.49)	0.60

	As at December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Unaudited/ Restated)	(Unaudited/ Restated)
Consolidated Balance Sheet Data:
Total assets	$4,082	$4,152	$4,753	$4,173	$4,023
Total long-term debt (including current portion, excluding capital leases)	1,590	1,721	1,534	1,437	1,452
Shareholders’ equity	1,496	1,348	2,003	1,933	1,809

(1)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Period end	1.1653	1.1659	1.2036	1.2924	1.5796
Average	1.1344	1.2114	1.3013	1.4010	1.5703

Summary Selected Historical Financial Data of the Company for the Thirteen Weeks Ended April 1, 2007 and March 26, 2006

The following summary selected historical financial information of the Company as of and for the thirteen weeks ended April 1, 2007 has been derived from the unaudited interim consolidated financial statements of the Company. The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaueser Fine Paper Business and not Domtar. As a result, the financial data for the comparable thirteen week period ended March 26, 2006 presented herein is historical information of the Predecessor Company, which is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. See “ Summary—The Predecessor Company—Introductory Note” and “—Summary Historical Combined Financial Data of the Predecessor Company” for a discussion of the Predecessor Company.

This information is only a summary and should be read in conjunction with the unaudited financial statements of the Company as of and for the quarter ended April 1, 2007 and March 26, 2006 and the notes thereto included elsewhere in this prospectus.

	Thirteen Weeks Ended
U.S. GAAP/U.S. dollar	April 1, 2007	March 26, 2006
(Dollars in millions)	(Unaudited)
Combined Statement of Operations Data:
Sales	$1,051	$829
Charges for restructuring, closure of facilities, and goodwill impairment	—	749
Operating income (loss)	71	(747)
Net income (loss)	49	(747)
Net earnings (loss) per share—basic	0.14	(2.63)
Net earnings (loss) per share—diluted	0.14	(2.63)

		April 1, 2007
		(Unaudited)
Combined Balance Sheet Data:
Total assets		$7,842
Total long-term debt (including current portion, excluding capital leases)		2,550
Shareholders’ equity		2,941
Business Unit equity		—

Summary Unaudited Condensed Combined Pro Forma Financial Data and Pro Forma Per Share Data of the Company

The summary below sets forth summary unaudited pro forma condensed combined financial data for the Company after giving effect to the Transactions, including the Arrangement with Domtar, for the period indicated. The following table should be read together with the financial statements and accompanying notes of the Company, the Weyerhaeuser Fine Paper Business and Domtar included in this Prospectus and the unaudited pro forma condensed combined financial information and accompanying notes set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Information of the Company” in this Prospectus. The pro forma amounts in the table below are presented for illustrative purposes only and do not necessarily indicate what the financial position or the results of operations of the Company and the Predecessor Company would have been had the Transactions occurred as of the dates or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the Company will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that may result from the Arrangement. See “Unaudited Pro Forma Condensed Combined Financial Information of the Company.”

	Period Ended April 1, 2007	Year Ended December 31, 2006
(Dollars in millions, except per share data)	(Unaudited)
Sales	$1,624	$6,750
Net earnings (loss) from continuing operations	21	(566)
Net earnings (loss) from continuing operations per share—basic and diluted	0.04	(1.10)

Historical Per Share Data, Market Price and Dividend Data

The pro forma per share data of the Company is included in “Summary Historical and Pro Forma Financial Data—Summary Unaudited Condensed Combined Pro Forma Financial Data and Pro Forma Per Share Data of the Company.”

Shares of Company common stock were listed on the New York Stock Exchange and the Toronto Stock Exchange on March 7, 2007 under the symbol “UFS”. On June 19, 2007, the last trading day prior to the date of this Prospectus, the last sale price of Company common stock reported by the New York Stock Exchange was $11.40 and the last sale price reported by the Toronto Stock Exchange was CDN$12.10.

The Company does not intend to pay a dividend on the shares of Company common stock for the foreseeable future. See “Dividend Policy.”

The following table sets forth the high and low closing sale prices of Company common stock on the New York Stock Exchange for the periods indicated. The quotations are as reported in published financial sources. For current price information, shareholders are urged to consult publicly available sources.

	Company Common Stock (NYSE)
(Dollars)	High	Low
Calendar Year Ended December 31, 2007
First Quarter (beginning March 7, 2007)	9.79	8.87
Second Quarter (through June 19, 2007)	11.40	9.27

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this Prospectus. Some of the risks described below relate principally to the Company’s business and the industry in which it operates, while others relate principally to the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser and the combination of the Weyerhaeuser Fine Paper Business with Domtar. The remaining risks relate principally to the securities markets generally and ownership of Company common stock.

Risks Related to the Company’s Industries and Business

The pulp, paper and wood product industries are highly cyclical. Fluctuations in the prices of and the demand for the Company’s products could result in smaller profit margins and lower sales volumes.

The pulp, paper and wood product industries are highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of the Company’s paper products are commodities that are widely available from other producers. Even the Company’s non-commodity products, such as value-added papers, are susceptible to commodity dynamics. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand.

The overall levels of demand for the products the Company manufactures and distributes, and consequently its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general macroeconomic conditions in North America and worldwide, as well as competition from electronic substitution. See “—Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.” For example, demand for cut-size office paper may fluctuate with levels of white-collar employment. Demand for many of such products was materially and negatively impacted by the global economic downturn, among other things, in the early part of this decade, and the Company expects that the Company will be sensitive to such downturns in the future.

Industry supply of pulp, paper and wood products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply can also result from producers introducing new capacity in response to favorable short-term pricing trends.

Industry supply of pulp, paper and wood products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, imports of pulp, paper and wood products from overseas may increase, putting downward pressure on prices.

As a result, prices for all of the Company’s products are driven by many factors outside of its control, and it has little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond the Company’s control determine the prices for its commodity products, the price for any one or more of these products may fall below its cash production costs, requiring it to either incur cash losses on product sales or cease production at one or more of its manufacturing facilities. Therefore, the Company’s profitability with respect to these products depends on managing its cost structure, particularly wood fiber, chemical and energy costs, which represent the largest components of its operating costs and can fluctuate based upon factors beyond its control, as described below. If the prices of or demand for its products decline, or if its wood fiber, chemical or energy costs increase, or both, its sales and profitability could be materially and adversely affected.

Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

The Company’s business competes with electronic transmission and document storage alternatives, as well as with paper grades it does not produce, such as uncoated groundwood. As a result of such competition, both the Weyerhaeuser Fine Paper Business and Domtar previously experienced decreased demand for some of their existing pulp and paper products. As the use of these alternatives grows, demand for pulp and paper products is likely to further decline. Moreover, demand for some of the Company’s wood products may decline if customers purchase alternatives from other sources.

The Company faces intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business, financial condition and results of operations.

The Company competes with both U.S. and Canadian paper producers and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Company. The principal basis for competition is selling price. The Company’s ability to maintain satisfactory margins depends in large part on its ability to control its costs. The Company cannot assure you that it can compete effectively and maintain current levels of sales and profitability. If the Company cannot compete effectively, such failure will have a material adverse effect on its business, financial condition and results of operations.

The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material used by the Company, comprising, on a pro forma basis, approximately 22% of the aggregate amount of materials, labor and other operating expenses and fiber costs for its business during 2006. Wood fiber is a commodity, and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States and Canada. In addition, future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by fire, insect infestation, disease, ice storms, wind storms, flooding and other natural and man made causes, thereby reducing supply and increasing prices. Wood fiber pricing is subject to regional market influences, and the Company’s cost of wood fiber may increase in particular regions due to market shifts in those regions. Any sustained increase in wood fiber prices would increase the Company’s operating costs, and the Company may be unable to increase prices for its products in response to increased wood fiber costs due to additional factors affecting the demand or supply of these products.

The Province of Québec adopted legislation, which became effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Québec and the Cree First Nations. As a result, the amount of fiber, primarily softwood fiber, the Company is permitted to harvest annually, under its existing licenses from the Québec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. Recently, the Chief Forester of Québec has proposed a further reduction of 70,000 cubic meters, or 3% of the total softwood annual allowable cut of forests managed by the Company. This affects the supply of fiber for the Company’s Northern Québec softwood sawmill and market pulp operations. The Company is currently working on finding solutions such as obtaining alternate sources of fiber. The reduction in harvest volume results in a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the impact of the strength of the Canadian dollar against the U.S. dollar, low lumber prices and other factors, these operations have been shut down and the facilities relating to such operations have been closed indefinitely. There is no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected.

Historically, Weyerhaeuser provided, on average, approximately 50% of the Weyerhaeuser Fine Paper Business’ wood fiber requirements, which is approximately 19% of the Company’s wood fiber requirements. The Company obtains its future wood fiber requirements in part by harvesting timber pursuant to its forest licenses and forest management agreements, in part by purchasing wood fiber from Weyerhaeuser pursuant to the fiber and pulp supply agreements entered into in connection with the Transactions and in part by purchasing wood fiber from third parties. If the Company’s cutting rights pursuant to its forest licenses or forest management agreements are reduced or if Weyerhaeuser or any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition and operating results would suffer. See “The Company’s Relationship With Weyerhaeuser After the Distribution—Supply Agreements.” See also “—Risks Related to the Transactions—Aboriginal interests may delay or result in challenges to the transfer of certain forest licenses and forest management agreements.”

An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.

The Company’s operations consume substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). Energy comprised, on a pro forma basis, approximately 8% of the aggregate amount of materials, labor and other operating expenses and fiber costs for the Company’s business during 2006. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. Moreover, following the Distribution, the Predecessor Company will no longer benefit from Weyerhaeuser’s company-wide hedging program for energy prices. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility. While the Company purchases substantial portions of its energy under supply contracts, many of these contracts are based on market pricing.

Other raw materials the Company uses include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate and sodium hydroxide, dyes, resins and adhesives. Purchases of chemicals comprised, on a pro forma basis, approximately 12% of the aggregate amount of materials, labor and other operating costs and fiber costs for the Company’s business during 2006. The costs of these chemicals have been volatile historically, and are influenced by capacity utilization, energy prices and other factors beyond the Company’s control.

For the Company’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine its ability to increase prices. Consequently, the Company may be unable to pass on increases in its operating costs to its customers. Any sustained increase in chemical or energy prices without any corresponding increase in product pricing would reduce its operating margins and potentially require it to limit or cease operations of one or more of its machines.

The Company could experience disruptions in operations and/or increased labor costs due to labor disputes.

Employees at 44 of the Company’s facilities are covered by collective bargaining agreements, generally on a facility-by-facility basis, which will need to be renegotiated from time to time. As is the case with any negotiation, the Company may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. Therefore, the Company could experience a disruption of its operations or higher ongoing labor costs, which could have a material adverse effect on its business, financial results and financial condition.

The Company relies heavily on a small number of significant customers, including one customer that represented approximately 14% of the Company’s pro forma fiscal 2006 sales revenues. A loss of any of these significant customers could materially adversely affect the Company’s business, financial condition or results of operations.

The Company heavily relies on a small number of significant customers. The Company’s largest customer, Unisource, an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 14% of the Company’s pro forma sales revenues in the fiscal year ended December 31, 2006.

The Company’s customer base includes customers who were previously customers of both Weyerhaeuser and Domtar. This overlap may lead some of those customers to switch to other vendors in order to diversify their fine paper purchasing. A significant reduction in sales to any of its key customers (which could be due to factors outside its control, such as purchasing diversification) or financial difficulties experienced by these customers could materially adversely affect the Company’s business, financial condition or results of operations.

A material disruption at one of the Company’s manufacturing facilities could prevent it from meeting customer demand, reduce its sales and/or negatively impact its net income.

Any of the Company’s paper or pulp manufacturing facilities, or any of its machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on its water supply;

•	labor difficulties;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism; or

•	other operational problems.

Events such as those listed above have resulted in operating losses in the past. In the second quarter of 2002, for example, a recovery boiler at the Predecessor Company’s facilities in Plymouth, North Carolina exploded, causing operations at these facilities to be shut down for repairs for a period of 107 days from May 8, 2002 to August 23, 2002. The Predecessor Company estimates that the repair costs, business disruption and increased operating costs associated with the recovery boiler explosion negatively impacted its operating income by approximately $70 million (before insurance recovery) during the second and third quarters of 2002. Also, in May 2006, the Predecessor Company’s facilities in Plymouth, North Carolina experienced a disruption in their power supply, causing damage to a turbine generator necessary to convert high pressure steam to medium and low pressure steam used by the various mill processes. As a result of this damage, various mill operations at the Predecessor Company’s Plymouth, North Carolina facilities were shut down for repairs for up to eleven days. The Predecessor Company estimates the total financial impact of this incident on its operating income to be $11 million including repair costs, the opportunity value of lost production and increased operating costs. Future events may cause similar shutdowns, which may result in additional downtime and/or cause additional damage to the Company’s facilities. Any such downtime or facility damage could prevent the Company from meeting customer demand for its products and/or require it to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, the Company’s ability to meet its production targets and satisfy customer requirements would be impaired, resulting in lower sales and income.

The Company’s operations require substantial capital, and it may not have adequate capital resources to provide for all of its capital requirements. The Weyerhaeuser Fine Paper Business and Domtar spent approximately $64 million and $68 million, respectively, on capital expenditures during 2006, and such expenditures could increase in the future.

The Company’s businesses are capital intensive and require that it regularly incur capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental laws. The total capital expenditures of the Weyerhaeuser Fine Paper Business were approximately $113 million in 2005, including approximately $109 million for maintenance capital and approximately $4 million for environmental expenditures, and $64 million during 2006, including approximately $62 million for maintenance capital and approximately $2 million for environmental expenditures. The Domtar business had total capital expenditures of approximately $111 million in 2005, including approximately $98 million for maintenance capital and approximately $13 million for environmental expenditures, and $68 million during 2006, including approximately $60 million for maintenance capital and approximately $8 million for environmental expenditures. If the Company’s available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, the Company would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. The Company may not be able to obtain additional funds on favorable terms, or at all. In addition, the Company’s debt service obligations will reduce its available cash flows. If the Company cannot maintain or upgrade its equipment as it requires or ensure environmental compliance, it could be required to curtail or cease some of its manufacturing operations, or it may become unable to manufacture products that compete effectively in one or more of its product lines. For example, the Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Company is currently evaluating its options and is in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended or if the Company does not have sufficient resources to make necessary capital expenditures, the facility may not be able to operate after 2007 without significantly curtailing output, which would increase the Company’s production costs.

The Company could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations. The Company incurred approximately $1 million in expenditures in connection with environmental compliance and remediation for the thirteen weeks ended April 1, 2007, and such expenditures could increase in the future.

The Company is subject, in both the United States and Canada, to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, harvesting, silvicultural activities, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations, forestry operations and endangered species habitat, and health and safety matters.

In particular, the pulp and paper industry in the United States is subject to Cluster Rules and Boiler Maximum Achievable Control Technology Rules that further regulate effluent and air emissions. These laws and regulations require the Company to obtain authorizations from and comply with the authorization requirements of the appropriate governmental authorities, which have considerable discretion over the terms and timing of permits.

Weyerhaeuser and Domtar have incurred, and the Company expects that it will continue to incur, significant capital, operating and other expenditures complying with applicable environmental laws and regulations and as a result of remedial obligations. The Company incurred approximately $1 million of expenditures in connection with environmental compliance and remediation for the thirteen weeks ended April 1, 2007. As of April 1, 2007, the Company had a provision of $81 million for these environmental expenditures. In addition, during the first quarter of 2006, Weyerhaeuser closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan. The Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts. The Province of Saskatchewan has required certain facilities located in the Province to submit preliminary decommissioning and reclamation plans and to include in such plans estimates of costs associated with decommissioning and reclamation activities. Weyerhaeuser submitted such a plan for its pulp and paper facility in Prince Albert, Saskatchewan. In its preliminary decommissioning and reclamation plan, Weyerhaeuser has included a preliminary, generalized estimate of costs ranging from CDN$20 to CDN$25 million. Weyerhaeuser has advised the Province of Saskatchewan that it was not providing a detailed delineation of costs at this time because such costs will depend on site specific factors, the professional judgments of environmental specialists and experts, further detailed environmental site assessments, and, most fundamentally, a decision about the future use or closure of the site. The estimate referred to above does not take into account the equipment resale value or scrap material value which is considered to be significant, nor does it include the cost of completing a phase II environmental site assessment or the cost of any remediation required based on such assessment.

The Company also could incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting its operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), cleanup and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations.

As the owner and operator of real estate, the Company may be liable under environmental laws for cleanup, closure and other damages resulting from the presence and release of hazardous substances, including asbestos, on or from its properties or operations. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, the Company’s liability may exceed forecasted amounts or the value of the property itself. The discovery of additional contamination or the imposition of additional cleanup obligations at the Company’s or third-party sites may result in significant additional costs. Any material liability the Company incurs could adversely impact its financial condition or preclude it from making capital expenditures that would otherwise benefit its business.

Enactment of new environmental laws or regulations or changes in existing laws or regulations, or interpretation thereof, might require significant expenditures.

The Company may be unable to generate funds or other sources of liquidity and capital to fund environmental liabilities or expenditures.

The Company is affected by changes in currency exchange rates.

The Company manufactures a significant amount of pulp and paper in Canada. Sales of pulp and paper products by the Company’s Canadian mills will be invoiced in U.S. dollars or in Canadian dollars linked to U.S. pricing but most of the costs relating to these products will be incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar will reduce the Company’s profitability.

Exchange rate fluctuations are beyond the Company’s control. Since January 1, 2002, the Canadian dollar has appreciated more than 40% relative to the U.S. dollar. This has had a material adverse effect on the sales and profitability of the Canadian operations of both the Predecessor Company and Domtar and may continue to have an adverse effect on the Company’s business, financial results and financial condition.

The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.

The Company may experience reduced revenues and margins on its softwood lumber business as a result of lumber export taxes and/or countervailing and antidumping duty applications.

In April 2001, the Coalition for Fair Lumber Imports (the “Coalition”) filed two petitions with the U.S. Department of Commerce (the “Department”) and the International Trade Commission (the “ITC”) claiming that production of softwood lumber in Canada was being subsidized by Canada and that imports from Canada were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (“CVD”) and antidumping (“AD”) tariffs be imposed on softwood lumber imported from Canada.

In July 2006, the Canadian and U.S. governments announced a final settlement to this long-standing dispute. The provisions of the settlement include repayment of approximately 81% of the deposits, imposition of export measures in Canada, and measures to address long-term policy reform. On September 19, 2006, the Canadian Parliament voted 172-116 on a motion that empowered it to collect the export taxes provided for in the settlement. Legislation to implement the settlement became effective on December 14, 2006.

On October 12, 2006, Canada and the United States announced amendments that allow the settlement to be implemented as of this date. The amendments include a process that allows the United States to proceed with the revocation of CVD and AD orders.

It is possible that the CVD and AD tariffs or tariffs similar to the CVD and AD tariffs may again be imposed on the Company, in the future.

Under the settlement agreement, Canadian softwood lumber exporters will pay an export tax when the price of lumber is at or below a threshold price. Under present market conditions, Canadian softwood lumber exports are subject to a 15% export charge which may rise to 22.5% in the event a province exceeds its total allotted export share.

Domtar experienced and the Company may continue to experience reduced revenues and margins in the softwood lumber business as a result of the application of the settlement agreement. The settlement agreement could have a material adverse effect on the Company’s business, financial results and financial condition, including, but not limited to, facility closures or impairment of assets.

The Company depends on third parties for transportation services.

The Company relies primarily on third parties for transportation of the products it manufactures and/or distributes, as well as delivery of its raw materials. In particular, a significant portion of the goods it manufactures and raw materials it uses are transported by railroad or trucks, which are highly regulated. If any of its third-party transportation providers were to fail to deliver the goods it manufactures or distributes in a timely manner, the Company may be unable to sell those products at full value, or at all. Similarly, if any of these providers were to fail to deliver raw materials to the Company in a timely manner, it may be unable to manufacture its products in response to customer demand. In addition, if any of these third parties were to cease operations or cease doing business with the Company, it may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Company’s reputation, negatively impact its customer relationships and have a material adverse effect on its financial condition and operating results.

The transition services to be provided by Weyerhaeuser may be difficult for the Company to replace without operational problems and additional costs.

The Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser provides the Company certain transition services for a period of time following the Closing Date. These services include, among others, certain services relating to finance and administration, human resources, payroll and information technology. If, after the expiration of the agreement, the Company is unable to perform these services or replace them in a timely manner or on terms and conditions as favorable as those the Company receives from Weyerhaeuser, the Company may experience operational problems and an increase in its costs. In addition, the costs for such services may be higher than the costs for such services when the Weyerhaeuser Fine

Paper Business was operated as part of Weyerhaeuser. See “The Company’s Relationship With Weyerhaeuser After the Distribution—Transition Services Agreement,” and “—Risks Related to the Transactions—The historical financial information of the Predecessor Company may not be representative of its results if it had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

As a result of the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser, the Company may experience increased costs resulting from decreased purchasing power, which could decrease its overall profitability.

Prior to its separation from Weyerhaeuser, the Weyerhaeuser Fine Paper Business was able to take advantage of Weyerhaeuser’s size and reputation in procuring raw materials and other goods and services used both for the Weyerheauser Fine Paper Business and Weyerhaeuser’s other businesses. As an independent public company, the Company may be unable to obtain similar goods, services and technology at prices or on terms as favorable as those obtained by the Weyerhaeuser Fine Paper Business prior to its separation from Weyerhaeuser.

The Company has net liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions. As of April 1, 2007, the Company’s defined benefit plans were underfunded by an aggregate of $136 million on a going concern basis.

As of April 1, 2007, the Company’s defined benefit plans were underfunded by an aggregate of $136 million on a going concern basis. Its future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and experience, and any changes in government laws and regulations. Any adverse change to any of these factors may require the Company to increase its cash contributions to the pension plans, and those added contributions could have a material adverse effect on its cash flows and results of operations. As of April 1, 2007, the underfunded status of the defined benefit plans is recognized in the balance sheet.

Risks Related to Ownership of Company Common Stock

The price of Company common stock may be volatile.

Prior to the consummation of the Transactions, there was no public market for the Company’s common stock. The market price of Company common stock may be influenced by many factors, some of which are beyond its control, including those described above under “—Risks Related to the Company’s Industries and Business after the Consummation of the Transactions” and the following:

•	actual or anticipated fluctuations in the Company or its competitors’ operating results;

•	announcements by the Company and its competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	the Company and its competitors’ growth rates;

•	the financial market and general economic conditions;

•	changes in stock market analyst recommendations regarding the Company, its competitors or the paper products industry generally, or lack of analyst coverage of its common stock;

•	sales of Company common stock by the Company’s executive officers, directors and significant stockholders or sales of substantial amounts of common stock; and

•	changes in accounting principles.

In addition, there has been significant volatility in the market price and trading volume of securities of companies operating in the paper products industry, which has often been unrelated to the operating performance of particular companies.

Some companies that have had volatile market prices for their securities have had securities litigation brought against them. If litigation of this type is brought against the Company, it could result in substantial costs and would divert management’s attention and resources.

You will not receive dividends for the foreseeable future.

The Company does not intend to pay dividends for the foreseeable future. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions which would prohibit or limit their ability to invest in Company common stock.

In addition, the Company’s ability to pay dividends will be restricted by current and future agreements governing its and its subsidiaries’ debt, including the senior secured credit facilities, as well as Delaware law and state regulatory authorities. Under Delaware law, the Company’s board of directors may not authorize payment of a dividend unless it is either paid out of the Company’s surplus, as calculated in accordance with the Delaware General Corporation Law, or, if the Company does not have a surplus, it is paid out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent the Company does not have adequate surplus or net profits, it will be prohibited from paying dividends.

The Company’s ability to pay dividends will also depend on other factors, including the following:

•	the state of the Company’s business, the environment in which it operates and the various risks it faces, including competition, changes in its industry and other risks summarized in this Prospectus;

•

the results of operations of its subsidiaries and their ability to transfer funds to the Company, as the Company will be a holding company and its principal assets will be the equity interests it holds in its subsidiaries; and

•	its future results of operations, financial condition, liquidity needs and capital resources.

Delaware law, the Company’s charter documents, the rights agreement and the indemnity provisions under the tax sharing agreement may impede or discourage a takeover that you may consider favorable to the Company.

The anti-takeover provisions of the Delaware General Corporation Law impose various impediments on the ability of a third party to acquire control of the Company, even if a change in control would be beneficial to its stockholders. For example, the Company is afforded the protections of Section 203 of the Delaware General Corporation Law, which prevents it from engaging in a business combination with a person who acquires at least 15% of Company common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained. See “Certain Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law—Delaware Law.”

The Company’s certificate of incorporation and by-laws contain a number of provisions that could make the acquisition of the Company by means of a tender offer, proxy contest or otherwise more difficult. For example, the Company’s certificate of incorporation provides for a classified board, provides special majority requirements for the removal of directors and the filling of director vacancies, authorizes the issuance of preferred stock and does not permit stockholder action by written consent, and the Company’s by-laws require advance notice of stockholder nominations and proposals. In addition, the Company’s rights agreement has the effect of inhibiting the acquisition of 10% or more of the Company’s voting stock without the prior approval of its board of directors. See “Certain Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law—Certificate of Incorporation, By-Laws and Rights Plan.”

Pursuant to the indemnity provisions of the tax sharing agreement between Weyerhaeuser and the Company, an acquisition or further issuance of the Company’s equity securities that triggers the application of Section 355(e) of the Code may require the Company to indemnify Weyerhaeuser for the resulting tax. See “—Risks Related to the Transactions—If the Distribution does not constitute a tax-free spin-off under

Section 355 of the Code or a tax-free reorganization under Section 368 of the Code, either as a result of actions taken in connection with the Distribution or as a result of subsequent acquisitions of shares of Weyerhaeuser or Company common stock, then Weyerhaeuser and/or Weyerhaeuser shareholders may be responsible for payment of U.S. federal income taxes.”

These provisions could have the effect of delaying, deferring or preventing a change in control of the Company, discourage others from making tender offers for the Company’s shares, lower the market price of the Company’s stock or impede the ability of the Company’s stockholders to change the Company’s management, even if such changes would be beneficial to these stockholders.

The requirements associated with being a public company requires significant company resources and management attention.

Following the consummation of the Transactions, the Company became subject to the reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. The Exchange Act requires that the Company file annual, quarterly and current reports with respect to the Company’s business and financial condition. The Sarbanes-Oxley Act of 2002 requires, among other things, that the Company maintain effective disclosure controls and procedures and internal controls for financial reporting. The Company is a new company, and has not fully established the procedures and practices it will be required to have as a public company. To establish these procedures and practices, the Company needs to integrate the procedures and practices it inherited from Weyerhaeuser (with respect to the Weyerhaeuser Fine Paper Business) and from Domtar (with respect to the Domtar business). In addition, any procedures and practices that exist with respect to the Domtar business may need to be amended to reflect the fact that the Company is a U.S. company and, as such, subject to different U.S. disclosure requirements than Domtar, which was a Canadian company subject to the multijurisdictional disclosure system. As a result, the Company may incur significant legal, accounting and other expenses. Further, the need to establish the corporate infrastructure demanded of a U.S. public company may divert management’s attention from integrating the two businesses and implementing the Company’s growth strategy, which could prevent it from growing sales and improving its financial condition.

Risks Related to the Transactions

The Company may not realize the anticipated synergies, cost savings and growth opportunities from the Transactions.

The success of the Transactions depends, in part, on the Company’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the Weyerhaeuser Fine Paper Business with the Domtar business. The Company’s success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of such businesses and operations. Even if the Company is able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings and growth opportunities that the Company expects from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by the loss of Weyerhaeuser’s purchasing power or the costs incurred in integrating the businesses and operations.

The integration of the Weyerhaeuser Fine Paper Business and the Domtar business following the Transactions may present significant challenges to the Company’s management which could cause Company management to fail to respond effectively to the increasing forms of competition facing the Company’s business.

There is a significant degree of difficulty and management distraction inherent in the process of separating the Weyerhaeuser Fine Paper Business from Weyerhaeuser and integrating the Weyerhaeuser Fine Paper Business and Domtar business. These difficulties include:

•	carrying on the ongoing business operations while separating the Weyerhaeuser Fine Paper Business from Weyerhaeuser and integrating the Weyerhaeuser Fine Paper Business with Domtar;

•	preserving customer, distribution, supplier and other important relationships of the Company;

•	consolidating an organization with its executive head office located in Montréal, Canada and its operational headquarters located in Fort Mill, South Carolina;

•	integrating the business cultures of Weyerhaeuser and Domtar;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	expanding the scope of the Company’s operational and financial systems, which will increase its operating complexity;

•	incurring obligations that were unforeseen; and

•	retaining key officers and personnel and successfully implementing succession planning.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the Company’s business. The Company’s senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of the Company, service existing customers, attract new customers and develop new products or strategies. One potential consequence of such distractions could be the failure of management to realize opportunities to respond to the increasing sources and forms of competition that the Company’s business will face. If the Company’s senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process (including as a result of a failure to implement the agreement for transition services by Weyerhaeuser), the Company’s business could suffer.

The Company cannot assure you that it will successfully or cost-effectively integrate the Weyerhaeuser Fine Paper Business and the Domtar business. The failure to do so could have a material adverse effect on the Company’s financial condition, results of operations and business following consummation of the Transactions.

The Company incurred and expects to continue to incur significant costs related to the Transactions that could have a material adverse effect on its operating results.

The Company incurred financial, legal and accounting costs and sales and transfer taxes of approximately $90 million in connection with the Transactions. In addition, the Company estimates that it will incur costs such as information technology costs of approximately $50 million in connection with the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser. The Company also anticipates that it will incur significant costs in connection with the integration of the Weyerhaeuser Fine Paper Business and the Domtar business, including, among other things, costs relating to information technology integration, severance costs and the potential write-down of assets, which cannot be reasonably estimated at this time. These costs may have a material adverse effect on the Company’s cash flows and operating results in the periods in which they are recorded.

The Company may not be able to generate sufficient cash flows to meet its debt service obligations, which, on a pro forma basis as of December 31, 2006 would have amounted to approximately $210 million annually from 2007 through 2010.

The Company has considerable debt service obligations. On a pro forma basis as of December 31, 2006, the Company has approximately $200 million of annual interest payments and its aggregate debt service obligations are approximately $210 million each year from 2007 through 2010. The Company’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures depends on the Company’s ability to generate cash from its future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company’s control. The Company’s business may not generate sufficient cash flow from operations, or future borrowings under the Company’s senior secured credit facilities or from other sources may not be available in an amount sufficient to enable the Company to repay its indebtedness or to fund its other liquidity needs, including capital expenditure requirements. The Company may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If the Company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of its business strategy for the Company or prevent it from entering into transactions that would otherwise benefit its business. Additionally, the Company may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all. The restrictions on the Company’s ability to issue equity securities or convertible debt securities during a two year period following the Closing Date without jeopardizing the intended tax consequences of the Transactions may make it difficult for the Company to raise equity capital if needed to service its indebtedness.

The Company’s substantial indebtedness, which is approximately $2.6 billion as of April 1, 2007, could adversely affect its financial condition and impair its ability to operate its business.

The Company is highly leveraged. As of April 1, 2007, the Company had approximately $2.6 billion of outstanding indebtedness, including $0.9 billion of indebtedness under its senior secured credit facilities (excluding unused availability under the Company’s revolving credit facility and outstanding and undrawn letters of credit) and $1.7 billion of indebtedness under Domtar’s existing debt agreements. This level of indebtedness could have important consequences to the Company’s financial condition, operating results and business.

The Company’s substantial degree of indebtedness could have important consequences, including the following:

•

it may limit the Company’s ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of the Company’s cash flows from operations will be dedicated to payments on its indebtedness and will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	the debt service requirements of the Company’s indebtedness could make it more difficult for the Company to satisfy its other obligations;

•	the Company’s borrowings under the senior secured credit facilities are at variable rates of interest, exposing the Company to the risk of increased interest rates;

•	it may limit the Company’s ability to adjust to changing market conditions and place it at a competitive disadvantage compared to its competitors that have less debt; and

•

it may increase the Company’s vulnerability to a downturn in general economic conditions or in its business, and may make the Company unable to carry out capital spending that is important to its growth.

The terms of the Company’s senior secured credit facilities and Domtar’s existing indebtedness restrict its ability to pursue its business strategies and operate the Company’s business.

Domtar’s existing indebtedness and the Company’s senior secured credit facilities contain, and any of the Company’s future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on the Company. For example, the senior secured credit facilities limit the Company’s ability and the ability of its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured loan agreements, including restrictions on indebtedness, liens (including sale and leasebacks and guarantee obligations), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, payments and modifications of other material debt instruments, negative pledge clauses and clauses restricting subsidiary distributions, changes in lines of business, and amendments to the documents related to the Transactions to the extent that any such amendment would be materially adverse to the interests of the lenders.

The Company’s senior secured credit facilities also require the Company to achieve specified financial and operating results and maintain compliance with specified financial ratios. The Company’s ability to comply with these ratios may be affected by events beyond its control.

The restrictions contained in Domtar’s existing indebtedness and the senior secured credit facilities could:

•	limit the Company’s ability to plan for or react to market conditions or meet capital needs or otherwise restrict its activities or business plans; and

•

adversely affect the Company’s ability to finance its operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in its interest.

The historical financial information of the Predecessor Business may not be representative of its results if the Weyerhaeuser Fine Paper Business had been operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.

Prior to the Closing Date, the Weyerhaeuser Fine Paper Business was a fully integrated business unit of Weyerhaeuser. Consequently, the financial information of the Predecessor Company included in this document has been derived from the consolidated financial statements and accounting records of Weyerhaeuser and reflects assumptions and allocations made by Weyerhaeuser. The financial position, results of operations and cash flows of the Predecessor Business presented may be different from those that would have resulted had the Weyerhaeuser Fine Paper Business been operated independently. For example, in preparing the Predecessor Business financial statements, Weyerhaeuser has made an appropriate allocation of costs and expenses that are attributable to the Weyerhaeuser Fine Paper Business. However, these costs and expenses reflect the costs and expenses attributable to the Weyerhaeuser Fine Paper Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by this business had it been operated independently. As a result, the historical financial information of the Predecessor Business may not be a reliable indicator of future results.

Aboriginal interests may delay or result in challenges to the transfer of certain forest licenses and forest management agreements.

Under applicable forestry legislation in Saskatchewan, Weyerhaeuser must obtain consent from the government of Saskatchewan with respect to the transfer of certain timber rights in Saskatchewan. Recent Supreme Court of Canada decisions have confirmed that the federal and provincial governments in Canada have a duty to consult with, and in certain circumstances, seek to accommodate aboriginal groups whenever there is a reasonable prospect that a government’s decision may adversely affect an aboriginal group’s interests in relevant land and resources that are the subject of the decision. The Company believes that the government of Saskatchewan has consulted with relevant aboriginal groups in connection with these consent approvals. This consultation process could result in delays, constrain access to the timber or give rise to additional costs. In addition, if the Saskatchewan government does not adequately discharge its obligation this could result in litigation. It is not possible at present to predict the risks associated with such litigation.

If the Distribution does not constitute a tax-free spin-off under Section 355 of the Code or a tax-free reorganization under Section 368 of the Code, either as a result of actions taken in connection with the Distribution or as a result of subsequent acquisitions of shares of Weyerhaeuser or Company common stock, then Weyerhaeuser and/or Weyerhaeuser shareholders may be responsible for payment of U.S. federal income taxes.

Weyerhaeuser received a private letter ruling from the IRS on February 5, 2007 to the effect that, based on the facts, assumptions, representations and undertakings set forth in the ruling, the Contribution and Distribution will qualify as tax-free to Weyerhaeuser and the holders of Weyerhaeuser common shares for U.S. federal income tax purposes under Sections 355 and 368 and related provisions of the Code.

The Distribution would become taxable to Weyerhaeuser pursuant to Section 355(e) of the Code if 50% or more (by vote or value) of equity securities of the Company were acquired, directly or indirectly, by persons other than Weyerhaeuser shareholders as part of a plan or series of related transactions that included the Distribution. Because Weyerhaeuser shareholders own more than 50% of Company common stock following the Arrangement, the Arrangement, by itself, will not cause the Distribution to be taxable to Weyerhaeuser under Section 355(e). However, if the IRS were to determine that other acquisitions of Company equity securities, either before or after the Distribution and the Arrangement, were part of a plan or series of related transactions that included the Distribution such determination could result in the recognition of gain by Weyerhaeuser under Section 355(e). In such case, the gain recognized by Weyerhaeuser likely would include the entire fair market value of the Company common stock distributed to Weyerhaeuser’s shareholders, and thus would be very substantial.

Under the tax sharing agreement among Weyerhaeuser, the Company, and Domtar, the Company generally would be required to indemnify Weyerhaeuser against tax related losses to Weyerhaeuser and/or its shareholders that arise as a result of certain actions taken or omissions to act by the Company, its subsidiaries or certain affiliates of the Company (“Disqualifying Actions”) after the Transactions. If Weyerhaeuser and/or its shareholders should recognize gain on the Distribution for reasons not related to Disqualifying Actions, Weyerhaeuser would not be entitled to be indemnified under the tax sharing agreement. See “—Risks Related to the Transactions—The Company may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.” Under no circumstances are Weyerhaeuser shareholders entitled to indemnity from the Company or Domtar under the tax sharing agreement.

The Company may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualifies as a tax-free reorganization, the Distribution may not qualify as a transaction that is tax-free to Weyerhaeuser if 50% or more (by vote or value) of the equity securities of the Company are acquired by persons other than Weyerhaeuser shareholders as part of a “plan” that includes the Distribution pursuant to Section 355(e).

The tax sharing agreement requires that the Company, its subsidiaries and certain affiliates of the Company, for a two year period, avoid taking certain actions that might cause the Distribution to be treated as part of a plan pursuant to which 50% or more of the Company’s equity securities are acquired. Certain of these actions subject to restrictions include:

•	redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	issuance by the Company of capital stock or convertible debt;

•	liquidation of the Company;

•	discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	sale or disposition of (other than in the ordinary course of business) all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

To the extent that the tax-free status of the Distribution is lost because of a Disqualifying Action after the date of consummation of the Distribution, the Company generally will be required to indemnify, defend and hold harmless Weyerhaeuser from and against any and all resulting tax-related losses incurred by Weyerhaeuser and/or Weyerhaeuser shareholders, without regard to whether Weyerhaeuser has given the Company prior written consent to the specific action taken by the Company.

Because of these restrictions, the Company may be limited in its ability to pursue strategic transactions or equity or convertible debt financing or engage in new business or other transactions that may maximize the value of its business.

A third party has demanded an increase in consideration from the Company under an existing contract in connection with the Transactions.

In 1998, Domtar acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The purchase agreement relating to this acquisition includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar in specified circumstances, Domtar may be required to pay an increase in consideration of up to a maximum of $104 million (CDN$120 million). This amount gradually declines over a 25-year period and as at April 1, 2007, the maximum amount of the purchase price adjustment was $95 million (CDN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of CDN$110 million as a result of the consummation of the Transactions. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the province of Ontario, Canada, claiming that the consummation of the Transactions trigerred the purchase price adjustment and seeking a purchase price adjustment of $95 million ($110 million CDN) as well as additional compensatory damages. The Company does not believe that the consummation of the Transactions triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in its defense of such claims, and, if it is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the Company’s liquidity, results of operations and financial condition.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus and other materials the Company has filed or will file with the SEC (as well as information included in the Company’s other written or oral statements) contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue” or similar expressions. These forward-looking statements address, among other things, the anticipated effects of the Transactions. These forward-looking statements are based on the current plans and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the Company’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the United States and Canada;

•	market demand for the Company’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of the Company’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the execution of internal performance plans;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Company common stock on charges for stock-based compensation;

•	performance of pension fund investments and related derivatives; and

•	the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Prospectus. The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

USE OF PROCEEDS

Because the common stock will be issued upon exchange of the exchangeable shares, the Company will receive no cash proceeds from the offering.

THE COMPANY’S RELATIONSHIP WITH WEYERHAEUSER AFTER THE DISTRIBUTION

General

The Company and Weyerhaeuser, or their respective subsidiaries, have entered into various agreements that will govern the ongoing relationships between the Company and Weyerhaeuser and provide for an orderly transition after the consummation of the Transactions. Certain of these agreements are summarized below. These summaries are qualified by reference to the agreements, which are filed with the SEC as exhibits to the registration statement of which this Prospectus forms a part.

Tax Sharing Agreement

General Ordinary Course Taxes

The tax sharing agreement governs both the Company’s and Weyerhaeuser’s rights and obligations after the Distribution with respect to taxes for both pre- and post-Distribution periods. Under the tax sharing agreement, Weyerhaeuser is generally required to indemnify the Company for any taxes attributable to all pre-Distribution periods and the Company is required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-Distribution periods.

Distribution-Related Taxes

The Company is generally required to indemnify Weyerhaeuser against any tax resulting from the Distribution if that tax results from Disqualifying Actions, including those involving (1) an issuance, redemption, recapitalization or repurchase of the Company’s equity securities or the involvement of the Company, its subsidiaries or certain affiliates of the Company in acquisitions of the Company’s equity securities (excluding the Distribution and the Arrangement), (2) other actions or omissions (such as those described in the following paragraph) by the Company, its subsidiaries or certain of its affiliates or (3) any undertakings by the Company referred to in the tax sharing agreement being breached. If Weyerhaeuser should recognize gain on the Distribution for reasons not related to a Disqualifying Action by the Company, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by the Company under the tax sharing agreement.

In addition, to preserve the tax-free treatment to Weyerhaeuser of the Distribution, for a two-year period following the date of the Distribution, the following actions are subject to restrictions:

•	redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	issuance by the Company of capital stock or convertible debt;

•	liquidation of the Company;

•	discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	sale or disposition of (other than in the ordinary course of business) all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

The Company is permitted to take any of the actions described above in the event that the Company receives the prior written consent of Weyerhaeuser. Should the taking of such actions by the Company undermine the tax-free status of the Distribution and result in tax related losses to Weyerhaeuser, the Company will be generally required to indemnify Weyerhaeuser for such losses, without regard to whether Weyerhaeuser has given the Company prior consent.

Administrative Matters

The tax sharing agreement sets forth the Company’s and Weyerhaeuser’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Intellectual Property License Agreement

Pursuant to the intellectual property license agreement, Weyerhaeuser grants the Company a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but retained by Weyerhaeuser. If the Company modifies or improves any retained intellectual property, the Company will have sole and exclusive ownership of such modifications and improvements. If Weyerhaeuser modifies or improves any retained intellectual property, Weyerhaeuser will have sole and exclusive ownership of such modifications and improvements.

The license for the retained intellectual property and technology extends (i) for the period during which retained patents and any renewals thereof are in force with respect to each retained patent, (ii) for the period during which retained copyrights are in force with respect to each retained copyright and (iii) indefinitely with respect to retained technology.

Transition Services Agreement

In connection with the closing of the Transactions, the Company entered into a transition services agreement with Weyerhaeuser pursuant to which Weyerhaeuser or certain third parties with whom Weyerhaeuser has a contractual arrangement, have agreed to provide services to the Company relating to finance and administration, human resources, payroll and information technology and any other areas as they agree to enable the Company to manage an orderly transition in its operation of the Weyerhaeuser Fine Paper Business.

Under the transition services agreement, Weyerhaeuser has agreed to provide services that are of substantially the same nature and quality that Weyerhaeuser provided for the Weyerhaeuser Fine Paper Business during the twelve-month period prior to March 7, 2007, at substantially the same priority levels that such services had been accorded during such twelve-month period. In addition to the specific services listed in the transition services agreement, the Company may request additional services from Weyerhaeuser, which services are to be provided at cost. The transition services agreement will terminate when all of the terms of the services have expired or otherwise terminated.

The parties have agreed to use their reasonable best efforts to cooperate with and assist each other in connection with phasing out the services as soon as practicable. Weyerhaeuser has agreed to provide the Company such support as necessary for phasing out the services at specified hourly rates (or if not specified, at cost), including support related to the transition of third party systems.

Generally, the transition services are initially priced at cost but the prices paid to Weyerhaeuser will be subject to an escalating cost structure. With respect to finance, administration, human resources and payroll services, the service fee will increase by 25% after 6 months and by 50% after 12 months. With respect to information technology services, the service fee will increase by 25% after 18 months and by 50% after 24 months.

Supply Agreements

The Company and Weyerhaeuser have entered into a pulp distribution agreement, a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement and a hog fuel supply agreement relating to the Plymouth, North Carolina facilities, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus,

Mississippi facilities, a pulp distribution agreement, an agency agreement and a fiber supply agreement relating to the Kamloops, British Columbia facilities, as well as several other supply agreements relating to the Canadian facilities, including fiber supply agreements pursuant to which Weyerhaeuser has agreed to supply fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan, fiber supply agreements pursuant to which the Company has agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario and a hog fuel supply agreement pursuant to which Weyerhaeuser has agreed to supply hog fuel to the Company’s mill in Dryden, Ontario.

Pursuant to the Plymouth pulp distribution agreement, Weyerhaeuser has agreed to purchase from the Company 130,000 air dry metric tons of pulp from the Company’s Plymouth, North Carolina mill for a period commencing on March 5, 2007 and ending on December 31, 2007.

Pursuant to the Plymouth pine chip supply agreement, Weyerhaeuser has agreed to supply approximately 350,000 tons of softwood residual chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine in-woods chip supply agreement, Weyerhaeuser has agreed to supply approximately 120,000 tons of in-wood produced chips annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth pine and hardwood roundwood supply agreement, Weyerhaeuser has agreed to supply approximately 101,000 tons of hardwood roundwood annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Plymouth hog fuel supply agreement, Weyerhaeuser has agreed to supply approximately 106,000 tons of hog fuel annually to the Company’s Plymouth, North Carolina mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus pine chip supply agreement, Weyerhaeuser has agreed to supply an amount of softwood chips sufficient to allow the Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp for purposes of its coated groundwood operations at the Company’s Columbus, Mississippi mill for a period commencing on March 7, 2007 and ending on May 31, 2007.

Pursuant to the Columbus pine and armory hardwood roundwood supply agreement, Weyerhaeuser has agreed to supply approximately 64,000 tons of pine roundwood and approximately 14,000 tons of hardwood roundwood annually to the Company’s Columbus, Mississippi mill for an initial period of one year, subject to renewal for an additional four year term, at a price to be negotiated annually.

Pursuant to the Columbus slush pulp sales agreement, Weyerhaeuser’s Columbus, Mississippi pulp mill has agreed to provide 74,293 tons per year of slush pulp to the Company’s Columbus, Mississippi coated groundwood mill at a market price adjusted for freight allowances, avoided bale and processing costs and a market-based discount for a period of one year, subject to annual renewal.

Pursuant to the Kamloops pulp distribution agreement, Weyerhaeuser has agreed to purchase from the Company 64,900 air dry metric tons of pulp from the Company’s Kamloops, British Columbia mill for a period commencing on March 5, 2007 and ending on June 3, 2007.

Pursuant to the Kamloops agency agreement, Weyerhaeuser has agreed to serve as a sales agent for pulp produced at the Company’s Kamloops, British Columbia mill for a period commencing on June 3, 2007 (or the earlier termination of the Kamloops pulp distribution agreement) and ending on December 31, 2007.

Pursuant to the Kamloops fiber supply agreement, Weyerhaeuser’s Kamloops, British Columbia sawmill has agreed to supply to the Company’s Kamloops, British Columbia pulpmill all the softwood chips and mini-chips produced by the sawmill for an initial term of 20 years and all the hog fuel produced by the sawmill for an initial term of 5 years commencing on March 7, 2007 at a price to be negotiated.

Pursuant to the other Canadian supply agreements, Weyerhaeuser has agreed to supply fiber and hog fuel to the Company’s mills in Dryden, Ontario, Kamloops, British Columbia and Prince Albert, Saskatchewan and the Company has agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario. The term of such Canadian supply agreements is 20 years. The volume of fiber and hog fuel to be supplied in any year is expected to be similar to the volumes supplied during the preceding five years. Actual volumes will be determined annually. Increases or decreases of allowable harvest under the relevant forest licenses will be shared proportionately among the Company and Weyerhaeuser. Prices will be negotiated in advance based on fair market value taking into account prevailing local market price for similar fiber or hog fuel on similar terms and other factors.

Site Services Agreements

The Company and Weyerhaeuser have entered into site services agreements with respect to certain facilities that are owned in part by Weyerhaeuser or its subsidiaries and in part by the Company or its subsidiaries after March 7, 2007.

Columbus, Mississippi Mill

Pursuant to site services agreements relating to the Company’s Columbus, Mississippi coated groundwood mill, Weyerhaeuser has agreed, subject to certain conditions, to provide the Company with certain products and services, including use of the general parking lot and entrance road, gate security, use of a chip truck dumper, use of Lake Ziegler in the event of a spill, emergency response and use of telephone and data lines on a temporary basis and road maintenance, use of contractor parking lot, fire water and steam, electricity, gas, air and water and effluent handling services on a perpetual basis, in each case at an agreed upon price. The Company retains an undivided interest in certain facilities at Columbus allowing it to transmit utilities for use at the Company’s mill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, the Company has agreed, subject to certain conditions, to provide to Weyerhaeuser with certain products and services, including log bark on a temporary basis and screen fines and return steam condensate on a perpetual basis, in each case at an agreed upon price.

The site services agreements relating to the Columbus, Mississippi coated groundwood mill will terminate when the terms of the services have expired or otherwise been terminated.

Plymouth, North Carolina Mill

Pursuant to site services agreements relating to the Company’s Plymouth, North Carolina mill, the Company has agreed, subject to certain conditions, to provide Weyerhaeuser with certain products and services, including steam and security on a temporary basis and use of access road, access to exercise facilities, storeroom data, office space for third party first aid provider, fire water pump station, stormwater handling services and effluent, landfill and waste handling services on a perpetual basis, in each case at an agreed upon price. Weyerhaeuser retains an undivided interest in certain facilities at Plymouth allowing Weyerhaeuser to transmit electricity, telecommunications and other utilities for use at Weyerhaeuser’s sawmill on a perpetual basis, at no additional charge. In addition, pursuant to the site services agreements, Weyerhaeuser has agreed to maintain the border ditch and certain steam lines on a perpetual basis, at no additional charge. Weyerhaeuser also has agreed to provide the Company electricity for use at the mill under Weyerhaeuser’s contract with a third party supplier on a temporary basis.

The site services agreements relating to the Plymouth, North Carolina mill will terminate when the terms of the services have expired or otherwise been terminated.

Kamloops, British Columbia Mill

Pursuant to a site services agreement relating to the Company’s Kamloops, British Columbia mill, Weyerhaeuser has agreed to allow the Company to use Weyerhaeuser’s weigh scales in exchange for access to the Company’s gravel pit for an indefinite period of time. Weyerhaeuser also has agreed to provide the Company with required leases and rights-of-way upon the governmental approval of the division of the site and to convey ownership of the Arrow Transport real property in exchange for a future 20 acre landfill site and access to such future site. In addition, the Company has agreed to provide Weyerhaeuser use of the current landfill, haul road and the emergency exit route, in each case at an agreed upon price. Weyerhaeuser also will have access to (and will reimburse the Company for) natural gas under the Company’s contract with a third party supplier.

The site services agreement relating to the Company’s Kamloops, British Columbia mill will terminate when the terms of the services have expired or otherwise been terminated.

DIVIDEND POLICY

The Company does not intend to pay dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is restricted by agreements governing the Company’s and its subsidiaries’ debt, including the Company’s senior secured credit facilities. See “Risk Factors—Risks Related to Ownership of Company Common Stock—You will not receive dividends for the foreseeable future.”

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE PREDECESSOR COMPANY

The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. As a result, the Company is required to present in this Prospectus historical financial information of the Company as though it held only the Weyerhaeuser Fine Paper Business and not Domtar. Because the Company was a shell company with no operations and substantially no assets, the Predecessor Company’s financial results presented herein are those of the Weyerhaeuser Fine Paper Business. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The historical financial statements of the Weyerhaeuser Fine Paper Business contained in this Prospectus were prepared by Weyerhaeuser and reflect certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. These financial statements, together with the stand alone balance sheet of the Company, serve as the financial statements of the Predecessor Company.

The following selected combined balance sheet data of the Predecessor Company as of the last Sunday of December 2006, 2005 and 2004 and selected combined statement of operations data for each of the fiscal years ended the last Sunday of December 2006, 2005, 2004 and 2003 have been derived from the combined audited financial statements of the Weyerhaeuser Fine Paper Business, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The combined financial statements as of December 31, 2006 and December 25, 2005, and for each of the years in the three year period ended December 31, 2006, and the report thereon, are included elsewhere in this Prospectus. The combined balance sheet data of the Weyerhaeuser Fine Paper Business as of the last Sunday of December 2003 and 2002 and the combined statement of operations data for the fiscal year ended the last Sunday of December 2002 have not been audited and are not included elsewhere in this Prospectus. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Company” and the financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes thereto included elsewhere in this Prospectus.

	Year Ended
	December 31, 2006	December 25, 2005	December 26, 2004	December 28, 2003	December 29, 2002
(Dollars in millions)					(Unaudited)
Combined Statement of Operations Data:
Sales	$3,306	$3,267	$3,026	$2,854	$2,801
Charges for restructuring, closure of facilities, and goodwill impairment	764	538	17	24	—
Operating income (loss)	(556)	(578)	(41)	(96)	69
Net income (loss)	(609)	(478)	(17)	(67)	57
Net earnings (loss) per share—basic	(2.14)	(1.68)	(0.06)	(0.24)	0.20
Net earnings (loss) per share—diluted	(2.14)	(1.68)	(0.06)	(0.24)	0.20

	December 31, 2006	December 25, 2005	December 26, 2004	December 28, 2003	December 29, 2002
				(Unaudited)	(Unaudited)
Combined Balance Sheet Data:
Total assets	$3,998	$4,970	$5,565	$5,649	$5,590
Long-term obligations	37	24	27	32	37
Business Unit equity	2,915	3,773	4,261	4,316	4,303

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE PREDECESSOR COMPANY

The Company was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser. The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar. The Company had no operations prior to March 7, 2007. On March 7, 2007, the following were completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders; and

•	the combination of Domtar with the Company.

The predecessor entity to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. As a result, the Company is required to present in this Prospectus historical financial information, related management’s discussion and analysis, and a detailed business description of the Company as though it held only the Weyerhaeuser Fine Paper Business and not Domtar. In this Prospectus, we refer to this predecessor entity as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to the Closing Date and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The information about the Predecessor Company, its results of operations and historical financial statements for periods ended prior to January 1, 2007 and related management’s discussion and analysis contained in this Prospectus consists of information about the Weyerhaeuser Fine Paper Business which was prepared by Weyerhaeuser and reflects certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. As a result, the results of operations and financial condition of the Company as of and from the Closing Date will be significantly different than the results of operations and financial condition of the Predecessor Company. See note 1 of the notes to the unaudited pro forma condensed combined financial information of the Company contained herein for further information.

The following discussion and analysis presents the factors that had a material effect on the results of operations of the Predecessor Company during the fiscal years ended the last Sunday of December 2006, 2005 and 2004. You should read this discussion in conjunction with the historical financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes to those statements and the unaudited pro forma condensed combined financial information of the Company and the notes to the pro forma condensed combined financial information included elsewhere in this Prospectus.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Special Note Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Introduction

As more fully described in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the results of operations of the Company after the Transactions will be significantly different than the results of operations of the Predecessor Company. This difference results from, among other things, the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser and the combination with Domtar.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide investors with an understanding of the historical performance of the Predecessor Company, its financial condition and its prospects.

Overview

The Predecessor Company principally manufactures and sells fine paper, including uncoated free sheet and coated groundwood. The Predecessor Company operates six uncoated free sheet mills in the United States and two in Canada (one of which is currently not in operation) and one coated groundwood mill in the United States. The Predecessor Company also manufactures papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties. Papergrade pulp is sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allows for optimization of pulp capacity while reducing overall manufacturing costs on a per unit of product basis. The Predecessor Company operates two sawmills in Canada (one of which is currently not in operation) and holds forest licenses to support its Canadian paper, pulp and lumber operations. Wapawekka Lumber Limited Partnership, in which the Predecessor Company owns a 51% equity interest, also has one sawmill in Canada (which is currently not in operation).

The Predecessor Company’s segments are:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value added products and the management of forest resources.

Separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser

The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Transactions.

The Company was organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination with Domtar. The Company had no operations prior to March 7, 2007. Upon completion of the Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar.

Although Weyerhaeuser does not have a continuing proprietary interest in the Company after the consummation of the Transactions, the Company has entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable the Company to conduct the Weyerhaeuser Fine Paper Business promptly following the completion of the Transactions.

Upon consummation of the Transactions, Domtar became a subsidiary of the Company.

Factors Affecting Results of Operations

The results of operations and cash flows of the Predecessor Company are affected by several factors including industry cyclicality affecting market prices for pulp and paper, continued long-term decline in demand, competition from competing technologies and products, intense competition from low-cost suppliers, the impact of facility closures and imports on supply, transportation, energy and raw material costs, fluctuations in foreign currency exchange rates, charges associated with restructurings, closures and the impairment of goodwill, the impact of prices for energy and raw materials (especially those related to fiber, chemical costs, transportation and energy-related costs) on product margins, fluctuations in foreign currency exchange rates and income taxes.

Industry Cyclicality

Historically, the Predecessor Company’s operating results have been affected by a variety of market conditions that influence demand and pricing for its products. The overall level of demand for paper is affected by, among other things, levels of white-collar employment. Accordingly, the Predecessor Company’s financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which it operates. These factors, such as the health of the economy and the strength of the U.S. dollar, are cyclical in nature. As a result, revenues in the pulp and paper industry and in the Predecessor Company’s business tend to be cyclical, with periods of shortage and rising market prices, leading to increased production and increased industry investment until supply exceeds demand. Those periods are then typically followed by periods of reduced market prices and excess and idled capacity until the cycle is repeated. The global economy grew at a healthy pace in 2005 and 2006.

The paper products industry is highly cyclical. Fluctuations in the prices of and the demand for the Predecessor Company’s products could result in smaller profit margins and lower sales volumes.

Long-Term Decline in Demand

Although, historically, demand for uncoated free sheet, like demand for paper products generally, has correlated positively with general economic activity, over the past six years, demand for some paper grades has decreased as the use of electronic transmission and document storage alternatives has become more widespread. In 2006, demand for uncoated free sheet in North America decreased approximately 0.6% compared to 2005. In part, demand for paper grades that the Predecessor Company produces have been declining as a result of competition from other grades of paper that it does not produce, such as uncoated groundwood.

Some of the Predecessor Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

Competition from Competing Technologies and Products

In addition to competition with electronic transmission and document storage alternatives, the Predecessor Company’s paper business competes with paper grades it does not produce. In particular, high brightness uncoated groundwood grade paper is increasingly being substituted for uncoated free sheet paper produced by the Predecessor Company. As a result of such competition, the Predecessor Company has experienced decreased demand for some of its existing commercial printing products. As the use of these alternatives grows, demand for uncoated free sheet produced by the Predecessor Company is likely to decline further. The Predecessor Company’s wood product businesses also compete with alternative products such as engineered wood products.

See “Risk Factors—Risks Related to the Company’s Industries and Business—Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.”

Intense Competition from Low-Cost Suppliers

The Predecessor Company competes with North American and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Predecessor Company has. With the appreciation of the Canadian dollar in recent years, the Predecessor Company’s Canadian operations, in particular, have been unable to compete as effectively with U.S. producers protected, in part, in the case of softwood lumber, by the imposition of countervailing and antidumping duties. In addition, foreign competition increasingly has been putting pressure on prices as new lower-cost producers from South America enter the North American market.

See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company will face intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business, financial condition and results of operations.”

Impact of Closures and Imports on Supply

Industry supply of commodity pulp and paper products is affected by the number of operational or idled facilities, the building of new capacity and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers implement production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when supply significantly exceeds demand and margins are poor. Margins tend to decrease with lower capacity utilization because of downward price pressure and because fixed costs attributable to a product are spread across lower volumes.

While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects.

Faced with declining demand, rising costs (especially energy costs) and, in some cases, a rising Canadian dollar, several North American paper producers, including Weyerhaeuser, announced facility closures that decreased or will decrease supply. In 2005, Weyerhaeuser announced the indefinite closure of the pulp and paper mill at Prince Albert, Saskatchewan together with related vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Industry supply of commodity pulp and papers is also influenced by the level of imports and overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the level of imports in recent years, a strengthening in the U.S. dollar would likely increase imports of commodity wood products and papers from overseas, thereby offsetting domestic capacity rationalization and putting downward pressure on prices.

Transportation, Energy and Raw Material Costs

The Predecessor Company depends on the transportation of a large number of products, both domestically and internationally. The Predecessor Company relies primarily on third parties for transportation of the products it manufactures, as well as delivery of raw materials for its operations. In particular, a significant portion of the goods the Predecessor Company manufactures and the raw materials it uses are transported by railroad or trucks, which are highly regulated. Increases in transportation rates or fuel surcharges have adversely affected the Predecessor Company’s profit margins in the past and could continue to do so in the future. In addition, any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Predecessor Company’s reputation, negatively impact its customer relationships and have a material adverse effect on the Predecessor Company’s financial condition and results of operation.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. In recent years increases in energy and chemical costs have adversely affected the Predecessor Company’s profit margins. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw materials in the future or that the Predecessor Company can pass on any such increases through increases in the price of its products.

On average, industry prices for uncoated free sheet increased in 2005 compared to 2004 and continued to rise in 2006. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors—Risks Related to the Company’s Industries and Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Fluctuations in Foreign Currency Exchange Rates

Sales of pulp and paper by the Predecessor Company’s Canadian manufacturing facilities are invoiced in U.S. dollars in accordance with industry practice; therefore, reported net sales for the Predecessor Company’s pulp and paper operations are not affected by changes in foreign currency rates. However, the Predecessor Company is exposed to changes in foreign currency exchange rates because most of the costs relating to its Canadian pulp and paper business are incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar will reduce the Predecessor Company’s profitability. Through much of the periods presented in this analysis, the value of the U.S. dollar has been declining relative to the Canadian dollar.

See “—Factors Affecting Results of Operation—Fluctuations in Foreign Currency Exchange Rates” and “Risk Factors—Risks Related to the Company’s Industries and Business—The Company will be affected by changes in currency exchange rates.”

Lumber Export Taxes and/or Countervailing and Antidumping Duties

The Predecessor Company paid countervailing and antidumping duties on softwood lumber that it exported from Canada into the United States of $3 million, $7 million, $8 million and $15 million in the years ended December 31, 2006, December 25, 2005, December 26, 2004 and December 28, 2003, respectively. The United States and Canada reached a final settlement to this long-standing dispute in 2006. Under the settlement agreement, a Canadian export tax was instituted that requires Canadian softwood lumber exporters to pay the tax when the price of lumber is at or below a threshold and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. Under present market conditions, Canadian softwood lumber exports are subject to a 15% export charge, which may rise to 22.5% in the event a province exceeds its total allotted export share. The export charge will be included in costs of products sold in the Predecessor Company’s statements of operations and will reduce the margins earned on sales of softwood lumber. The Predecessor Company received a refund of countervailing and antidumping duties of $65 million and recognized the refund as income in the fourth quarter of 2006.

See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties.”

Charges associated with the Restructurings, Closures and the Impairment of Goodwill

As more fully described herein, the comparability of the Predecessor Company’s operating results across periods in its Papers segment has been affected by certain significant charges associated with restructurings, closures and the impairment of goodwill as follows:

	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Charges for restructuring, closure of facilities and impairment of goodwill:
Papers	$765	$461	$16
Wood	(1)	77	1

Total charges for restructuring, closure of facilities and impairment of goodwill	$764	$538	$17

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment.

The Predecessor Company periodically reviews the performance of its facility portfolio. If it appears unlikely that a facility will achieve a desired level of financial performance, the facility may be subject to a “fix, sale or close” assessment. This assessment or any other event that calls into question the future cash generation capability of a facility also triggers a review to determine if there has been an impairment of the carrying value of the facility. In recent years this process has led to the shutdown of one facility and of several paper machines, and the recording of significant asset impairment charges and severance costs. During the fourth quarter of 2005, Weyerhaeuser announced an indefinite closure of the Prince Albert, Saskatchewan mill and one of the two paper machines at the Dryden, Ontario mill due to poor market conditions and recognized charges of $534 million in connection with the closures. It is possible that the Predecessor Company will incur additional charges and costs in future periods should such triggering events occur.

As of December 25, 2005, the carrying amount of goodwill for Weyerhaeuser’s Papers segment was $760 million, which included $749 million related to the paper operations and $11 million related to pulp operations. Based on an evaluation of the value of assets and liabilities relating to paper operations, Weyerhaeuser believed that the implied value of paper goodwill was zero as at the first quarter of 2006. Weyerhaeuser recognized a charge of $749 million in 2006 for the impairment of goodwill associated with paper operations. Further restructuring activities, protracted economic weakness or poor operating results, among other factors, could trigger an impairment of $11 million of goodwill related to pulp operations at some future date.

Impact of Prices for Energy and Raw Materials on Product Margins

Most of the Predecessor Company’s pulp and paper products are commodity products that are widely available and can be readily produced by its competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond the Predecessor Company’s control determine the price for its commodity products, and the price for any one or more of these products may fall below its cash production costs. Therefore, the Predecessor Company’s profitability with respect to these products depends on managing its cost structure, particularly energy and raw material costs, which also exhibit commodity characteristics.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw material sources in the future or that the Predecessor Company can pass on any such price increases through increases in the price of its products.

On average, industry prices for uncoated free sheet increased in 2006 and 2005 compared to 2004. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors—Risks Related to the Company’s Industries and Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

Income Taxes

Under current U.S. tax law, the ability to use tax credits from the production of non-conventional fuel is phased out ratably when the average annual domestic wellhead price published by the U.S. Department of Energy (“DOE”) is $53 to $67 per barrel (in 2005 dollars) and is fully phased out if the top end of the price range is reached. Based on domestic wellhead prices at the end of 2006, the Predecessor Company is within the phase out range. The estimated loss of non-conventional fuel credits in 2006 due to phase out is $7 million.

As of December 31, 2006, the Predecessor Company had foreign net operating loss carryforwards of $353 million. The deferred tax asset associated with the foreign net operating loss carryforwards is $118 million, reduced by a valuation allowance of $109 million. As a result of the Transactions, the foreign net operating loss carryforwards will not transfer to the Company. Therefore, net operating loss carryforwards will not be available to offset future taxable income of the Company.

The Predecessor Company recognized a deferred tax asset of $145 million related to deductions for asset impairments in 2005. See “— Factors Affecting Results of Operations—Charges associated with the Restructurings, Closures and the Impairment of Goodwill.” As a result of the Transactions, the historical book-tax difference in Canadian assets will not transfer to the Company. Therefore, this deferred tax asset will not be available to offset future income taxes of the Company.

As a result of the Transactions, the Canadian depreciable assets will have a basis determined by reference to the consideration paid for them, and the historical book-tax difference related to these assets will no longer generate a deferred tax liability of $223 million.

Results of Operations

Overview

The following table sets forth the Predecessor Company’s operating results for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Sales:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

Total sales	3,306	3,267	3,026

Costs and expenses:
Cost of products sold	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative	174	174	192
Charges for restructuring, closure of facilities and impairment of goodwill	764	538	17
Refund of countervailing and antidumping duties	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	$(556)	$(578)	$(41)

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 25, 2005

Sales. Net sales and revenues of $3,306 million in 2006 increased $39 million, or 1.2%, compared to net sales and revenues of $3,267 million in 2005. This increase is mainly attributable to higher sales prices for both paper and pulp products which were largely offset by reduced sales volumes as a result of the closures of the Prince Albert, Saskatchewan pulp and paper mill and a Dryden, Ontario paper machine and closures at the Big River and Wapawekka, Saskatchewan sawmills.

Net sales in the Papers segment of $3,143 million in 2006 increased $71 million, or 2.3%, compared to $3,072 million in 2005. Unit shipments of paper in 2006 declined approximately 9% compared to 2005. Average selling prices of paper in 2006 increased approximately $84 per ton, or 11%, compared to 2005. The volume decline is primarily caused by the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The increase in average selling prices is a result of an overall improvement in the uncoated free sheet market. Pulp shipments declined approximately 3% in 2006 compared to 2005 due primarily to the closure of the Prince Albert, Saskatchewan mill. Average selling prices for pulp products increased approximately $58 per ton or 11% in 2006 compared to 2005 as a result of an overall improvement in the pulp markets. Overall improvement in the pulp and paper markets were largely the result of supply and demand balance improvement and cost push effect on prices due to increasing raw material costs and a weakening of the U.S. dollar.

Net sales in the Wood segment of $163 million in 2006 decreased $32 million, or 16.4%, from $195 million in 2005. This decrease in sales is primarily a result of the closure of the Big River and the Wapawekka sawmills in Saskatchewan.

Costs and Expenses. Costs and expenses of $3,862 million in 2006 increased $17 million, or 0.4%, compared to costs and expenses of $3,845 million in 2005. This increase was primarily due to charges associated with the impairment of goodwill and the closure of facilities, partially offset by a decrease in the cost of goods sold, a decrease in depreciation and amortization expense and a refund of countervailing and antidumping deposits received in 2006.

Cost of goods sold was $2,649 million in 2006, which is a decrease of $111 million, or 4.0%, compared to cost of goods sold of $2,760 million in 2005. This decrease was primarily due to a reduction in the costs incurred in the production process for pulp and paper of approximately $213 million as a result of the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The Papers segment experienced an increase in costs of approximately $127 million associated with a $38 million increase in operating costs at the Canadian facilities as a result of the strengthening of the Canadian dollar against the U.S. dollar, a $34 million increase in chemical costs, a $14 million increase in supplies (primarily packaging materials) and a $41 million increase in other miscellaneous items during 2006, for the facilities that continued to operate. Wood segment cost of products sold declined by approximately $26 million due primarily to the closures of the Big River and Wapawekka sawmills partially offset by an increase in third party sales volume in the forest operations.

Depreciation and amortization expense of $311 million in 2006 decreased $46 million, or 12.9%, compared to depreciation and amortization expense of $357 million in 2005, primarily as a result of facility closures.

An impairment of paper goodwill and charges for closure of facilities were recorded in the amounts of $749 million and $15 million, respectively, in 2006 compared to a charge for closure and restructuring of facilities in the amount of $538 million in 2005.

A pretax refund of $65 million in previously paid countervailing and antidumping deposits resulting from the settlement of the Canadian softwood lumber dispute was received in 2006.

Operating Loss. Operating loss of $556 million in 2006 decreased $22 million compared to operating loss of $578 million in 2005 due to items previously discussed.

Income Taxes. The income taxes of $53 million in 2006 increased $153 million compared to the income tax benefit of $100 million in 2005, primarily due to taxable income in 2006. The impairment of goodwill charge is not deductible for tax purposes.

During 2006, the Predecessor Company recognized a $3 million income tax benefit related to a change in Texas state income tax laws. In 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss. Net loss of $609 million in 2006 increased $131 million compared to a net loss of $478 million in 2005. This increase resulted from the items discussed above.

Fiscal Year Ended December 25, 2005 Compared to Fiscal Year Ended December 26, 2004

Sales. Net sales and revenues of $3,267 million in 2005 increased $241 million, or 8.0%, compared to net sales and revenues of $3,026 million in 2004. This increase is mainly the result of an increase in average selling prices and shipment volumes for pulp and paper.

Net sales of the Papers segment of $3,072 million in 2005 increased $205 million, or 7.2%, compared to net sales of $2,867 in 2004 resulting from a general improvement in U.S. economic conditions. In 2005, average selling prices for paper increased approximately $37 per ton, or 5%, compared to average selling prices in 2004. Unit shipments of paper in 2005 increased approximately 3% compared to unit shipments in 2004. In 2005, average selling prices for pulp products increased approximately $6 per ton, or 1%, compared to 2004. Unit shipments of pulp products declined approximately 1% in 2005.

Net sales of the Wood segment of $195 million in 2005 increased $36 million, or 22.6%, compared to net sales of $159 million in 2004, primarily as a result of increased shipment volumes. Average selling prices increased modestly, but shipment volume increased 13% in 2005 compared to 2004. The sawmill operations took five months less market-related downtime at one of its mills in 2005 compared to 2004.

Costs and Expenses. Costs and expenses of $3,845 million in 2005 increased $778 million, or 25.4%, compared to costs and expenses of $3,067 million in 2004. This increase in costs and expenses is primarily caused by charges for closures of facilities and increased cost of goods sold.

Cost of goods sold of $2,760 million in 2005 increased $275 million, or 11.1%, compared to cost of goods sold of $2,485 million in 2004. An increase in paper product shipments resulted in an increase in cost of goods sold of approximately $81 million. In the Papers segment energy and chemical costs increased approximately $46 million in 2005. Transportation costs increased approximately $56 million in 2005, primarily due to fuel related cost increases. The strengthening of the Canadian dollar against the U.S. dollar during 2005 compared to 2004 resulted in a $54 million increase in operating costs of the segment’s Canadian facilities when translated into U.S. dollars. Cost of goods sold for the Wood segment increased $48 million, primarily due to the incremental sales volumes.

Selling, general and administrative expenses (including allocated Weyerhaeuser costs) of $174 million in 2005 decreased $18 million, or 9.4%, compared to $192 million in 2004, primarily as a result of efforts to reduce controllable costs.

Restructuring charges of $3 million in 2005 decreased $14 million, or 82.4%, compared to restructuring charges of $17 million in 2004. The Predecessor Company incurred these restructuring charges in 2004 primarily for restructuring activities associated with the Prince Albert, Saskatchewan and Dryden, Ontario mills.

Charges for closure of facilities in the amount of $534 million were recorded in 2005, primarily related to the decision to close the pulp and paper mill in Prince Albert, Saskatchewan together with its vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Operating Loss. Operating loss of $578 million in 2005 increased $537 million compared to an operating loss of $41 million in 2004. Excluding the previously discussed charges for restructuring, closure of facilities and goodwill totaling $538 million in 2005 and $17 million in 2004, there would have been an operating loss of $40 million in 2005, representing an increase of $16 million, or 67%, compared to an operating loss of $24 million in 2004. This increase resulted from the items discussed above.

Income Taxes. The benefit from income taxes of $100 million in 2005 increased $76 million compared to the income tax benefit of $24 million in 2004, primarily due to a higher operating loss, offset in part by an increase of $106 million in the valuation allowance associated with Canadian net operating losses and income tax credits.

During 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss. Net loss of $478 million in 2005 increased $461 million compared to a net loss of $17 million in 2004. This increase resulted from the items discussed above.

Liquidity and Capital Resources

Historical

Historically, the Predecessor Company’s principal source of liquidity was cash flow generated from operating activities and intercompany financings from Weyerhaeuser.

The following table sets forth a summary of cash flows for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended,
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Net cash provided by (used for):
Operating activities	$357	$190	$209
Investing activities	(63)	(109)	(82)
Financing activities	(294)	(82)	(126)

Net change in cash	$—	$(1)	$1

Cash provided by operating activities

Cash provided by operating activities was $357 million in 2006 compared to $190 million in 2005 and $209 million, in 2004.

The increase in the cash provided by operating activities in 2006 compared to the cash provided by operating activities in 2005 was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $235 million in 2006 as compared to 2005. As discussed in “— Results of Operations” above, prices for, and margins earned on, pulp and paper products increased in 2006. Even though the volume of pulp and paper products sold in 2006 declined primarily due to the closures of the Prince Albert, Saskatchewan facility and a Dryden, Ontario paper machine, the net cash generated increased.

•

The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $68 million in 2006 as compared to 2005, primarily due to higher taxable earnings in 2006. The Predecessor Company earned $193 million before taxes in 2006, prior to a $749 million goodwill impairment charge, compared to a loss of $578 million before taxes in 2005. The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit was recognized for the goodwill impairment charge. The amount of current income taxes due is assumed to be paid by the Predecessor Company to Weyerhaeuser in the period owing in the combined financial statements of the Weyerhaeuser Fine Paper Business. See notes to the financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus.

The decrease in the cash provided by operating activities in 2005, compared to the cash provided by operating activities in 2004, was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $2 million in 2005 as compared to 2004. As discussed in “—Results of Operations,” an increase in sales in 2005 was offset by increases in manufacturing costs.

•	The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $21 million in 2005 as compared to 2004, primarily due to higher taxable earnings in 2005.

Cash used for investing activities

The following table sets forth a summary of cash flow for investing activities for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended,
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Papers	$63	$104	$77
Wood	—	5	5

	$63	$109	$82

The Predecessor Company’s operations are highly capital intensive and require annual capital investment to improve the efficiency of operations, ensure environmental compliance and replace aging equipment. In 2006 new capital investment totaled $64 million, including approximately $2 million for environmental compliance and the remainder for optimizing facilities, replacing equipment and reducing costs. In 2005, new capital investment totaled $113 million, more than half of which was for optimizing facilities and reducing costs. In 2004, the Predecessor Company incurred capital expenditures totaling $89 million, including $23 million for environmental compliance and the remainder for projects focused on replacement of major equipment and optimization.

The level of capital expenditures could increase or decrease as a consequence of a number of factors, including future economic conditions, weather and the timing of equipment purchases. Historically, internally generated cash flows or capital from Weyerhaeuser provided the cash needed to meet the Predecessor Company’s capital expenditures, investment and other requirements.

Cash used for financing activities

Historically, the Predecessor Company obtained its financing through intercompany borrowings with Weyerhaeuser. The Predecessor Company paid $287 million, $76 million and $121 million to Weyerhaeuser in 2006, 2005 and 2004, respectively. Any outstanding receivables or payables under these intercompany borrowings were not transferred or assumed by the Company or any of its subsidiaries as part of the Transactions.

In connection with the Transactions, the Company and Domtar entered into a Credit Agreement, dated as of the Closing Date, with JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as

co-documentation agents, and the lenders from time to time parties thereto. The Credit Agreement consists of an US$800 million senior secured tranche B term loan facility and an US$750 million revolving loan facility. In connection with the closing of the Transactions, the Company borrowed US$800 million under the tranche B term loan facility and US$60M under the revolving loan facility. The revolving loan facility may be used by the Company and Domtar for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company under the revolving loan facility will be made available in U.S. dollars, and borrowings by Domtar under the revolving loan facility will be made available in U.S. dollars or Canadian dollars and limited to US$150 million (or the Canadian dollar equivalent thereof).

See “Financing” for more information on the terms of the senior secured credit facilities, including with respect to guarantees and security.

Differences in credit ratings affect the interest rates at which the Company may sell debt securities or borrow funds, as well as the amounts of indebtedness and types of financing structures that may be available to the Company. See “Risk Factors—Risks Related to the Transactions—The Company may not be able to generate sufficient cash flows to meet its debt service obligations.”

The Company’s primary future recurring cash needs are working capital, capital expenditures and debt service. The Company believes that its cash flows from operations, together with the amounts available for borrowings under the senior secured credit facilities discussed above, are sufficient to meet the Company’s recurring cash needs during the 12 month period after the Transactions and for the foreseeable future thereafter. There can be no assurance, however, that this will be the case. If the Company’s cash flows from operations are less than is expected, the Company may need to incur additional debt. The Company may from time to time incur additional debt.

The Company’s ability to make payments on and to refinance its indebtedness, including the debt the Company incurred under the senior secured credit facilities, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company incurred under the senior secured credit facilities, the terms of debt incurred by Domtar under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off Balance Sheet Arrangements

Off-balance sheet arrangements have not had, and are not reasonably likely to have, a material effect on the Predecessor Company’s current or future financial condition, results of operations or cash flows. Domtar historically has had off balance sheet arrangements that will be reflected in the Company’s consolidated financial statements for fiscal periods following the Closing Date. See Domtar’s consolidated financial statements and the notes thereto contained elsewhere in this Prospectus.

We expect that, following the Transactions, we will finance certain of our activities off balance sheet through leases and accounts receivable securitizations.

Hedging Arrangements

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months.

Following the Transactions, the Company does not participate in this hedging program. See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus. See also “Risk Factors—Risks Related to the Company’s Industries and Business— An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.” The Company intends to evaluate new hedging arrangements following the consummation of the Transactions.

Dividends

The Company does not intend to pay dividends for the foreseeable future. In addition, the Company’s ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including its senior secured credit facilities.

Contractual Obligations and Commercial Commitments

The following table summarizes the Predecessor Company’s significant contractual obligations as of December 31, 2006:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(Dollars in millions)
Capital lease obligations	$45	$9	$16	$8	$12
Operating lease obligations	8	4	3	—	1
Purchase obligations(1)	38	32	6	—	—
Estimated minimum pension funding requirement	5	5	—	—	—

	$96	$50	$25	$8	$13

(1)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Predecessor Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Predecessor Company can cancel without penalty.

See notes 12 and 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus.

Environmental Matters, Legal Proceedings and Other Contingencies

Legal Proceedings

The Predecessor Company is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to many variables and cannot be predicted with any degree of certainty, the Predecessor Company currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Predecessor Company’s long-term results of operations, cash flows or financial position. See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus.

Environmental Matters

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Predecessor Company has not determined whether these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company is party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Predecessor Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against it. As of the end of the third quarter of 2006, the Predecessor Company has established reserves totaling $4 million for estimated remediation costs on the three active sites in its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Predecessor Company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million. These costs may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Predecessor Company among the range of reasonably possible outcomes. In estimating both the Predecessor Company’s current accruals for environmental remediation and the possible range of additional future costs, the Predecessor Company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The Predecessor Company has not recognized a liability under Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of Financial Accounting Standards Board Statement No. 143 (“FIN 47”), for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value of such obligations cannot be reasonably estimated because the settlement dates are not reasonably determinable. The Predecessor Company will establish a liability under FIN 47 at the time the fair value becomes reasonably estimable.

See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus.

Critical Accounting Policies

The Predecessor Company’s significant accounting policies are described in note 2 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus. The Predecessor Company’s critical accounting policies are those that may involve a higher degree of judgment, estimates and complexity. The Predecessor Company’s most critical accounting policies include those related to the basis of presentation of the combined financial statements, its portion of Weyerhaeuser’s pension and post-retirement benefit plans and potential impairments of long-lived assets and goodwill. While the Predecessor Company bases its judgments and estimates on historical experience and other assumptions that the Predecessor Company believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts.

Basis of Presentation of Financial Statements

Historically, the Weyerhaeuser Fine Paper Business was operated as an integral part of Weyerhaeuser. Separate stand-alone financial statements prepared in accordance with generally accepted accounting principles have not historically been prepared for this business unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser and include many assumptions regarding apportionment of central general and administrative cost for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Weyerhaeuser Fine Paper Business using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount. Weyerhaeuser believes the basis for allocation of these costs is reasonable; however, these estimates are highly subjective.

Certain of the Predecessor Company’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with Weyerhaeuser facilities not subject to the Transactions. Weyerhaeuser performed allocations in order to reflect the appropriate portion of each asset and liability in the accounts of the Weyerhaeuser Fine Paper Business. These allocations were based on a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser believes the methodologies used for the asset and liability allocations are reasonable. However, these estimates are highly subjective.

The results of operations, balance sheet and cash flows are presented under the funding structure prior to the Transactions, which was supported by Weyerhaeuser. Significant differences in the funding and operation of the Weyerhaeuser Fine Paper Business may have existed if it had operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on the financial position and results of operations of the Weyerhaeuser Fine Paper Business.

Pension and Post-Retirement Benefit Accounting

The Predecessor Company participated in several retirement programs for its employees that are sponsored by Weyerhaeuser. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (unqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Weyerhaeuser also provides benefits under a post-retirement healthcare and life insurance plan to eligible salaried employees in both countries. Benefits provided under the post-retirement healthcare and life insurance plan are currently funded by the general assets of Weyerhaeuser. The measurement date for all plans sponsored by Weyerhaeuser is the end of the fiscal year.

Four Canadian pension plans were transferred to the Company at closing. Except for these four plans, Weyerhaeuser has not allocated a portion of Weyerhaeuser’s pension assets or prepared detailed employee benefit plan disclosures for the stand-alone financial statements of the Weyerhaeuser Fine Paper Business in a manner that would be consistent with the level of detail provided in Weyerhaeuser’s consolidated financial statements.

As described above in “— Basis for Presentation of the Financial Statements,” a portion of the pension costs have been allocated to the Weyerhaeuser Fine Paper Business for purposes of presenting the results of operations in the stand-alone financial statements. Not only is the allocation subject to subjective estimates of Weyerhaeuser management, but the key assumptions used to determine the amounts recorded in Weyerhaeuser’s financial statements also include subjective estimates including the discount rate, the expected return on plan assets, anticipated trends in health care costs, assumed increases in salaries, mortality rates, and other factors. These assumptions are reviewed with external advisors at the end of each fiscal year and are updated as appropriate. Actual experience that differs from the assumptions could have a significant effect on the Weyerhaeuser Fine Paper Business’ financial position, results from operations or cash flows. Other factors that affect the level of net periodic benefit income or expense that is recognized in a given year include actual pension fund performance, plan changes and changes in plan participation or coverage.

Impairment of Long-lived Assets

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment. In order to determine whether long-lived assets and goodwill are impaired, and the amount and timing of impairment charges, the Predecessor Company was required to estimate future cash flows, residual values and fair values of the related assets. Key assumptions used in those calculations include the probability of alternative outcomes, product pricing, raw material costs, volumes of product to be sold and discount rates. Management believes that the estimates of future cash flows and fair values are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

The Predecessor Company grew substantially through acquisitions over the last several years. A large portion of the net book value of its property and equipment represents amounts allocated to those assets as part of the allocation of the purchase price of those acquisitions. Due to these allocations, a large portion of the Predecessor Company’s long-term assets are valued at relatively current amounts. Also as a result of acquisitions, the Weyerhaeuser Fine Paper Business reported goodwill of approximately $763 million on its balance sheets at the end of 2005, of which $749 million was deemed impaired in the first quarter of 2006.

Prospective Accounting Pronouncements

See note 2 to combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus for a summary of prospective accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

The Predecessor Company is exposed to market risk from changes in commodity prices and foreign currency exchange rates. The Predecessor Company monitors and manages these risks as an integral part of its overall risk management program.

Commodity Risk

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participates in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months into the future. Weyerhaeuser formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by Weyerhaeuser to individual facilities based on projected usage of natural gas. The Predecessor Company recognizes its allocable share of the gains and losses on Weyerhaeuser’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Predecessor Company’s participation in the Weyerhaeuser hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
	(Dollars in millions)
Net gain recognized in cost of products sold	$—	$12	$1
Unrealized gains (losses) not yet recognized in the statements of operations at the end of the period	$(9)	$18	$3

Following the Distribution, the Company does not participate in this hedging program. The Company intends to evaluate new hedging arrangements upon the consummation of the Transactions. See “Risk Factors—Risks Related to the Industry and the Company’s Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins.”

See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business included elsewhere in this Prospectus.

Foreign Currency Risk

The Predecessor Company’s results of operations and cash flows are affected by changes in the Canadian dollar relative to the U.S. dollar. See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company is affected by changes in currency exchange rates.”

The Predecessor Company has historically not actively hedged its foreign currency risk, except to the extent that foreign currency liabilities provide a natural hedge.

SELECTED HISTORICAL FINANCIAL DATA OF DOMTAR

The following summary historical financial information of Domtar for each of the fiscal years in the five year period ended December 31, 2006 has been derived from the consolidated financial statements of Domtar. This information is only a summary and should be read in conjunction with the audited restated financial statements of Domtar as of December 31, 2006 and 2005 and for each of the fiscal years in the three year period ended December 31, 2006, and the notes thereto included elsewhere in this Prospectus.

Beginning with the financial statements for the second quarter of 2006, Domtar presented the financial information pertaining to its Vancouver paper mill, which was permanently closed, as a discontinued operation and as assets held for sale in its consolidated financial statements pursuant to FAS No. 144. “Earnings (loss) from continuing operations” and “Loss from discontinued operations” are presented as new lines in the statement of earnings and “Assets held for sale” is presented as a new line item on the balance sheet. In accordance with the relevant accounting and SEC requirements, Domtar restated its historical financial statements for each of the fiscal years in the four year period ended December 31, 2005, and the related “Management’s Discussion and Analysis” for the fiscal year ended December 31, 2005 to reflect this new presentation. This reclassification has no effect on Domtar’s reported net earnings. Domtar’s restated financial statements for the fiscal year ended December 31, 2002 are not audited.

On December 29, 2006, Domtar sold its packaging segment, which consisted of a 50% interest in Norampac, to Cascades Inc. for a total cash consideration of CDN$560 million (the U.S. dollar equivalent of which is $480.6 million at an exchange rate of 1.1652 Canadian dollars per U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on December 29, 2006). Beginning with the financial statements for the year ended December 31, 2006, Domtar presents the financial information pertaining to its equity interest in Norampac as a discontinued operation. In accordance with applicable accounting and SEC requirements, Domtar has restated its historical financial statements for each of the fiscal years in the four year period ended December 31, 2005 to reflect this presentation.

CANADIAN GAAP/CDN$	Year Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Restated)	(Unaudited/ Restated)
Consolidated Statement of Earnings Data:
Sales	$3,989	$4,247	$4,403	$4,420	$4,828
Net earnings (loss) from continuing operations	63	(310)	(63)	(161)	116
Net earnings (loss)	328	(388)	(42)	(193)	141
Net earnings (loss) per share from continuing operations—basic and diluted	0.27	(1.36)	(0.28)	(0.71)	0.51
Net earnings (loss) per share—basic	1.42	(1.69)	(0.19)	(0.86)	0.62
Net earnings (loss) per share—diluted	1.42	(1.69)	(0.19)	(0.86)	0.61

	As at December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Unaudited/ Restated)	(Unaudited/ Restated)
Consolidated Balance Sheet Data:
Total assets	$4,955	$5,192	$5,681	$5,848	$6,847
Total long-term debt (including current portion, excluding capital leases)	1,880	2,248	2,023	2,048	2,503
Shareholders’ equity	1,941	1,609	2,046	2,168	2,554

Domtar’s consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. The following provides Domtar’s consolidated financial information as reconciled to U.S. GAAP and translated from Canadian dollars to U.S. dollars for the periods presented. This information should be read in conjunction with the discussion of the principal differences between Canadian GAAP and U.S. GAAP as well as the reconciliation and other financial information provided in note 23 to Domtar’s financial statements for the year ended December 31, 2006 and included elsewhere in this Prospectus.

The consolidated earnings and consolidated balance sheets are expressed in Canadian dollars and, solely for the convenience of the reader, the consolidated earnings and consolidated balance sheet for each of the fiscal years in the five year period ended December 31, 2006 and the tables of certain related notes have been translated into U.S. dollars using the period end rate for the balance sheet and the average of the monthly average rates during the period for the statement of earnings, as set forth in the note to the table below. This translation should not be construed as an application of the recommendations relating to the accounting for foreign currency translation, but rather as supplemental information for the reader. The pro forma financial information with respect to the Company contained in this Prospectus was prepared using Domtar’s U.S. GAAP/U.S. dollar results as derived by the reconciliations and transactions described above.

U.S. GAAP/ U.S. dollar(1)	Year Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Restated)	(Unaudited/ Restated)
Consolidated Statement of Earnings Data:
Sales	$3,492	$3,498	$3,373	$3,184	$3,237
Net earnings (loss) from continuing operations	27	(329)	(64)	(91)	150
Net earnings (loss)	226	(414)	(58)	(109)	139
Net earnings (loss) per share from continuing operations—basic and diluted	0.11	(1.44)	(0.28)	(0.40)	0.66
Net earnings (loss) per share—basic	0.98	(1.81)	(0.26)	(0.49)	0.61
Net earnings (loss) per share—diluted	0.98	(1.81)	(0.26)	(0.49)	0.60

	As at December 31,
	2006	2005	2004	2003	2002
		(Restated)	(Restated)	(Unaudited/ Restated)	(Unaudited/ Restated)
Consolidated Balance Sheet Data:
Total assets	$4,082	$4,152	$4,753	$4,173	$4,023
Total long-term debt (including current portion, excluding capital leases)	1,590	1,721	1,534	1,437	1,452
Shareholders’ equity	1,496	1,348	2,003	1,933	1,809

(1)	The following table sets forth, for each period indicated, for one U.S. dollar expressed in Canadian dollars, the exchange rate at the end of the period and the average of the monthly average rates during the period, based on the Bank of Canada noon rate:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Period end	1.1653	1.1659	1.2036	1.2924	1.5796
Average	1.1344	1.2114	1.3013	1.4010	1.5703

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE COMPANY

The following selected historical financial information of the Company as of and for the thirteen weeks ended April 1, 2007 has been derived from the unaudited interim consolidated financial statements of the Company. The predecessor to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaueser Fine Paper Business and not Domtar. As a result, the financial data for the comparable thirteen week period ended March 26, 2006 presented herein is historical information of the Predecessor Company, which is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. See “ Summary—The Predecessor Company—Introductory Note” and “—Summary Historical Combined Financial Data of the Predecessor Company” for a discussion of the Predecessor Company.

This information is only a summary and should be read in conjunction with the unaudited financial statements of the Company as of and for the quarter ended April 1, 2007 and March 26, 2006 and the notes thereto included elsewhere in this prospectus.

	Thirteen Weeks Ended
U.S. GAAP/U.S. dollar	April 1, 2007	March 26, 2006
(Dollars in millions)	(Unaudited)
Combined Statement of Operations Data:
Sales	$1,051	$829
Charges for restructuring, closure of facilities, and goodwill impairment	—	749
Operating income (loss)	71	(747)
Net income (loss)	49	(747)
Net earnings (loss) per share—basic	0.14	(2.63)
Net earnings (loss) per share—diluted	0.14	(2.63)

April 1, 2007
(Unaudited)
Combined Balance Sheet Data:
Total assets	$7,842
Total long-term debt (including current portion, excluding capital leases)	2,550
Shareholders’ equity	2,941

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

This discussion and analysis for the thirteen weeks ended April 1, 2007 and March 26, 2006 contains defined terms that may differ from the defined terms contained elsewhere in this prospectus. For example, references in this section to “Domtar” refer to the Company and not to Domtar Inc.

Throughout this management’s discussion and analysis (MD&A), unless otherwise specified, “Domtar Corporation,” “the Company,” “Domtar,” “we,” “us” and “our” refer to Domtar Corporation, its subsidiaries, as well as its joint ventures. This MD&A should be read in conjunction with Domtar Corporation’s unaudited interim consolidated financial statements and notes thereto included elsewhere in this prospectus.

In accordance with industry practice, in this MD&A, the term “ton” or the symbol “ST” refers to a short ton, an imperial unit of measurement equal to 0.9072 metric tons, the term “tonne” or the symbol “ADMT” refers to a air dry metric ton and the term “MFBM” refers to million foot board measure. In this MD&A, unless otherwise indicated, all dollar amounts are expressed in U.S. dollars, and the term “dollars” and the symbol “$” refers to U.S. dollars. In the following discussion, unless otherwise noted, references to increases or decreases in income and expense items, prices, contribution to net income (loss), and shipment volume are based on the thirteen-week period ended April 1, 2007, as compared to the thirteen-week period ended March 26, 2006, referred to as the first quarter of 2007 and the first quarter of 2006, respectively.

This MD&A contains forward-looking statements. See “Special Note Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with their statements.

The Transaction

Domtar Corporation was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (the “Transaction”). The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company (“Weyerhaeuser”) prior to the completion of the Transaction. The Transaction was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Transaction, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corporation as of the consummation of the Transaction as the “Successor.”

Although Weyerhaeuser does not have a continuing proprietary interest in Domtar Corporation, we have entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Transaction, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable us to continue to operate the Weyerhaeuser Fine Paper Business efficiently following the completion of the Transaction.

The following MD&A of Domtar Corporation covers certain periods prior to the Transaction. For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the “Predecessor” to Domtar Corporation and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corporation. Accordingly, the results reported for the first quarter of fiscal year 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the entire period and the results reported for the first quarter of fiscal year 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to April 1, 2007. These historical financial statements may not be indicative of our future performance.

First Quarter 2007 Overview

For the first quarter of 2007, we reported operating income of $71 million compared to an operating loss of $747 million in the first quarter of 2006.

The first quarter of 2007 includes 26 days of results of operations of Domtar Inc., while the first quarter of 2006 included a $749 million expense for impairment of goodwill relating to the Weyerhaeuser Fine Paper Business. Excluding these items, operating income in the first quarter of 2007 amounted to $57 million, an increase of $55 million compared to operating income of $2 million in the first quarter of 2006. This increase of $55 million is principally driven by higher average selling prices for the majority of our paper and pulp products, partially offset by the continuing difficult conditions prevailing in the wood sector, as well as higher fiber costs and lower shipments of paper and wood products, mostly due to mill closures.

These and other factors that affected the quarter-to-quarter comparison of financial results are discussed in the quarter-to-quarter analysis and segment analysis.

Outlook

Looking ahead, fine papers volumes are expected to seasonally increase while price realizations are expected to improve. However, rising energy prices and the strengthening of the Canadian dollar have increased costs at several of our facilities. These factors are expected to dampen the benefits resulting from recently announced price increases in papers and pulp. In light of the decline in demand for fine papers in North America in the first quarter of 2007 when compared to 2006, Domtar will closely monitor its production to meet customer demand.

Accounting For The Transaction

The Transaction is considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corporation and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corporation common shares issued plus acquisition costs directly related to the Transaction. Since no quoted market price existed for the shares of Domtar Corporation’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date the terms of the Transaction were agreed to and announced. The fair value of Domtar Inc. shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common shares used in the calculation of the fair value is based on the same periods.

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on our preliminary estimates of their fair value, which are based on information currently available. We are in the process of completing the valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans. The following table summarizes the components of the total purchase price and the preliminary purchase price allocation.

(In millions of U.S. dollars, unless otherwise noted)
231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	1,534

Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

The total purchase price of the transaction has been allocated as follows:

Fair value of net assets acquired at the date of acquisition

Cash and cash equivalents	573
Receivables	166
Inventories	502
Prepaid expenses	12
Income and other taxes receivable	7
Deferred income taxes - current	18
Property, plant and equipment	2,742
Intangible assets	29
Deferred income tax assets - non-current	107
Goodwill	143
Other assets	60

Total assets	4,359

Less: Liabilities
Bank indebtedness	67
Trade and other payables	370
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income taxes - non-current	350
Other liabilities and deferred credits	306
Minority interests	28
Total liabilities	2,797

Fair value of net assets acquired at the date of acquisition	1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $15 million for favorable natural gas contracts. The customer relationships have useful lives of 5 years and the natural gas contracts will be amortized over a period of 3 years.

The preliminary goodwill amount recognized as a result of the Transaction related to the Paper segment is not expected to be deductible for income tax purposes.

Our Business

Following the Transaction, Domtar Corporation’s reporting segments corresponds to the following business activities: Papers, Paper Merchants and Wood.

Papers

We are the largest integrated manufacturer and marketer of uncoated freesheet paper in North America. We operate 15 pulp and paper mills (11 in the United States and 4 in Canada) with an annual paper production capacity of approximately 5.0 million tons of coated and uncoated freesheet. We also have one paper mill at Prince Albert, Saskatchewan that is currently not in operation but that has a production capacity of approximately 290,000 tons. In addition, we have a production capacity of 235,000 tons of coated groundwood at one of our paper mills in the U.S. Our paper facilities are complemented by strategically located warehouses and sales offices. The table below lists all of our paper facilities and their annual production capacity.

Paper Production Facility	Location	Paper Machines	Principal Paper Type	Annual Paper Capacity (millions of tons)
Uncoated freesheet mills
Ashdown	Arkansas	4	Copy and offset	0.9
Windsor	Quebec	2	Copy and offset	0.6
Hawesville	Kentucky	2	Copy and offset	0.6
Plymouth	North Carolina	2	Copy and offset	0.5
Kingsport	Tennessee	1	Copy and offset	0.4
Marlboro	South Carolina	1	Copy and offset	0.4
Johnsonburg	Pennsylvania	2	Copy and offset	0.4
Dryden	Ontario	2	Copy and offset	0.3
Prince Albert (1)	Saskatchewan	1	Copy and offset	—
Port-Edwards	Wisconsin	4	Value added	0.2
Nekoosa	Wisconsin	3	Value added	0.2
Rothschild	Wisconsin	1	Opaque	0.1
Woodland	Maine	1	Opaque	0.1
Gatineau	Quebec	1	Coated lightweight	0.1
Port Huron	Michigan	4	Technical and specialty	0.1
Espanola	Ontario	2	Technical and specialty	0.1

Total Uncoated freesheet mills		33		5.0

Coated groundwood
Columbus	Mississippi	1	Coated groundwood	0.2

Total Coated groundwood		1		0.2

		34		5.2

(1)	As of April 1, 2007, our Prince Albert facility was not in operation but has a production capacity of approximately 290,000 tons.

We design, manufacture, market and distribute a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. We are also one of the largest manufacturers of papergrade pulp in North America.

We manufacture papergrade pulp, which we sell to the extent we produce more pulp than is required for internal use in our paper mills. We also manufacture and sell fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs.

Paper Merchants

Our Paper Merchants business consists of an extensive network of strategically located paper distribution facilities, comprising the purchasing, warehousing, sale and distribution of various products made by us and other manufacturers. These products include business and printing papers and certain industrial products. Our paper merchants operate in the United States and Canada under a single banner and umbrella name, the Domtar Distribution Group, which is the fifth largest paper merchant organization in North America. Ris Paper, part of the Domtar Distribution Group, operates throughout the Northeast, Mid-Atlantic and Midwest areas from 19 locations in the United States, including 16 distribution centers. Domtar Distribution Group, in Canada, operates as Buntin Reid in three locations in Ontario; JBR/La Maison du Papier in two locations in Quebec; and The Paper House in two locations in Atlantic Canada.

Wood

Our Wood business comprises the manufacturing, marketing and distribution of lumber and wood-based value-added products, and the management of forest resources. We operate five sawmills and one remanufacturing facility with a production capacity of approximately 550 million board feet of lumber. In addition, we own five sawmills that are currently not in operation but have an aggregate production capacity of approximately 760 million board feet of lumber. We also have an interest in three joint ventures and investments in two businesses, which all produce wood products. We seek to optimize 28 million acres of forestland directly licensed or owned by Domtar Corporation in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs.

Thirteen Week Period Ended April 1, 2007 Compared to the

Thirteen Week Period Ended March 26, 2006

Consolidated Results Of Operations

The following table compares the consolidated financial results of Domtar Corporation for the first quarter of 2007, which consists of the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, from January 1, 2007 to March 6, 2007 and of the Successor for the period from March 7, 2007 to April 1, 2007, and the consolidated financial results of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the first quarter of 2006.

	Thirteen weeks ended
FINANCIAL HIGHLIGHTS	April 1, 2007	March 26, 2006
(In millions of U.S. dollars, unless otherwise noted)
Sales	1,051	829

Operating income (loss)	71	(747)

Net income (loss)	49	(747)

Net income (loss) per common share (in dollars)(1):
Basic	0.14	(2.63)
Diluted	0.14	(2.63)

Operating income (loss), per segment:
Papers	71	(748)
Paper Merchants	4	—
Wood	(4)	1

Total	71	(747)

	As at April 1, 2007	As at December 31, 2006
Total assets	7,842	3,998
Total long-term debt, including current portion	2,598	44

(1)	Refer to Note 5 of the Company’s interim consolidated financial statements for more information on the calculation of net income per common share.

Sales

Sales for the first quarter of 2007 amounted to $1,051 million, an increase of $222 million, or 27%, from sales of $829 million in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., sales for the first quarter of 2007 amounted to $813 million, a decrease of $16 million compared to the first quarter of 2006. The decrease was mainly attributable to lower shipments for paper and wood products, mostly as a result of mill and sawmill closures (including the indefinite closure of our Prince Albert, Saskatchewan paper mill and our Big River and 51% owned Wapawekka, Saskatchewan sawmills effective in the first quarter of 2006, the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006), and lower average selling prices for wood products. These factors were partially offset by higher average selling prices for pulp and paper and higher shipments for pulp.

Cost Of Sales

Cost of sales increased by $148 million or 21% in the first quarter of 2007 compared to the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., cost of sales in the first quarter of 2007 amounted to $648 million, a decrease of $59 million compared to the first quarter of 2006. This decrease was mainly attributable to the mill and sawmill closures mentioned above, partially offset by higher costs for purchased fiber and chemicals and an increase in environmental provision of $5 million.

Selling, General And Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased by $3 million in the first quarter of 2007 compared to the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., SG&A in the first quarter of 2007 amounted to $37 million, a decrease of $7 million compared to the first quarter of 2006. This decrease in SG&A in the first quarter of 2007 is mostly due to the mill and sawmill closures mentioned above and to the difference between the corporate charges allocated to the Predecessor by Weyerhaeuser and the implementation of transaction service agreement charges as of March 7, 2007.

Operating Income

Operating income in the first quarter of 2007 amounted to $71 million, an improvement of $818 million compared to an operating loss of $747 million in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., operating income in the first quarter of 2007 amounted to $57 million, an increase of $804 million compared to the first quarter of 2006. The improvement in operating income was mostly attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 based on an evaluation of the goodwill relating to the Papers segment, as well as the factors mentioned above.

Interest Expense

We incurred $11 million of interest expense mainly relating to interest incurred under our new Credit Agreement as well as interest on existing Domtar Inc. debt, from March 7, 2007 to April 1, 2007.

Income Taxes

Income tax expense amounted to $11 million in the first quarter of 2007, which was comprised of current tax expense of $22 million and deferred tax recovery of $11 million. The current tax expense includes $13 million of expense related to the period prior to the Transaction and does not constitute cash taxes for us. The Predecessor had no income tax expense for the first quarter of 2006. The first quarter of 2006 loss before income taxes mainly consists of a goodwill impairment charge of $749 million that is not deductible for tax purposes. Our net income for the first quarter of 2007 includes an out-of-period adjustment that decreased the tax expense by approximately $6 million as a result of the omission to account for a change in the Canadian federal tax rate which occurred in the second quarter of 2006. The Company’s management has concluded, through a quantitative and qualitative analysis, that the adjustment is not material to the first quarter of 2007 or to the prior periods affected, and therefore, financial information for 2006 has not been restated. Our effective tax rate is impacted by the mix and level of earnings subject to different tax jurisdictions and the differences in tax rates applicable to our foreign subsidiaries.

Net Income

Net income amounted to $49 million ($0.14 per common share) in the first quarter of 2007, an improvement of $796 million compared to a net loss of $747 million ($2.63 per common share) in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., net income in the first quarter of 2007 amounted to $42 million, an increase of $789 million compared to the first quarter of 2006. This improvement in net income was mainly attributable to the factors mentioned above.

Papers

	Thirteen weeks ended
SELECTED INFORMATION	April 1, 2007	March 26, 2006
(In millions of U.S. dollars, unless otherwise noted)
Sales
Total sales	955	771
Intersegment sales to Paper Merchants	(24)	—

	931	771

Operating income (loss)	71	(748)

Shipments
Paper (in thousands of ST)	871	813
Pulp (in thousands of ADMT)	249	207

Benchmark prices(1):
Copy 20 lb sheets ($/ton)	930	820
Offset 50 lb rolls ($/ton)	810	765
Coated publication, no.5, 40 lb Offset, rolls ($/ton)	778	898
Pulp NBSK—U.S. market ($/ADMT)	790	653
Pulp NBHK—Japan market(2) ($/ADMT)	640	542

(1)	Source: Pulp & Paper Week. As such, these prices do not necessarily reflect our transaction prices.
(2)	Based on Pulp and Paper Week’s Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

Sales

Sales in our Papers business amounted to $931 million in the first quarter of 2007, an increase of $160 million or 21% from sales of $771 million in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., sales in the first quarter of 2007 amounted to $788 million, an increase of $17 million compared to sales in the first quarter of 2006. The increase in sales was mainly attributable to an increase in average selling prices for paper of $111 per ton, or 14%, and for pulp of $92 per tonne, or 17%, compared to the first quarter of 2006. We also had higher unit shipments for pulp of approximately 2% compared to the first quarter of 2006 due to the overall improvement in market conditions. These factors were partially offset by lower unit shipments for paper of approximately 12% compared to the first quarter of 2006, mainly as a result of the indefinite closures of our Prince Albert, Saskatchewan paper mill effective in the first quarter of 2006 and the pulp mill effective in the second quarter of 2006, as well as the permanent closure of one paper machine at our Dryden, Ontario mill effective in the second quarter of 2006.

Operating Income

Operating income in our Papers business totaled $71 million in the first quarter of 2007, an increase of $819 million compared to an operating loss of $748 million in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., operating income in the first quarter of 2007 amounted to $61 million, an increase of $809 million compared to the operating loss in the first quarter of 2006. The increase was mainly attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006 and higher average selling prices for paper and pulp and higher shipments for pulp in the first quarter of 2007. In addition, the increase in operating income was due to an $11 million decrease in freight expense due to reductions in average line haul rates for truck and intermodal and freight optimization efforts. These factors were partially offset by lower shipments for paper, mostly due to the mill closures mentioned above, higher costs for purchased fiber and chemicals, higher costs due to lack-of-order downtime and an increase in other manufacturing costs during the first quarter of 2007 for the facilities that continued to operate.

Pricing Environment

In our Papers business, our average transaction prices increased in the first quarter of 2007 compared to the first quarter of 2006. Our average transaction prices for copy 20 lb sheets and offset 50 lb rolls were higher on average by $147/ton, or 18%, and $76/ton, or 10%, respectively, in the first quarter of 2007 compared to the first quarter of 2006. During the quarter, a $60/ton price increase for cut-size and certain commercial printing grades was announced and is in the process of being implemented in the second quarter of 2007.

Our average transaction prices for Northern Bleached Softwood Kraft (NBSK) pulp increased by $121/tonne, or 22%, and our average transaction prices for Northern Bleached Hardwood Kraft (NBHK) pulp increased by $55/tonne, or 11%, in the first quarter of 2007 compared to the first quarter of 2006. A $20/tonne price increase was announced for softwood pulp during the quarter and effective in April 2007.

Operations

Shipments

Our paper shipments, excluding the impact of 26 days of results of operations of Domtar Inc., decreased by 100,000 tons, or 12%, in the first quarter of 2007 compared to the first quarter of 2006, mainly as a result of the indefinite closures of our Prince Albert, Saskatchewan paper mill effective in the first quarter of 2006 and the permanent closure of one paper machine at our Dryden, Ontario facility effective in the second quarter of 2006.

Our pulp trade shipments, excluding the impact of 26 days of results of operations of Domtar Inc., increased by 5,000 tonnes in the first quarter of 2007 compared to the first quarter of 2006 despite the indefinite closure of our Prince Albert pulp mill effective in the second quarter of 2006. The increase in trade shipments resulted from the diversion of internal sales to trade sales as a result of the mill and machine closures mentioned above.

Other

Due to poor market conditions, our pulp and paper mills in Prince Albert, Saskatchewan were indefinitely closed in the first half of 2006, and one of the two paper machines at our Dryden, Ontario paper mill was permanently shut down effective in the second quarter of 2006. As at April 1, 2007, we had not determined whether our Prince Albert, Saskatchewan mill will be reopened, sold or permanently closed. In the event the facility is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts.

Our Lebel-sur-Quévillon pulp mill was indefinitely closed in the fourth quarter of 2005 due to unfavorable economic conditions. As of April 1, 2007, the Lebel-sur-Quévillon pulp mill remains indefinitely idled due to continuing unfavorable economic factors such as high wood fiber, energy and transportation costs, a strong Canadian dollar and uncompetitive labor costs.

On May 9, 2007, we concluded the sale of our Vancouver property for total proceeds of $20 million ($23 million Canadian dollars).

Paper Merchants

	Thirteen weeks ended
SELECTED INFORMATION	April 1, 2007	March 26, 2006
(In millions of U.S. dollars)
Sales	76	—

Operating income	4	—

Sales

Our Paper Merchants business generated sales of $76 million for the period from March 7, 2007 to April 1, 2007. The Predecessor had no Paper Merchants operations.

Operating Income

Operating income amounted to $4 million for the period from March 7, 2007 to April 1, 2007.

Wood

	Thirteen weeks ended
SELECTED INFORMATION	April 1, 2007	March 26, 2006
(In millions of U.S. dollars, unless otherwise noted)
Sales	47	89
Intersegment sales	(3)	(31)

	44	58
Operating income (loss)	(4)	1

Shipments (millions of FBM)	88	93

Benchmark prices(1):
Lumber G.L. 2x4x8 stud ($/MFBM)	317	391
Lumber G.L. 2x4 R/L no. 1 & no. 2 ($/MFBM)	332	409

(1)	Source: Random Lengths. As such, these prices do not necessarily reflect our transaction prices.

Sales

Sales in our Wood business amounted to $44 million in the first quarter of 2007, a decrease of $14 million or 24% compared to sales of $58 million in the first quarter of 2006. Excluding the impact of 26 days of results of operations of Domtar Inc., sales in the first quarter of 2007 amounted to $25 million, a decrease of $33 million compared to the first quarter of 2006. The decrease was attributable to lower shipments, mainly resulting from the indefinite closure of our Big River and 51% owned Wapawekka, Saskatchewan sawmills, during the first quarter of 2006, and lower average selling prices due to the slowdown in the U.S. housing industry.

Operating Loss

Operating loss in our Wood business amounted to $4 million in 26 days of the first quarter of 2007, a decrease of $5 million compared to operating income of $1 million in the first quarter of 2006. The 26 days of results of operations of Domtar Inc. included in the first quarter of 2007 were nil. The decrease of $5 million was mainly attributable to lower shipments mostly due to the sawmill closures mentioned above, and lower average selling prices due to the slowdown in housing starts. These factors were partially offset by the realization of savings resulting from the sawmill closures mentioned above.

Pricing Environment

Our average transaction prices for Great Lakes 2x4 stud decreased by $82/MFBM, or 23%, and our average transaction prices for Great Lakes 2x4 random length decreased by $85/MFBM, or 23%, in the first quarter of 2007 compared to the first quarter of 2006.

Operations

Shipments

Our lumber and wood product shipments, excluding the impact of 26 days of results of operations of Domtar Inc., decreased by 60 MFBM, or 65% in the first quarter of 2007 compared to the first quarter of 2006 as a result of sawmill closures and the slowdown in the U.S. housing industry.

Fiber supply

The Province of Quebec adopted legislation, effective April 1, 2005, that reduced allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Quebec and Cree First Nations. As a result, the amount of fiber we were permitted to harvest annually, under our licenses from the Quebec government, was reduced by approximately 500,000 cubic meters to approximately 2.0 million cubic meters, reflecting a 21% reduction. The Chief forester of Quebec has proposed a further reduction of 70,000 cubic meters, or 3%, in the total softwood annual allowable cut of forests managed by Domtar. This would significantly affect the supply of fiber for our Northern Quebec softwood sawmills and market pulp operations. Also, the reduction in harvest volume would have a corresponding increase in the unit cost of wood delivered to the sawmills. As a result of the closure in November 2005 of our pulp mill at Lebel-sur-Quévillon due to unfavorable economic conditions and no alternative markets for chips produced by our sawmills, as well as the reduced allowable wood harvesting volume, our Northern Quebec sawmills, including Val d’Or, Matagami and Lebel-sur-Quévillon, were closed for an indefinite period of time.

We are currently working on finding solutions to the reduced fiber supply, such as obtaining alternate sources of fiber. If we are unable to obtain an adequate supply of fiber at a competitive cost, our Northern Quebec softwood sawmills and market pulp operations may not reopen and may result in permanent closures or impairment of assets.

Other

In the first quarter of 2006, we indefinitely closed our Big River and 51% owned Wapawekka, Saskatchewan sawmills, due to the closure of our Prince Albert, Saskatchewan facility and poor market conditions. These facilities are currently not in operation. As at April 1, 2007, we had not determined whether these facilities will be reopened, sold or permanently closed. In the event that our Big River, Saskatchewan sawmill is permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at the facility, which would likely include investigation and remedial action for areas of significant environmental impacts.

Due to the difficult market conditions that have prevailed in the wood sector in recent months, including the slowdown in the U.S. housing market and the new softwood lumber agreement, we have announced the indefinite closure of our White River, Ontario sawmill which is expected to take place in the second quarter of 2007. The closure will impact approximately 140 permanent employees.

We are considering strategic alternatives for our Wood business that range from continuing to hold and operate the assets to a possible sale or other form of disposition.

Stock Based Compensation Expense

Prior to the consummation of the Transaction, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards.

In connection with the Transaction, Domtar Corporation exchanged outstanding options held by Domtar Inc. employees for options to purchase, on the same terms and conditions, shares of common stock of Domtar Corporation. The number of shares subject to the options granted in exchange is equal to the number of common shares of Domtar Inc. that would have been received or to the equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal to or less than the market value at the time of the exchange. Further, each outstanding award of restricted Domtar Inc. common shares and deferred share units was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. awards, for awards of restricted shares and deferred share units with respect to the Company’s common stock.

For the thirteen weeks ended April 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of these equity plans.

Liquidity And Capital Resources

Our principal cash requirements are for working capital and capital expenditures, as well as principal and interest payments on our debt. We expect to fund our liquidity needs primarily with internally generated funds from our operations and, to the extent necessary, through borrowings under our revolving credit facility. We also have the ability to fund liquidity requirements through new financings, subject to satisfactory market conditions and credit ratings.

Operating Activities

Cash flows provided from operating activities totaled $91 million in the first quarter of 2007 compared to cash flows provided from operating activities of $71 million in the first quarter of 2006. This $20 million improvement in cash flows generated from operations mainly reflects an increase in profitability partially offset by higher investment in working capital items. Excluding the impact of 26 days of results of operations of Domtar Inc., the change in working capital in the first quarter of 2007 was negative $50 million, compared to negative $7 million in the first quarter of 2006. This $43 million increase in working capital requirements for the first quarter of 2007 is mainly related to an increase in receivables. In accordance with the Transaction Agreements, certain accounts receivable were collected by Weyerhaeuser on our behalf and remitted to us in May 2007. This caused a temporary increase in account receivable offset by fluctuation in income and other taxes due to our current cash tax payable for our U.S. operations. Our operating cash flow requirements are primarily for salaries and benefits, the purchase of wood fiber, energy and raw materials and other expenses such as property taxes.

Investing Activities

Cash flows provided from investing activities totaled $559 million in the first quarter of 2007 compared to cash flows used for investing activities of $21 million in the first quarter of 2006. The $580 million improvement in cash flows provided from investing activities was mainly attributable to the acquired cash as a result of the Transaction partially offset by lower capital spending of $7 million in 2007.

Financing Activities

In the first quarter of 2007, cash flows used for financing activities amounted to $546 million compared to cash flows used for financing activities of $50 million in the first quarter of 2006. Prior to the completion of the Transaction, we incurred a temporary borrowing in the amount of $1,350 million. In conjunction with the closing of the Transaction, we borrowed $800 million under the Term loan B facility and $60 million under the revolving credit facility. The borrowing proceeds from the new credit facility, combined with $560 million of the acquired cash on hand served mainly to repay the temporary borrowing of $1,350 million as well as to pay for transaction and financing related expenses.

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including our senior secured credit facilities.

Capital Resources

Net indebtedness was $2,577 million as at April 1, 2007 compared to $43 million as at December 31, 2006. The $2,534 million increase in net indebtedness was due to the outstanding indebtedness of Domtar Inc. at the time of the Transaction and borrowings under our credit agreement entered into in connection with the Transaction.

The Company and Domtar Inc. entered into a Credit Agreement, dated March 7, 2007, which consists of a seven-year senior secured Term Loan B facility of $800 million and a five year $750 million secured revolving credit facility. The senior revolving credit facility may be used for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans to the Company and Domtar Inc. Borrowings by us under the senior revolving credit facility will be made available in U.S. dollars, and borrowings by Domtar Inc. under the senior revolving credit facility will be made available in U.S. dollars or Canadian dollars and limited to $150 million (or the Canadian equivalent thereof).

Borrowings under the Term Loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility by us bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at the prime rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving credit facility by Domtar Inc. in US dollars bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or a U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar Inc. in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar Inc. may also issue bankers’ acceptances denominated in Canadian dollars which are discounted at bankers’ acceptance rates in Canada and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on our consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit our ability and the ability of our subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities. For so long as the revolving credit commitments are outstanding, we are required to comply with a consolidated EBITDA(1) to interest coverage ratio of greater than 2.5 and a consolidated debt to EBITDA(1) ratio of less than 4.75, decreasing to 4.5 on December 31, 2008. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the Term Loan B unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice.

Our subsidiaries, subject to agreed exceptions, serve as guarantors of our obligations under the senior secured credit facilities. We and certain subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both us and Domtar Inc., in respect of the senior secured credit facilities, are secured by our equity interests in our subsidiaries, subject to agreed exceptions, and are secured by our U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc., other than its U.S. subsidiaries.

As at April 1, 2007, we had drawn $90 million under our revolving credit facility and had $4 million of borrowings outstanding in the form of overdraft, and included in “Bank indebtedness.” In addition, as at April 1, 2007, we had outstanding letters of credit pursuant to our revolving credit facility for an amount of $35 million. In addition, as at April 1, 2007, an additional letter of credit of $2 million was outstanding.

The indentures related to the 10% and 10.85% debentures of Domtar Inc. limit the amount of dividends that may be paid to us by Domtar Inc. These indentures also require that no new long-term debt be incurred by Domtar Inc., unless total long-term debt of Domtar Inc. is less than 50% of its consolidated net tangible assets, but do not restrict the incurrence of new long- term debt related to the purchase of property or the replacement of existing long-term debt or the issuance of short-term debt. All indentures of Domtar Inc. related to debt obligations contain restrictions on the amount of secured borrowings Domtar Inc. can incur with other lenders.

Credit Rating

RATING AGENCY	SECURITY	RATING
Moody’s Investors Services	Secured Credit Facility	Ba1
	Unsecured debt obligations of subsidiary Domtar Inc.	B2

Standard & Poor’s	Secured Credit Facility	BB
	Unsecured debt obligations of subsidiary Domtar Inc.	B+

Dominion Bond Rating Service	Secured Credit Facility	BBB (low)
	Unsecured debt obligations of subsidiary Domtar Inc.	BB (low)
	Preferred shares of subsidiary Domtar Inc.	Pfd-5 (high)

(1)	EBITDA as defined in the credit agreement.

The ratings by Moody’s Investors Services (Moody’s) are the fifth and sixth best ratings in terms of quality within nine rating gradations, with the numerical modifier 1 indicating a ranking at the top end of a rating category and the numerical modifier 2 indicating a ranking in the middle of a rating category. According to Moody’s, a rating of Ba has speculative elements and a rating of B is considered speculative. The ratings by Standard & Poor’s (S&P) are the fifth and sixth best ratings in terms of quality within ten rating gradations, with the “plus” indicating a ranking at the higher end of this category. According to S&P, ratings of BB and B have significant speculative characteristics. The debt ratings by Dominion Bond Ratings (DBRS) are the fourth and fifth best ratings in terms of quality within ten rating gradations, with the “low” indicating a ranking in the lower end of a rating category. According to DBRS, a rating of BBB has adequate credit quality and a rating of BB is speculative and non-investment grade.

All the agencies have a “stable” outlook in respect to these ratings. Any reductions in our credit ratings would have a negative impact on our access to and cost of capital and financial flexibility. The above ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the above rating agencies.

Common stock

As at April 1, 2007, we had 440,055,033 shares of common stock outstanding. In addition, we will issue from time to time an aggregate of 75,004,303 shares of common stock in exchange for exchangeable shares of our subsidiary, Domtar (Canada) Paper Inc. Domtar (Canada) Paper Inc. issued the exchangeable shares to certain eligible Canadian shareholders of Domtar Inc. who elected or were deemed to elect to receive the exchangeable shares in connection with the Transaction. These shareholders may exchange the exchangeable shares for shares of Domtar Corporation common stock on a one-for-one basis at any time. The exchangeable shares may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors, which cannot be prior to July 31, 2023, or upon the occurrence of certain specified events. On May 9, 2007, we filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) to register the 75,004,303 shares of common stock. We cannot effect any exchanges until this registration statement has been declared effective. As of June 1, 2007, we had 75,004,303 exchangeable shares issued and outstanding.

Off Balance Sheet Arrangements

In the normal course of business, we finance certain of our activities off balance sheet through leases and securitization.

Securitization

In conjunction with the Transaction, we retained Domtar Inc.’s receivable securitization program. We sell certain of our trade receivables through a securitization program, which expires in February 2010. We use securitization of our receivables as a source of financing by reducing our working capital requirements. This securitization program consists of the sale of receivables, or the sale of senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement normally allows the daily sale of new receivables to replace those that have been collected. It also limits the cash that can be received from the sale of the senior beneficial interest. The subordinated interest retained by us is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

As at April 1, 2007, the cash received from the transfer of receivables amounted to $130 million. We expect to continue selling receivables on an ongoing basis, given the attractive discount rates. Should this program be discontinued either by management’s decision or due to termination of the program by the provider, our working capital and bank debt requirements could increase.

Related Party Transactions

Prior to the Transaction, the Weyerhaeuser Fine Paper Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. During the first quarter of 2006, the Weyerhaeuser Fine Paper Business purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $46 million and sold pulp, paper and lumber for an amount of $33 million.

Guarantees

Indemnifications

In the normal course of business, we offer indemnifications relating to the sale of our businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at April 1, 2007, we are unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

Tax Sharing Agreement

In conjunction with the Transaction, we signed a Tax Sharing Agreement that governs both our and Weyerhaeuser rights and obligations after the Transaction with respect to taxes for both pre and post-Distribution periods in regards to general ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of our common stock to Weyerhaeuser shareholders.

We will generally be required to indemnify Weyerhaeuser and its shareholders against any tax resulting from the Distribution if that tax results from an act or omission by us after the Distribution. If Weyerhaeuser should recognize a gain on the Distribution for reasons not related to an act or omission by us after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by us under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment to Weyerhaeuser of the Distribution, for a two-year period following the date of the Distribution, the following actions will be subject to restrictions:

•	redemption, recapitalization, repurchase or acquisition of our own capital stock;

•	issuance of capital stock or convertible debt;

•	liquidation of Domtar Corporation;

•	discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

Pension Plans

We have indemnified and held harmless the trustees of our pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions from us or for failing to act in the absence of authorized instructions. These indemnifications survive the termination of such agreements. As at April 1, 2007, we had not recorded a liability associated with these indemnifications, as we do not expect to make any payments pertaining to these indemnifications.

E.B. Eddy Acquisition

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $104 million (CAN$120 million), an amount which is gradually declining over a 25-year period. As at April 1, 2007, the maximum amount of the purchase price adjustment was $95 million (CAN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, we received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $95 million (CAN$110 million) as a result of the consummation of the Transaction. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $95 million (CAN$110 million) as well as additional compensatory damages. We do not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price adjustment and intend to defend ourselves vigorously against any claims with respect thereto. However, we may not be successful in our defense of such claims, and if we are ultimately required to pay an increase in consideration, such payment may have a material adverse effect on our liquidity, results of operations and financial condition.

Debt Agreements

Certain debt agreements require us to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at April 1, 2007, no provisions have been recorded in the consolidated financial statements.

Accounting Changes

Accounting For Planned Major Maintenance

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. We adopted the direct expensing method on January 1, 2007. We previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

Uncertainty In Income Taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which we adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

Impact Of Accounting Pronouncements Not Yet Implemented

Fair Value Option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. We are currently evaluating the effect that FAS 159 will have on our financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. We are currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect our results of operations and financial position. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes and asset retirement obligations based upon currently available information. Actual results could differ from those estimates.

These critical accounting policies reflect matters that contain a significant level of management estimates about future events, reflect the most complex and subjective judgments, and are subject to a fair degree of measurement uncertainty.

Environmental Matters And Other Asset Retirement Obligations

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, we incur certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

We recognize asset retirement obligations at fair value in the period in which we incur a legal obligation associated with the retirement of an asset. Our asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

The estimate of fair value is based on the results of the expected future cash flow approach, in which multiple cash flow scenarios that reflect a range of possible outcomes are considered. We have established cash flow scenarios for each individual asset retirement obligation. Probabilities are applied to each of the cash flow scenarios to arrive at an expected future cash flow. There is no supplemental risk adjustment made to the expected cash flows. The expected cash flows for each of the asset retirement obligations are discounted using the credit adjusted risk-free interest rate for the corresponding period until the settlement date. The rates used vary, based on the prevailing rate at the moment of recognition of the liability and on its settlement period. The rates used vary between 4.50% and 12.0%.

Cash flow estimates incorporate either assumptions that marketplace participants would use in their estimates of fair value, whenever that information is available without undue cost and effort, or assumptions developed by internal experts.

While we believe that we have determined the costs for environmental matters likely to be incurred, based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our former and present operations may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Useful Lives

Our property, plant and equipment are stated at cost less accumulated depreciation, including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, depreciation is calculated using the unit of production method. For deferred financing fees, amortization is calculated on the interest method. For all other assets, depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

On a regular basis, we review the estimated useful lives of our property, plant and equipment. Assessing the reasonableness of the estimated useful lives of property, plant and equipment requires judgment and is based on currently available information. During the first quarter of 2007, we reviewed the useful lives of the property, plant and equipment acquired from Domtar Inc. using information obtained from the preliminary fair value and purchase price allocation. The final fair value appraisal and purchase price allocation may have a significant impact on the assigned value to property, plant and equipment and the final estimates of useful lives may have a significant impact on related depreciation expense. Changes in circumstances such as technological advances, changes to our business strategy, changes to our capital strategy or changes in regulation can result in the actual useful lives differing from our estimates. Revisions to the estimated useful lives of property, plant and equipment constitute a change in accounting estimate and are dealt with prospectively by amending depreciation rates. A change in the remaining estimated useful life of a group of assets, or their estimated net salvage value, will affect the depreciation rate used to depreciate the group of assets and thus affect depreciation expense as reported in our results of operations.

Impairment Of Long-lived Assets

We review the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

Goodwill And Other Intangibles Assets

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit. Other intangible assets with indefinite lives are not amortized, but are also tested for impairment at least annually. The impairment test consists of a comparison of the fair value of the intangible asset to their carrying amount.

Pension And Other Employee Future Benefit Plans

Domtar Corporation contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution.

Domtar Corporation also has several defined benefit pension plans covering substantially all employees. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (“unqualified”). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

We account for pensions in accordance with Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. We account for other employee future benefits in accordance with FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income.

Pension and other employee future benefit assumptions include the discount rate, the expected long-term rate of return on plan assets, the rate of compensation increase, health care cost trend rates, mortality rates, employee early retirements and terminations or disabilities. Changes in these assumptions result in actuarial gains or losses which we have elected to amortize over the expected average remaining service life of the active employee group covered by the plans only to the extent that the unrecognized net actuarial gains and losses are in excess of 10% of the greater of the accrued benefit obligation and the market-related value of plan assets as at the beginning of the year.

An expected rate of return on plan assets of 6.2% was considered appropriate by our management for the determination of pension expense for the first quarter of 2007. The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

We set our discount rate assumption annually to reflect the rates available on high-quality, fixed income debt instruments, with a duration that is expected to match the timing and amount of expected benefit payments. High-quality debt instruments are corporate bonds with a rating of AA or better.

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in our pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Company’s pension funds are not permitted to own any of Domtar’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income.

On a quarterly basis, we assess the need to establish a valuation allowance for deferred tax assets and, if it is deemed more likely than not that our deferred tax assets will not be realized based on these taxable income projections, a valuation allowance is recorded.

Our deferred tax assets are mainly composed of temporary differences related to accounting provisions for acquisitions, restructuring, environmental matters, as well as net operating loss carry forwards. The majority of these accruals are expected to be utilized or paid out over the next five years. Our deferred tax liabilities are mainly composed of temporary differences pertaining to plant, equipment and others. Estimating the ultimate settlement period, given the depreciation rates in effect are based on information as it develops, requires judgment and our best estimates. The reversal of timing differences is expected at future enacted tax rates, which could change due to changes in income tax laws or the introduction of tax changes through the presentation of annual budgets by different governments. As a result, a change in the timing and the income tax rate at which the components will reverse could materially affect deferred tax expense as recorded in our results of operations.

In addition, Canadian and American tax rules and regulations are subject to interpretation and require judgment that may be challenged by taxation authorities. To the best of our knowledge, we have adequately provided for our future tax consequences based upon current facts and circumstances and current tax law.

Quantitative And Qualitative Disclosures About Market Risk

Our income before income taxes can be impacted by the following sensitivities:

SENSITIVITY ANALYSIS	Estimated Annual Impact On Income Before Income Taxes
(In millions of $, unless otherwise noted)
Each $10/unit change in the selling price of the following products:(1)
Papers	52
Pulp—net position	10
Wood (lumber)	12

Interest rate (1% change in interest rate on our floating rate debt)	8

Foreign exchange (US $0.01 change in relative value to the Canadian dollar before hedging)	11

Energy (2)
Natural gas: $0.25/MMBtu change in price before hedging	4
Crude oil: $1/barrel change in price before hedging	1

(1)	Based on estimated 2007 capacity (ST, ADMT or MFBM).
(2)	Based on estimated 2007 consumption levels. The allocation between energy sources may vary during the year in order to take advantage of market conditions.

Note that Domtar may, from time to time, hedge part of its foreign exchange, pulp, interest rate and energy positions, which may therefore impact the above sensitivities.

In the normal course of business, we are exposed to certain financial risks. We do not use derivative instruments for speculative purposes; although all derivative instruments purchased to minimize risk may not qualify for hedge accounting.

Interest Rate Risk

We are exposed to interest rate risk arising from fluctuations in interest rates on our cash and cash equivalents, bank indebtedness, bank credit facility and long-term debt. We may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

Credit Risk

We are exposed to credit risk on the accounts receivable from our customers. In order to reduce this risk, we review new customers’ credit histories before granting credit and conduct regular reviews of existing customers’ credit performance. In addition, we aim to not rely heavily on a small number of significant customers. We buy credit insurance to mitigate part of our exposure to credit risk.

We are also exposed to credit risk in the event of non-performance by counterparties to our financial instruments. We minimize this exposure by entering into contracts with counterparties that we believe are of high credit quality. We usually do not obtain collateral or other security to support financial instruments subject to credit risk. We regularly monitor the credit standing of counterparties.

Foreign Currency Risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, we hedge part of our foreign exchange exposure on anticipated costs denominated in Canadian dollars through the use of options and forward contracts. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date.

Price Risk

We are exposed to price risk on purchases and sales. We may hedge a portion of our exposure to price risk associated with purchases of bunker oil or sales of NBSK pulp through the use of derivative cash settled commodity swaps. For hedge contracts meeting the requirement of hedge accounting, resulting gains and losses are recognized when the designated transaction is recognized. If we do not meet the requirements for hedge accounting, we account for these contracts at their fair value with resulting gains and losses being included in our results at each balance sheet date. We may also enter into physical fixed price contracts to fix the price of natural gas for future periods.

Legal Proceedings

We are involved in various legal proceedings relating to contracts, commercial disputes, taxes, environmental issues, employment and other matters related to former and ongoing operations. We periodically review the status of these proceedings and assess the likelihood of any adverse judgements or outcomes of our litigation matters, as well as analyse probable losses. While we believe that the ultimate disposition of these matters will not have a material adverse effect on our financial condition, an adverse outcome in one or more of the following significant litigations could have a material adverse effect on our results of cash flow in a given quarter or year.

One of our subsidiaries, Domtar Inc., is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Quebec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Quebec, Canada. The claim seeks estimated compensatory damages in the amount of $43 million (CAN$50 million) plus estimated exemplary damages in the amount of $1 million to $4 million (CAN$1 million to CAN$4 million). Domtar Inc. is also subject to a motion by McLay &

Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. Settlement discussions are ongoing on both motions and provisions have been made based on management’s best estimate based on current information.

On June 12, 2007, an action was commenced by George Weston Limited (“Weston”) in the Superior Court of Justice of the Province of Ontario, Canada against one of our subsidiaries, Domtar Inc. The claim alleges that the consummation of the Transaction triggers an obligation of Domtar Inc. to pay an increase in consideration under the purchase price adjustment contained in the Share Purchase Agreement, dated June 16, 1998 (as amended by Amendment No. 1 thereto, dated July 31, 1998, the “Agreement”) between Weston, Weston Investments Inc., Domtar Inc. and Domtar Industries Inc. pursuant to which Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc., an integrated producer of specialty paper and wood products. The claim seeks a payment of $95 million (CAN$110 million) under the purchase price adjustment provision of the Agreement and additional compensatory damages.

Environment

One of our subsidiaries, Domtar Inc., is or may be a “potentially responsible party” with respect to various hazardous waste sites that are being addressed pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund”) or similar laws. Domtar Inc. continues to take remedial action under its Care and Control Program, as such sites mostly relate to its former wood preserving operating sites, and a number of operating sites due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and, if and when applicable, the allocation of liability among potentially responsible parties. While we believe that we have determined the costs for environmental matters likely to be incurred based on known information, our ongoing efforts to identify potential environmental concerns that may be associated with our past and present properties will lead to future environmental investigations. These efforts will likely result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

An action was commenced by Seaspan International Ltd. (“Seaspan”) in the Supreme Court of British Columbia, on March 31, 1999 against one of our subsidiaries, Domtar Inc., and others with respect to alleged contamination of Seaspan’s site bordering Burrard Inlet in North Vancouver, British Columbia including contamination of sediments in Burrard Inlet, due to the presence of creosote. As of July 3, 2002, the parties entered into a partial Settlement Agreement (“the Settlement Agreement”) which provides that while the agreement is performed in accordance with its terms, the action commenced by Seaspan will be held in abeyance. The Settlement Agreement focused on the sharing of costs between Seaspan and Domtar Inc. for certain remediation of contamination referred to in the plaintiff’s claim. The parties have the contractual right to abandon the Settlement Agreement. The Settlement Agreement does not address all of the plaintiff’s claims that cannot be reasonably determined at this time.

One of our subsidiaries, Domtar Inc., was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the Minnesota Pollution Control Agency (“MPCA”) issued a Request for Response Action (“RFRA”) to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE COMPANY

The following unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2006 and for the thirteen week period ended April 1, 2007 give effect to the Transactions as if they occurred on January 1, 2006, the first day of the Company’s fiscal year ended December 31, 2006.

The December 31, 2006 pro forma condensed combined statement of earnings was prepared based on historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar. The April 1, 2007 pro forma condensed combined statement of earnings was prepared based on the Company’s historical financial information for the thirteen week period ended April 1, 2007 as well as the historical financial information for Domtar Inc. for the period prior to March 7, 2007, the date of the acquisition of Domtar Inc. by the Company.

The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the Transactions. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable.

This unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Transactions actually taken place at the dates indicated, and does not purport to be indicative of future operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk Factors”, “Special Note Concerning Forward-Looking Statements” and elsewhere in this Prospectus.

The unaudited pro forma condensed combined financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessor Company” and the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar and the notes thereto included elsewhere in this Prospectus.

As of the date of this Prospectus, the Company has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Domtar acquired or assumed by the Company. However, as indicated in note 2 of the unaudited pro forma condensed combined financial information, the Company has made certain adjustments to the historical book values of the assets and liabilities of Domtar. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information. The Company is in the process of completing its valuation of certain assets and liabilities. As a result, actual fair values of assets acquired and liabilities assumed as well as the goodwill generated could differ materially from those reflected in the historical consolidated financial statements, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation year ended December 31, 2006 US GAAP	Weyerhaeuser Fine Paper Business year ended December 31, 2006 US GAAP	Domtar Inc. year ended December 31, 2006 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma
			(Note 1)	(Note 3)		(Note 3)
Sales	—	3,306	3,492	—		(48)	C	6,750

Operating expenses
Cost of sales	—	2,649	2,990	(18)	A	10	B	5,583
						(48)	C
Selling, general and administrative	—	203	192	(9)	A	—		386
Depreciation and amortization	—	311	266	(90)	I	—		487
Antidumping and countervailing duties refund		(65)	(145)	—		—		(210)
Closure and restructuring costs	—	15	31	—		—		46
Net gains on disposals of property, plant and equipment		—	(11)	—		—		(11)
Impairment of goodwill	—	749	—	—		—		749

	—	3,862	3,323	(117)		(38)		7,030

Operating profit (loss) from continuing operations	—	(556)	169	117		(10)		(280)
Financing expenses	—	—	138	(7)	D	55	E	188
				2	G	3	F
				(3)	H
Share of joint ventures net earnings	—	—	(1)	—		—		(1)
Derivative instruments loss	—	—	9	—		—		9

Earnings (loss) from continuing operations before income taxes and minority interest	—	(556)	23	125		(68)		(476)
Income tax expense (benefit)	—	53	(4)	45	K	(5)	L	89
Minority interest	—	—	—	—		1	M	1

Net earnings (loss) from continuing operations	—	(609)	27	80		(64)		(566)

Basic earnings (loss) per share		(2.14)	0.11					(1.10)

Diluted earnings (loss) per share		(2.14)	0.11					(1.10)

Basic Weighted average number of common shares outstanding (millions)		284	231					515

Diluted Weighted average number of common shares outstanding (millions)		284	231					515

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the thirteen weeks ended April 1, 2007

(in millions of U.S. dollars, except for share and per share data)

	Domtar Corporation 13 weeks ended April 1, 2007 US GAAP	Domtar Inc. period from January 1, 2007 to March 6, 2007 US GAAP	Purchase price allocation pro forma adjustments		Other pro forma adjustments		Combined Company pro forma
		(Note 1)	(Note 3)		(Note 3)
Sales	1,051	582	—		(9)	C	1,624

Operating expenses
Cost of sales	855	489	(6)	A	(9)	C	1,332
					3	J
Selling, general and administrative	47	68	(3)	A	—		112
Depreciation and amortization	78	44	(9)	I	—		113

	980	601	(18)		(6)		1,557

Operating profit (loss) from continuing operations	71	(19)	18		(3)		67
Financing expenses	11	20	(1)	D	12	E	42
			(1)	H	1	F
Earnings (loss) from continuing operations before income taxes and minority interest	60	(39)	20		(16)		25
Income tax expense (benefit)	11	(8)	6	K	(5)	L	4

Net earnings (loss) from continuing operations	49	(31)	14		(11)		21

Basic earnings (loss) per share	0.14						0.04

Diluted earnings (loss) per share	0.14						0.04

Basic Weighted average number of common shares outstanding (millions)	348						515

Diluted Weighted average number of common shares outstanding (millions)	349						515

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based upon historical financial information of the Company, Weyerhaeuser Fine Paper Business and Domtar, giving effect to the Transactions and other related adjustments described in these footnotes. This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the Transactions actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of the Company, the Weyerhaeuser Fine Paper Business and Domtar and the notes thereto, which are included in this Prospectus.

The historical financial statements of the Weyerhaeuser Fine Paper Business were prepared using specific identification of income and expenses and assets and liabilities, where available, and, where not available, include allocations and estimates that management believes are reasonable and appropriate under the circumstances. However, these allocations and estimates may not necessarily reflect the operating results for the periods presented had the Weyerhaeuser Fine Paper Business operated as a separate entity. For a more detailed discussion on the basis of presentation and allocation methodology used in the historical financial statements of the Weyerhaeuser Fine Paper Business, please refer to note 1 and 2 to the financial statements of the Weyerhaeuser Fine Paper Business for the year ended December 31, 2006. In addition, please refer to “Risks Factors—Risks related to the Transactions—The historical financial information of the Weyerhaeuser Fine Paper Business may not be representative of its results if it had operated independently of Weyerhaeuser and, as a result, may not be a reliable indicator of its future results.”

The Company’s financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Domtar’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Canadian GAAP differs in certain respects from U.S. GAAP. Domtar’s historical consolidated financial statements were reconciled to U.S. GAAP and were translated from Canadian dollars to U.S. dollars using the period end rate for the balance sheets and the average rate of the monthly average rates during the period for the statements of earnings, based on the Bank of Canada noon rate. See “Summary—Summary Historical and Pro Forma Financial Data,” and “Selected Historical Financial Data of Domtar.”

Unless otherwise stated, all amounts shown in this section are in U.S. dollars and in accordance with U.S. GAAP. In preparing the unaudited pro forma combined financial information, a review was undertaken to identify differences between Domtar’s accounting policies and financial statements’ presentation and those used by the Weyerhaeuser Fine Paper Business where the impact was potentially material and could be reasonably estimated. The accounting policies and presentation used in the preparation of these unaudited pro forma combined financial information are those set out in the audited historical financial statements of the Weyerhaeuser Fine Paper Business for the year ended December 31, 2006 and the notes thereto included elsewhere in this Prospectus.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with the Company treated as the “acquirer” for accounting purposes. Upon consummation of the Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns and operates the Weyerhaeuser Fine Paper Business and the Domtar business.

The unaudited pro forma condensed combined financial information assumes that Domtar’s acquisition has been accounted for in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resulting goodwill and other intangible assets are accounted for under FASB Statement No. 142, “Goodwill and Other Intangibles Assets,” or SFAS No. 142. The total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on

Notes to Unaudited Pro Forma Condensed Combined Financial Information of the Company—(Continued)

management’s preliminary estimates of their fair value as at December 31, 2006, and changes are expected as valuations of certain tangible and intangible assets are finalized. As a result, operating results related to actual fair values of assets acquired and liabilities assumed as well as the goodwill generated could differ materially from those reflected in the historical consolidated financial statements, and impact the amount of certain expenses presented in the unaudited pro forma condensed combined financial information, such as depreciation and amortization. The allocation of the purchase price to liabilities related to potential reorganizations and restructurings have not been reflected in this initial purchase price allocation. Obligations for pension and other post-retirement benefits have been determined based upon actuarial estimates.

The unaudited pro forma condensed combined statement of earnings does not reflect operational and administrative cost savings or synergies that the Company estimates may be achieved as a result of the Transactions, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the Transactions.

2. Business combination and purchase price allocation

For accounting purposes, the purchase price is based upon the estimated fair value of Domtar plus estimated acquisition costs directly related to the Transactions. Since no quoted market price existed for the Company’s common stock as of December 31, 2006, the purchase price is based on the fair value of the net assets acquired, or the fair value of Domtar, on August 23, 2006, the date the terms of the Transactions were agreed to and announced. The fair value of Domtar common stock of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar common shares on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar common shares used in the calculation of the fair value of Domtar is based on the same periods.

The Company believes that Domtar’s market capitalization includes the fair value of vested Domtar equity awards. The Company calculated the fair value of Domtar equity awards given in exchange for vested Company equity awards as of the announcement date of the Transactions, utilizing the Black-Scholes model. The Company recognized fair value of vested Company equity awards as of the consummation date of the Transactions in excess of the fair value of the Domtar equity awards as compensation cost.

The Company measured the fair value of vested Company equity awards issued for former Domtar employees as of the consummation date of the Transactions. The fair value of the unvested Company equity awards will be allocated to the post-acquisition period and recognized as compensation expense over the requisite service periods based on the relationship of the post-consummation requisite service periods to the total requisite service periods from the dates of the original Domtar grants.

The following table summarizes the components of the total purchase price (in millions of U.S. dollars, except for share and per share data):

Number of issued and outstanding shares	231,436,850
Price per share	$6.63

Fair value of Domtar’s net assets	$1,534
Estimated direct acquisition costs to be incurred by the Company	28

Estimated total purchase price, excluding assumed debt	$1,562

Notes to Unaudited Pro Forma Condensed Combined Financial Information of the Company—(Continued)

The Company’s purchase price allocation is based on initial estimates of the fair values of acquired assets and assumed liabilities. The purchase price allocation is preliminary as the Company is awaiting additional information necessary to finalize the purchase price allocation, including completion of detailed valuation studies by an outside valuation firm. The Company expects to complete the purchase price allocation during 2007.

The Company’s preliminary estimate of the purchase price allocation resulted in the creation of goodwill. Finalization of the purchase price allocation could result in a change in the amount of goodwill. If the finalization of the purchase price allocation results in an excess in fair value of the net assets acquired over cost, the difference would be allocated on a pro rata basis to the net assets acquired in accordance with SFAS No. 141. This could significantly change the value allocated to property, plant and equipment and intangible assets as well as the corresponding depreciation and amortization expense. The current estimate for property, plant and equipment as well as depreciation and amortization represents management’s best estimate at this time.

The Company has identified some intangible assets. The finalization of the purchase price allocation could result in a different valuation of intangible assets as well as the identification of further intangible assets such as but not limited to non-contractual customer relationships, patents, trademarks and cutting rights. Any further portion of the purchase price that is allocated to intangible assets will result in a decrease in the preliminary amount allocated to goodwill. The Company is unable at this time to estimate the amount that might be reclassified from goodwill to intangible assets.

3. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Earnings to Reflect the Arrangement.

A    Domtar pension, post-retirement and post-employment benefits

To adjust the pension, post-retirement and post-employment expenses to reflect the impact of the fair value of all plans. The expense reduction has been allocated 67% to cost of goods sold and 33% to selling, general and administrative expenses representing an estimated split of the costs between these two financial statement captions.

B    Domtar inventory under Last In First Out (“LIFO”)

To record the impact of conforming Domtar’s U.S. domestic inventory to the LIFO cost method with the Company’s accounting policies.

C    Intercompany purchases and sales elimination

To eliminate intercompany purchases and sales between the Company and Domtar.

D    Amortization of debt premium

To record the amortization of the premium on long-term debt resulting from recording the assumed Domtar debt at its estimated fair value.

Notes to Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

E    Senior secured term loan facility interest expense and other financing considerations

To record the interest expense on the seven-year senior secured term loan facility as well as incremental interest on the five-year senior secured revolving credit facility at the anticipated rate of interest, plus applicable margins. The anticipated rate of interest used was 6.44% for the year ended December 31, 2006 and 6.73% for the thirteen weeks ended April 1, 2007. Should the interest rate increase or decrease by 1/8%, the impact on the earnings (loss) before income taxes would be $1 million for the year ended December 31, 2006 and nil for the thirteen weeks ended April 1, 2007.

F    Amortization of deferred financing costs

To record the amortization of the deferred financing costs under the seven-year senior secured term loan facility. The financing costs are amortized over the duration of the seven-year senior secured loan.

G    Deferred gain amortization reversal relating to interest rate swaps

Domtar amortizes a deferred gain to income related to a previous termination of an interest rate swap contract prior to maturity. This gain was written off as a result of recording deferred credits at fair value. This adjustment reverses the amortization benefit recognized in Domtar’s historical consolidated financial statements.

H    Deferred financing cost amortization reversal

Represents the reversal of amortization of deferred financing costs recognized in Domtar’s historical consolidated financial statements resulting from recording acquired other assets at fair value.

I    Amortization of property, plant and equipment

To reflect the reduction of the amortization expense of property, plant and equipment in light of the preliminary valuation studies and management’s best estimate of current remaining economic useful lives of property, plant and equipment.

J    Reversal of purchase price allocation adjustment for inventories

Represents the reversal of the non recurring impact on net earnings of selling the finished goods that were revalued as a result of recording Domtar’s inventories at their estimated fair value.

K    Tax effect of purchase price allocation adjustments

To tax effect the purchase price allocation adjustments using the combined statutory rate in effect in the relevant jurisdictions.

L    Other income tax adjustments

To reflect the tax effect of pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions. The primary adjustment is the result of additional interest expense as a result of the senior secured term loan facilities.

M    Minority Interest

To reflect the presentation of Domtar preferred shares as a minority interest in the Company’s financial information.

BUSINESS OF THE COMPANY

As of and from March 7, 2007, the Company owns both the Weyerhaeuser Fine Paper Business and Domtar. The discussion below includes pro forma information for the 2006 fiscal year as if the Company owned both the Weyerhaeuser Fine Paper Business and Domtar for the full fiscal year and does not reflect actual historical results.

Overview

Based on current market data, the Company is the largest integrated manufacturer of uncoated free sheet in North America and the second largest in the world based on production capacity as well as one of the largest manufacturers of papergrade pulp in North America.

The Company designs, manufactures, markets and distributes a wide range of fine paper products for a variety of consumers, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. The Company has a paper production capacity of approximately 4.7 million tons of uncoated free sheet at 15 paper mills. The Company also has one paper mill at Prince Albert, Saskatchewan that is currently not in operation but has a production capacity of approximately 290,000 tons of uncoated free sheet. In addition, the Company has a production capacity of approximately 235,000 tons of coated groundwood paper at one paper mill.

The Company manufactures papergrade pulp, which it sells to the extent it produces more pulp than is required for internal use in its paper mills. It also manufactures and sells fluff pulp and specialty pulp. The sale of papergrade pulp to third parties allows optimization of pulp capacity while reducing overall manufacturing costs. On a pro forma basis, the Company shipped approximately 1 million tons of pulp in excess of its internal requirements during 2006.

The Company operates 5 sawmills and one remanufacturing facility with a production capacity of approximately 550 million board feet of lumber. In addition, the Company owns five sawmills that are currently not in operation but have an aggregate production capacity of approximately 760 million board feet of lumber.

On a pro forma basis, the Company has combined revenues of $6.7 billion in 2006, of which approximately 80% was from pulp and paper, approximately 14% was from paper merchants operations and approximately 6% was from wood products.

Competitive Strengths

The Company believes that its competitive strengths will provide a solid foundation for the execution of its business strategy:

Leading Market Position. The Company is the largest integrated manufacturer of uncoated free sheet in North America and the second largest in the world based on production capacity. This leading market position provides the Company key competitive advantages, including economies of scale, wider sales and marketing coverage and broad product offerings, such as business, printing and publishing and technical and specialty grade paper.

Efficient and Cost-Competitive Assets. The Company’s fine paper business encompasses a mix of assets allowing it to be a low-cost producer of high volume papers and an efficient producer of value-added specialty papers. The Company’s six largest mills focus on production of high volume copy and offset papers while the other mills focus on the production of value-added paper products for which quality, flexibility and service are key determinants. Most of the Company’s paper production is at mills with integrated pulp production and cogeneration facilities, reducing exposure to price volatility for purchased pulp and energy.

Proximity to Customers. The Company has a broad geographic coverage with a strong manufacturing presence in eastern North America complemented by service locations throughout North America. This proximity to customers provides opportunities for enhanced customer service and minimization of freight distance, response time and delivery cost, which constitute key competitive advantages particularly in the high volume copy and offset paper grades market segment. Customer proximity also allows just-in-time delivery of high demand paper products in less than 48 hours to most major North American cities.

Strong Franchise with Unique Service Solutions. The Company sells paper to multiple market segments, through a variety of channels, including paper merchants, converters, retail companies and publishers throughout North America. In addition, the Company maintains a strong market presence through its ownership of both the Domtar Distribution Group and the Enterprise Group, Domtar’s and the Weyerhaeuser Fine Paper Business’ respective paper merchant and distribution divisions. Both companies have developed strong positions as reliable and responsive suppliers to their markets. The Company believes it will build on those positions by maximizing its strengths in centralized planning capability and supply-chain management solutions.

High Quality Products with Strong Brand Recognition. The Company enjoys strong reputations for producing high quality fine paper products and markets some of the most recognized and preferred papers in North America, including a wide range of business and commercial printing paper brands, such as Domtar Offset-Windsor®, Domtar Opaque-Plainfield®, Titanium®, Cornwall®, Microprint®, Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw®, First Choice® and EarthChoice®. The Company believes that it is a supplier of choice in the fine paper market.

Focus on Shareholder Value. The Company believes that it has the ability to build value for its shareholders. The Company’s large base of cost-competitive and efficient assets should allow it to realize cost savings through economies of scale, enhanced buying power and synergies, which should result in higher margins.

Experienced Management Team with Proven Integration Expertise. The Company’s management team has significant experience and a record of success in the North American paper industry, including with respect to business integration issues. For example, Raymond Royer, the Company’s president and chief executive officer, was the president and chief executive officer of Domtar for ten years and Marvin Cooper, the Company’s chief operating officer, has more than 25 years of experience in the pulp and paper industry, including 22 years at Willamette Industries, Inc. (“Willamette”) and four years at Weyerhaeuser. Mr. Royer led Domtar’s integration of four U.S. mills acquired from Georgia Pacific in 2001 while Mr. Cooper worked on the integration of Willamette’s pulp and fine paper business after it was acquired by Weyerhaeuser in 2002. To support the management team, the Company believes its employees’ expertise and know-how should help create operational efficiencies and better enable the Company to deliver improved profitability from its manufacturing operations.

Business Strategy

The Company’s goal is to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers and converters in North America. The Company intends to enhance cash flow and generate shareholder value by implementing the following business strategies:

•	successfully integrating the combined businesses and optimizing paper production to improve operating efficiency and reduce costs;

•	leveraging existing customer relationships;

•	increasing depth of product offerings including the Company’s offering of environmentally and ethically responsible line of papers;

•	maintaining financial discipline to create shareholder value; and

•	conducting operations in a sustainable way.

Successfully Integrating the Predecessor Company and Domtar and Optimizing Paper Production to Improve Operating Efficiency and Reduce Costs. The Company believes that the combination of the Predecessor Company and Domtar represents a strategic fit because of the similarity of both their fine paper offerings in uncoated free sheet grades and their geographic presence. The Company’s integration efforts are initially focused on providing a single face to the Company’s customers, utilizing its greater sales and marketing coverage to enhance customer service and achieving synergies. The combination of the Predecessor Company and Domtar provides an opportunity to combine the operational strengths and best practices of two of the industry’s leading manufacturers. The Company is developing plans to improve the Company’s operating efficiency and cost structure and to achieve certain synergies within two years through a combination of process optimization resulting in lower operating costs, reductions in transportation, logistics and purchasing costs, implementation of best-in-class business practices and reductions in sales and administrative costs. The Company also intends to optimize the Company’s distribution network and plans to review its organizational structure, consolidating its regional centers and back-office functions where appropriate.

Leveraging Existing Customer Relationships. The Company intends to build on the successful relationships that the Predecessor Company and Domtar have developed with key customers to support their businesses and to provide inventory reduction solutions through just-in-time delivery for most-demanded products. The Company believes that it will be among the suppliers of choice for customers who seek competitively-priced paper products and services.

Increasing Depth of Product Offerings Including the Company’s Offering of Environmentally and Ethically Responsible Line of Papers. The Company believes that it will be able to deliver improved service to customers through increased depth of product offerings and greater access to volume. The Company believes the development of EarthChoice®, the Company’s line of environmentally and ethically responsible papers, will provide a platform upon which to expand its offerings to customers. The EarthChoice® line of papers, a product line endorsed and supported by leading environmental groups, offers customers solutions and peace of mind through the use of a combination of Forest Stewardship Council (FSC) virgin fiber and recycled fiber. FSC is the certification recognized by environmental groups as the most stringent and is third-party audited.

Maintaining Financial Discipline to Create Shareholder Value. The Company believes that value creation will initially be better achieved by de-leveraging. The Company intends to manage the Company’s capital expenditures effectively and minimize its working capital requirements.

Conducting Operations in a Sustainable Way. Customers and end-users as well as all stakeholders in communities where the Company operates seek assurances from the pulp and paper industry that resources are managed in a sustainable manner. The Company strives to provide these assurances by certifying the Company’s forest, manufacturing and distribution operations and the Company intends to subscribe to internationally recognized environmental management systems, namely ISO 14001.

BUSINESS OF THE PREDECESSOR COMPANY

The following section describes the Company as if it held the Weyerhaeuser Fine Paper Business but not Domtar for all periods and dates presented. Because the Company was a shell company with no operations and substantially no assets, the operations and financial results of the Predecessor Company presented herein are those of the Weyerhaeuser Fine Paper Business. The results of operations of the Company will be significantly different than the results of operations of the Predecessor Company.

Overview

The Predecessor Company principally manufactures and sells fine paper, including uncoated free sheet and coated groundwood and is the second largest integrated manufacturer of uncoated free sheet in North America and the third largest in the world based on production capacity, with annual uncoated free sheet production capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation), representing approximately a 19% share of the North American uncoated free sheet production capacity in 2006. The Predecessor Company also manufactures papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties. Papergrade pulp is sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allows for optimization of pulp capacity while reducing overall manufacturing costs.

The Predecessor Company generated revenues of $3.3 billion during both 2005 and 2006; the revenues generated by pulp and fine paper products represented approximately 95% in both periods.

The following table sets forth the breakdown of net sales sold in each product category of the Predecessor Company’s business as well as the percentage of sales accounted for by each product category, in each case for each of the last three fiscal years:

	Year Ended
	December 31, 2006		December 25, 2005		December 26, 2004
(Dollars in millions)	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales
Fine Paper	$2,667	80.8%	$2,629	80.5%	$2,426	80.2%
Pulp	$476	14.4%	$443	13.6%	$441	14.6%
Softwood Lumber	$76	2.2%	$127	3.9%	$113	3.7%
Other	$87	2.6%	$68	2.0%	$46	1.5%

	$3,306	100%	$3,267	100%	$3,026	100%

Products

Fine Paper

The net sales of the Predecessor Company’s fine paper business were approximately $2,667 million in 2006, $2,629 million in 2005 and $2,426 million in 2004, representing approximately 80% of the Predecessor Company’s total sales in such years. The Predecessor Company’s fine paper products include the following commodity papers:

Business Papers. Business papers represented approximately 35% of the Predecessor Company’s sales of fine paper products in 2006. Business papers include copier and electronic imaging papers used with ink jet and laser printers, photocopiers and plain-paper fax machines.

Printing, Publishing and Converting Papers. Printing, publishing and converting papers represented approximately 40% of the Predecessor Company’s sales of fine paper products in 2006. Printing and publishing papers include products used in commercial printing applications such as annual reports, brochures and direct mail. Converting papers products are the base papers that are converted into finished products such as envelopes, tablets, business forms and data processing/computer forms.

Computer Papers, Preprinted Forms and Digital Papers. Computer papers, preprinted forms and digital papers represented approximately 18% of the Predecessor Company’s sales of fine paper products in 2006. These papers are sold by the Predecessor Company’s enterprise group.

Coated Groundwood Papers. Coated groundwood papers represented approximately 7% of the Predecessor Company’s sales of fine paper products in 2006. Coated groundwood papers are used primarily in magazines, catalogs and inserts.

Pulp

The net sales of the Predecessor Company’s pulp business were approximately $476 million in 2006, $443 million in 2005 and $441 million in 2004, representing approximately 14%, of the Predecessor Company’s total sales in such years. The Predecessor Company manufactures the following types of pulp:

Papergrade Pulp. Papergrade pulp represented approximately 62% of the Predecessor Company’s pulp sales in 2006. Papergrade pulp is used in the manufacturing of fine paper products.

Fluff Pulp. Fluff pulp represented approximately 20% of the Predecessor Company’s pulp sales in 2006. Fluff pulp is used in baby diapers and adult incontinence products.

Specialty pulp. Specialty pulp represented approximately 18% of the Predecessor Company’s pulp sales in 2006. The specialty pulp manufactured by the Predecessor Company is used in cement siding.

Softwood Lumber

The net sales of the Predecessor Company’s softwood lumber business were approximately $76 million in 2006, $127 million in 2005 and $113 million in 2004, representing approximately 2%, 4% and 4%, respectively, of the Predecessor Company’s total sales in such years. The Predecessor Company manufactures and sells softwood lumber for use in residential construction.

Other

The net sales of the Predecessor Company’s other operations were approximately $87 million in 2006, $68 million in 2005 and $46 million in 2004, representing less than 4% of the Predecessor Company’s total sales in such years. Other operations consist of the Predecessor Company’s Canadian timber sourcing operations and other ancillary activities.

Facilities and Properties

The Predecessor Company owns eight uncoated free sheet mills and one coated groundwood mill in the United States and Canada, all of which are integrated with pulp mills. The Predecessor Company’s mills had a total annual uncoated free sheet capacity of approximately 2.7 million tons (or 3 million tons including the Predecessor Company’s Prince Albert, Saskatchewan mill, which is currently not in operation) and a coated groundwood capacity of approximately 235,000 tons as of December 31, 2006.

The Predecessor Company owns all of its production facilities with the exception of certain portions that are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements, and lease substantially all of the Predecessor Company’s sales offices, regional replenishment centers and warehouse facilities. The Predecessor Company believes its properties are in good operating condition and are suitable and adequate for the operations for which they are used. The Predecessor Company owns substantially all of the equipment used in its facilities.

The following table sets forth the locations of the Predecessor Company’s principal production facilities and operating equipment as well as annual capacities of uncoated free sheet and coated groundwood manufacturing locations in the Predecessor Company’s business and production for the fiscal year ended December 31, 2006. Each of the listed facilities is owned by the Predecessor Company, except that portions of some of these facilities are subject to leases with government agencies in connection with industrial development bond financings or fee-in-lieu-of-tax agreements.

	Number of Machines	Production Capacity(1)	Production(2)
		(short tons in thousands)
Uncoated Free Sheet Mills:
Hawesville, Kentucky	2	625	638
Marlboro, South Carolina	1	385	392
Kingsport, Tennessee	1	405	410
Rothschild, Wisconsin	1	145	148
Johnsonburg, Pennsylvania	2	360	365
Dryden, Ontario(3)	2	315	369
Prince Albert, Saskatchewan(4)	1	—	7
Plymouth, North Carolina	2	465	468
Total Uncoated Free Sheet	12	2,700	2,797

Coated Groundwood:
Columbus, Mississippi	1	235	230

(1)	Production capacity reflects expected production under normal operating conditions and product mix and expected maintenance downtime in 2006. Actual production may vary.
(2)	Production reflects actual production in 2006.
(3)	Production at the Predecessor Company’s mill in Dryden, Ontario reflects the output of a paper machine that was shut down in 2006.
(4)	Operations ceased at the Predecessor Company’s mill in Prince Albert, Saskatchewan in 2006. This mill had a production capacity of approximately 290,000 short tons in 2005.

The Predecessor Company’s paper mills are supported by forms and converting operations at its uncoated free sheet mills in Rothschild, Wisconsin; Plymouth, North Carolina and Dryden, Ontario as well as at 12 other facilities that collectively have the capacity to convert approximately 1.62 million tons of roll paper into cut sized sheets, approximately 0.32 million tons of roll paper into folio sized sheets and approximately 0.27 million tons of roll paper into forms paper annually.

The Predecessor Company manufactures papergrade pulp at all of the uncoated free sheet mills listed above as well as at its facility in Kamloops, British Columbia, fluff pulp at the Predecessor Company’s facility in Plymouth, North Carolina and specialty pulp at its facility in Kamloops, British Columbia.

The Predecessor Company owns chip mills in the vicinity of its uncoated free sheet mills in Johnsonburg, Pennsylvania; Hawesville, Kentucky; Kingsport, Tennessee and Marlboro, South Carolina but typically lease such mills to third parties who operate them. The Predecessor Company also owns sawmills at Ear Falls, Ontario and Big River, Saskatchewan and a 51% equity interest in Wapawekka Lumber Limited Partnership, which has one sawmill in Wapawekka, Saskatchewan.

The Predecessor Company owns forest licenses covering 0.850 million cubic meters of softwood and 0.570 million cubic meters of hardwood in the proximity of its Dryden, Ontario mill and is party to a forest management agreement covering 1.846 million cubic meters of softwood and 0.976 million cubic meters of hardwood in the proximity of the Predecessor Company’s Prince Albert, Saskatchewan mill.

The Predecessor Company’s operational headquarters are located at Fort Mill, South Carolina.

During the first quarter of 2006, the Predecessor Company shut down indefinitely its pulp and paper mill in Prince Albert, Saskatchewan and the sawmill in Big River, Saskatchewan due to poor market conditions. The Wapawekka sawmill also was shut down. These facilities are currently not in operation. The Company has not determined at this time whether these facilities will be reopened, sold or permanently closed.

Supply

Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its by-products, such as wood chips, wood shavings and sawdust. Prior to the Transactions, Weyerhaeuser supplied the Predecessor Company’s paper mills with fiber from the Weyerhaeuser chip and saw mills as well as from third parties. Concurrent with the consummation of the Transactions, the Company entered into a number of fiber supply agreements with Weyerhaeuser including Canadian fiber supply agreements pursuant to which Weyerhaeuser agrees to supply wood chips to the Predecessor Company’s Kamloops, British Columbia mill (and the Predecessor Company’s Prince Albert, Saskatchewan mill if it re-opens) for a period of 20 years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply softwood chip residuals to the Predecessor Company’s Plymouth, North Carolina mill for a period of five years, a pine chip supply agreement pursuant to which Weyerhaeuser will agree to supply a sufficient amount of softwood chips to allow the Predecessor Company to produce between 210 and 230 air dry tons per day of thermo mechanical pulp at the Predecessor Company’s Columbus, Mississippi mill for a period commencing on March 7, 2007 and ending on May 31, 2007 and a slush pulp sales agreement pursuant to which Weyerhaeuser’s Columbus, Mississippi pulp mill will agree to supply 74,293 tons of slush pulp to the Predecessor Company’s Columbus, Mississippi coated groundwood mill for a period of one year, subject to annual renewal. Fiber purchased under these agreements will be purchased at fair market levels. See “The Company’s Relationship With Weyerhaeuser After the Distribution—Supply Agreements.”

The Predecessor Company supplies its paper mills with fiber that it will obtain through a combination of different sources depending on the location of the paper mills. The Predecessor Company obtains fiber from timber harvested pursuant to its forest licenses and forest management agreements and processed in its own chip and saw mills, pursuant to fiber supply contracts with Weyerhaeuser as well as pursuant to fiber supply agreements with other third parties and open market purchases.

All of the Predecessor Company’s uncoated free sheet mills have onsite pulp production facilities. The Predecessor Company’s coated groundwood mill and some of the Predecessor Company’s uncoated free sheet mills also purchase pulp from third parties. Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

The Predecessor Company’s business consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste). During 2005 and 2006, purchased energy costs comprised approximately 8% and 7%, respectively, of the aggregate amount of materials, labor and other operating costs and fiber costs. The Predecessor Company purchases substantial portions of the energy it consumes under supply contracts, most of which are between a specific plant and a specific provider. Under most of these contracts, providers are committed to provide quantities within specified ranges that provide the Predecessor Company with its needs for a particular type of energy at a specific facility. Most of the contracts have pricing mechanisms that set prices based on current market rates. Natural gas, fuel oil, coal and hog fuel are consumed primarily in the production of steam to be used in the manufacturing process or to a lesser extent to provide direct heat to be used in the chemical recovery process. Electricity is used primarily to drive motors and other equipment as well as provide lighting. Two of the Predecessor Company’s facilities have substantial co-generation capabilities and utilize steam generated from these fuels to generate and sell more electricity into the regional grids than they consume internally. The revenue from electricity sales was able to offset approximately 8% and 7% of the Predecessor Company’s total energy requirements in 2005 and 2006, respectively.

Customers

The Predecessor Company’s largest customer, Unisource, an independent marketer and distributor of commercial printing and business imaging papers in North America, represented approximately 12% of its sales revenues in the fiscal year ended December 31, 2006. Both Weyerhaeuser and Domtar historically supplied products to Unisource on a per-order basis, subject to a published price list and neither company currently has any long-term contractual commitments to Unisource. The commercial relationship between Unisource and the Company is expected to be consistent with these relationships. The Company also will have other significant customers as well as a large number of other fine paper customers, which will vary in size but none of which will individually represent a material portion of the Company’s sales. The Predecessor Company’s customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, retailers and customers who use the Predecessor Company’s paper for specialty applications, such as label and release products. The majority of these customers purchase products through individual purchase orders.

Competition

The markets in which the Predecessor Company’s business competes are generally worldwide and highly competitive. Grades of fine paper are globally traded, with numerous worldwide manufacturers. All of the Predecessor Company’s paper manufacturing facilities are located in the United States or Canada. Although the Predecessor Company sells primarily in North America, it faces competition from foreign producers, some of which have lower operating costs than the Predecessor Company. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Approximately five major manufacturers produce and sell uncoated free sheet in North America, and dozens more sell uncoated free sheet worldwide. Although price is the primary basis for competition in most of the Predecessor Company’s paper grades, quality and service are important competitive determinants, especially in value-added grades. The Predecessor Company’s paper products also compete with other paper grades, including coated groundwood, and electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, the Predecessor Company may see a decrease in the overall demand for paper products or shifts from one type of paper to another.

Employees

The Predecessor Company has approximately 5,500 employees and the Company has approximately 14,000 employees. Approximately 3,524, or 64%, of the Predecessor Company’s employees and approximately 11,424, or 81.6%, of the Company’s employees are covered by collective bargaining agreements.

Intellectual Property

Most of the brand name paper products of the Predecessor Company are protected by registered trademarks. Key trademarks used in the Predecessor Company include Bobcat®, Cougar®, Husky®, Jaguar®, Lynx®, Clarion®, Sonora®, Choctaw® and First Choice®. These brand names and trademarks are important to the business and, historically, Weyerhaeuser has vigorously pursued apparent infringements. The numerous trademarks of the Predecessor Company have been registered in the United States and throughout the world where the products of the Predecessor Company are sold. The current registrations of these trademarks are effective for various periods of time. These trademarks may be renewed periodically, provided that the

Predecessor Company, as the registered owner, or their licensees comply with all applicable renewal requirements, including the continued use of the trademarks in connection with similar goods.

Although there are several patent applications pending, no patents have been issued. The Predecessor Company’s management regards these patent applications as important but does not consider any one or group of them to be materially important to the Predecessor Company as a whole.

Under the terms of the Contribution and Distribution Agreement and the intellectual property license agreement, the Company received, a fully paid-up, royalty free, non-exclusive license to use certain intellectual property and technology that is used in the Weyerhaeuser Fine Paper Business but retained by Weyerhaeuser. This license does not, however, include the right to use the Weyerhaeuser name. See “The Company’s Relationship With Weyerhaeuser After the Distribution—Intellectual Property License Agreement.”

Seasonality

Demand for uncoated free sheet, the Predecessor Company’s principal product, is typically not seasonal. The most significant seasonal impact on the Predecessor Company’s uncoated free sheet operations is caused by its annual scheduled maintenance outages. During an outage period, a pulp mill and/or paper machine is taken out of operation so that maintenance can be performed. During these time periods, it is normal to incur significant maintenance expenditures as well as above normal expenditures for operating supplies. In addition, some facilities may elect to operate their paper machines on higher cost purchased fiber and incur other incremental costs to minimize the period of time that the paper machine is out of operation.

Working Capital

The Predecessor Company typically maintains 30 to 35 days of raw material inventories and 15 to 20 days of chemical inventories to support its pulp and paper operations.

The Predecessor Company maintains approximately 30 days of finished goods inventory. However, this inventory may build up in anticipation of seasonal maintenance outages. In addition, the Predecessor Company maintains paper rolls for 15 days before they are converted to free sheet to fill customer orders.

Environmental Matters

The Predecessor Company’s business is subject to a wide range of general and industry-specific laws and regulations in the United States and Canada relating to the protection of the environment, including those governing air emissions, wastewater discharges, the storage, management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, landfill operation and closure obligations and health and safety matters. Compliance with these laws and regulations is a significant factor in the operation of the Predecessor Company’s business. The Predecessor Company may encounter situations in which its operations fail to maintain full compliance with applicable environmental requirements, possibly leading to civil or criminal fines or penalties or in enforcement actions, including those that result in governmental or judicial orders that stop or interrupt the Predecessor Company’s operations or require the Predecessor Company to take corrective measures at substantial costs, such as the installation of additional pollution control equipment or other remedial actions.

Compliance with U.S. federal, state and local and Canadian federal and provincial environmental laws and regulations usually involves capital expenditures as well as additional operating costs. For example, the United States Environmental Protection Agency has promulgated regulations dealing with air emissions from pulp and paper mills, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. The Predecessor Company cannot quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because, in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance frequently serves other purposes, such as extension of facility life, increase in capacity, changes in raw material requirements or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the Predecessor Company estimates that capital expenditures for environmental compliance were approximately $4 million in 2005 and approximately $2 million in 2006.

The Predecessor Company’s air permit for its Kamloops, British Columbia pulp manufacturing facility requires that the facility reduce air emissions of particulate matter by December 31, 2007. Compliance with the permit requirements is likely to require significant capital expenditures. The Predecessor Company continues to evaluate its options and is currently in discussions with the Province of British Columbia to extend the deadline for compliance. If the deadline is not extended, the facility may not be able to operate after 2007 without significantly curtailing output or incurring significant capital expenditures.

The United States Environmental Protection Agency has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (“TMDL”) allocations for pollutants in water bodies determined to be water-quality-impaired. However, certain states continue to promulgate TMDL requirements. The state TMDL requirements may set limits on pollutants that may be discharged to a body of water to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the Predecessor Company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

The Predecessor Company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property owned by the Predecessor Company where the Predecessor Company has the sole obligation to remediate the site or share that remediation obligation with a small number of other parties. Other sites are third-party sites involving several parties who may have a joint and several remediation obligation. Remediation efforts are currently ongoing, for example, at the Predecessor Company’s Plymouth, North Carolina facility in respect of dioxins/furans and mercury, and at the Predecessor Company’s Rothschild, Wisconsin facility in respect of pulp manufacturing by products. The Predecessor Company’s liability for environmental investigation and remediation ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the Predecessor Company at the site and, at some sites, the number and economic viability of the other potentially responsible parties. The Predecessor Company spent less than $1 million in 2005 and approximately $5 million in 2006, on environmental remediation of these sites.

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River Sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Predecessor Company has not determined whether either of these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities, which would likely include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company’s forest operations in Canada are carried out on public forestlands under forest licenses and forest management agreements. All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements between the Predecessor Company and the relevant province designed to protect environmental and other social values. In Canada, the federal Species at Risk Act (“SARA”) was enacted in 2002. SARA contains protective measures for species identified as being at risk and for critical habitat. To date, SARA has not had a significant effect on the Predecessor Company’s operations; however, it is anticipated that SARA will, over time, result in some additional restrictions on timber harvests and other forest management practices and increase some operating costs for operators of forestlands in Canada. For these reasons, SARA is expected to affect timber supply and prices in the future.

Legal Proceedings

Pursuant to the Contribution and Distribution Agreement and other agreements entered into or to be entered into in connection with the Transactions, the Predecessor Company assumes responsibility for claims and litigation matters arising out of or primarily relating to the Predecessor Company whether or not asserted prior to the Transactions. Currently, a small number of claims and litigation matters have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Predecessor Company’s long-term results of operations, cash flows or financial position.

BUSINESS OF DOMTAR

Domtar is the third largest integrated manufacturer of uncoated free sheet in North America and the fourth largest in the world based on production capacity with four pulp and paper mills in Canada and five in the United States. On December 29, 2006, Domtar sold its 50% equity interest in Norampac to Cascades Inc. for a cash consideration of CDN$560 million (the U.S. dollar equivalent of which is $480.6 million at an exchange rate of 1.1652 Canadian dollars per U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on December 29, 2006). The net after tax proceeds of the sale were used primarily to reduce debt incurred by the Company in connection with the Transactions or to repay Domtar’s existing indebtedness. See “Where You Can Find More Information.”

Domtar’s paper business is its most important segment, and represented 64% of Domtar’s consolidated sales in 2006, or 70% when including sales of Domtar paper through its paper merchants business. In addition to its paper business, Domtar manufactures and markets lumber and wood-based value-added products and engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by Domtar and by other manufacturers.

FINANCING

Senior Secured Credit Facilities

In connection with the Transactions, the Company and Domtar entered into a Credit Agreement, dated as of the Closing Date, with JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto. The Credit Agreement consists of an US$800 million senior secured tranche B term loan facility and an US$750 million revolving loan facility. In connection with the closing of the Transactions, the Company borrowed US$800 million under the tranche B term loan facility and US$60M under the revolving loan facility. The revolving loan facility may be used by the Company and Domtar for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company under the revolving loan facility will be made available in U.S. dollars, and borrowings by Domtar under the revolving loan facility will be made available in U.S. dollars or Canadian dollars and limited to US$150 million (or the Canadian dollar equivalent thereof).

The tranche B term loan facility matures on March 7, 2014, and the revolving loan facility matures on March 7, 2012. The tranche B term loan facility amortizes in nominal quarterly installments (not exceeding one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the tranche B term loan facility bear annual interest at either a eurodollar rate plus a margin of 1.375%, or an alternate base rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an alternate base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar in U.S. dollars bear annual interest at either a eurodollar rate plus a margin of 1.25% to 2.25%, or an U.S. base rate plus a margin of 0.25% to 1.25%. Amounts drawn under the revolving loan facility by Domtar in Canadian dollars bear annual interest at the Canadian prime rate plus a margin of 0.25% to 1.25%. Domtar may also issue bankers’ acceptances denominated in Canadian dollars which are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on the Company’s consolidated leverage ratio.

The Credit Agreement contains a number of covenants that, among other things, limit the ability of the Company and its subsidiaries to make capital expenditures and place restrictions on other matters customarily restricted in senior secured credit facilities, including restrictions on indebtedness (including guarantee obligations), liens (including sale and leasebacks), fundamental changes, sales or disposition of property or assets, investments (including loans, advances, guarantees and acquisitions), transactions with affiliates, hedge agreements, dividends and other payments in respect of capital stock, changes in fiscal periods, environmental activity, optional payments and modifications of other material debt instruments, negative pledges and agreements restricting subsidiary distributions, changes in lines of business, and amendments to the transaction documents to the extent that any such amendment would be materially adverse to the interests of the lenders. For so long as the revolving loan commitments are outstanding, the Company is required to comply with a consolidated cash interest coverage ratio and a consolidated leverage ratio. The Credit Agreement contains customary events of default, provided that non-compliance with the consolidated cash interest coverage ratio or consolidated leverage ratio will not constitute an event of default under the tranche B term loan facility unless it has not been waived or amended by the revolving credit lenders within a period of 45 days after notice.

The Company’s direct and indirect, existing and future, U.S. wholly-owned subsidiaries serve as guarantors of the senior secured credit facilities for any obligations thereunder of the Company, subject to exceptions for the U.S. subsidiaries of Domtar and other agreed exceptions. Domtar’s direct and indirect, existing and future, wholly-owned subsidiaries, as well as the Company and its subsidiaries, serve as guarantors of Domtar’s obligations as a borrower under the senior secured credit facilities, subject to agreed exceptions.

The obligations of the Company in respect of the senior secured credit facilities are secured by all of the equity interests of the Company’s direct and indirect U.S. subsidiaries, other than the U.S. subsidiaries of Domtar, and 65% of the equity interests of the Company’s direct and indirect “first-tier” foreign subsidiaries, subject to agreed exceptions, and a perfected first priority security interest in substantially all of the Company’s and its direct and indirect U.S. subsidiaries’ tangible and intangible assets (other than the U.S. subsidiaries of Domtar). The obligations of Domtar, and the obligations of the non-U.S. guarantors, in respect of the senior secured credit facilities and any hedge agreements or cash management arrangements entered into with a lender thereunder also are secured by all of the equity interests of the Company’s direct and indirect subsidiaries, subject to agreed exceptions, and a perfected first priority security interest, lien and hypothec in the inventory of Domtar, its immediate parent, and its direct and indirect subsidiaries, other than its U.S. subsidiaries.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

Board of Directors

The board of directors of the Company is comprised of 13 directors. Harold MacKay serves as the non-executive chairman of the board of directors.

Of these 13 directors, each director other than Messrs. Royer and Cooper is independent under the independence requirements of the SEC, the New York Stock Exchange and the Company’s Director Independence Standards, which are available at the Company’s web site at www.domtar.com. Further, Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC for audit committee members. Each of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel is a “Non-employee Director” for purposes of the Exchange Act and each satisfies the requirements of an “outside director” for purposes of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Set forth below is information concerning those persons that are currently serving as the directors of the Company. The board of directors is divided into the following three classes: Class I: Jack C. Bingleman, Marvin D. Cooper, W. Henson Moore and Richard Tan; Class II: Louis P. Gignac, Harold H. MacKay, Raymond Royer and William C. Stivers; Class III: Brian M. Levitt, Michael R. Onustock, Robert J. Steacy, Pamela B. Strobel and Denis Turcotte.

The first class was elected for a term expiring at the first annual meeting of stockholders following the consummation of the Transactions, the second class was elected for a term expiring at the second annual meeting of stockholders following the consummation of the Transactions, and the third class was elected for a term expiring at the third annual meeting of stockholders following the consummation of the Transactions. For more information, see “Certain Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law.”

Name	Position
Harold H. MacKay	Chairman of the board of directors
Jack C. Bingleman	Director
Marvin D. Cooper	Director
Louis P. Gignac	Director
Brian M. Levitt	Director
W. Henson Moore	Director
Michael R. Onustock	Director
Raymond Royer	Director
Robert J. Steacy	Director
William C. Stivers	Director
Pamela B. Strobel	Director
Richard Tan	Director
Denis Turcotte	Director

Harold H. MacKay, age 66, has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005. Prior to that, he was a partner in MacPherson from 1969 to 2004. He also served as the Clifford Clark policy advisor to the Department of Finance of Canada and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. He is a director of The Toronto-Dominion Bank and The Mosaic Company. Mr. MacKay is an Officer of the Order of Canada.

Jack C. Bingleman, age 64, has been the president of Indian River Asset Management Inc. since 2001. Previously he held a number of executive positions with Staples Inc., including president of Staples International from 1997 to 2000. He has been a director of Domtar since 2005; he is also a director of Tractor Supply Co.

Marvin D. Cooper, age 63, was the senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser Company from 2002 to 2006 when he stepped down to work full-time on the Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Louis P. Gignac, age 56, has been a corporate director and consultant since November 2006. Previously, he served as president and CEO of Cambior Inc. since 1986. He has been a director of Domtar since 1995; he is also a director of Gaz Metro Inc.

Brian M. Levitt, age 59, has been the chair of the board of Domtar since 2004 and the co-chair of the law firm Osler, Hoskin & Harcourt LLP since 2001. Previously, he held a number of executive positions with Imasco Limited, including president and chief executive officer from 1995 to 2000. Mr. Levitt has been a director of Domtar since 1997; he is also a director of BCE Inc.

W. Henson Moore, age 67, has been until August 2006 president and CEO of the American Forest & Paper Association since 1995. Previously, he served in a number of senior U.S. government appointments and as a member of the U.S. House of Representatives for the Sixth District of Louisiana. Mr. Moore is a director of USEC, Inc.

Michael R. Onustock, age 67, has retired as senior vice president, pulp and white paper with Weyerhaeuser Company in 2004. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions in Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. He is a director of the University of Washington Pulp and Paper School Foundation.

Raymond Royer, age 68, has been the president, chief executive officer and a director of Domtar since joining Domtar in 1996. He is also a director of Power Financial Corporation and Shell Canada Limited. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Robert J. Steacy, age 56, has been a corporate director since May 2005. Previously, he served as the senior financial officer of Torstar Corporation since 1989 including as executive vice-president and chief financial officer from 2002 to 2005. He has been a director of Domtar since 2005; he is also a director of Alliance Atlantis Communications Inc., Cineplex Galaxy Income Fund and Somerset Entertainment Income Fund.

William C. Stivers, age 68, has retired as executive vice president of Weyerhaeuser Company in 2003, serving as chief financial officer from 1990 to 2003. Mr. Stivers is a former director of Factory Mutual Insurance Company and a past member of Chase Manhattan Bank’s National Advisory Board. He is a director of Minerals Technologies Inc.

Pamela B. Strobel, age 54, has retired as executive vice president and chief administrative officer of Exelon Corporation in 2005. During her tenure with Exelon and its predecessor companies since 1993, she also served as president of Exelon’s Business Services Company and as chairman and CEO of Exelon Energy Delivery, the holding company for Exelon’s energy delivery businesses. She is a director of Sabre Holdings Corporation and State Farm Mutual Automobile Insurance Company.

Richard Tan, age 51, is the founder, president and CEO of Pacific Millennium Holdings Corporation since 1977, an investment and operating group involved over the years in various industries including pulp and paper, forest plantation, information technology, and development and global joint ventures in Asia.

Denis Turcotte, age 45, has been president and CEO of Algoma Steel Inc. since 2002. Previously, he held a number of senior executive positions with companies in the pulp and paper industry, including president of the Paper Group and executive vice president of corporate development and strategy of Tembec Inc. from 1999 to 2002.

The Company’s Management

Set forth below is information concerning those persons that currently serve as the executive officers of the Company.

Name	Position
Raymond Royer	President and Chief Executive Officer
Marvin D. Cooper	Executive Vice-President and Chief Operating Officer
Daniel Buron	Senior Vice-President and Chief Financial Officer
Steven A. Barker	Senior Vice-President, Marketing
Roger H. Brear	Senior Vice-President, Southern Region Mills
Michel Dagenais	Senior Vice-President, Human Resources
Ghislain Dinel	Senior Vice-President, Northern Region Mills
Michael Edwards	Group Senior Vice-President, Pulp and Paper Manufacturing
James F. Lenhoff	Senior Vice-President, Distribution
Patrick Loulou	Senior Vice-President, Corporate Development
Jean-François Mérette	Senior Vice-President, Forest Products
Bart Nicholson	Senior Vice-President, Specialty Mills and Converting Operations
Yves L. Parent	Senior Vice-President, Information Technology
Gilles Pharand	Senior Vice-President, Law and Corporate Affairs
Richard L. Thomas	Senior Vice-President, Sales

Raymond Royer, age 68, has been the president, chief executive officer and a director of Domtar since joining Domtar in 1996. He is also a director of Power Financial Corporation and Shell Canada Limited. Mr. Royer is an Officer of the Order of Canada, a Commander of the Order of Léopold II of Belgium and an Officer of the Ordre national du Québec.

Marvin D. Cooper, age 63, was senior vice president, cellulose fiber, white papers and containerboard manufacturing and engineering of Weyerhaeuser Company from 2002 to 2006 when he stepped down to work full-time on the Transactions. Prior to joining Weyerhaeuser in 2002, he held a number of executive positions with Willamette Industries, Inc., including executive vice president, pulp and paper mills from 1998 to 2002. His career in the pulp and paper industry spans over 36 years.

Daniel Buron, age 43, has been senior vice president and chief financial officer of Domtar since May 2004. He joined Domtar in 1999. Prior to May 2004 he was vice president, finance, pulp and paper sales division and, prior to September 2002, he was vice president and controller. He has over 18 years of experience in finance.

Steven A. Barker, age 53, has been senior vice president pulp and paper sales and marketing of Domtar since December 2004. He joined Domtar in 2000 following the acquisition of Ris Paper Company, Inc. (“Ris”) (a wholly-owned subsidiary of Domtar since 2000) where he held a number of executive positions. His career in the paper industry spans over 25 years.

Roger H. Brear, age 59, has been senior vice president, paper manufacturing of Domtar since 2001 when he joined following the acquisition of four U.S. paper mills from Georgia-Pacific Corporation, where he held various senior manufacturing positions. His career in the paper industry spans over 35 years.

Michel Dagenais, age 57, has been vice president, human resources of Domtar since 2005. Previously, he was director, human resources of the Forest Products Group since joining Domtar in 2001. During his career that spans over 36 years, he has held various management and consulting positions in human resources and labor relations.

Ghislain Dinel, age 58, has been vice president, operations, optimization and technology of Domtar since 2004. Since joining Domtar in 1970, he has held various management positions in the pulp and paper operations. His career in the pulp and paper industry spans over 37 years.

Michael Edwards, age 59, has been vice president, fine paper manufacturing of Weyerhaeuser since 2002. Since joining Weyerhaeuser in 1994, he has held various management positions in the pulp and paper operations. Prior to Weyerhaeuser, Mr. Edwards worked at Domtar for 11 years. His career in the pulp and paper industry spans over 44 years.

James F. Lenhoff, age 56, has been senior vice president, Domtar Distribution Group since 2004. He joined Domtar in 2000 following the acquisition of Ris Paper Company Inc. where he was vice president, sales and marketing. His career in the paper industry spans over 26 years.

Patrick Loulou, age 38, has been senior vice president, corporate development since he joined the Company in March 2007. Previously, he held a number of positions in the telecommunications sector, as well as in management consulting. He has over 10 years experience in corporate strategy and business development.

Jean-François Mérette, age 40, has been vice president, sawmills since he joined Domtar in 2005. Previously, he has held various management positions with a major forest products company. His career in the forest products industry spans over 16 years.

Bart Nicholson, age 47, has been vice president, fine paper converting operations since joining Weyerhaeuser in 2002. Previously, he held various management positions in the pulp and paper operations of Willamette Industries, Inc. since 1981. His career in the pulp and paper industry spans over 26 years.

Yves Parent, age 53, has been senior vice president, information technology of the Company since March 2007. He joined Domtar in 2005 as vice president, information technology. He has over 25 years of experience in IT management, including 15 years in the pulp and paper industry and 10 years as senior director, IT in an international manufacturing organization.

Gilles Pharand, age 62, joined Domtar in 1970; he has been senior vice president, corporate affairs since 1994 and general counsel since 1986, being responsible for secretariat, environmental and legal affairs, communications and government relations, internal audit and head office operations. His career in the pulp and paper industry spans over 37 years.

Richard L. Thomas, age 53, has been vice president of fine papers of Weyerhaeuser since 2005. Prior to 2005, he was vice president, business papers of Weyerhaeuser. Mr. Thomas joined Weyerhaeuser in 2002 when Willamette Industries, Inc. was acquired by Weyerhaeuser. At Willamette, he held various management positions in operations since joining in 1992. Previously, he was with Champion International Corporation for twelve years.

Annual Meeting

The Company’s by-laws provide that an annual meeting of its stockholders will be held each year on a date specified by its board of directors. The Company expects the first annual meeting of its stockholders will be held in 2008.

Committees of the Board of Directors

Pursuant to the Company’s by-laws, its board of directors is permitted to establish committees of three or more directors from time to time as it deems appropriate. The Company’s board of directors currently has the following committees: audit committee, nominating and corporate governance committee, human resources committee and environment and health and safety committee. The membership and function of each committee are described below.

Audit Committee

The audit committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act and are financially literate, as required by the New York Stock Exchange. At least one member of the audit committee is a financial expert, as defined by the rules and regulations of the SEC.

The audit committee, through regular or special meetings with management, the director of internal audit and the Company’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the board of directors or the chairperson of the audit committee deems appropriate.

The audit committee is governed by the audit committee charter, which is available on the Company’s website at www.domtar.com.

The members of the audit committee currently are: Messrs. Bingleman, Gignac, Moore, Steacy and Stivers.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange.

The nominating and corporate governance committee has a leadership role in

•	shaping the governance of the Company;

•	reviewing the compensation of the Company’s directors; and

•

providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the board of directors candidates for election as directors.

The nominating and corporate governance committee is governed by the nominating and corporate governance committee charter, which is available on the Company’s website at www.domtar.com.

The members of the nominating and corporate governance committee currently are: Messrs. Bingleman, Levitt, MacKay and Steacy and Ms. Strobel.

Human Resources Committee

The human resources committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange, meet the requirements for a “Non-Employee Director” under the Exchange Act and meet the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended.

The human resources committee has responsibility for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;

•	making recommendations to the board of directors with respect to incentive compensation and equity-based plans;

•	managing the processes used by the board of directors to evaluate the Company’s chief executive officer;

•	reviewing the compensation of the Company’s chief executive officer;

•	reviewing and approving salaries and incentive compensation of the Company’s officers and certain other positions; and

•	administering the Company’s stock option and incentive compensation plans.

The human resources committee is governed by the human resources committee charter, which is available on the Company’s website at www.domtar.com.

The members of the human resources committee currently are: Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel.

Compensation of Directors

Company directors (other than the Chairman) who are not also employees of the Company are paid an annual cash retainer fee of $70,000 and annual equity-based compensation equal to $70,000 for the calendar year ended December 31, 2007 and each full calendar year of participation on the board of directors thereafter. In the case of the Chairman, the annual retainer fee is $120,000 and the annual equity-based compensation is equal to $120,000. Members of the Audit Committee are paid an additional cash retainer of $10,000. The Chairs of the Audit and Human Resources Committees receive additional cash retainers of $30,000 and $20,000, respectively. Each other Committee Chair receives an additional cash retainer of $10,000. The Chairman is not eligible for any of the Committee retainers described above. There will generally be no board or committee meeting fees. However, if more than 10 board meetings are held in a calendar year, directors will be paid board meeting fees of $1,500 per additional meeting attended.

Participating Directors may elect to defer receipt of retainer fees and receive deferred share units instead of cash compensation. Shares in respect of deferred share units will be payable upon termination of service as an eligible Director.

Compensation of Executive Officers

The Company did not have any employees during the period ended December 31, 2006 and accordingly has not included any compensation information with respect to that period. The Company is currently completing and implementing an executive compensation policy. In that connection, at the request of the directors, Huggessen Consulting Inc., an executive compensation consulting firm, has been engaged by the Company to provide advice and support to the board of directors in the design and implementation of an executive compensation program for the Company. Huggessen Consulting Inc. was selected by, and reports directly to, the directors. The directors have not imposed any limitations on the recommendations of such firm within such scope of its engagement. Information as to the historical compensation by Weyerhaeuser and Domtar of the persons who are executive officers of the Company (see “—The Company’s Management”) would not necessarily be indicative of the compensation of those executives following consummation of the Transactions. Accordingly, the Company has not included information regarding compensation and other benefits paid to those executives by Weyerhaeuser or Domtar, as the case may be, during 2006 or prior years.

OWNERSHIP OF COMPANY COMMON STOCK

Directors and Executive Officers

The following table sets forth the number of shares of Company common stock beneficially owned by each of the Company’s directors and executive officers, and all directors and executive officers as a group, based upon information available to the Company. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, QC Canada H3A 1L6. As used in this Prospectus, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

Name	Shares Beneficially Owned		Percent of Class
Harold MacKay	980		*
Jack Bingleman	42,523	(1)	*
Marvin Cooper	0		0
Louis Gignac	31,586	(2)	*
Brian Levitt	91,517	(3)	*
W. Henson Moore	0		0
Michael Onustock	0		0
Robert Steacy	24,067	(4)	*
William Stivers	0		0
Pamela B. Strobel	0		0
Richard Tan	0		0
Denis Turcotte	0		0
Raymond Royer	908,979	(5)	*
Steven Barker	94,854	(6)	*
Roger Brear	147,134	(7)	*
Daniel Buron	80,585	(8)	*
Michael Edwards	0		0
Richard Thomas	0		0
All Directors and Executive Officers as a group	1,615,452	(9)	*

*	Less than 1%
(1)	Includes 22,523 deferred shares of Company stock.
(2)	Includes 28,786 deferred shares of Company stock and 2,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.
(3)	Includes 85,717 deferred shares of Company stock and 5,800 shares of Domtar (Canada) Paper Inc., a subsidiary of the Company.
(4)	Includes 24,067 deferred shares of Company stock.
(5)	Includes 78,000 shares of restricted stock, 35,959 deferred shares of Company stock and 314,630 shares issuable upon the exercise of options to purchase the Company’s stock.
(6)	Includes 63,000 shares of restricted stock and 29,854 shares issuable upon the exercise of options to purchase the Company’s stock.
(7)	Includes 54,000 shares of restricted stock, 2,599 deferred shares of Company stock and 76,427 shares issuable upon the exercise of options to purchase the Company’s stock.
(8)	Includes 56,000 shares of restricted stock and 21,229 shares issuable upon the exercise of options to purchase the Company’s stock.
(9)	Includes 367,130 shares of restricted stock, 1,645 restricted stock units, 209,908 deferred shares of Company stock and 442,140 shares issuable upon the exercise of options to purchase the Company’s stock.

Beneficial Owners of More Than 5%

Based upon information available to the Company concerning ownership of shares of Company common stock as of April 25, 2007. Caisse de dépôt et placement du Quebec, 1000, Place Jean Paul Riopelle, Montreal, Quebec, Canada H27 2B3, beneficially owns 35,692,933 shares, or 6.93%, of the Company’s common stock. The Company is not aware of any other beneficial owner of more than 5% of the common stock of the Company.

DESCRIPTION OF COMPANY CAPITAL STOCK

Authorized Capital Stock

The Company’s authorized capital consists of 2,000,000,000 shares of common stock, par value $0.01 per share and one share of special voting stock, par value $0.01 per share. Approximately 440,090,000 shares of Company common stock are currently outstanding. All of the outstanding shares of Company common stock are validly issued, fully paid and non-assessable.

The following is a summary description of the Company’s capital stock. For more complete information you should read the Company’s certificate of incorporation and by-laws, which have been filed with the SEC. See “Where You Can Find More Information.”

Common Stock

The holders of Company common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders generally are entitled to vote, except that, unless otherwise required by law, the holders of Company common stock are not entitled to vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company’s certificate of incorporation or pursuant to the Delaware General Corporation Law. Except as otherwise provided by law, by the Company’s certificate of incorporation or by any resolution adopted by the Company’s board of directors designating any series of preferred stock, Company common stock will have the exclusive right to vote for the election of the members of the board of directors of the Company and for all other purposes.

Subject to the rights of any class or series of stock having a preference over the common stock as to dividends, the holders of Company common stock will be entitled to receive such dividends and other distributions in cash, stock or property as may be declared on the common stock by the Company’s board of directors at any time or from time to time out of any funds legally available therefor. See “Dividend Policy.”

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of any class or series of stock having a preference over the common stock as to the distribution of assets upon liquidation, dissolution or winding up, the holders of shares of Company common stock will be entitled to receive all of the Company’s remaining assets available for distribution to the Company’s stockholders, ratably in proportion to the number of shares of common stock held by them.

The holders of Company common stock have no preemptive rights. The rights, preferences and privileges of holders of Company common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock.

The Company’s common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange, in each case under the symbol “UFS”.

On June 1, 2007, there were approximately 1,333 registered holders of the Company’s common stock.

The transfer agent and registrar for the Company common stock is Computershare Trust Company, N.A.

Preferred Stock

The Company may issue preferred stock from time to time in one or more series. The Company’s certificate of incorporation expressly authorizes its board of directors, without the approval of its stockholders, to provide, out of the unissued shares of preferred stock, for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

In connection with the consummation of the Transactions, the Company entered into a rights agreement with Computershare Trust Company, N.A. as rights agent, pursuant to which it will reserve a portion of its authorized and unissued shares of preferred stock equal to the number of shares of preferred stock that will be sufficient to permit exercise in full of all outstanding rights under the rights agreement. One right is attached to each share of Company common stock and will represent the right to purchase, under specified circumstances, one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share. In the event that a person (other than certain exempted persons) together with its affiliates and associates (referred to as an acquiror) acquires beneficial ownership of 10% or more, or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership of 10% or more, of the outstanding Company common stock, each right (other than any rights beneficially owned by the acquiror) will convert into the right to acquire shares of Company common stock with a market value equal to two times the exercise price of the right as of such date. The foregoing will not apply to the Company, any employee benefit plan of the Company or any person who is and will remain eligible to file a Schedule 13G under the Exchange Act. If after such event any person were to merge or otherwise combine with the Company, or the Company were to sell or transfer 50% or more of its assets, cash flow or earning power, each right will convert into the right to acquire that number of shares of common stock of the acquiring company with a market value equal to two times the exercise price of the right. See “Certain Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law—Certificate of Incorporation, By-Laws and Rights Plan—Rights Plan.” A complete description of the terms of the rights is set forth in the rights agreement, which appears as an exhibit to the Company’s filing on Form 10 on January 26, 2007. See “Where You Can Find More Information.”

The issuance of shares of preferred stock of the Company, or the issuance of rights to purchase shares of preferred stock of the Company, could be used to discourage an unsolicited acquisition proposal. See “Certain Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law—Certificate of Incorporation, By-Laws and Rights Plan.” In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of Company common stock.

Special Voting Stock

In connection with the Arrangement, the Company issued to the Trustee one share of special voting stock, to be held by the Trustee for the benefit of the holders of exchangeable shares of Exchangeco (other than the Company or an affiliate thereof) in accordance with the voting and exchange trust agreement. Pursuant to the Company’s certificate of incorporation, the holder of the share of special voting stock is entitled to vote on each matter on which holders of Company common stock or stockholders generally are entitled to vote, and the holder of the share of special voting stock is entitled to cast on each such matter a number of votes equal to the number of shares of Company common stock into which the exchangeable shares of Exchangeco outstanding on the record date for holders of shares of Company common stock entitled to vote on any such matter are then exchangeable (i) that are not owned by the Company or its affiliates and (ii) as to which the Trustee has timely received, as determined pursuant to the voting and exchange trust agreement, voting instructions from the holders of such exchangeable shares. The holder of the share of special voting stock and the holders of shares of Company common stock will vote together as one class for the election of directors and on all other matters submitted to a vote of stockholders.

The Trustee is not entitled to receive dividends or distributions in its capacity as holder or owner thereof. In the event of voluntary or involuntary liquidation, dissolution or winding up, the Trustee is entitled to receive out of the assets available for distribution to the stockholders, an amount equal to $0.01 before any distribution is made on Company common stock. After payment of the liquidation preference, the Trustee is not entitled to any further participation in any distribution of the Company’s assets.

At such time as no exchangeable shares of Exchangeco will be outstanding (other than shares of Exchangeco owned by the Company or an affiliate thereof), the share of special voting stock will automatically be redeemed and cancelled.

THE EXCHANGEABLE SHARES

The exchangeable shares of Exchangeco are intended to be substantially economic equivalent to shares of Company common stock. The rights, privileges, restrictions and conditions attaching to the exchangeable shares of Exchangeco include the following:

•

any holder of exchangeable shares of Exchangeco is entitled at any time following effectiveness of the registration statement of which this Prospectus is a part to require Exchangeco to redeem any or all of the exchangeable shares registered in his/her name in exchange for one share of Company common stock for each exchangeable share presented and surrendered;

•

in the event the Company declares a dividend on its common stock, the holders of exchangeable shares of Exchangeco are entitled to receive from Exchangeco the same dividend, or an economically equivalent dividend, on their exchangeable shares;

•

the holders of the exchangeable shares of Exchangeco are not entitled to receive notice of or to attend any meeting of the shareholders of Exchangeco or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions;

•

the exchangeable shares of Exchangeco may be redeemed by Exchangeco on a redemption date to be set by the board of directors of Exchangeco, which date cannot be prior to July 31, 2023 (or earlier upon the occurrence of certain specified events) in exchange for one share of Company common stock for each exchangeable share presented and surrendered by the holder thereof, together with all declared but unpaid dividends on each exchangeable share; and

•

the right of holders of exchangeable shares to require Exchangeco to redeem their exchangeable shares and the obligation of Exchangeco to redeem the exchangeable shares, both as described above, are subject to the overriding right of Newco Canada to purchase such shares for one share of Company common stock for each exchangeable share, together with all declared and unpaid dividends thereon.

The holders of exchangeable shares of Exchangeco are entitled to instruct the Trustee to vote the special voting stock as described above.

The exchangeable shares are listed on the Toronto Stock Exchanges under the symbol “UFX”.

On June 1, 2007, there were approximately 3,897 registered holders of the exchangeable shares of Exchangeco.

Additional information on the rights of holders of exchangeable shares, including exchange rights, is set out in the terms of our Plan of Arrangement with Domtar, which is included in the Transaction Agreement filed as an exhibit to the registration statement of which this Prospectus is a part.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY’S CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS PLAN AND OF DELAWARE LAW

Certificate of Incorporation, By-Laws and Rights Plan

The Company’s certificate of incorporation and by-laws contain certain provisions that could make the acquisition of the Company by means of a tender offer, proxy contest or otherwise more difficult. The description of these provisions set forth below is intended as a summary only. For more complete information, see “Where You Can Find More Information.”

Classified Board of Directors

The Company’s certificate of incorporation provides that its board of directors, subject to the rights of holders of the Company’s preferred stock, is divided into three classes as nearly equal in number as possible. Class I was elected for a term expiring at the annual meeting of stockholders to be held in 2008, Class II was elected for a term expiring at the annual meeting of stockholders to be held in 2009, and Class III was elected for a term expiring at the annual meeting of stockholders to be held in 2010. Thereafter the directors in each class will serve for a three-year term, with each director to hold office until his successor is duly elected and qualified.

This structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company because the staggered terms, together with the removal and vacancy provisions of the Company’s certificate of incorporation discussed below, would make it more difficult for a potential acquirer to gain control of the Company’s board of directors.

Number of Directors; Filling Vacancies; Removal

The Company’s certificate of incorporation provides that, subject to the rights of holders of the Company’s preferred stock, the Company’s board of directors will fix the number of directors to comprise its board of directors. Subject to the rights of any class or series of stock having a preference over the Company’s common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all the Company’s shares entitled to vote generally in the election of directors then outstanding, voting together as a single class. Additionally, subject to the rights of the holders of any series of preferred stock or any class or series of stock having a preference over the Company’s common stock as to dividends or upon liquidation, dissolution or winding up to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of the Company’s directors and any vacancies on its board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the Company’s stockholders. As discussed above, these provisions, in combination with the classified board of directors, have the effect of making it difficult for a potential acquirer to gain control of the Company’s board of directors.

No Stockholder Action by Written Consent; Special Meetings

The Company’s certificate of incorporation provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders. Under the Company’s by-laws, special meetings may be called only by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total authorized number of directors that the Company would have if there were no vacancies or by the chairman of the board of directors. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Company’s board of directors or the chairman of the board of directors.

Advance Notice of Stockholder Nominations and Stockholder Proposals

The Company’s by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting will be limited to business brought before the meeting by, or at the direction of, the Company’s board of directors or by a stockholder who has properly given notice to the Company’s secretary of that stockholder’s intention to bring such business before such meeting.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice will be delivered to the Company’s secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the 90th calendar day prior to such annual meeting. In the event that less than 100 calendar days’ notice or prior public disclosure of the date of the meeting is given or made by the Company to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the calendar day on which such notice of the date of the annual meeting was mailed or such public announcement was made by the Company, whichever first occurs. For purposes of determining whether a stockholder’s notice will have been delivered in a timely manner for the annual meeting of stockholders in 2008, the first anniversary of the previous year’s meeting will be deemed to be May 9, 2008.

The notice of a stockholder must contain specified information, including, without limitation:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under the Exchange Act;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made

•	the name and address of record of such stockholder and of such beneficial owner,

•	the class and number of the Company’s shares which are owned beneficially and of record by such stockholder and such beneficial owner,

•

a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation for the election of its own slate of directors or for the approval of its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Preferred Stock

The Company’s certificate of incorporation authorizes its board of directors, without the approval of the Company’s stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the Company’s common stock. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the Company’s common stockholders.

Amendment of the Certificate of Incorporation

The Company’s certificate of incorporation provides that the affirmative vote of holders of record representing at least 75% of the voting power of all shares of capital stock then outstanding, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with the provisions of the Company’s certificate of incorporation relating to:

•	stockholder action, including the inability of the Company’s stockholders to take action by written consent;

•

the board of directors, including the provisions relating to the classification of the board of directors, the board of directors’ right to fix the number of directors and to fill vacancies on the board of directors; and

•	the percentage of voting power required to adopt, alter, amend or repeal existing, or adopt new, by-laws.

These supermajority voting requirements have the effect of making any amendment by the stockholders of certain important provisions of the Company’s certificate of incorporation more difficult, even if a majority of the Company’s stockholders believes that the amendment would be in their best interest.

Rights Plan

In connection with the Transactions, the Company entered into a rights agreement with Computershare Trust Company, N.A. as rights agent. Under the rights agreement, the shares of Company common stock include certain attached rights associated with a significant change in beneficial ownership of the Company. Under the rights agreement, one right is attached to each share of the Company’s common stock outstanding, but is not detachable until a distribution triggering event. The exercise price of the rights is $24, subject to adjustment pursuant to the terms of the rights agreement. A complete description of the terms of the rights is set forth in the rights agreement, which was publicly filed with the SEC as an exhibit to the Company’s filing on Form 10 on January 26, 2007. See “Where You Can Find More Information.”

Under the rights agreement, the rights will detach from the shares of Company common stock upon the earlier to occur of (i) 10 days after the public announcement or a notice to the Company that a person (other than certain exempted persons) together with its affiliates and associates (referred to as an acquiror) acquired beneficial ownership (as such term is defined in the rights agreement) of 10% or more of the outstanding shares of Company common stock; or (ii) 10 business days (or, if determined by the board of directors of the Company, a specified or unspecified later date) after an acquiror commences or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership of 10% or more of the outstanding shares of Company common stock (in each case, referred to as a distribution triggering event). The foregoing does apply to the Company, any employee benefit plan of the Company or any person who is and who will remain eligible to file a Schedule 13G under the Exchange Act.

Upon a distribution triggering event, the rights will be evidenced by separate certificates distributed to holders of Company common stock, and the rights will become both exercisable and transferable separately from the Company common stock. If the acquiror purchases or otherwise acquires an equity position in the Company equal to or greater than a 10% interest (referred to as a flip-in triggering event), each right (other than any rights beneficially owned by the acquiror) will convert into the right to acquire shortly after the flip-in triggering event shares of Company common stock with a market value equal to two times the exercise price of the right as of the such date. Valuation of the flip-in conversion right will be based upon the average trading price of the Company common stock during the 30 trading days preceding the occurrence of a flip-in triggering event. This feature of the rights agreement provides the stockholders with the power to substantially dilute an acquiror’s equity ownership in the Company and therefore substantially increase the cost of a takeover. After the distribution triggering event, if any person were to merge or otherwise combine with the Company, or the Company were to sell or transfer 50% or more of its assets, cash flow or earning power (referred to as a flip-over triggering event), each right will convert into the right to acquire that number of shares of common stock of the acquiring company with a market value equal to twice the exercise price of the right. The right will therefore provide the stockholders of the Company with a dilutive 50% discount on the purchase of the acquiror’s equity. The rights agreement will enforce this flip-over feature by prohibiting any business combination transaction unless the acquiring company agrees to assume the obligations under the plan.

The rights will not be exercisable before a distribution triggering event and will expire on the second anniversary of the consummation of the Transactions, unless such date is extended or the rights are earlier redeemed or exchanged by the Company.

After a distribution triggering event, the Company may, at its option, elect to exchange all or part of the then outstanding and exercisable rights (other than rights beneficially owned by the acquiror) for shares of Company common stock at an exchange ratio equal to one share of Company common stock per right, provided, however, that the Company may not effect such an exchange after any person (other than the Company and certain of its affiliates) becomes the beneficial owner of 50% or more of the shares of Company common stock then outstanding.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company other than the rights associated with actual ownership of shares of Company common stock.

Delaware Law

Section 203 of the Delaware General Corporation Law applies to the Company. Section 203 provides that, subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder for a three-year period following the time that the stockholder becomes an interested stockholder unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

Pursuant to Section 203 of the Delaware General Corporation Law and subject to certain exceptions, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any person described in the preceding clause.

Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage persons interested in acquiring the Company to negotiate in advance with its board of directors, since those persons could avoid the stockholder approval requirement if a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Transactions, the Company and/or certain subsidiaries of the Company entered into a tax sharing agreement, an intellectual property license agreement, a transition services agreement, a pulp distribution agreement, a pine chip supply agreement, a pine in-woods chip supply agreement, a pine and hardwood roundwood supply agreement and a hog fuel supply agreement relating to the Plymouth, North Carolina facilities, a pine chip supply agreement, a pine and armory hardwood roundwood supply agreement and a slush pulp sales agreement relating to the Columbus, Mississippi facilities, a pulp distribution agreement, an agency agreement and a fiber supply agreement relating to the Kamloops, British Columbia facilities, as well as several other supply agreements relating to the Canadian facilities, including fiber supply agreements pursuant to which Weyerhaeuser has agreed to supply fiber to the Company’s mills in Kamloops, British Columbia and Prince Albert, Saskatchewan, fiber supply agreements pursuant to which the Company has agreed to supply fiber to Weyerhaeuser’s mills in Carrot River and Hudson Bay in Saskatchewan and Kenora, Ontario and a hog fuel supply agreement pursuant to which Weyerhaeuser has agreed to supply hog fuel to the Company’s mill in Dryden, Ontario and site services agreements. The site services will relate to facilities in Columbus, Mississippi, Plymouth, North Carolina and Kamloops, British Columbia with Weyerhaeuser.

See “The Company’s Relationship With Weyerhaeuser After the Distribution.”

CHANGE IN ACCOUNTANTS

On the Closing Date, KPMG LLP (“KPMG”) was dismissed as principal accountants for the Company effective upon the completion of the audit of the financial statements of the Weyerhaeuser Fine Paper Business as of and for the year ended December 31, 2006, and the issuance of KPMG’s report thereon. KPMG LLP has been the Company’s principal accountants since its incorporation in August, 2006. The decision to change accountants was approved by the audit committee of the board of directors of the Company on the Closing Date.

The audit reports of KPMG on the balance sheet of Domtar Corporation as of December 31, 2006 and the combined balance sheets of the Weyerhaeuser Fine Paper Business as of December 31, 2006 and December 25, 2005, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the two-year period ended December 31, 2006, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from August 2006 through December 31, 2006, and the subsequent interim period through April 4, 2007 with respect to Domtar Corporation, and during the two fiscal years ended December 31, 2006, and the subsequent interim period through April 4, 2007 with respect to Weyerhaeuser Fine Paper Business, there were no: (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to such subject matter in connection with their reports, or (ii) any events that occurred that could constitute a “reportable event,” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

The Company has appointed PricewaterhouseCoopers LLP (“PWC”) as its independent registered public accounting firm as of April 4, 2007. The engagement of PWC was approved by the audit committee of the board of directors of the Company.

Since its incorporation in August 2006 and through to April 4, 2007, the Company has not consulted PWC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did PWC provide written or oral advice to the Company that PWC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K or a “reportable event,” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

PLAN OF DISTRIBUTION

The common stock offered in this registration statement will be issued in exchange for exchangeable shares, and no broker, dealer or underwriter has been engaged in connection with this offering. The exchangeable shares were issued to certain eligible Canadian shareholders of Domtar who chose to receive the exchangeable shares in connection with the combination of the Weyerhaeuser Fine Paper Business and Domtar under a plan of arrangement in accordance with Section 192 of the Canada Business Corporation Act.

LEGAL MATTERS

The validity of the shares of Company common stock offered hereby are being passed upon for the Company by Debevoise & Plimpton LLP, New York, New York.

EXPERTS

The balance sheet of the Company as of December 31, 2006, and the combined financial statements of the Weyerhaeuser Fine Paper Business as of December 31, 2006 and December 25, 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Domtar as of December 31, 2006 and December 31, 2005 and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act, of which this Prospectus forms a part, to register with the SEC the shares of Company common stock to be delivered to holders of exchangeable shares who elect to exchange such shares for shares of Company common stock.

This Prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the Company, the Weyerhaeuser Fine Paper Business and Domtar, reference is made to the registration statement and its exhibits.

Statements contained in this as to the contents of any contract or other document referred to within this Prospectus are not necessarily complete and reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this Prospectus regarding an agreement or other document is qualified in all respects by such agreement or other document.

You may read and copy all or any portion of the registration statement at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as the Company, Weyerhaeuser and Domtar, that file electronically with the SEC. The Company is subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about the Company at www.domtar.com and Weyerhaeuser at www.weyerhaeuser.com.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Sole Stockholder

Domtar Corporation:

We have audited the accompanying balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

January 25, 2007

DOMTAR CORPORATION

(formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company)

Balance Sheet

December 31, 2006
Assets
Cash	$—

Stockholder’s Equity
Common shares, $.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	$10
Amount receivable from Weyerhaeuser Company	(10)

Stockholders’ equity	$—

See accompanying notes to balance sheet.

DOMTAR CORPORATION

(formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company)

Notes to Balance Sheet

December 31, 2006

1. Organization

Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc.) (the “Company”) was organized in the State of Delaware on August 16, 2006, and is currently a wholly owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”). The Company is a holding company organized for the sole purpose of holding Weyerhaeuser’s Fine Paper Business and consummating a combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). The Company has had no operations to date.

Following the combination, the Company will be an independent public company, owned approximately 55% by current and former Weyerhaeuser shareholders and approximately 45% by former Domtar shareholders, in each case on a fully diluted basis.

The shares of Company common stock will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

2. Liquidity and Capital Resources

The Company has obtained commitments from financial institutions to provide an aggregate amount of up to $2.775 billion in financing consisting of:

•	A five-year senior secured revolving credit facility in a principal amount of $750 million, up to $350 million of which may be borrowed or utilized for letters of credit by Domtar; and

•

A three-month unsecured loan facility in the principal amount of $1.35 billion, which, upon consummation of the combination, will be refinanced, in part, by a new seven–year senior secured term loan facility in an aggregate amount of up to $1.7 billion, which may be increased at the option of the Company by incremental loans available to the Company and Domtar of up to $325 million to the extent necessary to refinance the existing accounts receivable securitization of Domtar and/or to redeem notes if tendered pursuant to a potential change of control offer with respect to Domtar’s $125 million 9.5% debentures due August 2016.

The three-month loan facility is expected to be used to finance a $1.35 billion cash payment to Weyerhaeuser as consideration for Weyerhaeuser’s contribution of the Fine Paper Business.

3. Existing Weyerhaeuser and Domtar Equity Awards

Weyerhaeuser employees that hold equity awards and who will become employees of the Company may elect to continue to hold their Weyerhaeuser equity awards, or may surrender those awards in exchange for Company equity awards.

Domtar stock options that have an exercise price equal to or less than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase that number of shares of Company common stock equal to the number of Domtar common shares subject to the Domtar stock option. The exercise price will be equal to the exercise price per share of such option immediately prior to the exchange. Domtar stock options that have an exercise price greater than the volume weighted average trading price of the Domtar common shares on the New York Stock Exchange as reported by Bloomberg Financial Markets on the last trading day prior to the Distribution, will be exchanged for an option to purchase a number of

DOMTAR CORPORATION

(formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company)

Notes to Balance Sheet—(Continued)

December 31, 2006

shares of Company common stock of equivalent value determined using the Black-Scholes option pricing model. Other Domtar equity awards will be exchanged for Company equity awards on a one–for–one basis.

4. Taxes

Weyerhaeuser and the Company will enter into a tax sharing agreement whereby Weyerhaeuser will generally be required to indemnify the Company for any taxes attributable to all pre-distribution periods and the Company will be required to indemnify Weyerhaeuser for any taxes attributable to its operations for all post-distribution periods.

5. Transition Services

Weyerhaeuser, its affiliates, or certain third parties will provide services to the Company relating to finance and administration, human resources, payroll and information technology, and other areas the Company may request. The agreement will terminate when all of the terms of the services have expired or otherwise terminated.

6. Site Services Agreements

The Company and Weyerhaeuser will enter into site services agreements with respect to certain facilities that are jointly owned between the Company and Weyerhaeuser. The site service agreements will include parking, office space, temporary use of roads, chips, steam, natural gas, and electricity.

7. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

DOMTAR CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

For the thirteen weeks ended April 1, 2007 and March 26, 2006

	2007	2006
(In millions of US dollars, unless otherwise noted)	(Unaudited)
	$	$
Sales	1,051	829
Operating expenses
Cost of sales, excluding depreciation and amortization	855	707
Depreciation and amortization	78	76
Selling, general and administrative	47	44
Impairment of goodwill (Note 10)	—	749

	980	1,576

Operating income (loss)	71	(747)
Interest expense	11	—

Income (loss) before income taxes	60	(747)
Income tax expense (Note 7)	11	—

Net income (loss)	49	(747)

Per common share (in dollars) (Note 5)
Net income (loss)
Basic	0.14	(2.63)
Diluted	0.14	(2.63)
Weighted average number of common shares outstanding (millions)
Basic	348.2	284.1
Diluted	348.8	284.1

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	As at
	April 1 2007	December 31 2006
(In millions of US dollars, unless otherwise noted)	(Unaudited)
	$	$
Assets
Current assets
Cash and cash equivalents	110	1
Receivables, less allowances of $9 and $2 (Note 8)	578	340
Inventories (Note 9)	993	520
Prepaid expenses	24	6
Income and other taxes receivable	12	—
Deferred income taxes (Note 7)	67	22

Total current assets	1,784	889
Property, plant and equipment, at cost	9,481	6,696
Accumulated depreciation	(3,736)	(3,631)

Net property, plant and equipment	5,745	3,065
Goodwill (Note 10)	157	14
Intangible assets, net of amortization	30	—
Other assets (Note 11)	126	30

Total assets	7,842	3,998

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	89	—
Trade and other payables	682	250
Income and other taxes payable	30	6
Long-term debt due within one year (Note 12)	21	12

Total current liabilities	822	268
Long-term debt (Note 12)	2,577	32
Deferred income taxes	1,086	758
Other liabilities and deferred credits (Note 13)	416	25
Commitments and contingencies (Note 15)
Shareholders’ equity
Business Unit equity	—	2,852
Common stock (Note 14)	5	—
Exchangeable shares (Note 14)	500	—
Additional paid-in capital	2,338	—
Retained earnings	26	—
Accumulated other comprehensive income	72	63

Total shareholders’ equity	2,941	2,915

Total liabilities and shareholders’ equity	7,842	3,998

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Issued and outstanding common and exchangeable stock (millions of shares)	Common stock, at par	Exchangeable shares	Business unit equity	Additional paid in capital	Preferred shares	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
	(Unaudited)
(In millions of US dollars, unless otherwise noted)
		$	$	$	$	$	$	$	$
Balance as at December 31, 2006	—	—	—	2,852	—	—	—	63	2,915
Contribution of Weyerhaeuser fine paper business to Domtar Corporation	284.1	3	—	—	—	—	—	—	3
Net income to March 6, 2007	—	—	—	23	—		—	—	23
Distribution to Weyerhaeuser Co prior to March 7, 2007	—	—	—	(1,431)			—	—	(1,431)
Acquisition of Domtar Inc.	230.9	2	500	—	1,032	—	—	—	1,534
Post closing adjustments (Note 3)	—	—	—	(138)	—	—	—	5	(133)
Transfer of business unit equity	—	—	—	(1,306)	1,306		—	—	—
Net income from March 7 to April 1, 2007 (Note 1)	—	—	—	—	—		26	—	26
Foreign currency translation adjustments	—	—	—	—	—		—	4	4

Balance as at April 1, 2007	515.0	5	500	—	2,338	—	26	72	2,941

COMPREHENSIVE INCOME

For the thirteen weeks ended April 1, 2007 and March 26, 2006

	2007	2006
(In millions of US dollars, unless otherwise noted)	(Unaudited)
	$	$
Net income (loss)	49	(747)
Other comprehensive income (loss)
Foreign currency translation adjustments	4	15
Additional minimum pension liability adjustment	—	—
Net change in cash flow fair value adjustments, net of tax	—	(9)

Comprehensive income (loss)	53	(741)

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the thirteen weeks ended April 1, 2007 and March 26, 2006

	2007	2006
(In millions of US dollars, unless otherwise noted)	(Unaudited)
	$	$
Operating activities
Net income (loss)	49	(747)
Adjustments to reconcile income to cash flows from operating activities
Depreciation and amortization	78	76
Deferred income taxes	(11)	—
Impairment of goodwill	—	749
Other	1	—
Changes in assets and liabilities, net of effects of acquisition
Receivables	(95)	(21)
Inventories	8	19
Prepaid expenses	(5)	(4)
Trade and other payables	46	(5)
Income and other taxes	22	—
Other assets and other liabilities	(2)	4

Cash flows provided from operating activities	91	71

Investing activities
Additions to property, plant and equipment	(14)	(21)
Business acquisitions – cash acquired	573	—

Cash flows provided from (used for) investing activities	559	(21)

Financing activities
Change in bank indebtedness	20	—
Borrowings under revolving bank credit	90	—
Issuance of short-term debt	1,350	—
Issuance of long-term debt	800	—
Repayment of short-term debt	(1,350)	—
Repayment of long-term debt	—	(1)
Debt issue costs	(24)	—
Distribution to Weyerhaeuser prior to March 7, 2007	(1,431)	(49)
Other	(1)	—

Cash flows used for financing activities	(546)	(50)

Net increase in cash and cash equivalents	104	—
Translation adjustments related to cash and cash equivalents	5	—
Cash and cash equivalents at beginning of period	1	1

Cash and cash equivalents at end of period	110	1

Supplemental cash flow information
Net cash payments for:
Interest	—	—
Income taxes	3	—

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BACKGROUND

Domtar Corporation (“the Company”) was incorporated on August 16, 2006 for the sole purpose of holding the Weyerhaeuser Fine Paper Business (the “Business Unit”) and consummating the combination of the Business Unit with Domtar Inc. (the “Transaction”). The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company (“Weyerhaeuser”) prior to the completion of the Transaction.

On August 22, 2006, Weyerhaeuser and certain wholly owned subsidiaries entered into an agreement with Domtar Inc. providing for:

•	A series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly owned by the Company (the “Contribution”);

•	The distribution of shares of the Company to Weyerhaeuser shareholders (the “Distribution”); and

•	The combination of Domtar Inc., treated as a purchase for accounting purposes, with the Company.

The Transaction was consummated on March 7, 2007. Domtar Corporation had no operations prior to March 7, 2007 when, upon the completion of the Transaction, it became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar Inc. We refer to Domtar Corporation as of the date of consummation of the Transaction as the “Successor”.

Domtar Inc. is an integrated manufacturer of uncoated free sheet with pulp, paper and converting facilities in Canada and the United States. Domtar’s paper business is its most important segment. In addition to its paper business, Domtar manufactures and markets lumber and wood-based value-added products and engages in the paper merchants business, which involves the purchasing, warehousing, sale and distribution of various paper products made by Domtar and by other manufacturers.

The Weyerhaeuser Fine Paper Business consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of paper, pulp, and forest products, including softwood lumber.

Although Weyerhaeuser Company does not have a continuing proprietary interest in Domtar Corporation, the Company entered into several agreements with Weyerhaeuser Company and/or certain of its subsidiaries in connection with the Transaction, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable the Company to continue to operate the Weyerhaeuser Fine Paper Business efficiently following the completion of the Transaction.

BASIS OF PRESENTATION

The Contribution constituted a transfer of net assets between entities under common control, and as a result, the Company reports the accounts of the Business Unit at their historical cost or carry over basis as of the date of the Contribution. The agreements giving effect to the spin-off of the Weyerhaeuser Fine Paper Business provide for various post-closing transaction adjustments and the resolution of outstanding matters, which are expected to be addressed by the parties during 2007. The post closing adjustments made were as follows: $41 million increase in long term liabilities and decrease in Business Unit Equity related to the recognition of post retirement benefit

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

obligations that were, as a part of the Transaction but were not reflected in the historical carve out financial statements of the Weyerhaeuser Fine Paper Business; assumed $48 million increase in deferred tax liabilities and decrease in Business Unit Equity related to the contribution of Canadian assets with a tax basis that was different Post-Transaction than was assumed in the carve out financial statements; $44 million decrease in property plant and equipment related to differences in the carve out basis of shared assets versus the basis of assets actually transferred in the transaction. Certain balance sheet matters remain under discussion with Weyerhaeuser. Resolution of these discussions may lead to an adjustment to Business Unit Equity or results of operations.

The combination of Domtar Inc. with the Company constituted, for accounting purposes, the acquisition of Domtar Inc. by Domtar Corporation and, as a result, the Company reports the results of Domtar Inc. starting on March 7, 2007.

For accounting and financial reporting purposes, the Weyerhaeuser Fine Paper Business is considered to be the surviving entity following the Transaction and, as a result, the Company is required to present historical financial statements as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar Inc. Because the Company was a shell company with no operations and substantially no assets, the “Predecessor” financial statements are those of the Business Unit. Accordingly, the results reported for the first quarter of fiscal year of 2006 include only the results of operations of the Predecessor for the entire period and the results reported for the first quarter of fiscal year of 2007 include the results of operations of the Predecessor for the period from January 1, 2007 to March 6, 2007 and the results of operations of the Successor for the period from March 7, 2007 to April 1, 2007.

The accompanying unaudited interim consolidated financials statements of the Company, prepared in accordance with the applicable rules of the Securities and Exchange Commission, contain all adjustments necessary to present fairly Domtar Corporation’s financial position as at April 1, 2007 and as at December 31, 2006 as well as its results of operations and its cash flows for the 13 week period ending April 1, 2007 and March 26, 2006. While management believes that the disclosures presented are adequate, these unaudited interim consolidated financial statements and notes do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for annual financial statements. Additional information is contained in the Predecessor annual combined financial statements and notes, filed on Form 8-K on May 9, 2007.

To conform with the basis of presentation adopted in the current period, certain figures previously reported have been reclassified. For purposes of comparability between periods as well as ease of readability, the predecessor financial statements included herein have been renamed to conform to the conventions used for the April 1, 2007 interim financial statements including the reference to “consolidated financial statements”.

PREDECESSOR FINANCIAL STATEMENTS FOR PERIODS PRIOR TO MARCH 7, 2007

The combined financial statements of the Business Unit have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Other than the audited carve out financial statements for the periods of 2003 through 2006, separate financial statements historically have not been prepared for the Business Unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The combined statements of operations for the Business Unit include allocations of certain costs from Weyerhaeuser directly related to the operations of the Business Unit, including an apportionment of central general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Canadian pension plans related solely to the Business Unit which are directly included in the combined statements of operations.

Management believes the methodology applied for the allocation of these costs is reasonable. Except for an immaterial amount of interest on capital leases and debt that was assumed by the Company, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets and liabilities were common assets and liabilities shared with Weyerhaeuser facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodology used for the assets and liability allocations is reasonable.

Significant differences in the funding and operation of the Business Unit may have existed if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on its financial position and results of operations.

USE OF ESTIMATES

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

TRANSLATION OF FOREIGN CURRENCIES

Self-Sustaining Foreign Operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into U.S. dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated other comprehensive income” account under “Shareholders’ equity.”

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

VARIABLE INTEREST ENTITIES

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar Corporation consolidates the VIE if Domtar Corporation is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses. As a result, Domtar Corporation consolidates the operations of Wapawekka Lumber LP (“Wapawekka”). Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada.

REVENUE RECOGNITION

Domtar Corporation recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

SHIPPING AND HANDLING COSTS

The Company classifies shipping and handling costs as a component of cost of sales in the consolidated statement of income.

INCOME TAXES

Domtar Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net deferred tax asset or liability is included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled. Domtar Corporation does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

The Company recognizes interest and penalties related to income tax matters in “Income tax expense.”

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

RECEIVABLES

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings under “Interest expense” in the period when the sale occurs.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. The balance of domestic raw material inventories, all materials and supplies inventories and all foreign inventories is costed at either the first-in, first-out (“FIFO”) or average cost methods.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $5 million or having a duration in excess of two years. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The depreciation expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No depreciation is recorded on assets under construction.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

GOODWILL

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

OTHER ASSETS

Other assets are recorded at cost. Direct financing costs related to the issuance of long-term debt are deferred and amortized using the effective interest rate method.

ENVIRONMENTAL COSTS

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar Corporation incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations are recognized, at fair value, in the period in which Domtar Corporation incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

Domtar Corporation uses the fair value based approach of accounting for stock-based payments to directors and employees and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to additional paid-in capital.

Stock-based compensation expense is recognized over the vesting period of the options. The contributed surplus component of the stock-based compensation is transferred to common shares upon the issuance of shares of common stock.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common stock acquired by the Company under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common stock acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

DERIVATIVE INSTRUMENTS

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar Corporation in the management of its foreign currency, price risk on purchases and sales and interest rate exposures.

DERIVATIVES DESIGNATED FOR HEDGE ACCOUNTING

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In a fair value hedge, hedging activities are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in fair value of the hedged item attributable to the hedged risk is also recorded in the consolidated statement of income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

In a cash flow hedge, the changes in fair value of derivative financial instruments is recorded in other comprehensive income. These amounts are reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item. Hedges of net investments in self-sustaining operations are treated in a manner similar to cash flow hedges. Any hedge ineffectiveness is recorded in the consolidated statement of income.

DERIVATIVES NOT DESIGNATED FOR HEDGE ACCOUNTING

In conjunction with the Transaction, the various financial instruments of Domtar Inc. were recorded at fair value and, as such, did not meet the requirements for hedge accounting. As a result, Domtar Corporation accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses.

PENSIONS

Domtar Corporation’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar Corporation recognizes the overfunded or underfunded status of defined benefit pension as an asset or liability in its statement of financial position. The net periodic benefit cost includes the following:

•	The cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	The interest cost of pension obligations,

•

The expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	Gains or losses on settlements and curtailments,

•	The straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

The amortization of cumulative net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

OTHER EMPLOYEE FUTURE BENEFIT PLANS

Domtar Corporation recognizes the overfunded or underfunded status of other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position. These benefits, which are

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

funded by Domtar Corporation as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar Corporation amortizes the cumulative net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

INVESTMENT TAX CREDITS

Investment tax credits are recognized in earnings as a reduction of income tax expenses when Domtar Corporation has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

GUARANTEES

A guarantee is a contract or an indemnification agreement that contingently requires Domtar Corporation to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party.

NOTE 2. ACCOUNTING CHANGES

ACCOUNTING FOR PLANNED MAJOR MAINTENANCE

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the previously acceptable accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. The Company adopted the direct expensing method on January 1, 2007. The Company previously used the accrue-in-advance method for interim periods. The adoption of this Staff Position had no significant impact on the annual consolidated financial statements.

UNCERTAINTY IN INCOME TAXES

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (FIN 48). This interpretation, which the Company adopted on January 1, 2007, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. The adoption of this Interpretation had no significant impact on the consolidated financial statements.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 2. ACCOUNTING CHANGES (CONTINUED)

IMPACT OF ACCOUNTING PRONOUNCEMENTS NOT YET IMPLEMENTED

Fair Value Option

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value. Under FAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions, as long as it is applied to the instrument in its entirety. The Company is currently evaluating the effect that FAS 159 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157). FAS 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Company is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after its adoption in fiscal 2008.

NOTE 3. BUSINESS COMBINATION

As discussed in Note 1, on March 7, 2007, Domtar Corporation completed the Transaction to combine the Weyerhaeuser Fine Paper Business with Domtar Inc. Under the Transaction, Domtar Corporation issued 155,947,307 common stock and 75,004,303 exchangeable shares to acquire Domtar Inc. Domtar Inc. is an integrated manufacturer of uncoated freesheet in North America with four pulp and paper mills in Canada and five in the United States. This Transaction was considered, for accounting purposes, as the acquisition of Domtar Inc. by Domtar Corporation and has been accounted for using the purchase method. Accordingly, the purchase price is based upon the estimated fair value of Domtar Corporation common stock issued plus acquisition costs directly related to the Transaction. Since no quoted market price existed for the shares of the Company’s common stock, the purchase price is based on the fair value of the net assets acquired on August 23, 2006, the date the terms of the Transaction were agreed to and announced. The fair value of Domtar Inc. shares of $6.63 per share used in the calculation of the purchase price is based upon the average closing price of Domtar Inc. common stock on the Toronto Stock Exchange for the five trading days beginning August 21, 2006 and ended August 25, 2006, converted at the average daily foreign exchange rate of the Bank of Canada. The number of outstanding Domtar Inc. common stock used in the calculation of the fair value is based on the same periods.

The following table summarizes the components of the total purchase price (in millions of dollars):

(Unaudited)
$
231,436,850 common shares of Domtar Inc. outstanding at an average closing price of $6.63 per share	1,534

Direct acquisition costs	28

Estimated total purchase price, net of assumed debt	1,562

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 3. BUSINESS COMBINATION (CONTINUED)

The total purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on the Company’s preliminary estimates of their fair value, which are based on information currently available. The Company is in the process of completing its valuation of certain assets and liabilities. Accordingly, the final allocation of the fair value to the assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The principal significant elements for which the fair value could be modified include inventories, property, plant and equipment, intangible assets, goodwill, deferred income taxes, pension plans and other employee future benefit plans. The table below illustrates the preliminary purchase price allocation:

(Unaudited)
(In millions of US dollars)	$
Fair value of net assets acquired at the date of acquisition
Cash and cash equivalents	573
Receivables	166
Inventories	502
Prepaid expenses	12
Income and other taxes receivable	7
Deferred income taxes – current	18
Property, plant and equipment	2,742
Intangible assets	29
Deferred income tax assets – non-current	107
Goodwill	143
Other assets	60

Total assets	4,359

Less: Liabilities
Bank indebtedness	67
Trade and other payables	370
Income and other taxes payable	15
Long-term debt due within one year	1
Long-term debt	1,660
Deferred income taxes – non-current	350
Other liabilities and deferred credits	306
Minority interests	28

Total liabilities	2,797

Fair value of net assets acquired at the date of acquisition	1,562

The two main components of the preliminary intangible asset amount are $10 million for customer relationships and $15 million for favorable natural gas contracts. The customer relationships have estimated useful life of 5 years and the natural gas contracts will be amortized over a period of 3 years.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 3. BUSINESS COMBINATION (CONTINUED)

The following unaudited pro forma information for the first quarter of fiscal year of 2007 and the first quarter of fiscal year of 2006 presents a summary of consolidated results of operations of the Company as if the combination had occurred at the beginning of the respective fiscal periods. These pro forma results have been prepared for comparative purpose only.

	Combined Company pro forma
	For the thirteen weeks ended
	April 1, 2007	March 26, 2006
	(Unaudited)
	$	$
Sales	1,624	1,708
Operating expenses, excluding depreciation and amortization	1,444	2,334
Depreciation and amortization	113	119

Operating income (loss) from continuing operations	67	(745)
Income (loss) from continuing operations before income taxes	25	(788)
Net income (loss) from continuing operations applicable to common stock	21	(770)

Basic income (loss) per share	0.04	(1.50)

Diluted income (loss) per share	0.04	(1.50)

Basic weighted average number of common shares outstanding (millions)	515.1	515.1

Diluted weighted average number of common shares outstanding (millions)	515.7	515.1

The above includes a charge of $749 million for the impairment of goodwill in the first quarter of 2006, not deductible for tax. The above also includes a charge of $29 million for transaction related costs of Domtar Inc. incurred in the first quarter of 2007.

NOTE 4. STOCK-BASED COMPENSATION

2007 OMNIBUS STOCK INCENTIVE PLAN

Under the Omnibus Stock Incentive Plan (the “Omnibus Plan”), the Company may award non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, deferred share units and other stock-based awards. A total of 20,000,000 common stock are reserved for issuance from Treasury in connection with awards granted under the Omnibus Plan. Unless otherwise determined at the time of the grant, time-based awards vest in approximately equal installments over four years beginning on the first anniversary of the grant date and performance-based awards vest based on achievement of pre-determined performance goals over performance periods of three years. Awards may be subject to both performance and time-based vesting. The Company may accelerate the vesting of an award at any time.

The exercise price of options and stock appreciation rights is equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 4. STOCK-BASED COMPENSATION (CONTINUED)

Termination of Employment

Upon a termination due to death, time-based awards vest in full and performance-based awards vest at target levels, and options and stock appreciation rights remain exercisable for one year. Upon a termination due to disability, time-based awards vest in full and performance-based awards continue to vest in accordance with the original vesting schedule, and options and stock appreciation rights remain exercisable for one year. Upon retirement, a pro-rated portion of time-based awards vest and a pro-rated portion of performance-based awards continue to vest based on actual performance during the applicable performance period, and all awards remain outstanding for 5 years. Upon a termination for cause or a voluntary termination by a plan participant, all awards, including vested but unexercised awards, are forfeited without payment. Upon an involuntary termination for any reason other than cause, vested awards remain outstanding for 90 days and unvested awards are forfeited.

Change in Control

Upon a change in control, unless otherwise determined by the Company, a participant’s awards will be replaced with awards of the acquiring company having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever is greater.

If replacement awards are not available, unless the Company determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be cancelled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Company’s Board of Directors may also accelerate the vesting of any or all awards upon a change in control.

Clawback for Financial Reporting Misconduct

If a participant in the Omnibus Plan knowingly or grossly negligently engages in financial reporting misconduct, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued as well as any awards that vested based on the misleading financial statements will be disgorged to the Company.

As of April 1, 2007, no awards have been granted under the Omnibus Plan.

REPLACEMENT PLANS FOR AWARDS TO FORMER EMPLOYEES OF WEYERHAEUSER

Prior to the consummation of the Transaction, employees of Weyerhaeuser who were being transferred to the Company were given the opportunity to exchange their outstanding Weyerhaeuser equity awards for awards of the Company having the same terms and conditions as their prior Weyerhaeuser awards. The Company has adopted three plans to provide for the grant of the Company’s equity awards in exchange for the prior plan awards. These three plans mirror the three Weyerhaeuser plans under which the prior plan awards were initially granted.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 4. STOCK-BASED COMPENSATION (CONTINUED)

Awards were made under these plans in connection with the consummation of the Transaction only to those employees who elected to exchange their prior plan awards for the Company’s equity awards.

On March 7, 2007, 220,798 shares of common stock were acquired and are held in trust in exchange for the former Weyerhaeuser Restricted Stock Units (RSUs).

For the thirteen weeks ended April 1, 2007, the total expense recognized in the Company’s results of operations related to these equity plans is not significant. No new awards have been or will be made under any of the replacement equity plans.

REPLACEMENT OF DOMTAR INC. EQUITY AWARDS

Options granted to Domtar Inc. employees, whether vested or unvested, were exchanged on the same terms and conditions for an option to purchase a number of shares of common stock of Domtar Corporation equal to the number of the Company’s common stock or of equivalent value determined using the Black-Scholes option-pricing model, depending if the exercise price was higher, equal or less than the market value at the time of the exchange.

Each outstanding award of restricted Domtar Inc. common stock was exchanged on a one-for-one basis, and on the same terms and conditions as applied to Domtar Inc. restricted share awards, for awards of restricted shares of the Company’s common stock. On March 7, 2007, 654,935 shares of common stock were held in trust in exchange for the former Domtar Inc. restricted awards.

Each outstanding grant of deferred share units (DSUs) with respect to Domtar Inc. common stock were exchanged on a one-for-one basis, on the same terms and conditions as applied to the Domtar Inc. deferred share units, for deferred share units with respect to shares of the Company’s common stock. On March 7, 2007, 351,718 DSUs and 45,815 DSUs were issued to outside directors and executives, respectively, in exchange for Domtar Inc. DSUs. These DSUs are outstanding as at April 1, 2007.

For the thirteen weeks ended April 1, 2007, the total expense recognized in the Company’s results of operations related to these equity awards is not significant. No new awards have been or will be made under any of these equity plans.

In total, 25,693,787 shares of common stock are reserved for issuance in connection of awards granted.

Changes in the number of options outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)
	(Unaudited)
		$		$
Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	4,869,502	7.33
Exercised	(38,874)	8.46
Cancelled	(11,573)	7.44

Outstanding as at April 1, 2007	4,819,055	7.32	6.0	10

Options exercisable as at April 1, 2007	2,196,545	7.66	4.9	4

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 4. STOCK-BASED COMPENSATION (CONTINUED)

Changes in the number of Stock Appreciation Rights (SARs) outstanding were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value (in millions)
	(Unaudited)
		$		$
Outstanding as at January 1, 2007	—	—
Exchanged pursuant to the Transaction	195,395	6.58

Outstanding as at April 1, 2007	195,395	6.58	8.2	1

SARs exercisable as at April 1, 2007	14,644	6.27	7.6	—

FAIR VALUE

The fair value of each stock option and SAR award is estimated on the date of grant using a Black-Scholes based option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on implied volatilities from traded options on the Company’s stock or similar companies, historical volatility of the Company’s stock or similar companies, including Domtar Inc., and other factors. The Company uses historical data of Weyerhaeuser and Domtar Inc. to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve for the former Weyerhaeuser stock options and SARs and on zero coupon Canada government bonds for the former Domtar Inc. stock options over a period matching the expected term in effect at the time of grant.

2007
(Unaudited)
Risk-free interest rate	4.0% to 5.0%
Annual dividends per shares (in dollars)	—
Expected life	6.1
Volatility	35.0%
Estimated realization percentage of performance-based options	56.2%
Weighted average fair value of options granted during the period (in dollars per option)	$3.27

NOTE 5. EARNINGS (LOSS) PER SHARE

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

For the thirteen weeks ended April 1, 2007 and March 26, 2006	2007	2006
	(Unaudited)
	$	$
Net income (loss) applicable to common shares	49	(747)
Weighted average number of common shares outstanding (millions)	348.2	284.1
Effect of dilutive securities (millions)	0.2	—

Weighted average number of diluted common shares outstanding (millions)	348.4	284.1

Basic net income (loss) per share (in dollars)	0.14	(2.63)
Diluted net income (loss) per share (in dollars)	0.14	(2.63)

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 5. EARNINGS (LOSS) PER SHARE (CONTINUED)

The following table includes the potential maximum awards of certain performance-based options that were not included in the computation of diluted income per share for 2007 due to performance targets not being satisfied at the end of the period:

	April 1 2007	March 26 2006
	(Unaudited)
Performance-based options	955,946	—

The calculation of earnings per common share for the thirteen weeks ended April 1, 2007 is based on the weighted-average number of Domtar Corporation common stock outstanding during the period. The calculation for diluted earnings per common share for the thirteen weeks ended April 1, 2007 recognizes the effect of all potential dilutive common stock that were outstanding immediately after the contribution of the Business Unit on March 5, 2007.

Prior to the Transaction, Domtar Corporation did not have publicly traded common stock or stock options outstanding. The weighted average number of common stock outstanding for the thirteen weeks ended April 1, 2007 assumes that all common stock outstanding immediately after the contribution of the Business Unit but before the acquisition of Domtar Inc. were outstanding since January 1, 2007. The effect of dilutive securities for the thirteen weeks ended April 1, 2007 assumes that stock options were outstanding immediately after the contribution of the Business Unit on March 5, 2007.

The weighted average number of shares of common stock outstanding for the thirteen weeks ended March 26, 2006 assumes that all shares of common stock outstanding immediately after the contribution of the Business Unit but before the acquisition of Domtar Inc. were outstanding since December 26, 2005. The effect of dilutive securities for the thirteen weeks ended March 26, 2006 assumes that stock options were outstanding immediately after the contribution of the Business Unit on March 5, 2007.

NOTE 6. PENSION PLANS AND OTHER EMPLOYEE FUTURE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

As part of the acquisition of Domtar Inc., the Company now has several additional defined contribution, multi-employer and 401(k) plans. The incremental pension expense under these new plans is $1.5 million for the thirteen weeks ended April 1, 2007, in addition to the expense of $0.7 million for the existing plan.

DEFINED BENEFIT PLANS AND OTHER EMPLOYEE FUTURE BENEFIT PLANS

As part of the acquisition of Domtar Inc., the Company now has several additional defined benefit pension plans covering substantially all employees. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The Company also provides post-retirement and post-employment plans to eligible Canadian and US employees; both plans are unfunded and include life insurance programs, medical and dental benefits and short-term and long-term disability programs. As at March 7, 2007, the funded status acquired by the Company was a net liability of $152 million for the pension plans and $74 million for other employee future benefit plans. Post-retirement benefits were accounted for in the Predecessor financial statements using a multi-employer approach. As a result, an additional net liability of $41 million was recorded on March 7, 2007. Pension liabilities, other than the ones related to the four Canadian pension plans, were retained by Weyerhaeuser.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 6. PENSION PLANS AND OTHER EMPLOYEE FUTURE BENEFIT PLANS (CONTINUED)

Components of net periodic benefit cost

For the thirteen weeks ended April 1, 2007	Pension plans	Other employee future benefit plans
	(Unaudited)
	$	$
Service cost for the period	5	1
Interest expense	9	1
Actual return on plan assets	(13)	—
Amortization of prior year service costs	1

Cost arising during the period	2	2

The Company contributed $6 million for the quarter ended April 1, 2007 to the pension plans. The Company also contributed $1 million for the quarter ended April 1, 2007 to the other employee future benefit plans. In conjunction with a partial wind-up declared in 2006 related to the pension plans of Domtar Inc, an estimated amount of $199 million ($229 CAD million) of plan assets and liabilities is expected to be settled from the pension funds in 2008. The Company will be required to make an augmented contribution to the plan in that year in the amount of approximately $35 million ($40 CAD million). This amount will not have an impact on the expense of the period.

NOTE 7. INCOME TAXES

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” The adoption of FIN 48 had no significant impact on the consolidated financial statements of the Company.

As at April 1, 2007, as a result of the Transaction, the Company had unrecognized tax benefits of $32 million, which includes $2 million of interest related to uncertain tax positions. If recognized, these tax benefits would impact the effective tax rate. The Company does not expect a significant change to the amount of unrecognized tax benefits over the next 12 months.

The Company and its subsidiaries file U.S. federal income tax returns as well as returns in various state and foreign jurisdictions. As at April 1, 2007, the Company’s subsidiaries may be subject to U.S. and Canadian federal income tax examinations for the tax years 2002 through 2006, with years prior to 2003 being closed from a cash tax liability standpoint in the U.S. In addition, the Company’s subsidiaries are undergoing tax audits in various state and foreign jurisdictions for the years 1999 to 2006. There were no significant changes to uncertain tax positions related to these audits during the first quarter of 2007, and the Company does not anticipate that adjustments stemming from these audits would result in a significant change to the results of its operations, financial condition or liquidity.

TAX ATTRIBUTES

As a result of the Transaction, the Company has inherited federal net operating loss carry forwards and undeducted scientific research and experimental development expenditures of approximately of $1,147 million ($603 million in Canada and $544 million in the U.S.).

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 7. INCOME TAXES (CONTINUED)

FIRST QUARTER ADJUSTMENTS

The first quarter 2007 income tax expense includes an out-of-period adjustment which decreases the expense by approximately $6 million. This out-of-period adjustment is the result of an omission to account for a change in Canadian federal tax rates which occurred in the second quarter of 2006. The Company’s management has concluded, through a quantitative and qualitative analysis, that this adjustment is not material to the first quarter of 2007 or to the prior periods affected and, therefore, financial information for 2006 has not been restated.

TAX SHARING AGREEMENT

In conjunction with the Transaction, the Company signed a Tax Sharing Agreement that governs both Weyerhaeuser and the Company’s rights and obligations after the Transaction with respect to taxes for both pre and post-Distribution periods in regards to ordinary course taxes, and also covers related administrative matters. The Distribution refers to the distribution of shares of the Company to Weyerhaeuser shareholders. The Company will generally be required to indemnify Weyerhaeuser and Weyerhaeuser shareholders against any tax resulting from the Distribution if that tax results from an act or omission to act by the Company after the Distribution. If Weyerhaeuser, however, should recognize a gain on the Distribution for reasons not related to an act or omission to act by the Company after the Distribution, Weyerhaeuser would be responsible for such taxes and would not be entitled to indemnification by the Company under the Tax Sharing Agreement. In addition, to preserve the tax-free treatment of the Distribution to Weyerhaeuser, the following actions will be subject to restrictions for a two-year period following the date of the Distribution:

•	the redemption, recapitalization, repurchase or acquisition by the Company of its capital stock;

•	the issuance by the Company of capital stock or convertible debt;

•	the liquidation of the Company;

•	the discontinuance of the operations of the Weyerhaeuser Fine Paper Business;

•	the sale or disposition (other than in the ordinary course of business) of all or a substantial part of the Weyerhaeuser Fine Paper Business; or

•	other actions, omissions to act or transactions that could jeopardize the tax-free status of the Distribution.

NOTE 8. RECEIVABLES

RECEIVABLES SECURITIZATION

In conjunction with the Transaction, the Company retained Domtar Inc.’s receivable securitization program. The Company uses securitization of its receivables as a source of financing by reducing its working capital requirements. The Company’s securitization program consists of the sale of receivables, or the sale of senior beneficial interest in them, to a special purpose trust managed by a financial institution for multiple sellers of receivables. The agreement normally allows the daily sale of new receivables to replace those that have been collected. The agreement also limits the cash that can be received from the sale of the senior beneficial interest. The subordinated interest retained by the Company is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interest approximates fair value.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 8. RECEIVABLES (CONTINUED)

The Company retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by the Company for this service approximate the fair value of the services rendered.

ACCOUNTS RECEIVABLE PROGRAM

The Company has a three-year agreement maturing in 2010, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is US$190 million.

As at April 1, 2007, the senior beneficial interest in receivables held by third parties amounted to $130 million.

NOTE 9. INVENTORIES

	April 1, 2007	December 31, 2006
	(Unaudited)
	$	$
Work in process and finished goods	586	335
Raw materials and operating and maintenance supplies	407	185

Balance at end of period	993	520

NOTE 10. GOODWILL

The carrying value of goodwill and changes in the carrying value are as follows:

	April 1, 2007	December 31, 2006
(In millions of US dollars, unless otherwise noted)	(Unaudited)
	$	$
Beginning of period	14	763
Impairment of goodwill	—	(749)
Businesss acquisition (Note 3)	143	—

End of period	157	14

In April 2006, Weyerhaeuser announced that it was considering alternatives for the Business Unit that ranged from continuing to hold and operate the assets to a possible sale or other disposition. In connection with the announcement, Weyerhaeuser received information that indicated that the carrying value of certain business units of the Company exceeded the fair value. Based on an evaluation of the assets and liabilities of the Company, it was concluded that the implied value of the Company’s goodwill relating to the paper reportable segment, excluding the Pulp business unit, was zero. As a result of the above, a charge of $749 million was recorded in the first quarter of 2006.

The goodwill impairment was not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit had been recognized for the goodwill impairment charge.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 11. OTHER ASSETS

	April 1, 2007	December 31, 2006
	(Unaudited)
	$	$
Pension asset – defined benefit pension plans	38	16
Investment tax credit receivable	26	—
Unamortized debt issue costs	24	—
Deferred income tax assets	22	—
Investments and advances	15	—
Other	1	14

	126	30

NOTE 12. LONG-TERM DEBT

	Maturity	Nominal Amount	Currency	April 1, 2007	December 31, 2006
				(Unaudited)
				$	$
Unsecured debentures and notes
10% Debentures	2011	82	CDN	80	—
7.875% Notes	2011	600	US	636	—
5.375% Notes	2013	350	US	320	—
7.125% Notes	2015	400	US	398	—
9.5% Notes	2016	125	US	139	—
10.85% Debentures	2017	75	CDN	79	—
Secured term loan facility	2014	800	US	800	—
Secured revolving credit facility	2012	90	US	90	—
Capital lease obligations	2007 - 2028			48	39
Other				8	5

				2,598	44
Less: Due within one year				21	12

Balance at end of period				2,577	32

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 12. LONG-TERM DEBT (CONTINUED)

Principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

	Long-term debt	Capital leases
	(Unaudited)
	$	$
2008	14	10
2009	8	9
2010	10	9
2011	8	6
2012	769	4
Thereafter	1,700	27

	2,509	65
Less: Amounts representing interest	—	(17)

Total payments, excluding the fair value increment of $41 million	2,509	48

UNSECURED DEBENTURES AND NOTES

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Company undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

BANK FACILITY

On March 7, 2007, the Company entered into a new credit agreement, which consists of a seven-year senior secured Term loan B facility of $800 million and a five-year $750 million revolving secured loan facility. Domtar Inc., a wholly owned subsidiary, may borrow up to $150 million under the secured revolving facility. Upon the closing of this agreement, the Company borrowed $800 million under the Term loan B facility and $60 million under the revolving loan facility. The borrowing proceeds from the new credit facility, combined with cash on hand that was advanced from Domtar Inc., served mainly to repay a temporary borrowing of $1.35 billion incurred by the Company as part of the Transaction. The Term loan B facility amortizes in nominal quarterly installments (not exceeding one percent of the aggregate initial principal amount thereof per annum) with the balance due on the maturity date.

Amounts drawn under the Term loan B facility bear annual interest at either a Eurodollar rate plus a margin of 1.375%, or at the prime rate plus a margin of 0.375%. Amounts drawn under the revolving loan facility bear annual interest at either a Eurodollar rate plus a margin of 1.25% to 2.25%, or at prime rates in US dollars, and in Canadian dollars (for borrowings by Domtar Inc.), plus a margin of 0.25% to 1.25%. Domtar Inc. can also issue bankers’ acceptances denominated in Canadian dollars, which are discounted at bankers’ acceptance rates in Canada, and are subject to an acceptance fee, payable on the date of acceptance, which is calculated at a rate per annum equal to 1.25% to 2.25%. The interest rate margins and the acceptance fee are subject to adjustments based on the Company’s consolidated leverage ratio.

As at April 1, 2007, there was $90 million drawn under the revolving credit facility and $4 million of borrowings outstanding in the form of overdraft, and included in “Bank indebtedness”. In addition, as at April 1, 2007, the

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 12. LONG-TERM DEBT (CONTINUED)

Company had outstanding letters of credit pursuant to this bank credit for an amount of $35 million. The Company also has other outstanding letters of credit for an amount of $2 million.

The credit agreement contains a number of restrictive covenants. In particular, the Company’s secured revolving facilities require compliance with a consolidated cash interest coverage ratio and a consolidated leverage ratio on a quarterly basis.

The Company’s subsidiaries, subject to agreed exceptions, serve as guarantors of the obligations of the Company under the senior secured credit facilities. The Company and its subsidiaries, including Domtar Inc.’s subsidiaries, subject to agreed exceptions, serve as guarantors of Domtar Inc.’s obligations under this facility.

The obligations of both the Company and Domtar Inc., in respect of the senior secured credit facilities, are secured by equity interests in the Company’s subsidiaries, subject to agreed exceptions, and are secured by the Company’s U.S. subsidiaries’ tangible and intangible assets (other than those of the U.S. subsidiaries of Domtar Inc.). The obligations of Domtar Inc. also are secured by the equity interests in its subsidiaries, subject to agreed exceptions, and by the inventory of Domtar Inc., other than its U.S. subsidiaries.

Certain debt agreements require the Company to indemnify investors in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at April 1, 2007, no provisions have been recorded in the consolidated financial statements.

NOTE 13. OTHER LIABILITIES AND DEFERRED CREDITS

	April 1, 2007	December 31, 2006
	(Unaudited)
	$	$
Liability – other employee future benefit plans	113	—
Pension liability – defined benefit pension plans	167	—
Provision for environment and other asset retirement obligations (Note 15)	77	20
Minority interest	25	—
Worker’s compensation	6	—
Investment tax credits and other	5	—
Other	23	5

	416	25

NOTE 14. SHAREHOLDERS’ EQUITY

The authorized stated capital consists of the following:

PREFERRED SHARES

Twenty million preferred shares, par value $0.01 per share. The Board of Directors of the Company will determine the voting powers (if any) of the shares, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares at the time of issuance.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 14. SHAREHOLDERS’ EQUITY (CONTINUED)

COMMON STOCK

•

On August 22, 2006, the Company was authorized to issue 1,000 shares of common stock par value, $0.01 per share. On March 7, 2007, the certificate of incorporation of the Company was amended to authorize the issuance of two billion shares of common stock, par value $0.01 per share. Holders of the Company’s common stock are entitled to one vote per share.

SPECIAL VOTING STOCK

One share of special voting stock, par value $0.01 per share. The share of special voting stock is held by a trustee for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc. in accordance with the voting and exchange trust agreement. The trustee holder of the share of special voting stock is entitled to vote on each matter which stockholders generally are entitled to vote, and the trustee holder of the share of special voting stock will be entitled to cast on each such matter a number of votes equal to the number of outstanding exchangeable shares of Domtar (Canada) Paper Inc. for which the trustee holder has received voting instructions. The trustee holder will not be entitled to receive dividends or distributions in its capacity as holder or owner thereof.

SHAREHOLDER RIGHTS PLAN

Subsequent to the Transaction, the Company entered into a rights agreement under which the shares of the Company’s common stock will include certain attached rights associated with a significant change in beneficial ownership of the Company. Under the rights agreement, one right is attached to each share of the Company’s common stock outstanding, but is not detachable until a distribution triggering event.

Under the rights agreement, the rights will detach from the shares of the Company’s common stock upon the earlier to occur of (a) a person, together with its affiliates and associates acquired beneficial ownership of 10% or more of the outstanding shares of the Company’s common stock; or (b) an acquirer commences or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership of 10% or more of the outstanding shares of the Company’s common stock.

No cash dividend has been declared on these shares in the first quarter of 2007. The changes in the number of outstanding common stock and their aggregate stated value from January 1, 2007 to April 1, 2007, were as follows:

	Number of shares	April 1, 2007
	(Unaudited)
	$
Common stock
Balance at beginning of the period	1,000	—
Shares issued
Business Unit (Note 1)	284,067,852	3
Domtar Inc. (Note 1)	155,947,307	2
Stock option	38,874	—

Balance at the end of the period	440,055,033	5

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 14. SHAREHOLDERS’ EQUITY (CONTINUED)

On March 7, 2007, upon the consummation of the Transaction as described in Note 1, the Company issued one share of special voting stock to Computershare Trust Company of Canada (“the Trustee”), which is held in Trust for the benefit of the holders of exchangeable shares of Domtar (Canada) Paper Inc.

EXCHANGEABLE SHARES

Upon the consummation of the Transaction as described in Note 1, Domtar Inc. shareholders could either receive common stock of the Company or shares of Domtar (Canada) Paper Inc. that are exchangeable for common stock of the Company. As such, a total of 75,004,303 common stock were reserved for future issuance for the exchangeable shares of Domtar (Canada) Paper Inc. outstanding as at April 1, 2007. The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially economic equivalent to shares of the Company’s common stock. The rights, privileges, restrictions and conditions attaching to the exchangeable shares include the following:

•	The exchangeable shares are exchangeable at any time, at the option of the holder on a one-for-one basis for shares of common stock of the Company;

•

In the event the Company declares a dividend on its common stock, the holders of exchangeable shares are entitled to receive from Domtar (Canada) Paper Inc. the same dividend, or an economically equivalent dividend, on their exchangeable shares;

•

The holders of the exchangeable shares of Domtar (Canada) Paper Inc. are not entitled to receive notice of or to attend any meeting of the shareholders of Domtar (Canada) Paper Inc. or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions;

•

The exchangeable shares of Domtar (Canada) Paper Inc. may be redeemed by Domtar (Canada) Paper Inc. on a redemption date to be set by the board of directors of Domtar (Canada) Paper Inc., which date cannot be prior to July 31, 2023 (or earlier upon the occurrence of certain specified events) in exchange for one share of Company common stock for each exchangeable share presented and surrendered by the holder thereof, together with all declared but unpaid dividends on each exchangeable share.

The holders of exchangeable shares of Domtar (Canada) Paper Inc. are entitled to instruct the Trustee to vote the special voting stock as described above.

NOTE 15. COMMITMENTS AND CONTINGENCIES

ENVIRONMENT

The Company is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

During the first quarter of 2006, the Company closed its pulp and paper mill in Prince Albert, Saskatchewan and its Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Company has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

For the thirteen weeks ended April 1, 2007, the Company’s operating expenses for environmental matters amounted to $12 million (2006—nil).

The Company made capital expenditures for environmental matters of $1 million in the thirteen weeks ended April 1, 2007 (2006—nil), for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, the Company cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

The Company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Company. The Company continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While the Company believes that it has determined the costs for environmental matters likely to be incurred based on known information, the Company’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Domtar Inc. was issued a Request for Response Action (“RFRA”) by the Minnesota Pollution Control Agency (“MPCA”) for the clean-up of tar seeps and soils at a former coal tar distillation plant located in Duluth, Minnesota. On March 27, 1996, the Minnesota Pollution Control Agency (“MPCA”) issued a Request for Response Action (“RFRA”) to Domtar Inc., Interlake Corp., Allied-Signal, Inc. and Beazer East, Inc. requiring the investigation and potential remediation of a portion of an industrial site located in Duluth, Minnesota, believed to contain contaminated sediments originating from former coke and gas plants and coal tar distillation plants. Domtar Inc. formerly operated one coal tar distillation plant. The total cost of the likely remediation is estimated to be approximately $90 million. Allocation of responsibility among the parties is ongoing under an agreed final and binding arbitration process which we expect will be determined in the third quarter of 2007.

As at April 1, 2007, the Company had a provision of $81 million (including a current portion of $4 million) for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s financial position, earnings or cash flows.

In addition, the pulp and paper industry in the United States is subject to Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. The Company complies with all present regulations and anticipates spending approximately $3 million over the next year to meet such requirements.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

CONTINGENCIES

In the normal course of operations, the Company becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at April 1, 2007, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on the Company’s financial position, earnings or cash flows.

Domtar Inc. is subject to a motion by Joachim Laferrière Électricien Inc., filed in the Quebec Superior Court on January 9, 2006, for authorization to bring a class action suit against Domtar Inc. and others for alleged damages relating to a conspiracy to fix prices of carbonless sheets during the period of January through December 2000 in the Province of Quebec, Canada. The claim seeks estimated compensatory damages in the amount of $43 million (CAN$50 million) plus estimated exemplary damages in the amount of $1 million to $4 million (CAN$1 million to CAN$5 million). Domtar is also subject to a motion by McLay & Company Inc. filed in Ontario Superior Court on January 11, 2006 for authorization to bring a class action suit against Domtar Inc. and others, for alleged inflated prices of carbonless sheets paper during the period of October 1999 through September 2000 in the Province of Ontario, Canada. Settlement discussions are ongoing on both motions and provisions have been made based on managements’ best estimate based on current information.

E.B. EDDY ACQUISITION

On July 31, 1998, Domtar Inc. acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of Domtar Inc. in specified circumstances, Domtar Inc. may have had to pay up to a maximum of $104 million (CAN$120 million), an amount which is gradually declining over a 25-year period. As at April 1, 2007, the maximum amount of the purchase price adjustment was $95 million (CAN$110 million). No provision was recorded for this potential purchase price adjustment.

On March 14, 2007, the Company received a letter from George Weston Limited (the previous owner of E.B. Eddy and a party to the purchase agreement) demanding payment of $95 million (CAN$110 million) as a result of the consummation of the Transaction. On June 12, 2007, an action was commenced by George Weston Limited against Domtar Inc. in the Superior Court of Justice of the Province of Ontario, Canada, claiming that the consummation of the Transaction triggered the purchase price adjustment and seeking a purchase price adjustment of $95 million (CAN$110 million) as well as additional compensatory damages. The Company does not believe that the consummation of the Transaction triggers an obligation to pay an increase in consideration under the purchase price adjustment and intends to defend itself vigorously against any claims with respect thereto. However, the Company may not be successful in the defense of such claims, and if the Company is ultimately required to pay an increase in consideration, such payment may have a material adverse effect on the liquidity, results of operations and financial condition.

GUARANTEES

Indemnifications

In the normal course of business, the Company offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at April 1, 2007, the Company is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

NOTE 16. RELATED PARTY

Prior to the Transaction, the Weyerhaeuser Fine Papers Business was engaged in various transactions with Weyerhaeuser that were characteristic of a consolidated group under common control. During the first quarter of 2006, the Business Unit purchased from Weyerhaeuser pulp, fiber and corrugated boxes for an amount of $46 million and sold pulp, paper and lumber for an amount of $33 million.

NOTE 17. SEGMENTED DISCLOSURES

Following the Transaction, the Company operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Company’s reportable segments:

•	Papers – represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants – involves the purchasing, warehousing, sale and distribution of various products made by the Company and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood – comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

DOMTAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST QUARTER 2007 (IN MILLIONS OF US DOLLARS, UNLESS OTHERWISE NOTED)

NOTE 17. SEGMENTED DISCLOSURES (CONTINUED)

The Company evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

Segmented data For the thirteen weeks ended April 1, 2007 and March 26, 2006	2007	2006
	(Unaudited)
	$	$
Sales
Papers	955	771
Paper Merchants	76	—
Wood	47	89

Total for reportable segments	1,078	860
Intersegment sales – Papers	(24)	—
Intersegment sales – Wood	(3)	(31)
Consolidated sales	1,051	829

Depreciation and amortization and impairment loss
Papers	72	74
Paper Merchants	1	—
Wood	5	2

Total for reportable segments	78	76
Impairment loss – Papers	—	749

Consolidated depreciation and amortization and impairment loss	78	825

Operating income (loss)
Papers	71	(748)
Paper Merchants	4	—
Wood	(4)	1

Consolidated operating income (loss)	71	(747)
Interest expense	11	—

Income (loss) before income taxes	60	(747)
Income tax expense	11	—

Net income (loss)	49	(747)

Segment assets	April 1, 2007	December 31, 2006
	(Unaudited)
	$	$
Papers	7,092	3,933
Paper Merchants	102	—
Wood	316	65

Total for reportable segments	7,510	3,998
Corporate	332	—

Consolidated assets	7,842	3,998

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Domtar Corporation:

We have audited the accompanying combined balance sheets of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 29, 2007, except as to notes 17 and 20,

    which are as of June 19, 2007

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Balance Sheets (note 2(a))

(Dollar amounts in millions)

	December 31, 2006	December 25, 2005
Assets
Current assets:
Cash	$1	$1
Receivables, less allowances of $2 and $2	340	321
Inventories (note 3)	520	562
Prepaid expenses	6	4
Deferred income taxes (note 7)	22	20

Total current assets	889	908
Property, plant and equipment, net (notes 4 and 15)	3,051	3,219
Construction in progress	14	51
Goodwill (note 5)	14	763
Deferred pension and other assets (note 12)	30	29

Total assets	$3,998	$4,970

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities (notes 6 and 16)	$256	$318
Debt and current portion of capital leases (notes 8 and 15)	12	12

Total current liabilities	268	330
Environmental and landfill reserves (notes 14 and 15)	20	26
Other liabilities (note 15)	37	24
Deferred income taxes (note 7)	758	817

Total liabilities	1,083	1,197
Contingencies and commitments (note 15)
Business Unit equity (note 9)	2,915	3,773

Total liabilities and Business Unit equity	$3,998	$4,970

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Operations (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales (a)	$3,306	$3,267	$3,026
Costs and expenses:
Cost of products sold (b)	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	174	174	192
Charges for restructuring (note 16)	—	3	17
Charges for closure of facilities (note 16)	15	534	—
Impairment of goodwill (note 5)	749	1	—
Refund of countervailing and anti-dumping deposits (note 19)	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	(556)	(578)	(41)
Income tax expense (benefit) (note 7)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Per common share (in dollars) (note 20)
Net loss
Basic	(2.14)	(1.68)	(0.06)
Diluted	(2.14)	(1.68)	(0.06)
Weighted average number of common shares outstanding (millions)
Basic	284.1	284.1	284.1
Diluted	284.1	284.1	284.1

(a)	Includes sales of $91, $132 and $146 to related parties (note 10).
(b)	Includes purchases of $209, $355 and $299 from related parties (note 10).

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Business Unit Equity (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Balance, beginning	$3,773	$4,261	$4,316
Net loss	(609)	(478)	(17)
Other comprehensive income (loss):
Foreign currency translation adjustment	19	(50)	38
Additional minimum pension liability adjustment, net of tax expense (benefit) of $4 in 2006, $(4) in 2005 and $1 in 2004	6	(6)	2
Net change in cash flow hedge fair value adjustments, net of tax expense (benefit) of $(11) in 2006, $6 in 2005 and $1 in 2004	(16)	9	2

Comprehensive income (loss)	(600)	(525)	25
Adjustment to initially adopt FASB Statement No. 158 (notes 2(u) and 12)	(12)	—	—
Net payments to Weyerhaeuser	(287)	(76)	(121)
Net non-cash contributions from Weyerhaeuser	41	113	41

Balance, ending	$2,915	$3,773	$4,261

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Cash Flows (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Cash provided by (used in):
Operations:
Net loss	$(609)	$(478)	$(17)
Items not involving cash:
Depreciation and amortization	311	357	348
Deferred income taxes, net (note 7)	(52)	(135)	(48)
Impairment of goodwill (note 5)	749	1	—
Charges for closures and restructurings (note 16)	15	537	17
Loss on disposition of assets	4	—	—
Changes in non-cash operating working capital:
Receivables	(19)	(40)	(19)
Inventories	43	(25)	(56)
Prepaid expenses	(2)	(4)	4
Deferred pension and other assets	(1)	(12)	2
Accounts payable and accrued liabilities	(79)	(9)	(13)
Other liabilities	(3)	(2)	(9)

Net cash provided by operating activities	357	190	209
Investments:
Additions to property, plant and equipment	(64)	(113)	(89)
Proceeds from sale of property, plant and equipment	1	4	7

Net cash used in investing activities	(63)	(109)	(82)
Financing:
Net payments to Weyerhaeuser	(287)	(76)	(121)
Debt and capital lease payments	(7)	(6)	(5)

Net cash used in financing activities	(294)	(82)	(126)

Change in cash	—	(1)	1
Cash, beginning	1	2	1

Cash, ending	$1	$1	$2

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

1. Background and nature of operations:

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries (“WY”) entered into an agreement providing for:

•

a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business (the “Business Unit”) becoming wholly-owned by Domtar Corporation (“Spinco”). As of the date of these combined financial statements, Spinco was a wholly-owned subsidiary of WY;

•	the distribution of shares of Spinco to WY’s shareholders; and

•	the acquisition of Domtar, Inc. (“Domtar”) by Spinco.

The transactions described above were consummated on March 7, 2007.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets of WY. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of forest products, including softwood lumber and pulp and paper products.

The Business Unit’s segments are:

•	Pulp and Fine Paper, which manufactures and sells pulp and coated and uncoated paper to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

•	Softwood Lumber, which manufactures and sells softwood lumber products in North American markets.

•	Other, which includes Forest Management Agreements in Canada and ancillary activities.

These combined financial statements do not reflect any effects of the transaction with Domtar.

2. Significant accounting policies:

(a) Basis of presentation of financial statements:

These combined financial statements include the accounts of WY’s Fine Paper operations, one pulp operation and certain Canadian logging, forest management and sawmill operations. All significant transactions and balances between operations within the Business Unit have been eliminated.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Financial statements historically have not been prepared for the Business Unit. The accompanying combined financial statements have been derived from

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

historical accounting records of WY. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from WY directly related to the operations of the Business Unit, including an apportionment of central general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. WY pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Business Unit Canadian pension plans which are directly included in the combined statements of operations.

Management believes the methodologies applied for the allocation of these costs are reasonable. Except for an immaterial amount of interest on capital leases and debt that will be assumed by Spinco, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with WY facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodologies used for the asset and liability allocations are reasonable.

Significant changes could have occurred in the funding and operation of the Business Unit if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have a significant impact on its financial position and results of operations.

(b) Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates and measurement uncertainty include the allocation of assets and costs as described in notes 2(a), 10, 12 and 13; the determination of net realizable value for receivables and inventory; the depreciation rates for property, plant and equipment; assessment of impairment for property, plant, equipment and goodwill; environmental matters; pension and other postretirement benefit plans; income taxes; and asset retirement obligations. On an ongoing basis, management reviews its estimates based on currently available information. Actual results could differ from those estimates.

(c) Fiscal year end:

The Business Unit’s fiscal year ends on the last Sunday of each calendar year. The Business Unit’s fiscal years in 2005 and 2004 each had 52 weeks. The Business Unit’s fiscal year in 2006 had 53 weeks.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(d) Business Unit equity:

Business Unit equity represents WY’s interest in the carrying value of the net assets of the Business Unit. WY uses a centralized approach to cash management and financing of operations. As a result, none of WY’s cash, cash equivalents or direct indebtedness has been allocated to the Business Unit in the combined financial statements. All transactions between the Business Unit and WY, including the allocation of centralized costs, income taxes and cumulative foreign currency translation adjustments flow through the Business Unit equity account.

(e) Trade accounts receivable:

Trade accounts receivable are stated net of allowances for doubtful accounts.

(f) Inventories:

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. LIFO inventories were $284 million and $283 million at December 31, 2006 and December 25, 2005, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories and all foreign inventories is costed at either the first-in, first-out (“FIFO”) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $98 million and $65 million greater at December 31, 2006 and December 25, 2005, respectively.

(g) Property, plant and equipment:

The Business Unit’s property accounts are maintained on an individual basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Property under capital leases are stated at the present value of minimum lease payments and amortized over the shorter of the lease term or estimated useful life of the assets.

The cost and accumulated depreciation of property sold or retired are removed from the accounts and the gain or loss is included in the combined statements of operations.

(h) Forest management licenses:

The Business Unit holds forest management licenses in two Canadian provinces. The provincial governments grant these licenses for initial periods of 5-20 years, and the licenses are renewable every five years, provided the Business Unit meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies between the two provinces, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the licenses.

(i) Goodwill:

Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations. Goodwill is assessed for impairment annually, or whenever events indicate a potential impairment, using a fair-value-based approach. The annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(j) Revenue recognition:

The Business Unit recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured. The timing of revenue recognition is dependent on shipping terms. Substantially all product sales are sold free on board (“FOB”) shipping point and revenue is recognized at the time of shipment except for export sales where revenue is recognized when title transfers at the foreign port. For sales transactions that are designated FOB destination, revenue is recognized when the product is delivered to the customer’s delivery site.

(k) Concentration of credit risk

Net sales to the Business Unit’s two largest customers accounted for approximately 28 percent of total sales in the year ended December 31, 2006 and 27 percent of total sales in each of the years ended December 25, 2005 and December 26, 2004. No other customer accounted for more than 10 percent of net sales for any of these periods.

(l) Shipping and handling costs:

The Business Unit classifies shipping and handling costs as a component of costs of products sold in the combined statements of operations.

(m) Impairment of long-lived assets:

The Business Unit accounts for long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 requires management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.

(n) Stock-based employee compensation:

Some of the Business Unit’s employees participate in Weyerhaeuser Company’s Long-Term Incentive Compensation Plan (the “Incentive Compensation Plan”) as described in note 11. Through December 25, 2005, WY applied the intrinsic-value method for stock-based compensation to employees prescribed by Accounting Principles Board (“APB”), Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

As described in “accounting pronouncements implemented,” APB Opinion No. 25 was superseded by FASB Statement No. 123 (revised 2004), Share Based Payment, as of the beginning of fiscal 2006. Employee awards issued, modified, repurchased or cancelled after implementation of Statement 123R under share-based payment arrangements are measured at fair value as of the grant dates and the resulting costs are recognized in the combined statements of operations over the service period.

(o) Foreign currency translation:

The local currency is considered the functional currency for the Business Unit’s operations in Canada. Assets and liabilities are translated into U.S. Dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. Dollars at average monthly exchange rates.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(p) Income taxes:

The Business Unit is a business unit of WY and, for purposes of federal, state and provincial taxes, is not subject to separate income taxes, as its results of operations are included in WY’s consolidated tax returns. For purposes of these combined financial statements, the Business Unit’s tax expense (benefit) for federal, state and provincial income taxes has been determined on a separate return basis. All income tax expense (benefit) of the Business Unit is recorded in the combined statements of operations with the offset recorded through the Business Unit equity account or deferred tax accounts.

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q) Pension plans:

The Business Unit participates in WY pension plans covering most of its employees. Both U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

(r) Derivatives:

The Business Unit accounts for its derivatives in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of forecasted natural gas purchases. The Business Unit does not hold or issue financial instruments for speculative or trading purposes. See note 13 for additional information.

(s) Environmental Costs:

Liabilities for loss contingencies, including environmental costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(t) Advertising costs:

Advertising costs are charged to expense in the period incurred. Advertising expense was $5 million, $7 million and $6 million for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

(u) Accounting pronouncements implemented:

Consolidation of variable interest entities—WY adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Business Unit consolidated one entity, Wapawekka Lumber LP (“Wapawekka”), as a result of adopting Interpretation 46R. Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada. Wapawekka had net liabilities of $5 million and $3 million at December 31, 2006 and December 25, 2005, respectively. The adoption of FIN 46R did not have a material effect on the Business Unit’s financial position, results of operations or cash flows.

Accounting for share-based compensation—WY adopted Statement 123R as of the beginning of fiscal year 2006. Statement 123R is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25. Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant dates. The resulting cost is then recognized in the combined statements of operations over the required service period. See note 11.

Accounting for inventory costs—WY adopted FASB Statement No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4, as of the beginning of 2006. Statement 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, Statement 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. Adoption of Statement 151 did not have a material effect on the Business Unit’s financial position or results of operations.

Accounting changes and error corrections—WY adopted FASB Statement No. 154, Accounting Changes and Error Corrections as of the beginning of fiscal year 2006. This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. Statement 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not provide specific transition provisions, unless it is impracticable to do so. The statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of Statement 154.

Accounting for defined benefit pension and other post retirement plans—WY adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), in the fourth quarter of 2006. Statement 158 requires an employer

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position through comprehensive income. Statement 158 does not allow prior balance sheets to be adjusted and also requires an employer to measure the funded status of a plan as of the date of its year-end statement balance sheet. Statement 158 also requires additional disclosures in the notes to financial statements. See Note 12 for additional information including the effects of adopting Statement 158.

Quantifying financial statement misstatements —The Business Unit adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) in the fourth quarter of 2006. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered. The implementation of SAB 108 did not have a material effect on the Business Unit’s combined financial statements.

The adoption of the following recent accounting pronouncements did not have a material effect on the Business Unit’s results of operations or financial condition:

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.

•	FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

(v) Prospective accounting pronouncements:

Fair value measurements—the FASB issued Statement No. 157, Fair Value Measurements, in September 2006. Statement 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Business Unit is currently evaluating the effect that Statement 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of Statement 157 in fiscal 2008.

Uncertainty in income taxes—The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, in June 2006. Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Business Unit does not believe that Interpretation 48 will have a material effect on its financial position and results of operations when the Interpretation is adopted in the first quarter of 2007.

Accounting for planned major maintenance activities—In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities (“FSP AUG AIR-1”). FSP AUG AIR-1 amends the guidance on accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. The Business Unit applied the “accrue in advance” method of accounting for planned annual maintenance costs in its primary manufacturing mills through 2006. The Business Unit will be required to adopt FSP AUG AIR-1 in the first quarter of fiscal year 2007. The

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

implementation of this standard will not have a material effect on the Business Unit’s combined financial position or annual results of operations. However, in accordance with Statement 154 discussed in “Accounting Pronouncements Implemented” above, the Business Unit will be required to retrospectively apply FSP AUG AIR-1 to its prior period financial statements, which will result in an adjustment to the Business Unit’s 2006 quarterly results of operations in its comparative quarterly combined financial statements for fiscal year 2007. The Business Unit does not expect any adjustment to its future annual results of operations as a result of implementation or retrospective application of FSP AUG AIR-1.

3. Inventories:

	December 31, 2006	December 25, 2005
Logs and chips	$15	$40
Lumber	2	4
Pulp and paper	333	354
Materials and supplies	170	164

	$520	$562

4. Property, plant and equipment:

	Range of Lives	December 31, 2006	December 25, 2005
Land		$33	$33
Buildings and improvements	10-40	831	823
Machinery and equipment	2-25	5,718	5,646
Other	3	98	48

		6,680	6,550
Less allowance for depreciation and amortization		(3,631)	(3,335)
Allocated property, plant and equipment		2	4

		$3,051	$3,219

5. Goodwill:

	Pulp and Fine Paper	Softwood Lumber	Total
Balance as of December 26, 2004	$765	$4	$769
Impairment of goodwill	—	(1)	(1)
Foreign exchange impact on goodwill	(5)	—	(5)

Balance as of December 25, 2005	760	3	763
Impairment of goodwill	(749)	—	(749)

Balance as of December 31, 2006	$11	$3	$14

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

WY announced in April 2006 that it was considering alternatives for Fine Paper that range from continuing to hold and operate the assets to a possible sale or other disposition. In connection with this announcement, WY received information that indicated that the carrying value of the Fine Paper reporting unit exceeded the fair value of the reporting unit. Based on an evaluation of the value of the assets and liabilities within the reporting unit, WY concluded that the implied value of the Fine Paper reporting unit’s goodwill was zero. Goodwill of the pulp reporting unit, which is part of Pulp and Fine Paper, was not impaired.

The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit has been recognized for the goodwill impairment charge.

6. Accounts payable and accrued liabilities:

	December 31, 2006	December 25, 2005
Accounts payable	$118	$151
Payroll – wages and salaries, incentive awards, retirement and vacation pay	74	98
Taxes – Social Security and real and personal property	6	8
Other	58	61

	$256	$318

7. Income taxes:

Operating loss is comprised of the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Domestic earnings (loss)	$(541)	$46	$50
Foreign loss	(15)	(624)	(91)

Operating loss	$(556)	$(578)	$(41)

Provisions for income taxes include the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Federal:
Current	$85	$27	$9
Deferred	(45)	(32)	(8)
State
Current	20	8	4
Deferred	(10)	(8)	(1)
Foreign
Current	—	2	3
Deferred	3	(97)	(31)

Income tax expense (benefit)	$53	$(100)	$(24)

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The provisions for income taxes of the Business Unit differs from the amount computed by applying the statutory income tax rate of 35% to operating loss before income taxes due to the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
US federal statutory income tax	$(195)	$(202)	$(14)
State income taxes	7	1	1
Foreign income taxes	(2)	120	4
Tax credits	(12)	(16)	(15)
Goodwill impairment	262	—	—
Tax rate changes and other	(7)	(3)	—

Income tax expense (benefit)	$53	$(100)	$(24)

During 2006, the Business Unit recognized a one-time deferred tax benefit of $3 million resulting from a change in the Texas state tax rate. During 2005, the Business Unit recognized one-time deferred tax benefits of $3 million and $1 million resulting from a change in the Ohio state income tax law and a one-time reduction in the British Columbia provincial corporate income tax rate, respectively. The benefits were due to the effect of the lower tax rates on accumulated temporary differences.

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2006	December 25, 2005
Inventories	$10	$10
Vacation pay	7	8
Environmental and landfill reserves	8	10
Severance and closure reserves	3	13
Asset impairments	144	145
Net operating loss carryforwards	121	109
Other	12	—

Gross deferred tax assets	305	295
Valuation allowance	(109)	(108)

Net deferred tax assets	196	187

Depreciation	(928)	(979)
Pension	(4)	(5)

Total deferred tax liabilities	(932)	(984)

Total net deferred taxes	$(736)	$(797)

As of December 31, 2006, the Business Unit had foreign net operating loss carryforwards of $353 million that expire from 2008 to 2026.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

The valuation allowance increased $1 million and $106 million in the years ended December 31, 2006 and December 25, 2005, respectively. The increase is due primarily to reserves established in 2005 for facility closures and an increase in the foreign net operating loss carryforward.

8. Debt:

The Business Unit’s consolidated variable interest entity (“VIE”), Wapawekka, has a demand loan from a bank outstanding in the amount of $4 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%. A letter of undertaking regarding duties recoverable pursuant to a letter of commitment with Weyerhaeuser Company Limited (“WY Ltd.”), a wholly-owned subsidiary of WY, has been pledged as specific security.

Wapawekka also has a demand loan from a bank outstanding in the amount of $1 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%, with interest payable monthly. A $1 million guarantee from Weyerhaeuser Saskatchewan Ltd., a wholly-owned subsidiary of WY Ltd., has been pledged as specific security.

9. Cumulative other comprehensive income:

Business Unit equity contains the following items:

	December 31, 2006	December 25, 2005
Foreign currency translation adjustments	$80	$61
Additional minimum pension liability adjustments	—	(6)
Net pension loss not yet recognized in earnings	(7)	—
Prior service cost not yet recognized in earnings	(5)	—
Cash flow hedge fair value adjustments	(5)	11

	$63	$66

10. Related party transactions:

The Business Unit engages in various transactions with WY that are characteristic of a consolidated group under common control. The receipts, disbursements and net cash position of the Business Unit are currently managed by WY through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business Unit flow through Business Unit equity in the accompanying combined financial statements of the Business Unit.

Expenses in the amount of $94 million, $93 million and $109 million of WY were allocated to the Business Unit for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. See notes 2(a) and 12 for nature of costs allocated and the allocation methodologies.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit purchased the following from WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pulp and fiber	$164	$322	$283
Corrugated boxes	45	33	16

Total purchases	$209	$355	$299

These purchases were at current market values with the exception of purchases from WY timberlands (which represent 39 percent, 55 percent and 44 percent of purchases) and certain pulp purchases in 2006 and 2005 (which represent 12 percent and 7 percent of purchases) which were at a fully absorbed cost basis. One of the Business Unit’s facilities also purchases energy at cost from WY.

The Business Unit sold the following to WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pulp and fiber	$2	$12	$7
Paper	20	33	52
Lumber	69	87	87

Total sales	$91	$132	$146

These sales were at current market values.

11. Stock-based compensation plan:

Some of the Business Unit’s employees participate in the Incentive Compensation Plan. The Incentive Compensation Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units. The exercise prices of stock options and stock appreciation rights granted under the Incentive Compensation Plan is required to be at market price on the date of grant.

WY applied the intrinsic value method for stock-based compensation to employees prescribed by APB Opinion No. 25 through December 25, 2005.

Compensation costs required to be disclosed by Statement 123 would have an immaterial effect on the Business Unit’s results from operations for 2005 and 2004. As disclosed in note 2(n), Statement 123R required WY to measure the fair value as of the grant dates of employee awards issued, modified, repurchased or cancelled after December 25, 2005 and to recognize the resulting cost in the combined statements of operations over the service period. In the year ended December 31, 2006, the Business Unit recognized compensation cost for stock-based compensation of $2 million.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

12. Employee benefit plans:

(a) Pension plans and postretirement benefits

The Business Unit participates in several retirement programs for its employees which are sponsored by WY. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (“unqualified”). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). WY also provides benefits under a postretirement health care and life insurance plan to eligible salaried employees in both countries. Benefits provided under the postretirement health care and life insurance plan are currently funded by the general assets of WY. The measurement date for all plans sponsored by WY is the end of the fiscal year.

Other than four Canadian pension plans (“Canadian Plans”) that will be transferred to Domtar at closing, management determined that it was not practical to allocate a portion of WY’s pension assets or to prepare detailed employee benefit plan disclosures for the stand-alone combined financial statements of the Business Unit in a manner that would be consistent with the level of detail provided in WY’s consolidated financial statements. Disclosures related to the Canadian Plans are included in this note.

The defined benefit pension expense (other than the Canadian Plans) relating to certain hourly employees and salaried employees and postretirement benefits expense is based on an allocation method described in note 2(a) and is charged to the Business Unit. The defined benefit pension expense related to the Canadian Plans is charged directly to the Business Unit. The expense (income) recognized for such plans by the Business Unit is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pension, net – allocated	$4	$9	$6
Pension, net – direct	(5)	—	5
Postretirement benefits	11	9	8

Net charge	$10	$18	$19

The Business Unit adopted the provisions of Statement 158 as of December 31, 2006, which requires that the funded status of pension and other postretirement benefit plans be presented on the balance sheet. No adjustments were made to the combined balance sheet as of December 25, 2005. See note 2(u).

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(b) Canadian Plans

The following tables provide a reconciliation of the changes in the Canadian Plans’ benefit obligations and fair value of plan assets over the two year period ended December 31, 2006:

	December 31, 2006	December 25, 2005
Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$310	$253
Service cost	6	5
Interest cost	15	15
Plan participants’ contributions	2	2
Actuarial loss	1	40
Foreign currency exchange rate changes	—	18
Benefits paid	(16)	(12)
Plan amendments	—	10
Curtailments	(1)	(22)
Special termination benefits	1	1

Benefit obligation at end of year	$318	$310

Reconciliation of fair value of plan assets:
Fair value of plan assets as of beginning of year (actual)	$292	$235
Actual return on plan assets	47	37
Foreign currency exchange rate changes	—	16
Employer contributions	8	9
Plan participants’ contributions	2	2
Benefits paid	(16)	(12)

Fair value of plan assets at end of year (estimated)	$333	$287

WY funds its registered pension plans. The expected funding of the Canadian Plans in 2007 is $5 million.

The Business Unit estimates the projected benefit payments as of December 31, 2006 under the Canadian Plans over the next ten years will be as follows:

2007	$40
2008	14
2009	14
2010	14
2011	14
2012-2016	84

$180

The accumulated benefit obligation for the Canadian Plans was $294 million and $286 million at December 31, 2006 and December 25, 2005, respectively.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The funded status of the Canadian Plans at December 25, 2005 under prior accounting rules is as follows:

December 25, 2005
Funded status	$(23)
Unrecognized prior service cost	10
Unrecognized net loss	37

Prepaid benefit cost	$24

Amounts recognized in the combined balance sheet consist of:

December 25, 2005
Prepaid benefit cost	$18
Accrued liability	(3)
Cumulative other comprehensive loss	9

Net amount recognized	$24

The funded status of the Canadian Plans and amounts recognized in the combined balance sheet as of December 31, 2006 under Statement 158 is as follows:

December 31, 2006
Noncurrent assets	$16
Current liabilities	—
Noncurrent liabilities	(1)

Funded status	$15

Pretax amounts included in cumulative other comprehensive income (loss) at December 31, 2006 were as follows:

December 31, 2006
Net pension loss	$(11)
Prior service cost	(9)

Net amount recognized (pretax)	$(20)

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The incremental effect of applying the provisions of Statement 158 on the combined balance sheet as of December 31, 2006 is as follows:

	December 31, 2006
	Before Application of Statement 158	Adjustment	After Application of Statement 158
Assets:
Deferred pension and other assets:
Noncurrent pension asset	$35	$(19)	$16

Liabilities:
Other liabilities	$—	$(1)	$(1)

Business Unit equity:
Cumulative other comprehensive loss (pretax)	$—	$(20)	$(20)
Tax benefit	—	8	8

Cumulative other comprehensive loss (net of tax)	$—	$(12)	$(12)

Estimated amounts that will be amortized from other comprehensive income during 2007 are as follows:

Net loss	$—

Prior service cost	$1

The components of net periodic benefit costs for the Canadian Plans are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Service cost	$7	$5	$6
Interest cost	15	15	14
Expected return on plan assets	(26)	(22)	(18)
Prior service cost recognized	1	2	2
Actuarial loss recognized	—	—	1

	(3)	—	5
(Gain) loss due to closure, sale, plan termination and other	—	(8)	6

	$(3)	$(8)	$11

Registered Plans The investment strategy of the Canadian pension trust is to concentrate direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. WY has not established target allocations for the direct investment portfolio or the derivatives.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Canadian registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the Business Unit does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The Business Unit manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.

In all periods presented, the discount rate is based on yields for corporate bonds rated AA or better, by matching cash flows to a spot rate yield curve.

The assets of the Canadian Plans are held in a master trust that also holds assets of other WY-sponsored plans. The allocation of the net assets held by the Canadian master trust and the U.S. master trust combined are as follows:

	December 31, 2006	December 25, 2005
Private equity and related funds	26.3%	23.6%
Real estate and related funds	3.9	5.2
Common stock and equity index instruments	0.9	1.0
Fixed income	15.5	27.5
Hedge funds	53.4	43.0
Net receivables	0.4	0.1
Accrued liabilities	(0.4)	(0.4)

	100.0%	100.0%

The assumptions used in the measurement of the Canadian Plans’ benefit obligations are as follows:

	December 31, 2006	December 25, 2005
Discount rate	5.15%	5.15%
Rate of compensation increase	3.25%	3.25%

The assumptions used in the measurement of the Canadian Plans’ net pension costs are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005
Discount rate	5.15%	6.00%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.25%	3.50%

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The expected return on plan assets assumption reflects WY’s best estimate regarding the long-term expected return on the U.S. portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performances.

(c) Defined Contribution Plan

The Business Unit participates in various defined contribution plans for salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed to the plans for participating employees were $7 million, $8 million and $7 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

13. Derivatives:

(a) Hedging:

The Business Unit purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of up to 30 percent of forecasted natural gas purchases for periods up to 18 months into the future. WY formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by WY to individual facilities based on projected usage of natural gas. The Business Unit recognizes its allocable share of the gains and losses on WY’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Business Unit’s participation in the WY hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Net gain recognized in cost of products sold	$—	$12	$1
Unrealized gains (losses) not yet recognized in the combined statements of operations at the end of the period	$(9)	$18	$3

(b) Other:

The Business Unit is a party to purchase and sale contracts for commodities that meet the definition of a derivative. However, the arrangements are accounted for as normal purchases and normal sales, not derivatives, beginning in the fourth quarter of 2004 because the Business Unit expects to take delivery on the purchase contracts and to ship product on the sales contracts. Losses recognized in the Business Unit’s combined statements of operations for the contracts were $3 million in the year ended December 26, 2004.

14. Asset retirement obligations:

The Business Unit’s asset retirement obligations principally include landfill capping obligations and asbestos removal obligations. The Business Unit has estimated the net present value of its asset retirement obligations to be $16 million and $17 million at December 31, 2006 and December 25, 2005, respectively. The

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

majority of the asset retirement obligations are estimated to be settled by 2030. However, some settlement scenarios call for obligations to be settled as late as 2048. There were no significant changes in the asset retirement obligations for the periods presented.

The Business Unit has not recognized a liability under Interpretation 47 for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value cannot be reasonably estimated because the settlement dates are unknown.

15. Legal proceedings, commitments and contingencies:

(a) Legal proceedings

The Business Unit is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Business Unit’s long-term results of operations, cash flows or financial position.

(b) Environmental matters

During the first quarter of 2006 the Business Unit closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. Spinco has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Business Unit is a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Business Unit that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Business Unit. As of December 31, 2006, the Business Unit has established reserves totaling $4 million for estimated remediation costs on the three active sites across its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Business Unit believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Business Unit among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the Business Unit has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(c) Purchase obligations

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Business Unit and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Business Unit can cancel without penalty. As of December 31, 2006, the Business Unit’s commitments under non-cancelable purchase obligations were $32 million in 2007 and $6 million thereafter.

(d) Commitments

The Business Unit leases various equipment, warehouse space and office space under operating leases. The equipment leases cover light duty vehicles, forklifts and office equipment. The Business Unit recognized rent expense of approximately $16 million, $20 million and $18 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. The Business Unit also leases certain equipment under capital leases. During 2006, the Business Unit entered into new capital leases of $17 million.

The Business Unit’s future commitments under operating and capital leases as of December 31, 2006 are as follows:

	Capital Leases	Operating Leases	Total
2007	$9	$4	$13
2008	8	2	10
2009	8	1	9
2010	5	—	5
2011	3	—	3
Thereafter	12	1	13

	45	$8	$53

Less amounts representing interest	6

Present value of minimum lease payments	39
Less current portion of capital lease obligations	7

Long-term portion of capital lease obligations	$32

Equipment under capital leases are as follows:

	Range of Lives	December 31, 2006	December 25, 2005
Equipment under capital lease	3–11	$67	$47
Accumulated depreciation		(30)	(22)

		$37	$25

16. Charges for restructuring and closure of facilities:

(a) Restructuring Charges:

As WY has acquired businesses and consolidated them into existing operations, WY has incurred charges associated with the transition and integration of those activities. Certain of those charges were incurred by the

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Business Unit. The charges reflected in the following table are primarily associated with WY’s 2002 acquisition of Willamette Industries, Inc., which included Fine Paper facilities and restructuring activities at the Dryden, Ontario and Prince Albert, Saskatchewan facilities:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Severance and outplacement costs	$—	$2	$10
Pension curtailment	—	1	6
Professional services	—	—	1

	$—	$3	$17

As of December 25, 2005, the Business Unit’s accrued liabilities included approximately $5 million of severance accruals related to integration and restructuring charges.

(b) Closures of facilities:

Facilities that do not represent a long-term strategic fit for the Business Unit, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions and increasing productivity at many of the Business Unit’s operating facilities have provided the Business Unit with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.

Closure charges recognized in 2005 include costs related to the closure of a pulp and paper facility and a fine paper machine. Additionally, the Business Unit recognized impairment charges for Wapawekka and a sawmill as they sell chips and hog fuel to the closed pulp and paper facility and do not have an alternate market for such residuals.

The Business Unit does not expect to incur any additional material charges related to these closures. Charges for closure of facilities include:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Asset impairments	$—	$499	$—
Termination benefits	—	43	—
Other closure costs	19	—	—
(Gain) loss on curtailment of pension benefits	2	(8)	—
Reversals of closure charges recorded in prior periods	(6)	—	—

	$15	$534	$—

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Changes in accrued termination benefits related to facility closures during the years ended December 31, 2006 and December 25, 2005 were as follows:

	December 31, 2006	December 25, 2005
Accrued severance – beginning balance	$43	$—
Costs incurred and charged to expense	—	43
Payments	(24)	—
Other adjustments	(5)	—

Accrued severance – ending balance	$14	$43

17. Business segments:

Following the Transaction, the Business Unit operates in the two reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Business Unit’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Business Unit evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

An analysis and reconciliation of the Business Unit’s business segment information to the respective information in the combined financial statements is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales to and revenues from customers external to the Business Unit:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

	3,306	3,267	3,026

Intersegment sales:
Papers	—	2	1
Wood	71	143	126

	71	145	127

Total sales and revenues	3,377	3,412	3,153
Inter segment eliminations	(71)	(145)	(127)

	$3,306	$3,267	$3,026

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Depreciation and amortization:
Papers	$302	$341	$335
Wood	9	16	13

	$311	$357	$348

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Charges for restructuring, closure of facilities and goodwill impairment:
Papers	$765	$461	$16
Wood	(1)	77	1

	$764	$538	$17

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Capital expenditures:
Papers	$64	$108	$84
Wood	—	5	5

	$64	$113	$89

	December 31, 2006	December 25, 2005
Total assets:
Papers	$3,933	$4,883
Wood	65	87

	$3,998	$4,970

18. Geographical areas:

The Business Unit attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer.

Export sales from the United States consist principally of pulp. Long-lived assets consist of goodwill and property and equipment used in the generation of revenues in the different geographical areas.

Selected information related to the Business Unit’s operations by geographical area is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales to and revenues from customers external to the Business Unit:
United States	$2,791	$2,663	$2,737
Canada	515	559	288
Other foreign countries	—	45	1

	$3,306	$3,267	$3,026

	December 31, 2006	December 25, 2005
Long-lived assets:
United States	$2,324	$3,164
Canada	755	869

	$3,079	$4,033

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements—(Continued)

(Dollar amounts in millions)

39 weeks ended September 24, 2006 (unaudited) and September 25, 2005 (unaudited) and

Years ended December 25, 2005, December 26, 2004 and December 28, 2003

19. Countervailing and antidumping duties:

The U.S. and Canada reached a final settlement in 2006 to a long-standing trade dispute over Canadian exports of softwood lumber into the U.S. Under the settlement agreement, a Canadian export tax was instituted that replaced countervailing and antidumping duties imposed by the U.S., and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. The Business Unit received its refund of countervailing and antidumping duties of $65 million and recognized the refund as other income in the fourth quarter of 2006.

20. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted loss per share:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Net loss applicable to common shares	$(609)	$(478)	$(17)
Weighted average number of common shares outstanding (millions)	284.1	284.1	284.1
Effect of dilutive securities (millions)	—	—	—

Weighted average number of diluted common shares outstanding (millions)	284.1	284.1	284.1

Basic net loss per share (in dollars)	$(2.14)	$(1.68)	$(0.06)
Diluted net loss per share (in dollars)	(2.14)	(1.68)	(0.06)

Prior to the Transaction, Weyerhaeuser Fine Paper Business did not have common stock or stock options outstanding. The weighted average number of common shares outstanding for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 assumes that all common stock outstanding immediately after the Contribution of the Business Unit were outstanding for the entire prior years. The effect of dilutive securities for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 was not considered in prior years as the impact would be antidilutive.

Management’s Report On Internal Control Over Financial Reporting

Management of Domtar is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 15a-15(d) under the Securities Exchange Act of 1934). Domtar’s internal control over financial reporting is a process designed under the supervision of Domtar’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in Canada.

As of December 31, 2006, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of December 31, 2006 was effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent auditor.

Raymond Royer	Daniel Buron
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

Montreal, Quebec

February 22, 2007

Independent Auditors’ Report

To the Shareholders of Domtar Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Domtar Inc. as of December 31, 2006 and audits of its December 31, 2005 and December 31, 2004 consolidated financial statements. Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Domtar Inc. as at December 31, 2006 and December 31, 2005 and the related consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Corporation’s financial statements as at December 31, 2006 and 2005 and for the three-year period then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Corporation Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as at December 31, 2006 and December 31, 2005 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

INTERNAL CONTROL OVER FINANCIAL REPORTING

We have also audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Corporation Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Corporation maintained effective internal control over financial reporting as at December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec

February 22, 2007

DOMTAR INC.

CONSOLIDATED BALANCE SHEETS

As At December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$
Assets
Current assets
Cash and cash equivalents	649	83
Receivables (Note 9)	305	294
Inventories (Note 10)	575	715
Prepaid expenses	14	11
Income and other taxes receivable	18	16
Future income taxes (Note 7)	45	38

	1,606	1,157
Property, plant and equipment (Note 11)	3,044	3,634
Assets held for sale (Note 4)	24	—
Goodwill	6	92
Other assets (Note 12)	275	309

	4,955	5,192

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	62	21
Trade and other payables (Note 13)	533	651
Income and other taxes payable	20	29
Long-term debt due within one year (Note 14)	2	2

	617	703
Long-term debt (Note 14)	1,889	2,257
Future income taxes (Note 7)	285	292
Other liabilities and deferred credits (Note 15)	223	331

Commitments and contingencies (Note 16)

Shareholders’ equity
Preferred shares (Note 17)	32	36
Common shares (Note 17)	1,788	1,783
Contributed surplus (Note 17)	15	14
Retained earnings (deficit)	308	(19)
Accumulated foreign currency translation adjustments (Note 19)	(202)	(205)

	1,941	1,609

	4,955	5,192

The accompanying notes are an integral part of the consolidated financial statements.

Approved by the Board:

Brian M. Levitt, Director Raymond Royer, Director

DOMTAR INC.

CONSOLIDATED EARNINGS

Years Ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$ Restated (Note 4)	$ Restated (Note 4)
Sales	3,989	4,247	4,403
Operating expenses
Cost of sales	3,392	3,720	3,798
Selling, general and administrative	218	231	245
Amortization	284	329	325
Antidumping and countervailing duties refund	(164)	—	—
Closure and restructuring costs (Note 5)	35	317	49
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)

	3,752	4,596	4,380

Operating profit (loss) from continuing operations	237	(349)	23
Financing expenses (Note 6)	150	144	141

Earnings (loss) from continuing operations before income taxes	87	(493)	(118)
Income tax expense (recovery) (Note 7)	24	(183)	(55)

Earnings (loss) from continuing operations	63	(310)	(63)
Earnings (loss) from discontinued operations (Note 4)	265	(78)	21

Net earnings (loss)	328	(388)	(42)

Per common share (in dollars) (Note 8)
Earnings (loss) from continuing operations
Basic	0.27	(1.36)	(0.28)
Diluted	0.27	(1.36)	(0.28)
Net earnings (loss)
Basic	1.42	(1.69)	(0.19)
Diluted	1.42	(1.69)	(0.19)

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR INC.

CONSOLIDATED CASH FLOWS

Years Ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$
		Restated (Note 4)	Restated (Note 4)
Operating activities
Earnings (loss) from continuing operations	63	(310)	(63)
Non-cash items:
Amortization and write-down of property, plant and equipment (Note 5)	284	554	336
Future income taxes (Note 7)	25	(193)	(68)
Closure and restructuring costs, excluding write-down of property, plant and equipment (Note 5)	35	92	38
Net gains on disposals of property, plant and equipment	(13)	(1)	(37)
Other	(5)	(1)	1

	389	141	207

Changes in working capital and other items
Receivables (Note 9)	(113)	(79)	(37)
Inventories	45	(23)	(66)
Prepaid expenses	(2)	4	8
Trade and other payables	(12)	(27)	(44)
Income and other taxes	1	1	16
Early settlement of interest rate swap contracts (Note 18)	—	—	20
Other	(19)	(20)	(8)
Payments of closure and restructuring costs, net of proceeds on disposition	(67)	(38)	(10)

	(167)	(182)	(121)

Cash flows provided from (used for) operating activities of continuing operations	222	(41)	86

Investing activities
Additions to property, plant and equipment	(108)	(139)	(167)
Proceeds from disposals of property, plant and equipment	17	10	41
Proceeds from disposal of business (Note 4)	560	—	—
Business acquisition	—	—	(2)
Other	2	(3)	(1)

Cash flows provided from (used for) investing activities of continuing operations	471	(132)	(129)

Financing activities
Dividend payments	(1)	(56)	(56)
Change in bank indebtedness	47	10	—
Change in revolving bank credit, net of expenses	(160)	21	105
Issuance of long-term debt, net of expenses	—	482	2
Repayment of long-term debt	(2)	(266)	(7)
Premium on redemption of long-term debt	—	(7)	—
Common shares issued, net of expenses	4	7	19
Redemptions of preferred shares	(3)	(3)	(3)

Cash flows provided from (used for) financing activities of continuing operations	(115)	188	60

Cash flow from discontinued operations (Note 4)
Operating activities	26	31	36
Investing activities	(554)	(55)	(54)
Financing activities	514	38	4

Cash flows provided from (used for) discontinued operations	(14)	14	(14)

Net increase in cash and cash equivalents	564	29	3
Translation adjustments related to cash and cash equivalents	2	2	1
Cash and cash equivalents at beginning of year	83	52	48

Cash and cash equivalents at end of year	649	83	52

Cash and cash equivalents at end of year, related to:
Continuing operations	649	83	52
Discontinued operations (Note 4)	—	—	—

Cash and cash equivalents at end of year	649	83	52

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR INC.

CONSOLIDATED RETAINED EARNINGS

Years Ended December 31

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$
Retained earnings (deficit) at beginning of year—as reported	(19)	412	512
Cumulative effect of change in accounting policy (Note 2)	—	—	(3)

Retained earnings (deficit) at beginning of year—as restated	(19)	412	509
Net earnings (loss)	328	(388)	(42)
Dividends on common shares	—	(42)	(54)
Dividends on preferred shares	(1)	(1)	(1)

Retained earnings (deficit) at end of year	308	(19)	412

The accompanying notes are an integral part of the consolidated financial statements.

DOMTAR INC.

Notes to Consolidated Financial Statements

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE I.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) and are not intended to provide certain disclosures which would typically be found in financial statements prepared in accordance with U.S. GAAP. The significant differences are described in Note 23. These consolidated financial statements are dated February 22, 2007.

Basis of Consolidation

The consolidated financial statements include the accounts of Domtar Inc. and its subsidiaries (the Corporation) as well as its joint ventures (collectively Domtar). Investments over which the Corporation exercises significant influence are accounted for using the equity method. The Corporation’s interests in joint ventures are accounted for using the proportionate consolidation method.

Use of Estimates

The consolidated financial statements have been prepared in conformity with Canadian GAAP, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the year, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management reviews its estimates, including those related to environmental matters, useful lives, impairment of long-lived assets and goodwill, pension and other employee future benefit plans, income taxes, closure and restructuring costs and asset retirement obligations, based on currently available information. Actual results could differ from those estimates.

Translation of Foreign Currencies

Self-sustaining Foreign Operations

For foreign subsidiaries that are considered financially and operationally self-sustaining, the current rate method of translation of foreign currencies has been used. Under this method, assets and liabilities are translated into Canadian dollars at the rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates during the year. All gains and losses arising from the translation of the financial statements of these foreign subsidiaries are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.”

Foreign Currency Transactions and Integrated Foreign Operations

For foreign currency transactions and foreign subsidiaries that are considered financially and operationally integrated, the temporal method of translation of foreign currencies has been used. Monetary items are translated at the rate in effect at the balance sheet date, non-monetary items are translated at their historical rate (as well as the related amortization) and revenues and expenses are translated at the rate in effect at the transaction date or at the average exchange rates during the year as appropriate. Translation gains and losses, except those on long-term debt, are included in “Selling, general and administrative” expenses.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Foreign Currency Long-term Debt

For the Corporation’s long-term debt designated as a hedge of the net investment in self-sustaining foreign subsidiaries, exchange gains and losses are included in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.” Prior to the fourth quarter of 2004, a portion of the foreign currency denominated long-term debt of the Corporation was designated as a hedge of future U.S. dollar revenue stream and exchange gains and losses were deferred and were recognized when the designated revenue is earned or when it becomes probable that the forecasted transaction will not occur, as the hedge then ceases to be effective.

Variable Interest Entities

Variable interest entities (VIE) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Domtar consolidates the VIE if Domtar is considered the VIE’s primary beneficiary, defined as the party that receives the majority of the expected residual returns and/or that absorbs the majority of the entity’s expected losses.

Revenue Recognition

Domtar recognizes revenue when persuasive evidence of an arrangement exists, when goods are shipped, when there are no uncertainties surrounding product acceptance, when the related revenue is fixed or determinable, when collection is considered reasonably assured and when the customer takes title and assumes the majority of the risks and rewards of ownership.

Income Taxes

Domtar uses the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. The change in the net future tax asset or liability is included in earnings and in the “Accumulated foreign currency translation adjustments” account under “Shareholders’ equity.” Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which the assets and liabilities are expected to be recovered or settled. Domtar does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Cash And Cash Equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at cost.

Receivables

Receivables are recorded at cost net of a provision for doubtful accounts that is based on expected collectibility. Gains or losses on securitization of receivables are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale and the fair value of the retained subordinate interest in such receivables on the date of transfer. Fair value is determined on a discounted cash flow basis. Costs related to the sales of receivables are recognized in earnings in the period when the sale occurs.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Inventories

Inventories of operating and maintenance supplies and raw materials are valued at the lower of average cost and replacement cost. Work in process and finished goods are valued at the lower of average cost and net realizable value, and include the cost of raw materials, direct labor and manufacturing overhead expenses.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated amortization including asset impairment write-down. Interest costs are capitalized for capital projects in excess of $10 million and having a duration in excess of one year. For timber limits and timberlands, amortization is calculated using the unit of production method. For all other assets, amortization is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are amortized over periods of 10 to 40 years and machinery and equipment over periods of 3 to 20 years. The amortization expense is reported net of the amount of the amortization of deferred credits related to property, plant and equipment. No amortization is recorded on assets under construction.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Goodwill

Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a segment, based upon discounted cash flows, exceeds the net carrying amount of that segment as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the segment over the fair value of the identifiable net assets of the segment.

Other Assets

Other assets are recorded at cost. Expenses and discounts related to the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related obligation.

Deferred Credits

Deferred credits comprise the deferred net gain on early settlements of interest rate swap contracts and grants and investment tax credits obtained upon the acquisition of property, plant and equipment and, in periods prior to Domtar’s sale of its interest in Norampac, the deferred gain on the contribution of net assets to Norampac. The deferred gain on the contribution of net assets to Norampac was amortized on a straight-line

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

basis over 15 years. The deferred net gain on early settlements of interest rate swap contracts is amortized as an adjustment to “Financing expenses” over the initially designated periods of the respective interest payments. Investment tax credits are amortized on the same basis as the related property, plant and equipment.

Environmental Costs

Environmental expenditures for effluent treatment, air emission, landfill operation and closure, asbestos containment and removal, bark pile management, silvicultural activities and site remediation (together referred to as environmental matters) are expensed or capitalized depending on their future economic benefit. In the normal course of business, Domtar incurs certain operating costs for environmental matters that are expensed as incurred. Expenditures for property, plant and equipment that prevent future environmental impacts are capitalized and amortized on a straight-line basis over 10 to 40 years. Provisions for environmental matters are not discounted and are recorded when remediation efforts are likely and can be reasonably determined.

Asset Retirement Obligations

Asset retirement obligations are recognized, at fair value, in the period in which Domtar incurs a legal obligation associated to the retirement of an asset. Conditional asset retirement obligations are recognized, at fair value, when the fair value of the liability can be reasonably estimated. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate.

Stock-based Compensation and Other Stock-based Payments

Domtar uses the fair value based approach of accounting for stock-based payments to directors and for stock options granted to its employees. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to stated capital together with any related stock-based compensation expense.

Stock-based compensation expense is recognized over the vesting period of the options, share purchase rights and bonus shares. For employee share purchase discounts, compensation expense is recognized when employees purchase shares. The contributed surplus component of the stock-based compensation is transferred to capital stock upon the issuance of common shares.

Deferred Share Units are amortized over their vesting periods and remeasured at each reporting period, until settlement, using the quoted market value. The cost of the common shares acquired by the Corporation under the Restricted Stock Plan is amortized over the restricted period. Deferred Share Units and common shares acquired under the Restricted Stock Plan are accounted for in compensation expense, in “Other liabilities and deferred credits” and “Other assets.”

Derivative Instruments

Derivative instruments are contracts that require or provide an option to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts. Derivative instruments are utilized by Domtar in the management of its foreign currency, price risk and interest rate exposures. Except for two interest rate swap contracts of Norampac, which were assumed through business acquisitions, Domtar does not use derivative instruments for speculative purposes. On December 29, 2006, Domtar sold its interest in Norampac.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Derivatives Designated For Hedge Accounting

In order for a derivative to qualify for hedge accounting, the hedge relationship must be designated and formally documented at its inception, outlining the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness is assessed. The derivative must be effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the risk being hedged both at inception and over the term of the hedging relationship.

When derivative instruments have been designated within a hedge relationship and are highly effective in offsetting the identified risk characteristics of specific financial assets and liabilities, or group of financial assets and liabilities, hedge accounting is applied to these derivative instruments. Hedge accounting requires that gains, losses, revenues and expenses of a hedging item be recognized in the same period that the associated gains, losses, revenues and expenses of the hedged item are recognized.

Realized and unrealized gains or losses associated with hedging instruments for which the underlying hedged items are either sold, paid or terminated are recognized to earnings. Realized and unrealized gains or losses when hedging instruments have ended or ceased to be effective prior to their maturity are deferred and recognized in earnings concurrently with the recognition of the item being hedged.

Domtar hedges its foreign exchange exposure on anticipated sales denominated in U.S. dollars through the use of options and forward contracts. Resulting gains and losses, including premiums on options, are recognized when the designated sale is recognized and are included in “Sales.”

Domtar hedges its exposure to price risk associated with purchases of bunker oil through the use of cash settled commodity swaps. Norampac hedged its exposure to price risk associated with purchases of electricity through the use of cash settled commodity swaps. Resulting gains and losses are recognized when the designated purchase is recognized and are included in “Cost of sales.”

Domtar hedges its exposure to interest rate on its long-term debt through the use of interest rate swap contracts. Amounts accounted for under interest rate swap contracts are included in “Financing expenses.”

Derivatives not Designated for Hedge Accounting

For the exposure to price risk associated with sales of Northern Bleached Softwood Kraft (NBSK) pulp swap contracts, as well as old corrugated containers, unbleached kraft linerboard and semi-chemical medium paper, Domtar does not meet the requirements for hedge accounting. As a result, Domtar accounts for these contracts at their fair value with resulting gains and losses being included in “Selling, general and administrative” expenses or, for items related to Norampac, as part of discontinued operations.

For the two interest rate swap contracts of Norampac, which were used for speculative purposes, the change in their fair value was recorded in discontinued operations.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Pensions

Domtar’s plans include funded and unfunded defined benefit pension plans and defined contribution plans. Domtar accrues the cost of defined benefit plans as determined by independent actuaries. The net periodic benefit cost includes the following:

•	the cost of pension benefits provided in exchange for employees’ services rendered during the year,

•	the interest cost of pension obligations,

•

the expected long-term return on pension fund assets based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes,

•	gains or losses on settlements and curtailments,

•	the straight-line amortization of past service costs and plan amendments over the average remaining service period of approximately 13 years of the active employee group covered by the plans,

•

the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year over the average remaining service period of approximately 13 years of the active employee group covered by the plans.

The defined benefit plans obligations are determined in accordance with the projected benefit method prorated on services.

Other Employee Future Benefit Plans

Domtar accrues the cost of post-retirement benefits other than pensions as determined by independent actuaries. These benefits, which are funded by Domtar as they become due, include life insurance programs, medical and dental benefits and short-term and long-term disability programs. Domtar amortizes the cumulative unrecognized net actuarial gains and losses in excess of 10% of the accrued benefit obligation at the beginning of the year over the average remaining service period of approximately 15 years of the active employee group covered by the plans.

Investment Tax Credits

Investment tax credits are recognized in earnings as a reduction of research and development expenses when Domtar has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Disclosure of Guarantees

A guarantee is a contract or an indemnification agreement that contingently requires Domtar to make payments to the other party of the contract or agreement, based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party or on a third party’s failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying item that is related to an asset, a liability or an equity security of the other party.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Countervailing and Antidumping Duties

Prior to the Softwood Lumber Agreement 2006 that was rendered effective October 12, 2006, cash deposits for countervailing and antidumping duties (lumber duties) made, were expensed as the deposits for softwood lumber export sales to the United States were made. The lumber duties expensed were presented in “Cost of sales.” Recoveries of cash deposits for lumber duties are only recognized when the amounts are reasonably measurable and their recovery is virtually certain. Recoveries resulting from the Softwood Lumber Agreement 2006 were recorded in “Antidumping and countervailing duties refund.” The 18.06% special charge imposed by the Canadian Government relating to this refund is provided for in “Trade and other payables.” Export taxes imposed by the Government of Canada are expensed as softwood lumber export sales to the United States are made. These export taxes are presented in “Cost of sales.”

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 2.

ACCOUNTING CHANGES

2006

Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date

In July 2006, the Emerging Issues Committee of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC 162, “Stock-based Compensation for Employees Eligible to Retire before the Vesting Date.” EIC-162 clarifies the accounting for compensation costs relating to stock-based awards granted to employees. EIC-162 requires that: i) compensation costs attributable to stock-based awards granted to employees who are eligible to retire on the grant date be recognized on the grant date; and ii) compensation cost attributable to stock-based awards granted to employees who will become eligible to retire during the vesting period be recognized over the period from the grant date to the date of retirement eligibility. This abstract is to be applied retroactively, with restatement of prior periods, and is effective for the year ended December 31, 2006. The adoption of this guideline had no significant impact on the consolidated financial statements under Canadian GAAP.

2004

Asset Retirement Obligations

On January 1, 2004, Domtar adopted retroactively with restatement of prior periods the new CICA Handbook Section 3110 “Asset Retirement Obligations,” which requires entities to record a liability at fair value, in the period in which it incurs a legal obligation associated to the retirement of an asset. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit adjusted risk-free interest rate. Section 3110 is analogous to the requirements of Statement of Financial Accounting Standards (SFAS) 143 “Accounting for Asset Retirement Obligations,” which was adopted for U.S. GAAP purposes on January 1, 2003. Asset retirement obligations in connection with the adoption of Section 3110 were primarily linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. For such assets, a liability is initially recognized in the period in which sufficient information exists to estimate a range of possible settlement dates. The adoption of Section 3110 has decreased the December 31, 2003 retained earnings by $3 million, $0.01 per common share, decreased assets by $7 million and decreased liabilities by $4 million.

Impact of Accounting Pronouncements Not Yet Implemented

Accounting Changes

On July 1, 2006, the Accounting Standards Board (“AcSB”) issued a replacement of Handbook Section 1506 “Accounting Changes.” The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period effects of changes in accounting policies, estimates and errors on the financial statements. The standard is effective for fiscal years beginning on or after January 1, 2007, with earlier adoption encouraged. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial position and results of operations.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Financial Instruments

In April 2005, the CICA issued three new Handbook Sections related to financial instruments: Section 3855 “Financial Instruments—Recognition and Measurement,” Section 3865 “Hedges” and Section 1530 “Comprehensive Income.” These Sections apply to fiscal years beginning on or after October 1, 2006.

Financial Instruments—Recognition and Measurement

Section 3855 expands on Handbook Section 3860 “Financial Instruments—Disclosure and Presentation,” by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Under this new Section:

•

All financial assets and liabilities will be carried at fair value in the consolidated balance sheet, except loans and receivables, investments held-to-maturity and non-trading financial liabilities, which will be carried at amortized cost.

•	Realized and unrealized gains and losses on trading financial assets and liabilities will be recognized immediately in the consolidated statement of income.

•

Unrealized gains and losses on financial assets that are available for sale will be recognized in other comprehensive income until their realization, after which these amounts will be recognized in the consolidated statement of income.

•

All derivatives financial instruments will be carried at fair value in the consolidated balance sheet, including those derivatives that are embedded in other contracts but are not closely related to the host contract.

•	Gains and losses on instruments designated as cash flow hedges are recognized in other comprehensive income, except for the ineffective portion of the hedges which will be recognized in net income.

Hedges

Section 3865 provides alternative accounting treatments to those found in Section 3855 for entities who choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on AcG-13 “Hedging Relationships,” and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Under this new statement:

•

In a fair value hedge, hedging derivatives are carried at fair value, with changes in fair value recognized in the consolidated statement of income. The changes in the fair value of the hedged item attributable to the hedged risk will also be recorded in consolidated income by way of a corresponding adjustment of the carrying amount of the hedged items recognized in the consolidated balance sheet.

•

In a cash flow hedge, the changes in fair value of derivative financial instruments will be recorded in other comprehensive income. These amounts will be reclassified in the consolidated statement of income in the periods in which results are affected by the cash flows of the hedged item.

•	Hedges of net investments in self-sustaining foreign operations are treated in a manner similar to cash flow hedges.

•	Any hedge ineffectiveness will be recorded in the consolidated statement of income.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Comprehensive Income

Section 1530 introduces a new requirement to present certain revenues, expenses, gains and losses, that otherwise would not be immediately recorded in income, in a comprehensive income statement with the same prominence as other statements that constitute a complete set of financial statements.

Domtar is currently completing its evaluation of the impact that these accounting pronouncements will have on its first quarter 2007 financial statements. Domtar expects the more significant impacts of applying these new Sections to relate to:

•	the requirement to present a new statement entitled “Comprehensive income,”

•	the recognition of the fair value of cash flow hedges on the balance sheet with the offset to other comprehensive income,

•	the reclassification of foreign currency translation adjustments from Accumulated foreign currency translation adjustments to Other comprehensive income,

•	the reclassification of the deferred gains on the early settlement of interest rate swap contracts from Other liabilities and deferred credits to Long-term debt,

•	the reclassification of unamortized debt issue costs and long-term debt discounts from Other asset to Long-term debt.

As such, as at January 1, 2007, Domtar expects Other assets to decrease by approximately $26 million, Future income tax asset to increase by approximately $2 million, Other long-term liabilities and deferred credits to decrease by $5 million, Long-term debt to decrease by $14 million, Accumulated foreign currency translation adjustments to be nil and Accumulated other comprehensive income (loss) to be a loss of $207 million.

Financial Instrument—Disclosures and Presentation

In April 2005, the AcSB issued Handbook Section 3861 “Financial instruments—Disclosure and presentation.” This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued Handbook Section 3862 “Financial instruments—Disclosures” and Handbook Section 3863 “Financial instruments—Presentation.” These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of these standards to have a material impact on its consolidated financial position and results of operations.

Capital Disclosure

In December 2006, the AsCB issued Handbook Section 1535 “Capital Disclosures,” which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Domtar does not expect the initial adoption of this standard to have a material impact on its consolidated financial position and results of operations.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 3.

MEASUREMENT UNCERTAINTY

Impairment of Long-lived Assets

Domtar reviews the carrying amount of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date (Step I test). Impaired assets are recorded at fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition (Step II test). Estimates of future cash flows and fair value require judgment and may change over time.

During the fourth quarter of 2006, Domtar conducted Step I impairment tests on most of the Canadian Pulp and Paper manufacturing facilities and the Wood segment.

Estimates of future cash flows used to test the recoverability of a long-lived asset included key assumptions related to trend prices, the 10 to 15 years forecasted exchange rate for the U.S. dollar and the estimated useful life of the long-lived assets.

The trend prices were based on an analysis of external price trends, including Resource Information Systems, Inc. (RISI), as well as normalized pulp, paper and wood pricing over a business cycle at the mills subjected to the impairment tests.

The forecasted Canadian-U.S. foreign exchange rate assumptions were based on independent market information, as well as analysis of historical data, trends and cycles. Management expects the 10 to 15 years average rate to be approximately CAN$1.00 = US$0.75.

Domtar concluded that the recognition of an impairment loss for the business units analyzed was not required.

Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the net carrying amount of the assets tested for impairment. The total net carrying amount of these assets was $873 million as at December 31, 2006.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 4.

DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In December 2006, Domtar announced that it had reached an agreement in principle to sell its 50% interest in Norampac Inc. to Cascades Inc. for a cash consideration of $560 million. The sale was finalized on December 29, 2006, accordingly Norampac will no longer be included in the Packaging segment but classified as discontinued operations in the consolidated earnings and cash flows.

In November 2005, as part of its restructuring program, Domtar announced its intention to sell the Vancouver, British Columbia paper mill. Effective in the second quarter of 2006, the Vancouver paper mill was permanently closed. Considering the fact that its major product line will not continue to be sold, the Vancouver paper mill will no longer be included in the Papers segment but classified as discontinued operations in the consolidated earnings and cash flows and the property, plant and equipment as held for sale in the consolidated balance sheet. In July 2006, Domtar reached an agreement to sell the Vancouver paper mill property, subject to a number of closing conditions.

The consolidated earnings and cash flows for the years ended December 31, 2005 and 2004 have been restated for purposes of comparability.

The following table provides selected financial information related to discontinued operations:

	2006	2005	2004
	$	$	$
Sales	673	719	712

Operating expenses	610	717	687
Closure and restructuring costs	22	116	(1)

Operating profit (loss) from discontinued operations	41	(114)	26
Financing expenses	13	11	7
Amortization of deferred gain	—	(5)	(5)
Gain on disposal of business	(299)	—	—

Earnings (loss) from discontinued operations before income taxes	327	(120)	24
Income tax expense (recovery)	62	(42)	3

Earnings (loss) from discontinued operations	265	(78)	21
Basic earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09
Diluted earnings (loss) from discontinued operations per share (in dollars)	1.15	(0.33)	0.09

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 5.

CLOSURE AND RESTRUCTURING COSTS

In 2005, Domtar’s management announced a series of targeted measures aimed at returning the Corporation to profitability. The plan included closures of the Cornwall and Ottawa, Ontario paper mills, the Grand-Remous and Malartic, Quebec sawmills, the sale of the Vancouver, British Columbia paper mill and cost-cutting initiatives. This workforce reduction and restructuring plan is in addition to the plans announced in 2004, which covered the Corporation’s paper and merchant operations in Canada and the United States.

In 2004, Domtar sold the St. Catharines, Ontario paper mill, which was closed in 2002, for $1 million to a third party who agreed to purchase it in its existing state. As such, the majority of the remaining closure cost provision was reversed.

In 2004, Domtar's management decided to permanently shut down the sawmill located in Chapleau, Ontario.

As at December 31, 2006, the balance of the provision was $26 million (2005 – $83 million), which includes $20 million (2005 – $75 million) related to the Papers segment and $6 million (2005 – $8 million) related to the Wood segment.

Estimates of cash flows and fair value relating to closures and restructurings require judgment. Closure and restructuring costs are based on management’s best estimates of future events at December 31, 2006. Closure costs and restructuring estimates are dependent on future events. Although Domtar does not anticipate significant changes, the actual costs may differ from these estimates due to subsequent developments such as the results of environmental studies, the ability to find a buyer for assets set to be dismantled and demolished and other business developments. As such, additional costs and further working capital and property, plant and equipment write-downs may be required in future periods.

The following table provides a reconciliation of all closure and restructuring costs:

	2006			2005			2004
	Papers	Wood	Total	Papers	Wood	Total	Papers	Wood	Total
			$			$			$
Labor costs	18	1	19	60	4	64	41	3	44
Write-down of certain inventory items	10	—	10	12	1	13	—	—	—
Write-down of property, plant and equipment	—	—	—	201	23	224	—	11	11
Other closure related costs	9	—	9	17	2	19	1	—	1
Reversal of provision	(3)	—	(3)	(3)	—	(3)	(7)	—	(7)

Closure and restructuring costs	34	1	35	287	30	317	35	14	49

Further costs related to the plans expected to be incurred over 2007 and thereafter are not significant.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table provides a reconciliation of all closure and restructuring cost provisions:

	2006	2005
	$	$
Balance at beginning of year from continuing operations	83	36
Severance payments	(45)	(27)
Reclass to pension plans	(15)	—
Reversal of provision	(3)	(1)
Other	—	1
Additions
Labor costs	5	64
Environmental costs	—	10
Other	1	—

Balance at end of year from continuing operations	26	83
Discontinued operations	1	16

Balance at end of year	27	99

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 6.

FINANCING EXPENSES

	2006	2005	2004
	$	$	$
Interest on long-term debt	150	148	149
Exchange gains on long-term debt	—	(4)	—
Receivables securitization	14	8	6
Net interest recoveries related to interest rate swap contracts	—	—	(2)
Refinancing expenses (a)	—	7	—
Amortization of deferred net gain on early settlements of interest rate swap contracts	(12)	(14)	(14)
Amortization of debt issue costs and other	2	2	6

	154	147	145
Less: Income from short-term investments	3	2	1
Capitalized interest	1	1	3

	150	144	141

Cash payments (cash receipts)
Interest, net of interest income and amounts capitalized	145	137	147
Net cash receipts related to interest rate swap contracts	—	—	(20)

	145	137	127

(a)	In 2005, the Corporation recorded $7 million for a call premium paid to redeem the 8.75% notes.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 7.

INCOME TAXES

The following table provides a reconciliation of income taxes computed at the Canadian statutory rate to income tax recovery presented on the Consolidated earnings:

	2006	2005	2004
	$	$	$
Combined basic Canadian federal and provincial tax rate (statutory income tax rate)	33.9%	33.6%	33.7%
Income tax expense (recovery) based on statutory income tax rate	29	(166)	(40)
Large corporation tax	—	4	6
Canadian manufacturing and processing activities	2	4	—
Foreign rate differential	(7)	(19)	(22)
Reassessment of prior years by tax authorities	(10)	(10)	(4)
Impact of increase (decrease) in income tax rate on future income taxes	(2)	8	—
Permanent difference on foreign exchange losses (gains)	15	—	(1)
Other	(3)	(4)	6

Income tax expense (recovery)	24	(183)	(55)

Income tax expense (recovery)
Current	(1)	10	13
Future	25	(193)	(68)

	24	(183)	(55)

Net cash receipts for income taxes in 2006 amounted to $12 million (2005—net payments amounted to $6 million; 2004—net payments amounted to $9 million).

The following table provides the geographic distribution of the income tax expense (recovery):

	2006	2005	2004
	$	$	$
Earnings (loss) before income taxes
Canada	(133)	(549)	(231)
Foreign	220	56	113

	87	(493)	(118)

Current income taxes
Canada	(8)	3	2
Foreign	7	7	11

	(1)	10	13

Future income taxes
Canada	(33)	(174)	(57)
Foreign	58	(19)	(11)

	25	(193)	(68)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Components of future income tax assets and liabilities	2006	2005
	$	$
Future income tax assets
Accounting provisions not deductible for tax purposes	68	66
Losses and other deductions carryforward	441	533
Deferred credits	11	33

	520	632

Future income tax liabilities
Property, plant and equipment	(673)	(786)
Pension and other employee future benefit plans	(33)	(22)
Impact of foreign exchange on long-term debt	(51)	(60)
Other	(1)	(6)

	(758)	(874)

Total net future income tax liability	(238)	(242)

Net current future income tax asset	45	38
Net non-current future income tax asset	2	18
Net current future income tax liability	—	(6)
Net non-current future income tax liability	(285)	(292)

	(238)	(242)

As at December 31, 2006, Domtar had federal net operating losses carryforward of $1,158 million. These federal net operating losses carryforward are set to expire between 2010 and 2025.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 8.

EARNINGS (LOSS) PER SHARE

The basic net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted net earnings (loss) per share is computed by dividing the net earnings (loss) applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and share purchase loans. The diluted net earnings (loss) per share is calculated using the treasury method, as if all common share equivalents had been exercised at the beginning of the year, or the date of the issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of Domtar at the average trading price of the common shares during the year. Stock options to purchase common shares are not included in the computation of diluted net earnings (loss) per share in years when net losses are recorded given that they are anti-dilutive.

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	2006	2005	2004
	$	$	$
Earnings (loss) from continuing operations	63	(310)	(63)
Dividend requirements of preferred shares	1	1	1

Earnings (loss) from continuing operations applicable to common shares	62	(311)	(64)
Net earnings (loss)	328	(388)	(42)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares	327	(389)	(43)
Weighted average number of common shares outstanding (millions)	230.5	229.7	228.7
Effect of dilutive securities (millions)	0.1	—	—

Weighted average number of diluted common shares outstanding (millions)	230.6	229.7	228.7

Basic earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Diluted earnings (loss) from continuing operations per share (in dollars)	0.27	(1.36)	(0.28)
Basic net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)
Diluted net earnings (loss) per share (in dollars)	1.42	(1.69)	(0.19)

The following table provides the securities that could potentially dilute basic earnings per share in the future but that were not included in the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the years presented:

	2006	2005	2004
Number of shares:
Options	4,023,607	4,833,126	5,306,553
Bonus shares	80,000	136,675	226,693
Rights	84,500	84,500	84,500

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 9.

RECEIVABLES

	2006	2005
	$	$
Trade receivables	5	139
Subordinate interest in securitized receivables	285	108
Less: Allowance for doubtful accounts	(13)	(14)

	277	233
Silvicultural credits receivable	5	6
Sales taxes receivable	9	14
Other receivables	14	41

Receivables	305	294

Receivables Securitization

Domtar uses securitization of its receivables as a source of financing by reducing its working capital requirements. Domtar’s securitizations consist of the sale of receivables, or the sale of senior beneficial interest in them, to special purpose trusts managed by financial institutions for multiple sellers of receivables. The agreements normally allow the daily sale of new receivables to replace those that have been collected. They also limit the cash that can be received from the sale of the senior beneficial interest. Such sales of receivables are contingent upon annual renewals and retaining specified credit ratings. The subordinate interest retained by Domtar is included in “Receivables” and will be collected only after the senior beneficial interest has been settled. The book value of the retained subordinated interests approximates fair value.

Domtar retains responsibility for servicing the receivables sold but does not record a servicing asset or liability as the fees received by Domtar for this service approximate the fair value of the services rendered.

In 2006, a net charge of $14 million (2005—$8 million; 2004—$6 million) resulted from the programs described below and was included in “Financing expenses.”

U.S. and Canadian Accounts Receivable Program

In January 2002, Domtar entered into an agreement, which was renewed in December 2004 and was scheduled to mature in December 2005 for the securitization of U.S. receivables. The agreement has been extended by the administrator of the program until the new settlement. In February 2006, Domtar entered into a three-year agreement, including both U.S. and Canadian receivables. The maximum cash consideration that can be received from the sale of receivables under this combined agreement is $221 million (US$190 million).

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

At December 31, the following balances were outstanding under this program:

	2006		2005
	$	US$	$	US$
Securitized receivables	308	265	271	232
Senior beneficial interest held by third parties	(23)	(20)	(163)	(140)

Subordinate interest in securitized receivables retained by Domtar	285	245	108	92

In 2006, the net cash outflow from the sale of senior beneficial interests in the U.S. and Canadian receivables was $140 million (US$120 million) (2005—cash outflow from the sale of U.S. receivables of $9 million (US$8 million); 2004—cash inflow from the sale of U.S. receivables of $17 million (US$14 million)) and was included in the Consolidated cash flows as a use or source of cash from receivables.

Canadian Accounts Receivable Program

In December 2000, Domtar entered into an agreement, which was renewed in December 2003, for the securitization of Canadian receivables for a maximum cash consideration of $75 million. On December 15, 2005, the parties agreed not to renew the agreement, which expired in December 2005. Since February 2006, Canadian receivables are sold in the new combined program mentioned above.

In 2006, the net cash inflow from the sale of senior beneficial interests in the Canadian receivables was nil (2005—cash outflow of $58 million; 2004—cash inflow of $5 million) and was included in the Consolidated cash flows as a use or source of cash from receivables.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 10.

INVENTORIES

	2006	2005
	$	$

Work in process and finished goods	342	376
Raw materials	107	182
Operating and maintenance supplies	126	157

	575	715

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 11.

PROPERTY, PLANT AND EQUIPMENT

	2006			2005
	Cost	Accumulated Amortization	Net Carrying Amount	Cost	Accumulated Amortization	Net Carrying Amount
	$	$	$	$	$	$
Machinery and equipment	4,540	2,090	2,450	5,604	2,683	2,921
Buildings	780	424	356	979	504	475
Timber limits and land	189	32	157	209	30	179
Assets under construction	81	—	81	59	—	59

	5,590	2,546	3,044	6,851	3,217	3,634

As at December 31, 2006, a net carrying amount of $7 million (2005—$7 million) included in Buildings is held under capital leases ($9 million for cost (2005—$9 million) and $2 million for accumulated amortization (2005—$2 million)) and a net carrying amount of $4 million (2005—$4 million) included in Timber limits and land is held under capital leases.

As at December 31, 2006, the net carrying amount of idled and permanently closed facilities amounted to $37 million (2005—$5 million).

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 12.

OTHER ASSETS

	2006	2005
	$	$
Accrued benefit asset—defined benefit pension plans (Note 21)	213	204
Investment tax credits receivable	29	33
Unamortized debt issue costs	17	23
Future income tax assets	2	18
Investments and advances	5	12
Discount on long-term debt	9	10
Other	—	9

	275	309

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 13.

TRADE AND OTHER PAYABLES

	2006	2005
	$	$
Trade payables	286	335
Payroll-related accruals	116	119
Accrued interest	39	40
Payables on capital projects	9	8
Rebates accruals	27	15
Accrued benefit liability—defined benefit pension plans (Note 21)	2	2
Accrued benefit liability—other employee future benefit plans (Note 21)	4	6
Provision for environment and other asset retirement obligations (Note 15)	14	21
Closure and restructuring costs excluding costs for defined benefit pension plans and site remediation (Note 5)	15	75
Other	21	30

	533	651

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 14.

LONG-TERM DEBT

	Maturity	2006	2005
		$	$
The Corporation
Unsecured debentures and notes
10% Debentures	2011	82	82
7.875% Notes (2006 and 2005—US$600)	2011	699	700
5.375% Notes (2006 and 2005—US$350)	2013	408	408
7.125% Notes (2006 and 2005—US$400)	2015	466	466
9.5% Debentures (2006 and 2005—US$125)	2016	146	146
10.85% Debentures	2017	75	75
Unsecured revolving credit facility	2010	—	160
Capital lease obligations	2028	11	11
Other		4	5

		1,891	2,053

Norampac
Unsecured notes
6.75% Notes (2006—nil and 2005—US$125)	2013	—	146
Secured revolving credit facility
(2006—nil; 2005—CAN$49 and €7)	2008	—	58
Other		—	2

		—	206

		1,891	2,259
Less: Due within one year		2	2

		1,889	2,257

As at December 31, 2006, principal long-term debt repayments, including capital lease obligations, in each of the next five years amounted to:

2007	2008	2009	2010	2011
$	$	$	$	$
2	—	3	—	781

The Corporation

UNSECURED DEBENTURES AND NOTES

On August 5, 2005, the Corporation issued $487 million (US$400 million) 7.125% notes due in 2015 at an issue price of $482 million (US$396 million). The gross proceeds from the sale of the notes was used to redeem the 8.75% notes due in August 2006 for an amount of approximately $176 million (US$150 million) and to repay most of the unsecured revolving credit facility then outstanding. Issuance expenses for the new notes of $5 million (US$4 million) were deferred and will be amortized over the duration of the notes.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The 10% and 10.85% debentures each have purchase fund requirements, whereby the Corporation undertakes to make all reasonable efforts to purchase quarterly, for cancellation, a portion of the aggregate principal amount of the debentures at prices not exceeding par.

BANK FACILITY

The Corporation has an unsecured revolving credit facility of US$600 million that expires in 2010.

Borrowings under this unsecured revolving credit facility bear interest at a rate based on the Canadian dollar bankers’ acceptance or U.S. dollar LIBOR rate or on the Canadian or U.S. prime rate, each with an added spread that varies with Domtar’s credit rating. This credit facility also requires commitment fees that vary with Domtar’s credit rating.

As at December 31, 2006, there were no borrowings (2005—$175 million, of which $15 million was in the form of overdraft and included in “Bank indebtedness,” and $160 million was included in “Long-term debt”) under the unsecured revolving credit facility that was outstanding. In addition, as at December 31, 2006, the Corporation had outstanding letters of credit pursuant to this bank credit for an amount of $18 million (2005—$21 million). The Corporation also has other outstanding letters of credit for an amount of $3 million (2005—$5 million). A provision of $4 million (2005—$4 million) was recorded related to letters of credits.

In 2006, the interest rates on outstanding borrowings under the bank facilities ranged from 5.00% to 6.50% (2005—from 3.21% to 7.25%).

The Corporation’s borrowing agreements contain restrictive covenants. In particular, the Corporation’s bank facility requires compliance with certain financial ratios on a quarterly basis.

Certain debt agreements require the Corporation to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications are contingent on future events, none of which can be foreseen as at December 31, 2006, and the structure of such transactions makes these events unlikely, no provisions have been recorded in the consolidated financial statements.

NORAMPAC

In December 2006, the Corporation sold its investment of Norampac Inc. The information below is for comparative purposes relating to 2005.

Norampac’s debt is non-recourse to the Corporation. The following amounts represent the Corporation’s proportionate share.

UNSECURED NOTES

The 6.75% unsecured notes issued in 2003 are redeemable in whole or in part at Norampac’s option under certain conditions and subject to payment of a redemption premium.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

BANK FACILITY

Norampac has a five-year secured revolving credit facility of $175 million maturing in 2008. The revolving credit facility is secured by all the inventories and receivables of Norampac Inc. and its North American subsidiaries and by property, plant and equipment at two of its containerboard mills and three of its converting facilities. Also, this facility requires compliance with certain covenants. As at December 31, 2005, the Corporation’s proportionate share of assets secured under this revolving credit facility relating to receivables, inventories and property, plant and equipment amounted to $98 million, $69 million and $223 million, respectively. Borrowings under this credit facility bear interest at floating rates plus a borrowing margin based on Norampac’s credit rating. Standby fees are payable on Norampac’s available unused credit lines at an annual rate that varies according to Norampac’s credit rating.

As at December 31, 2005, $58 million of borrowings under the secured revolving credit facility were outstanding. In addition, as at December 31, 2005, Norampac had outstanding letters of credit pursuant to this bank credit for an amount of $4 million. No provision was recorded related to outstanding letters of credits.

In 2005, the interest rates on outstanding borrowings under the revolving credit facility ranged from 3.44% to 5.56%.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 15.

OTHER LIABILITIES AND DEFERRED CREDITS

	2006	2005
	$	$

Other liabilities
Accrued benefit liability—other employee future benefit plans (Note 21)	68	94
Accrued benefit liability—defined benefit pension plans (Note 21)	26	30
Provision for environment and other asset retirement obligations	40	42
Other	27	45

Deferred credits
Deferred gain on contribution of net assets to Norampac	—	34
Deferred net gain on early settlements of interest rate swap contracts	12	24
Deferred foreign exchange gain on translation of long-term debt (a)	41	48
Investment tax credits and other	9	14

	223	331

(a)	In 2006, $7 million of the gain was recognized to earnings and the remaining $41 million will be recognized to earnings in 2016.

ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are principally linked to landfill capping obligations, asbestos removal obligations and demolition of certain abandoned buildings. As at December 31, 2006, Domtar has estimated the net present value of its asset retirement obligations to be $21 million (2005 – $23 million); the present value was based on probability weighted undiscounted cash outflow of $50 million (2005 – $41 million). The majority of asset retirement obligations are estimated to be settled prior to December 31, 2025. However, some settlement scenarios call for obligations to be settled as late as December 31, 2046. Domtar’s credit adjusted risk-free rates were used to calculate the net present value of the asset retirement obligations. The rates used vary between 4.50% and 9.40%, based on the prevailing rate at the moment of recognition of the liability and on its settlement period.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table reconciles Domtar’s asset retirement obligations:

	2006	2005
	$	$

Asset retirement obligations, beginning of year	23	25
Liabilities incurred during the year	—	2
Revisions to estimated cash flows	(1)	(1)
Revisions to estimated cash flows related to restructurings (Note 5)	(1)	(3)
Discontinued operations (Note 4)	(1)	—
Accretion expense	1	1
Effect of foreign currency exchange rate change	—	(1)

Asset retirement obligations, end of year	21	23

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 16.

COMMITMENTS AND CONTINGENCIES

Environment

Domtar is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities.

In 2006, Domtar’s operating expenditures for environmental matters, as described in Note 1, amounted to $60 million (2005 – $68 million; 2004 – $69 million).

Domtar made capital expenditures for environmental matters of $9 million in 2006 (2005 – $17 million; 2004 – $22 million) for the improvement of air emissions, effluent treatment and remedial actions to address environmental compliance. At this time, Domtar cannot reasonably estimate the additional capital expenditures that may be required. However, management expects any additional required expenditure would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

Domtar continues to take remedial action under its Care and Control Program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.

While Domtar believes that it has determined the costs for environmental matters likely to be incurred based on known information, Domtar’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the determination of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

As at December 31, 2006, Domtar had a provision of $54 million (2005 – $63 million) for environmental matters and other asset retirement obligations. Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

In addition, the pulp and paper industry in the United States is subject to Boiler Maximum Achievable Control Technology (MACT) Rules that further regulate effluent and air emissions. Domtar complies with all present regulations and anticipates spending approximately $4 million over the next year to meet such requirements.

As at December 31, 2006, anticipated undiscounted payments in each of the next five years were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$
Environmental provision and other asset retirement obligations	12	10	7	3	6	16	54
Boiler MACT Rules	4	—	—	—	—	—	4

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Contingencies

In the normal course of operations, Domtar becomes involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims, and labour issues. While the final outcome with respect to actions outstanding or pending as at December 31, 2006, cannot be predicted with certainty, it is management’s opinion that their resolution will not have a material adverse effect on Domtar’s financial position, earnings or cash flows.

E.B. Eddy Acquisition

On July 31, 1998, the Corporation acquired all of the issued and outstanding shares of E.B. Eddy Limited and E.B. Eddy Paper, Inc. (E.B. Eddy), an integrated producer of specialty paper and wood products. The purchase agreement includes a purchase price adjustment whereby, in the event of the acquisition by a third party of more than 50% of the shares of the Corporation in specified circumstances, the Corporation may have had to pay up to a maximum of $120 million, an amount which is gradually declining over a 25-year period. As at December 31, 2006, the maximum amount of the purchase price adjustment was $110 million. No provision was recorded for this potential purchase price adjustment.

Lease and Other Commercial Commitments

The Corporation has entered into operating leases for property, plant and equipment. The Corporation also has commitments to purchase property, plant and equipment, roundwood, wood chips, gas, electricity and certain chemicals. Minimum future payments under these operating leases and other commercial commitments, determined as at December 31, 2006, were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	$	$	$	$	$	$	$
Operating leases	20	17	13	11	9	17	87
Other commercial commitments	85	34	25	9	7	6	166

Total operating lease expense amounted to $28 million in 2006 (2005 – $35 million; 2004 – $38 million).

Guarantees

Indemnifications

In the normal course of business, the Corporation offers indemnifications relating to the sale of its businesses and real estate. In general, these indemnifications may relate to claims from past business operations, the failure to abide by covenants and the breach of representations and warranties included in the sales agreements. Typically, such representations and warranties relate to taxation, environmental, product and employee matters. The terms of these indemnification agreements are generally for an unlimited period of time. As at December 31, 2006, the Corporation is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time. Accordingly, no provisions have been recorded. These indemnifications have not yielded significant expenses in the past.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 17.

STATED CAPITAL AND STOCK BASED COMPENSATION

Preferred Shares

The outstanding preferred shares at December 31, were as follows:

	2006		2005
	Number of shares	$	Number of shares	$

Preferred shares
Series A	67,476	1	68,176	2
Series B	1,230,000	31	1,350,000	34

		32		36

The authorized preferred shares consist of preferred shares issuable in an unlimited number of series, ranking equal with respect to the payment of dividends and the distribution of assets.

The Series A Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share since April 1, 1994. These shares carry a cumulative cash dividend per share of $2.25 per annum.

The Series B Preferred shares are non-voting and redeemable at the Corporation’s option at $25.00 per share. These shares carry a cumulative cash dividend equivalent to 72% of the bank prime rate.

The Corporation has undertaken to make all reasonable efforts to purchase quarterly, for cancellation, 1% of the number of Series A and Series B Preferred shares outstanding on April 2, 1992, at prices not exceeding $25.00 per share. In connection therewith, preferred shares purchased for cancellation were as follows:

	2006		2005		2004
	Number of shares	Average price per share	Number of shares	Average price per share	Number of shares	Average price per share
		$		$		$
Series A	700	25.05	1,400	25.00	—	—
Series B	120,000	20.91	120,000	22.57	120,000	24.68

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Common Shares

The Corporation is authorized to issue an unlimited number of common shares. In 2006, no cash dividend has been declared on these shares (2005 – $0.18 per share; 2004 – $0.24 per share). The changes in the number of outstanding common shares and their aggregate stated value from January 1, 2004 to December 31, 2006, were as follows:

	2006		2005		2004
	Number of shares	$	Number of shares	$	Number of shares	$

Balance at beginning of year	230,967,490	1,795	230,237,356	1,788	228,860,806	1,768
Shares issued
Stock option and share purchase plans	609,212	5	730,134	7	1,376,550	20

Balance before share purchase financing agreements	231,576,702	1,800	230,967,490	1,795	230,237,356	1,788
Share purchase financing agreements	(828,755)	(12)	(845,770)	(12)	(947,105)	(13)

Balance at end of year	230,747,947	1,788	230,121,720	1,783	229,290,251	1,775

Book value per common share at end of year		8.27		6.84		8.75

Book value per common share is the sum of the stated value of common shares, contributed surplus, retained earnings and accumulated foreign currency translation adjustments divided by the number of common shares outstanding at year-end.

As at December 31, 2006, the Corporation had a receivable from its employees of $12 million (2005 – $12 million; 2004 – $13 million) related to share purchase loans granted to them. These shares are held in trust as security for the loans that are interest bearing at the dividend rate and with defined repayment terms not exceeding 10 years. At the end of the year, there were 828,755 shares (2005 – 845,770 shares; 2004 – 947,105 shares) held in trust in respect to employee loans for which the market value was $9.85 (2005 – $6.71; 2004 – $14.50) per share. These loans were included as a reduction of “Common shares.”

Restricted Stock Plan

The Restricted Stock Plan (RSP), was introduced in 2005. Under the RSP, Domtar’s common shares may be granted to executive and other key employees. The Corporation or a trustee selected by the Corporation in its discretion will acquire, on the secondary market, the number of common shares granted. The common shares granted pursuant to the RSP shall be held in trust for the benefit of the participant with a trust company for a period which may not exceed three years from the date of each grant. At the end of the restricted period, and provided that the participant has remained in continuous employment with the Corporation since the date of grant, the participant will be entitled to receive a share certificate representing 1) the number of shares of the initial grant, and 2) the additional shares accumulated in the participant’s account by reinvestment of dividends, if any. During the restricted period, no participant shall be entitled to exercise voting rights or any other rights attaching to the ownership of the shares, nor shall any participant be considered the beneficial owner of any shares until they become fully vested upon termination of the applicable restricted period.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

During 2006, 341,765 common shares were acquired and are held in trust pursuant to the RSP (2005 – 394,080). The total expense recognized in Domtar’s results of operations related to these common shares amounted to $2 million in 2006 (2005 – $1 million).

Executive Stock Option and Share Purchase Plan

Under the Executive Stock Option and Share Purchase Plan (Plan), options may be granted to selected eligible employees. Options are granted at a price equal to the market value on the day immediately preceding the date the options were granted and generally expire 10 years after the date of the grant. Normally, one quarter of the options may be exercised at each anniversary date of the grant. In 2005, the rights feature of the Plan was eliminated. Previously granted rights were not affected by this measure. The actual granted rights permit eligible employees to purchase shares at 90% of the quoted market value on the day immediately preceding the date the rights were granted, and provide for a one-for-four bonus share to be issued on the third anniversary date of the grant of the rights.

In 2005, a new feature was introduced to the Plan for all grants starting with 2005 going-forward. Options granted before 2005 are not affected by this new feature. Pursuant to this new feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant. When vested, the relevant annual portion will be available for exercise provided the price of Domtar’s common shares on the exercise date has increased by at least 20% over the grant price. Upon exercise, 60% of the difference between the fair market value of Domtar’s common shares at the time of exercise and the grant price must be converted in common share of Domtar which must be held by the participant for at least 12 months after the date of exercise. Any annual portion that has not been exercised on or before the expiry date of the option will automatically lapse on such expiry date. The option has been granted for a period of six years, subject to the terms and conditions of the Plan.

In 2003, a new performance feature was introduced to the Plan for all grants starting with 2003 going-forward. Options granted before 2003 are not affected by this new feature. Pursuant to this new feature, the granted stock options will vest in four increments of 25% on each anniversary date of the grant, provided the performance of Domtar’s common share price is equal to or exceeds the average performance of an index composed of the S&P 500 Materials (U.S.) index (50%) and the S&P/TSX Materials (Canada) index (50%). On each anniversary date of the grant, the average closing price of Domtar’s common shares, during the 20 consecutive trading days on the Toronto Stock Exchange immediately preceding each anniversary date of the grant, is used to measure the performance of Domtar’s common share price and is compared to the average performance of the index during the same reference period. The relevant annual portion only vests on a given anniversary date if the performance of Domtar’s common share price equals or exceeds the average index during the relevant reference period. Should this not be the case, the annual portion will not vest but may vest on any following anniversary date if the foregoing test, applied on a cumulative basis, is satisfied on a subsequent anniversary date over the vesting period of four years. Any annual portion which has not vested on or before the end of the vesting period of the option will automatically lapse on the expiry date. The new performance options have a term of 10 years and will expire in February 2013.

In June 2001, 1,050,000 stock options were granted to members of the Management Committee. Pursuant to this grant, and except in certain specified circumstances, there was no prorata or early vesting prior to January 1, 2004, at which time the options became fully vested if the holder of the options was still an employee of Domtar. After vesting, the options may not be exercised unless both of the following two conditions have been met: 1) at any time between January 1, 2001 and December 31, 2003, the weighted average trading price of the Domtar’s

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

common shares during 20 consecutive trading days on the Toronto Stock Exchange has reached or exceeded $16.70, $18.51 or $20.32, whereupon 25%, 50% or 100%, respectively, of the options granted become exercisable; and 2) the appreciation in the market value of the Domtar’s common shares between January 1, 2001 and the exercise date is equal to or exceeds the increase in the Standard & Poor’s U.S. Paper & Forest Products index during the same period. As at December 31, 2006, only 14% of the options are exercisable, provided the above-mentioned conditions are met, and the remaining 86% have been cancelled, as the objectives of the program have not been attained.

The fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005	2004
Risk-free interest rate	4.0%	4.0%	4.2%
Annual dividends per shares (in dollars)	—	$0.24	$0.24
Expected lives (years)	6	6	6
Volatility	34.3%	30.6%	33.4%
Estimated realization percentage-performance options	84.5%	61.4%	69.8%
Weighted average fair value of options granted during the year (in dollars per option)	$5.24	$2.95	$3.68

Changes in the number of options outstanding were as follows:

	2006		2005		2004
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$		$
Outstanding at beginning of year	4,833,126	14.38	5,306,553	14.83	5,688,264	14.22
Granted	528,250	6.23	495,250	11.44	1,266,000	15.53
Exercised	—	—	(21,847)	11.12	(540,270)	11.57
Cancelled	(515,218)	14.45	(946,830)	15.44	(1,107,441)	14.08
Expired	(321,301)	11.67	—	—	—	—

Outstanding at end of year	4,524,857	13.62	4,833,126	14.38	5,306,553	14.83

Options exercisable at end of year	2,171,257	14.27	2,424,793	13.77	2,287,587	13.79

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table summarizes the information about options outstanding and exercisable as at December 31, 2006:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
			$		$
$6.23 - $9.18	512,250	5.1	6.29	11,000	9.18
$9.19 - $13.26	1,306,382	3.1	11.60	925,882	11.66
$13.27 - $16.52	2,706,225	5.6	15.98	1,234,375	16.27

	4,524,857	4.8	13.62	2,171,257	14.27

During the year, no shares (2005 – nil; 2004 – 353,900) were issued pursuant to the exercise of rights and 61,425 bonus shares (2005 – 70,393; 2004 – 52,730) were issued. The total expense recognized in Domtar’s results of operations related to these rights and bonus shares amounted to $3 million in 2006 (2005 – $4 million; 2004 –$2 million). As at December 31, 2006, 80,000 bonus shares could be issued over the next year.

As at December 31, 2006, 16,000,000 common shares (2005 – 16,000,000; 2004 – 16,000,000) were authorized for issuance under the Plan. Since its inception, 6,119,260 shares have been issued under this plan. These common shares are issued from treasury.

During the year, under the Executive Stock Option and Share Purchase Plan and the Employee Share Purchase Plan, as described below, $3 million (2005 – $5 million; 2004 – $4 million) was included in “Contributed surplus” in conjunction with the recognition of stock-based compensation expense. The total compensation cost related to non-vested Executive Stock Option and Shares Purchase Plans not yet recognized is $2 million as at December 31, 2006. The weighted average period over which this cost is expected to be recognized is one year.

Deferred Share Unit Plans

Outside Directors

Under the Deferred Share Unit Plan for Outside Directors of the Corporation, deferred share units (DSUs), equivalent in value to a common share, may be granted to eligible directors. In addition, participants may elect to receive their annual retainer and attendance fees in DSUs. A participant shall receive, not later than the 31st of January following the end of the year during which the participant ceases to be a member of the Board of Directors, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on the termination date multiplied by the termination date value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. The total expense (reversal) recognized in Domtar’s results of operations amounted to $1.9 million in 2006 (2005 – $(0.3) million; 2004 – $0.4 million). In 2006, 116,644 DSUs (2005 – 99,389; 2004 – 37,940) were issued and no DSUs (2005 – nil; 2004 – 45,334) were redeemed. As at December 31, 2006, 346,166 DSUs (2005 – 229,523; 2004 – 130,134) were outstanding.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Executives

Under the Executive Deferred Share Unit Plan of the Corporation, DSUs may be granted to eligible executives. A participant shall receive, no later than the 31st of January following the end of the year during which occurred the participant’s date of retirement, death, determination of long-term disability or termination of employment at the end of a continuous period that started on or after January 1, 1999 and represents at least seven years of tenure as a member of the Management Committee, a lump sum payment in cash equal to the number of DSUs recorded in the participant’s account on one of these dates multiplied by the redemption value of the common shares or, if the participant so elects, a number of common shares to be purchased on the open market equal to the number of DSUs then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional DSUs when normal cash dividends are paid on common shares. Upon payment in full of the DSUs, they shall be cancelled. In 2005, the Executive Deferred Share Unit Plan was eliminated. Previously granted DSUs are not affected by this change. The total expense (reversal) recognized in Domtar’s results of operation amounted to $0.2 million in 2006 (2005 – $(0.5) million; 2004 – $(0.6) million). As at December 31, 2006, 46,128 DSUs (2005 – 56,443; 2004 – 66,178) were outstanding under this plan.

Under the Executive Performance Share Unit Plan approved in December 2003, Performance Share Units (PSUs) may be granted to eligible executives and other key employees of Domtar or any of its affiliates. Each PSUs, subject to the vesting conditions (including certain conditions relating to the relative performance of the Domtar’s common shares) set out in each grant being fulfilled, gives a participant the right to receive one common share of Domtar or, at his option, the cash equivalent at the time of vesting. In the event a participant elects to receive common shares, Domtar will make arrangements for delivery of such shares through purchases on the open market then recorded in the participant’s account less, in either case, any applicable withholding tax. A participant account shall be credited with dividend equivalents in the form of additional PSUs when normal cash dividends are paid on common shares. The total expense recognized in Domtar’s results of operations amounted to $0.1 million in 2006 (2005 – $0.1 million; 2004 – $0.1 million), representing 551,497 (2005 – 740,812; 2004 – 725,989) units authorized and issued since the inception of the plan. In February 2007, 504,044 PSUs were cancelled.

Employee Share Purchase Plans

Under the Employee Share Purchase Plans, all employees are eligible to purchase common shares at a price of 90% of the quoted market value. Common shares are purchased under the plans on monthly investment dates. Shares purchased under the Canadian plan are subject to a mandatory twelve-month holding period. Employees who hold the shares for 18 months following the date of acquisition (U.S. plan) or who hold the shares purchased in any calendar year until June 30 of the following year (Canadian plan) are entitled to receive additional common shares equivalent to 10% of the cost of such shares. As at December 31, 2006, 6,050,000 common shares (2005 – 6,050,000; 2004 – 6,050,000) were authorized for issuance under the plans. During the year, 547,787 common shares (2005 – 637,894; 2004 – 421,825) were issued under the plans at an average price of $7.12 (2005 – $9.08; 2004 – $15.77) per share. Since their inception, 5,687,049 shares have been issued under these plans.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 18.

FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

	2006		2005
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Long-term debt	1,918	1,891	2,064	2,259

The fair value of the long-term debt, including the portion due within one year, is principally based on quoted market prices.

Due to their short-term maturity, the carrying amounts of cash and cash equivalents, receivables, bank indebtedness, trade and other payables and income and other taxes approximate their fair values.

Interest Rate Risk

Domtar is exposed to interest rate risk arising from fluctuations in interest rates on its cash and cash equivalents, its bank indebtedness, its bank credit facility and its long-term debt. Domtar may manage this interest rate exposure by the use of derivative instruments such as interest rate swap contracts.

In 2004, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $20 million (US$15 million). The resulting gain of $17 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period ending November 2013, the term of the underlying 5.375% notes.

In 2002, the Corporation terminated, prior to maturity, interest rate swap contracts for net cash proceeds of $40 million (US$26 million). The net gain of $40 million recorded under “Other liabilities and deferred credits” was deferred and is recognized against financing expenses over the period of the interest rate payments ending October 2003 and October 2006, the original designated hedging period of the underlying 7.875% notes. In 2006, the net amount of $10 million (2005 – $13 million) was recognized against “Financing expenses.”

Credit Risk

Domtar is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, Domtar reviews new customers’ credit histories before granting credit and conducts regular reviews of existing customers’ credit performance. As at December 31, 2006, one of Domtar’s paper segment customers located in the United States represented 5% ($16 million) (2005 – 4% ($18 million)) of the receivables, prior to the effect of the receivables securitization.

Domtar is also exposed to credit risk in the event of non-performance by counterparties to its financial instruments. Domtar minimizes this exposure by entering into contracts with counterparties that are believed to be of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Foreign Currency Risk

In order to reduce the potential negative effects of a fluctuating Canadian dollar, Domtar has entered into various arrangements to stabilize anticipated future net cash inflows denominated in U.S. dollars. The following table provides the detail of the arrangements used as hedging instruments:

	2006	2005	2006	2005
	Average exchange rate		Contractual amounts
	(CAN$/US$)		(In millions of U.S. dollars)
Forward foreign exchange contracts
0 to 12 months	—	1.24	—	295
Currency options purchased
0 to 12 months	1.12	—	360	—
Currency options sold
0 to 12 months	1.19	—	360	—

Forward foreign exchange contracts are contracts whereby Domtar has the obligation to sell U.S. dollars at a specific rate.

Currency options purchased are contracts whereby Domtar has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. Currency options sold are contracts whereby Domtar has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above that rate.

The fair value of derivative financial instruments generally reflects the estimated amounts that Domtar would receive or pay to settle the contracts at December 31, 2006 and 2005. As at these dates, the spot exchange rates were $1.17 and $1.17, respectively, and the fair value of the above derivative financial instruments used as hedging items was as follows:

	2006	2005
	$	$
Unrealized gains on forward foreign exchange contracts	—	22

In addition, in 2006, the Corporation entered into forward foreign exchange swap contracts of US$490 million to manage the effects of a fluctuating Canadian dollar for a period ending January 2007. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $3 million included in “Selling, general and administration” expenses.

Price Risk

In 2006, the Corporation entered into cash settled commodity swap agreements to manage price risk associated with purchases of bunker oil covering a period starting January 2007 and ending December 2007. These agreements fix the purchase price of bunker oil for 10,000 barrels per month. These agreements are in addition to the 2005 and 2004 contracts, which fix the purchase price of bunker oil for 20,000 and 7,000 barrels per month, respectively, ending December 2006. These contracts are designated as hedging instruments and hedge approximately 12% of estimated bunker oil purchases of 2007. The fair value of these instruments as at December 31, 2006 represented an unrealized loss of $1 million (2005 – unrealized gain of $1 million).

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

During 2004, the Corporation entered into a cash settled commodity swap agreement to manage price risk associated with sales of NBSK pulp covering a period starting July 2004 and ending June 2007. The agreement fixes the sale price of NBSK pulp for 1,000 tonnes per month for 36 months. This agreement is in addition to the 2003 and 2002 contracts, which fix the sale price of NBSK pulp for 1,500 tonnes per month for 36 months and expired in April 2006 and October 2005, respectively. These contracts are not designated as hedging instruments and they are accounted for at their fair value. The fair value of these remaining instruments as at December 31, 2006, was negative $1 million (2005 – negative $1 million).

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 19.

ACCUMULATED FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

	2006	2005	2004
	$	$	$
Balance at beginning of year	(205)	(190)	(145)
Disposal of business (Note 4)	4	—	—
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(1)	(69)	(141)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investment in self-sustaining foreign subsidiaries	1	65	117
Future income taxes thereon	(1)	(11)	(21)

Balance at end of year	(202)	(205)	(190)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 20.

INTERESTS IN JOINT VENTURES

The following amounts represent the Corporation’s proportionate interests in its joint ventures (Anthony-Domtar Inc. and Gogama Forest Products Inc.):

	2006	2005
	$	$
Assets
Current assets	16	12
Long-term assets	15	17
Norampac (Note 4)	—	668
Liabilities
Current liabilities	6	4
Long-term liabilities	1	1
Norampac (Note 4)	—	403

	2006	2005	2004
	$	$	$
Earnings
Sales	29	10	14
Operating expenses	(26)	(12)	(15)

Operating profit (loss)	3	(2)	(1)
Financing expenses	2	1	1

Net earnings (loss) from continuing operations	1	(3)	(2)
Net earnings (loss) from Norampac, excluding gain on disposal (Note 4)	37	(2)	34

Net earnings (loss)	38	(5)	32

Cash flows
Cash flows provided from (used for) operating activities	8	(4)	(2)
Cash flows used for investing activities	(1)	—	(11)
Cash flows provided from (used for) financing activities	(1)	(1)	9
Cash flows provided from Norampac (Note 4)	—	38	13

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 21.

PENSION PLANS AND OTHER EMPLOYEE FUTURE BENEFIT PLANS

Defined Contribution Plans

Domtar contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to Domtar’s contribution. The 2006 pension expense was $15 million (2005—$17 million; 2004—$17 million) ($4 million related to discontinued operations (2005—$4 million; 2004—$4 million)).

Defined Benefit Plans

Domtar has several defined benefit pension plans covering substantially all employees, including one closed plan for certain non-unionized employees in Canada. Non-unionized employees in Canada joining Domtar after June 1, 2000 participate in defined contribution plans. The defined benefit plans are generally contributory in Canada and non-contributory in the United States. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

In 2006, pursuant to the decision in November 2005 to close the Cornwall and Ottawa, Ontario paper mills, the Corporation has declared a partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan.

Other Employee Future Benefit Plans

The post-retirement and post-employment plans are unfunded.

Components of net periodic benefit cost

	Pension plans			Other employee future benefit plans
	2006	2005	2004	2006	2005	2004
	$	$	$	$	$	$
Service cost for the year	34	35	35	3	4	3
Interest expense	79	78	74	6	7	7
Actual return on plan assets	(118)	(131)	(104)	—	—	—
Recognized actuarial loss (gain)	(31)	164	34	(10)	3	3
Plan amendments	12	44	3	(4)	(5)	1
Curtailment and settlement loss (gain) (Note 5)	6	17	2	(5)	(1)	1

Costs arising in the period	(18)	207	44	(10)	8	15
Difference between costs arising in the period and costs recognized in the period in respect of:
Return on plan assets	38	47	23	—	—	—
Actuarial loss (gain)	55	(151)	(22)	11	(2)	(1)
Plan amendments	(6)	(39)	(1)	3	5	(1)

Net periodic benefit cost	69	64	44	4	11	13

Net periodic benefit cost, related to:
Continuing operations	64	62	40	2	10	10
Discontinued operations (Note 4)	5	2	4	2	1	3

Net periodic benefit cost	69	64	44	4	11	13

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Domtar’s funding policy is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Past service obligations primarily arise from improvements to plan benefits.

The latest actuarial valuations were conducted as at:

•	March 31, 2006, for plans representing approximately 74% of the total plans asset fair value,

•	December 31, 2005, for plans representing approximately 20% of the total plans asset fair value,

•	January 1, 2006, for plans representing approximately 5% of the total plans asset fair value,

•	January 1, 2004, for plans representing approximately 1% of the total plans asset fair value.

These valuations indicated a funding deficiency. The next actuarial valuations will be completed between December 31, 2006 and January 1, 2009. Domtar expects to contribute a total amount of $88 million in 2007 compared to $86 million in 2006 (2005—$85 million; 2004—$80 million) to the pension plans. The contributions made in 2006 to the other employee future benefit plans amounted to $7 million (2005—$9 million; 2004—$8 million).

Change in Accrued Benefit Obligation

The following table represents the change in the accrued benefit obligation as determined by independent actuaries:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005
	$	$	$	$
Accrued benefit obligation at beginning of year	1,582	1,323	125	121
Service cost for the year	29	35	3	4
Interest expense	70	78	4	7
Plan participants' contributions	8	13	—	—
Actuarial loss (gain)	(23)	173	(3)	9
Plan amendments	12	44	(4)	(5)
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(171)	—	(27)	—
Settlement	(7)	(4)	—	—
Curtailment	(2)	(3)	(6)	(6)
Acquisitions	—	—	—	5
Effect of foreign currency exchange rate change	—	(3)	—	(1)

Accrued benefit obligation at end of year	1,427	1,582	85	125

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

Change in Fair Value of Assets

The following table represents the change in the fair value of assets reflecting the actual return on plan assets, the contributions and the benefits paid during the year:

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005
	$	$	$	$
Fair value of assets at beginning of year	1,300	1,151	—	—
Actual return on plan assets	103	131	—	—
Employer contributions	86	85	7	9
Plan participants’ contributions	8	13	—	—
Benefits paid	(71)	(74)	(7)	(9)
Disposal of business (Note 4)	(159)	—	—	—
Settlement	(7)	(4)	—	—
Effect of foreign currency exchange rate change	—	(2)	—	—

Fair value of assets at end of year	1,260	1,300	—	—

Description of Assets of the Pension Plans

The assets of the pension plans are held by a number of independent trustees and are accounted for separately in the Domtar pension funds. The investment strategy for the assets in the pension plans is to maintain a diversified portfolio of assets, invested in a prudent manner to maintain the security of funds while maximizing returns within the guidelines provided in the investment policy. The Corporation’s pension funds are not permitted to own any of the Corporation’s shares or debt instruments. The target asset allocation is based on the expected duration of the benefit obligation, which includes the impact of a partial wind-up related to the mill closures.

The following table shows the allocation of the plan assets, based on the fair value of the assets held at December 31, 2006 and 2005 and the target allocation for 2006:

	Target allocation	Percentage plan assets as at December 31
		2006	2005
Fixed income securities	58% - 68%	63%	63%
Equity securities	32% - 42%	37%	37%

Total		100%	100%

Domtar has indemnified and held harmless the trustees of Domtar pension funds, and the respective officers, directors, employees and agents of such trustees, from any and all costs and expenses arising out of the performance of their obligations under the relevant trust agreements, including in respect of their reliance on authorized instructions of Domtar or for failing to act in the absence of authorized instructions. These

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

indemnifications survive the termination of such agreements. As at December 31, 2006, Domtar has not recorded a liability associated with these indemnifications, as Domtar does not expect to make any payments pertaining to these indemnifications.

Reconciliation of Funded Status to Amounts Recognized in the Consolidated Balance Sheets

The following tables present the difference between the fair value of assets and the actuarially determined accrued benefit obligation as at December 31, 2006 and 2005. This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

The tables further reconcile the amount of the surplus or deficit (funded status) to the net amount recognized in the Consolidated balance sheets. This difference between the funded status and the net amount recognized in the Consolidated balance sheets represents the portion of the surplus or deficit not yet recognized for accounting purposes. Deferred recognition is a guiding principle of these recommendations. This approach allows for a gradual recognition of changes in accrued benefit obligations and plan performance over the expected average remaining service life of the employee group covered by the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005
	$	$	$	$
Accrued benefit obligation at end of year	1,427	1,582	85	125
Fair value of assets at end of year	(1,260)	(1,300)	—	—

Funded status	(167)	(282)	(85)	(125)
Reconciliation of funded status to amounts recognized in the Consolidated balance sheets
Unrecognized experience losses (gains):
Deferred investment gains due to use of market-related value to determine net benefit cost	(19)	(31)	—	—
Unrecognized net actuarial loss (a)	319	436	21	28
Unrecognized past service costs	52	49	(8)	(3)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

(a)	The amount to which these losses exceed the 10% corridor (representing 10% of the accrued benefit obligation) amounted to $176 million as at December 31, 2006 (2005—$288 million) for pension plans and $14 million as at December 31, 2006 (2005—$17 million) for other employee future benefit plans. Any such excess is amortized, commencing in the following year, over the expected average remaining service period of active employees expected to receive benefits under the plans.

	Pension plans		Other employee future benefit plans
	2006	2005	2006	2005
	$	$	$	$
Accrued benefit asset (Note 12)	213	204	—	—
Accrued benefit liability (Notes 13 and 15)	(28)	(32)	(72)	(100)

Net amount recognized in the Consolidated balance sheets	185	172	(72)	(100)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

As at December 31, 2006, the accrued benefit obligation and the fair value of defined benefit plan assets with an accrued benefit obligation in excess of fair value plan assets were $1,197 million and $1,015 million, respectively (2005—$1,546 million and $1,263 million, respectively).

Estimated Future Benefit Payments from the Plans

Estimated future benefit payments from the plans for the next 10 years as at December 31, 2006 were as follows:

	Pension plans	Other employee future benefit plans
	2006	2006
	$	$
2007	70	5
2008 (a)	310	6
2009	73	5
2010	74	6
2011	76	6
2012-2016	426	27

Total estimated future benefit payments from the plans	1,029	55

(a)	Includes estimated future benefit payments from the plans of $239 million related to the partial wind-up of the non-unionized and unionized plans related to the Ontario participants in the plan in 2006.

WEIGHTED-AVERAGE ASSUMPTIONS

Domtar used the following key assumptions to measure the accrued benefit obligation and the net periodic benefit cost. These assumptions are long-term, which is consistent with the nature of employee future benefits.

	Pension plans			Other employee future benefit plans
	2006	2005	2004	2006	2005	2004
Accrued benefit obligation as at December 31:
Discount rate	5.2%	5.0%	5.8%	5.2%	5.0%	5.8%
Rate of compensation increase	2.7%	2.7%	3.4%	2.9%	3.5%	3.5%

Net periodic benefit cost for years ended December 31:
Discount rate	5.1%	5.8%	6.1%	5.2%	5.8%	6.1%
Rate of compensation increase	2.7%	3.4%	3.8%	3.3%	3.5%	3.5%
Expected long-term rate of return on plan assets	6.2%	7.2%	7.7%	N/A	N/A	N/A

Effective January 1, 2007, Domtar will use 6.3% as the expected return on plan assets, which reflects the current view of long-term investment returns.

The expected return on plan assets assumption is based on an analysis of the target asset allocation and expected return by asset class. This rate is adjusted for an equity risk premium and by 0.5% to take into consideration the active investment management of the plan assets.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

For measurement purposes, 6.0% weighted-average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007. The rate was assumed to decrease gradually to 3.7% by 2012 and remain at that level thereafter. An increase or decrease of 1% of this rate would have the following impact:

	Increase of 1%	Decrease of 1%
	$	$
Impact on net periodic benefit cost for other employee future benefit plans	1	(1)
Impact on accrued benefit obligation	6	(5)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 22.

SEGMENTED DISCLOSURES

Domtar operates in the three reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of Domtar’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•

Paper Merchants—involves the purchasing, warehousing, sale and distribution of various products made by Domtar and by other manufacturers. These products include business and printing papers and certain industrial products.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The accounting policies of the reportable segments are the same as described in Note 1. Domtar evaluates performance based on operating profit, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

Segmented data
	2006	2005	2004
	$	$	$
Sales from continuing operations
Papers	2,796	2,900	3,086
Paper Merchants	1,051	1,047	1,057
Wood	461	697	671

Total for reportable segments	4,308	4,644	4,814
Intersegment sales—Papers	(269)	(273)	(281)
Intersegment sales—Wood	(50)	(124)	(130)

Consolidated sales from continuing operations	3,989	4,247	4,403

Amortization, write-down of property, plant and equipment and impairment loss from continuing operations
Papers (a)	245	482	274
Paper Merchants	3	4	3
Wood (a)	36	68	59

Consolidated amortization, write-down of property, plant and equipment and impairment loss from continuing operations	284	554	336

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$
Operating profit (loss) from continuing operations
Papers (a) (c) (d) (e) (f)	121	(329)	17
Paper Merchants (b)	13	3	20
Wood (a) (g)	117	(33)	(27)

Total for reportable segments	251	(359)	10
Corporate (c)	(14)	10	13

Consolidated operating profit (loss) from continuing operations	237	(349)	23

Segment assets
Papers	3,304	3,423	3,826
Paper Merchants	148	146	125
Wood	408	476	510

Total for reportable segments	3,860	4,045	4,461
Corporate	1,071	430	418
Discontinued operations (Note 4)	24	717	802

Consolidated assets	4,955	5,192	5,681

Additions to property, plant and equipment from continuing operations
Papers	76	112	136
Paper Merchants	1	1	2
Wood	16	19	18

Total for reportable segments	93	132	156
Corporate	21	3	3

Consolidated additions to property, plant and equipment	114	135	159
Add: Change in payables on capital projects	(6)	4	8

Consolidated additions to property, plant and equipment per Consolidated cash flows from continuing operations	108	139	167

Geographic information
	2006	2005	2004
	$	$	$
Sales from continuing operations (h) (i)
Canada	719	702	733
United States	3,053	3,369	3,470
Other foreign countries	217	176	200

	3,989	4,247	4,403

Property, plant and equipment and goodwill
Canada	1,385	1,886	2,324
United States	1,665	1,822	1,953
Other foreign countries	—	18	22

	3,050	3,726	4,299

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(a)	Refer to Note 5 for amounts related to closure and restructuring costs.
(b)	The operating profit for the year ended December 31, 2005 reflects a $12.5 million charge relating to a legal settlement with regards to the sales of carbonless paper in Ontario and Quebec during a one-year period spanning part of 1999 and 2000.
(c)	The operating profit (loss) for the year ended December 31, 2006 includes a loss of $4 million (2005 – gain of $5 million; 2004 – loss of $3 million) representing the loss on the marked to market of the pulp swap contracts.
(d)	The operating loss for the year ended December 31, 2006 includes the recognition of $15 million (2005 – $4 million; 2004 – $4 million) for investment tax credits related to research and development expenses of current and prior years, reflected as a reduction of the “Cost of sales.”
(e)	The operating profit for the year ended December 31, 2006 includes a gain on the sale of land in the amount of $10 million.
(f)	The operating profit for the year ended December 31, 2004 includes gains on sales of timberlands in the amount of $33 million.
(g)	The operating profit for the year ended December 31, 2006 includes antidumping and countervailing duties refund in the amount of $164 million.
(h)	Sales are attributed to countries based on the location of the external customers.
(i)	In 2006, export sales from Canada were $1,031 million (2005 – $1,444 million; 2004 – $1,492 million).

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 23.

RECONCILIATION OF CANADIAN AND UNITED STATES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Consolidated earnings and Consolidated balance sheets have been prepared in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP. The following are the significant differences in accounting principles as they pertain to the Consolidated earnings and the Consolidated balance sheets.

(A) NET EARNINGS ADJUSTMENTS

The following table provides a reconciliation of the net earnings (loss) from Canadian to U.S. GAAP:

	2006	2005	2004
	$	$	$
Net earnings (loss) from continuing operations in accordance with Canadian GAAP	63	(310)	(63)
Adjustments with respect to the following items:
Pension plans cost (1)	(7)	(13)	(1)
Other employee future benefit plans cost (2)	1	5	1
Revenue stream hedge (3)	(7)	—	4
Foreign currency hedging contracts (4)	—	—	(12)
Commodity hedging contracts (5)	—	—	(2)
Interest rate swap contracts (6)	(10)	(13)	(13)
Acquisition of E.B. Eddy (8)	(21)	(80)	(6)
Tax effect of the above adjustments	12	12	9

Earnings (loss) from continuing operations in accordance with U.S. GAAP	31	(399)	(83)
Earnings (loss) from discontinued operations, net of income taxes (10)	225	(103)	7

Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Dividend requirements of preferred shares	1	1	1

Net earnings (loss) applicable to common shares in accordance with U.S. GAAP	255	(503)	(77)

Earnings (loss) from continuing operations per common share in accordance with U.S. GAAP (in dollars)
Basic	0.13	(1.74)	(0.37)
Diluted	0.13	(1.74)	(0.37)
Net earnings (loss) per common share in accordance with U.S. GAAP (in dollars)
Basic	1.11	(2.19)	(0.34)
Diluted	1.11	(2.19)	(0.34)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(B) Balance sheet adjustments

The following table presents the Consolidated balance sheets under Canadian and U.S. GAAP:

	2006		2005
	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Assets
Current assets
Cash and cash equivalents	649	642	83	68
Receivables	305	318	294	212
Inventories	575	570	715	641
Prepaid expenses	14	14	11	8
Income and other taxes receivable	18	18	16	15
Future income taxes	45	45	38	38

	1,606	1,607	1,157	982
Property, plant and equipment	3,044	3,075	3,634	3,304
Assets held for sale	24	24	—	—
Goodwill	6	6	92	23
Investments in joint ventures (7)	—	22	—	289
Other assets	275	23	309	243

	4,955	4,757	5,192	4,841

Liabilities and shareholders' equity
Current liabilities
Bank indebtedness	62	62	21	14
Trade and other payables	533	533	651	564
Income and other taxes payable	20	19	29	29
Long-term debt due within one year	2	1	2	1

	617	615	703	608
Long-term debt	1,889	1,863	2,257	2,017
Future income taxes	285	198	292	180
Other liabilities and deferred credits	223	338	331	464
Shareholders’ equity
Preferred shares	32	32	36	36
Common shares	1,788	1,788	1,783	1,783
Contributed surplus	15	15	14	14
Retained earnings (deficit)	308	290	(19)	35
Accumulated foreign currency translation adjustments	(202)	—	(205)	—
Accumulated other comprehensive income (loss)	—	(382)	—	(296)

	1,941	1,743	1,609	1,572

	4,955	4,757	5,192	4,841

See section (F) for the reconciliation of the Consolidated balance sheets items.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

The following table presents the Consolidated earnings under Canadian and U.S. GAAP:

	2006		2005		2004
	$	$	$	$	$	$
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Sales	3,989	3,961	4,247	4,237	4,403	4,389
Operating expenses
Cost of sales	3,392	3,391	3,720	3,718	3,798	3,788
Selling, general and administrative	218	218	231	230	245	245
Amortization	284	302	329	406	325	329
Antidumping and countervailing duties refund	(164)	(164)	—	—	—	—
Closure and restructuring costs	35	35	317	323	49	49
Net gains on disposals of property, plant and equipment	(13)	(13)	(1)	(1)	(37)	(37)

	3,752	3,769	4,596	4,676	4,380	4,374

Operating profit (loss) from continuing operations	237	192	(349)	(439)	23	15
Financing expenses	150	156	144	143	141	136
Share of joint ventures' net (earnings) loss (7 & 9)	—	(1)	—	3	—	3
Derivative instruments loss (4 to 6)	—	10	—	13	—	27

Earnings (loss) from continuing operations before income taxes	87	27	(493)	(598)	(118)	(151)
Income tax expense (recovery)	24	(4)	(183)	(199)	(55)	(68)

Earnings (loss) from continuing operations	63	31	(310)	(399)	(63)	(83)
Earnings (loss) from discontinued operations, net of income taxes (10)	265	225	(78)	(103)	21	7

Net earnings (loss)	328	256	(388)	(502)	(42)	(76)
Dividend requirements of preferred shares	1	1	1	1	1	1

Net earnings (loss) applicable to common shares	327	255	(389)	(503)	(43)	(77)

Earnings (loss) from continuing operations per common share (in dollars)
Basic	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Diluted	0.27	0.13	(1.36)	(1.74)	(0.28)	(0.37)
Net earnings (loss) per common share (in dollars)
Basic	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)
Diluted	1.42	1.11	(1.69)	(2.19)	(0.19)	(0.34)

See section (E) for the reconciliation of the Consolidated earnings items.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(C) Differences between Canadian and U.S. GAAP

Significant differences between Canadian and U.S. GAAP are described below.

(1) PENSION PLANS COST

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonized Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years.

In the fourth quarter of 2006, Domtar adopted Statement No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R)" (FAS 158) which requires employers to recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability in its Consolidated balance sheet. Prior to the adoption of FAS 158, under U.S. GAAP, an additional minimum pension liability was recorded for plans where the accumulated benefit obligation exceeds the fair value of plan assets. The concept of additional minimum liability does not exist under Canadian GAAP. For these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded in “Other comprehensive income,” net of applicable income taxes. The requirement to recognize the overfunded or underfunded status of defined benefit pension plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses and past service costs arising prior to January 1, 2000. Differences also arise from the fact that the straight-line method is used to amortize actuarial gains and losses for U.S. GAAP purposes while the corridor method is used for Canadian GAAP purposes.

(2) OTHER EMPLOYEE FUTURE BENEFIT PLANS COST

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for employee future benefit costs. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP in effect at the time and were applied retroactively without restating prior years. In the fourth quarter of 2006, Domtar adopted FAS 158 which requires employers to recognize the overfunded or underfunded status of postretirement plans as an asset or liability in its Consolidated balance sheet with an offsetting amount in accumulated other comprehensive income. The requirement to recognize the overfunded or underfunded status of postretirement plans does not exist under Canadian GAAP.

Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

(3) REVENUE STREAM HEDGE

In connection with the adoption of the Canadian accounting recommendations relating to the accounting for foreign currency translation, the Corporation elected to designate certain U.S. dollar denominated long-term debt as a hedge of its U.S. dollar revenue stream. Starting in the fourth quarter of 2004, this U.S. dollar denominated long-term debt was no longer designated as a hedge of future U.S. dollar revenue stream. The exchange gain deferred under Canadian GAAP was recorded to earnings under U.S. GAAP, as such designation is not possible under U.S. GAAP.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(4) FOREIGN CURRENCY HEDGING CONTRACTS

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the foreign currency contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and resulting unrealized gains and losses are recorded to earnings. Under Canadian GAAP, gains and losses related to these contracts are included in “Sales”.

(5) COMMODITY HEDGING CONTRACTS

On January 1, 2004, Domtar adopted the Canadian accounting recommendations relating to hedging relationships for the commodity contracts. These recommendations essentially harmonize Canadian GAAP with U.S. GAAP and were applied prospectively. For contracts initiated prior to that date, Domtar has elected not to designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, these contracts are marked to market and the resulting unrealized gains and losses are recorded to earnings.

Under Canadian GAAP, the commodity contracts are not designated for hedge accounting, except for the bunker oil and electricity contracts. Contracts that are not designated for hedge accounting are marked to market and the resulting gains and losses are recorded in earnings. Domtar has to account for these at fair value. The fair value is re-evaluated on a regular basis and a gain or loss is recorded in earnings. For contracts that are designated for hedge accounting, the realized gains and losses are included in “Sales” or “Cost of sales” as appropriate. Gains and losses on commodity contracts relating to Norampac are included, net of taxes, in “Earnings (loss) from discontinued operations”.

(6) INTEREST RATE SWAP CONTRACTS

Under Canadian GAAP, unrealized gains and losses on interest rate swap contracts designated as hedges are not recognized in the consolidated financial statements. Under U.S. GAAP, certain interest rate swap contracts cannot be designated as a hedge and are marked to market. Therefore, any fluctuations of the fair value are recorded to earnings.

In 2002, the Corporation terminated prior to maturity its interest rate swap contracts for net cash proceeds of $40 million.

Under Canadian GAAP, the net gain is deferred and recognized as a deduction of “Financing expenses” over the period of the interest rate payments initially designated as being hedged by these interest rate swap contracts.

For the year ended December 31, 2006, the amortization of the net deferred gain and related interest was $10 million under Canadian GAAP and nil under U.S. GAAP (2005 – $13 million and nil, respectively; 2004 – $13 million and nil, respectively).

(7) JOINT VENTURES

Interests in joint ventures are accounted for using the proportionate consolidation method for Canadian GAAP and using the equity method under U.S. GAAP. This difference does not affect “Net earnings (loss)” or “Shareholders’ equity.”

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations. Prior to the sale of Domtar’s interest in Norampac on December 29, 2006, under Canadian GAAP, a portion of the gain on the contribution to Norampac was deferred and amortized. Under U.S. GAAP, this gain was fully recognized in earnings upon the formation of Norampac.

(8) ACQUISITION OF E.B. EDDY

The E.B. Eddy acquisition has been accounted for under Canadian GAAP, which at the time differed from U.S. GAAP in the accounting for income taxes, pension benefits cost and accounting for business integration provisions.

In 2005, in conjunction with the closure and restructuring costs discussed in Note 5, Domtar recorded an additional $11 million write-down on property, plant and equipment (including $2 million relating to discontinued operations) created at the time of the E.B. Eddy acquisition under U.S. GAAP.

During the fourth quarter of each fiscal year, Domtar conducts its annual impairment test on the goodwill recognized under U.S. GAAP. Accordingly, Domtar recorded a $17 million (2005 – $85 million, including $20 million relating to discontinued operations) impairment loss related to the impairment of this goodwill. The impairment losses are attributable to the impact of sustained operating losses, mill closures and restructuring efforts. The fair value of the associated reporting units was determined using a combination of valuation methods including the expected present value of future cash flows. Impairment losses are included in “Amortization”.

(9) FORMATION OF NORAMPAC

On January 1, 2000, Domtar adopted the Canadian accounting recommendations for income taxes. These recommendations essentially harmonize Canadian with U.S. GAAP and were applied retroactively without restating prior years. Accordingly, certain property, plant and equipment acquired at the formation of Norampac remained recorded at a lower value under Canadian GAAP. On December 29, 2006, Domtar sold its interest in Norampac, accordingly, Norampac was classified under discontinued operations.

(10) INVESTMENT TAX CREDITS

Under U.S. GAAP, the income tax expense has been reduced by $15 million in 2006 (2005 – $4 million; 2004 – $4 million) for investment tax credits related to research and development expenses, which had been recognized as a reduction of “Cost of sales” under Canadian GAAP.

(11) LONG-TERM DEBT DISCOUNT AND DEBT ISSUE COSTS

Under Canadian GAAP, long-term debt discount and debt issue costs are presented in “Other assets” as a deferred charge. U.S. GAAP requires that long-term debt discount and debt issue cost be reported as a direct reduction of long-term debt.

(12) FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

Under U.S. GAAP, foreign currency translation adjustments are included as a component of “Comprehensive income.” Under Canadian GAAP, the concept of comprehensive income exists but applies to fiscal years beginning on or after October 1, 2006. Foreign currency translation adjustments are included as a component of “Shareholders’ equity.”

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(13) COMPREHENSIVE INCOME

U.S. GAAP requires the disclosure of “Comprehensive income” (section (D) – IV)). The concept of comprehensive income exists under Canadian GAAP, but applies to fiscal years beginning on or after October 1, 2006.

(14) CONSOLIDATED CASH FLOWS

Under U.S. GAAP, the Consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that the joint ventures would be shown as an equity investment and not proportionately consolidated.

(D) SUPPLEMENTARY DISCLOSURES

I) ACCOUNTING CHANGES AND RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Defined Benefit Pension and Other Post Retirement Plans

In the fourth quarter, Domtar adopted Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” which was issued by the FASB in September 2006. This Statement requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position.

At December 31, 2006, just prior to the adoption of FAS 158, Domtar had an additional minimum pension liability of $162 million and an intangible asset of $59 million, with an offsetting amount in “Accumulated other comprehensive income (loss)” ($71 million, net of applicable taxes of $32 million).

On adoption of FAS 158, Domtar recognized the funded status of its defined benefit pension and other postretirement plans as follows:

•	Reversed the additional minimum pension liability of $162 million, the intangible asset of $59 million and the future income tax asset of $32 million that was recorded prior to adoption.

•

Adjusted its prepaid benefit cost asset and accumulated benefit liability by reducing “Other assets” by $104 million, increasing “Other liabilities and deferred credits” by $152 million and a reducing “Accumulated other comprehensive income (loss)” by $175 million, net of applicable taxes of $79 million. Domtar recorded a future income tax asset of $79 million.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

At December 31, 2006, subsequent to the adoption of FAS 158, Domtar has the following pension and post retirement related balances:

2006
$
Other assets	15
Future income tax assets	78

93

Other liabilities and deferred credits	264
Accumulated other comprehensive loss	(175)
Retained earnings	4

93

At December 31, 2006, “Accumulated other comprehensive income (loss)” includes unrecognized prior service costs of $52 million and unrecognized net actuarial loss of $123 that have not yet been recognized as components of net periodic benefit cost.

In accordance with the transitional provisions of the new standard, prior period financial statements were not restated.

Quantifying Financial Statement Misstatements

In September 2006, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108) to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 did not have an impact on the Company’s financial statements.

II) DEFINED BENEFIT PENSION PLANS

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,428 million, $1,349 million and $1,260 million, respectively, as at December 31, 2006 and $1,582 million, $1,475 million and $1,300 million, respectively, as at December 31, 2005.

Domtar expects the 2007 net periodic benefit cost to be approximately $56 million. The components of the expense are as follows:

$
Service cost	27
Interest cost	73
Expected return on plan assets	(75)
Amortization of prior service costs	11
Recognized actuarial loss (gain)	20

Net periodic benefit cost	56

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

III) INVENTORIES

Inventories under U.S. GAAP are comprised of the following:

	2006	2005
	$	$
Work in process and finished goods	338	352
Raw materials	106	160
Operating and maintenance supplies	126	129

	570	641

IV) COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME

Under U.S. GAAP, Domtar is required to disclose certain information about comprehensive income. This information is as follows:

Comprehensive income (loss)	2006	2005	2004
	$	$	$
Net earnings (loss) in accordance with U.S. GAAP	256	(502)	(76)
Other comprehensive income
Additional minimum liability of defined benefit pension plans, net of taxes recovery of $57 million (2005—expense of $50 million; 2004—recovery of $16 million) (see (C)(1) above)	110	(95)	27
Unrealized gains (losses) on commodity hedging contracts	(2)	1	—
Unrealized gains (losses) on foreign currency hedging contracts, net of taxes recovery of $8 million (2005—recovery of $7 million; 2004—expense of $13 million)	(18)	(12)	26
Foreign currency translation adjustments	(1)	(11)	(45)

Comprehensive income (loss)	345	(619)	(68)

Accumulated other comprehensive income (loss)	2006	2005	2004
	$	$	$
Additional minimum liability of defined benefit pension plans	—	(110)	(15)
Accounting change—Pension and other post retirement benefit plans (1 & 2)	(175)	—	—
Unrealized gains (losses) on commodity hedging contracts	(1)	1	—
Unrealized gains (losses) on foreign currency hedging contracts	(4)	14	26
Foreign currency translation adjustments	(202)	(201)	(190)

Accumulated other comprehensive income (loss)	(382)	(296)	(179)

V) IMPACT OF ACCOUNTING PRONOUNCEMENTS NOT YET IMPLEMENTED

Fair Value Measurements

In September 2006, FASB issued Statement No. 157, “Fair Value Measurements.” Statement 157 (FAS 157) establishes a framework for measuring fair value in GAAP and expands disclosures about fair value

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

measurements. Domtar is currently evaluating the effect that FAS 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of FAS 157 in fiscal 2008.

Uncertainty in Income Taxes

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48).” This interpretation which is in effect for fiscal years beginning after December 15, 2006, clarifies the accounting for uncertain tax positions recognized in a company’s financial statements in accordance with Statement 109. FIN 48 prescribes a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods, and expanded income tax disclosures. While Domtar is currently evaluating the impact of this interpretation on its first quarter 2007 financial statements, Domtar does not believe that the impact will be significant.

Accounting for Planned Major Maintenance Activities

In September 2006, FASB issued Staff Position AUG AIR—1, “Accounting for Planned Major Maintenance Activities.” This Staff Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The three accounting methods permitted under the Staff Position are: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. Domtar currently uses the accrue-in-advance method to allocate planned major maintenance costs within a given year. Domtar is required to adopt the Staff Position in the first quarter of 2007 and will reflect major maintenance costs in the periods incurred for all interim periods presented after the effective date of the Staff Position.

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(E) Reconciliation of the Consolidated Earnings Items from Canadian GAAP to U.S. GAAP

	2006	2005	2004
	$	$	$
Sales - Canadian GAAP	3,989	4,247	4,403
Joint ventures (7)	(28)	(10)	(14)

Sales - U.S. GAAP	3,961	4,237	4,389

Cost of sales - Canadian GAAP	3,392	3,720	3,798
Pension plans cost (1)	7	5	1
Other employee future benefit plans cost (2)	(1)	(3)	(1)
Investment tax credits (10)	15	4	4
Joint ventures (7)	(22)	(8)	(14)

Cost of sales - U.S. GAAP	3,391	3,718	3,788

Selling, general and administrative - Canadian GAAP	218	231	245
Joint ventures (7)	—	(1)	—

Selling, general and administrative - U.S. GAAP	218	230	245

Amortization - Canadian GAAP	284	329	325
Acquisition of E.B. Eddy (8)	21	80	6
Joint ventures (7)	(3)	(3)	(2)

Amortization - U.S. GAAP	302	406	329

Closure and restructuring costs - Canadian GAAP	35	317	49
Pension plans cost (1)	—	8	—
Other employee future benefit plans cost (2)	—	(2)	—

Closure and restructuring costs - U.S. GAAP	35	323	49

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005	2004
	$	$	$
Financing expenses - Canadian GAAP	150	144	141
Revenue stream hedge (3)	7	—	(4)
Joint ventures (7)	(1)	(1)	(1)

Financing expenses - U.S. GAAP	156	143	136

Share of joint ventures’ net (earnings) loss - Canadian GAAP	—	—	—
Joint ventures (7)	(1)	3	3

Share of joint ventures’ net (earnings) loss - U.S. GAAP	(1)	3	3

Derivative instrument loss - Canadian GAAP	—	—	—
Foreign currency hedging contracts (4)	—	—	12
Commodity hedging contracts (5)	—	—	2
Interest rate swap contracts (6)	10	13	13

Derivative instrument loss - U.S. GAAP	10	13	27

Income tax expense (recovery) - Canadian GAAP	24	(183)	(55)
Tax effect of the adjustments	(12)	(12)	(9)
Investment tax credits (10)	(15)	(4)	(4)
Joint ventures (7)	(1)	—	—

Income tax expense (recovery) - U.S. GAAP	(4)	(199)	(68)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

(F) Reconciliation of the Consolidated Balance Sheets Items from Canadian GAAP to U.S. GAAP
	2006	2005
	$	$
Cash and cash equivalents - Canadian GAAP	649	83
Joint ventures (7)	(7)	(15)

Cash and cash equivalents - U.S. GAAP	642	68

Receivables - Canadian GAAP	305	294
Joint ventures (7)	13	(82)

Receivables - U.S. GAAP	318	212

Inventories - Canadian GAAP	575	715
Joint ventures (7)	(5)	(74)

Inventories - U.S. GAAP	570	641

Prepaid expenses - Canadian GAAP	14	11
Joint ventures (7)	—	(3)

Prepaid expenses - U.S. GAAP	14	8

Income and other taxes receivable - Canadian GAAP	18	16
Joint ventures (7)	—	(1)

Income and other taxes receivable - U.S. GAAP	18	15

Property, plant and equipment - Canadian GAAP	3,044	3,634
Acquisition of E.B. Eddy (8)	46	50
Formation of Norampac (9)	—	18
Joint ventures (7)	(15)	(398)

Property, plant and equipment - U.S. GAAP	3,075	3,304

Goodwill - Canadian GAAP	6	92
Acquisition of E.B. Eddy (8)	—	17
Joint ventures (7)	—	(86)

Goodwill - U.S. GAAP	6	23

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$
Other assets - Canadian GAAP	275	309
Pension plans cost (1)	(200)	(93)
Intangible assets related to additional minimum liability (1)	—	77
Commodity hedging contracts (5)	(1)	—
Unrealized gains (losses) on foreign currency hedging contracts (4)	(6)	20
Long-term debt discount and debt issue costs (11)	(26)	(33)
Joint ventures (7)	(19)	(37)

Other assets - U.S. GAAP	23	243

Bank indebtedness - Canadian GAAP	62	21
Joint ventures (7)	—	(7)

Bank indebtedness - U.S. GAAP	62	14

Trade and other payables - Canadian GAAP	533	651
Pension plans cost (1)	3	—
Other employee future benefit plan cost (2)	6	—
Joint ventures (7)	(9)	(87)

Trade and other payables - U.S. GAAP	533	564

Income and other taxes payable - Canadian GAAP	20	29
Joint ventures (7)	(1)	—

Income and other taxes payable - U.S. GAAP	19	29

Long-term debt due within one year - Canadian GAAP	2	2
Joint ventures (7)	(1)	(1)

Long-term debt due within one year - U.S. GAAP	1	1

Long-term debt - Canadian GAAP	1,889	2,257
Long-term debt discount and debt issue costs (11)	(26)	(33)
Joint ventures (7)	—	(207)

Long-term debt - U.S. GAAP	1,863	2,017

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

	2006	2005
	$	$
Future income taxes—Canadian GAAP	285	292
Tax effect of the adjustments	(87)	(35)
Joint ventures (7)	—	(77)

Future income taxes—U.S. GAAP	198	180

Other liabilities and deferred credits—Canadian GAAP	223	331
Pension plans cost (1)	149	—
Additional minimum liability of defined benefit pension plans (1)	—	244
Other employee future benefit plans cost (2)	7	13
Revenue stream hedge (3)	(41)	(48)
Interest rate swap contracts (6)	—	(10)
Deferred gain on contribution of net assets to Norampac (7)	—	(34)
Joint ventures (7)	—	(32)

Other liabilities and deferred credits—U.S. GAAP	338	464

Retained earnings (deficit)—Canadian GAAP	308	(19)
Pension plans cost (1)	(65)	(63)
Other employee future benefit plans cost (2)	(11)	(10)
Revenue stream hedge (3)	26	32
Foreign currency hedging contracts (4)	—	(2)
Commodity hedging contracts (5)	—	(1)
Interest rate swap contracts (6)	—	6
Deferred gain on contribution of net assets to Norampac (7)	—	22
Acquisition of E.B. Eddy (8)	32	52
Formation of Norampac (9)	—	18

Retained earnings—U.S. GAAP	290	35

Accumulated foreign currency translation adjustments—Canadian GAAP	(202)	(205)
Additional minimum liability of defined benefit pension plans (1)	—	(110)
Accounting change—Pension and other post retirement benefit plans (1 & 2)	(175)	—
Unrealized gains (losses) on commodity hedging contracts (5)	(1)	1
Unrealized gains (losses) on foreign currency hedging contracts (4)	(4)	14
Joint ventures (7)	—	4

Accumulated other comprehensive income—U.S. GAAP	(382)	(296)

DOMTAR INC.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006

(In millions of Canadian dollars, unless otherwise noted)

NOTE 24.

PROPOSED COMBINATION

In August 2006, Domtar signed a definitive agreement to combine with Weyerhaeuser’s fine paper business and related assets. Under the terms of the transaction, Weyerhaeuser’s fine paper business, consisting of 10 primary pulp and paper mills (seven in the United States and three in Canada), converting, forming and warehousing facilities, sales offices, two sawmills and logging and forest management operations will be transferred into a newly formed company for stock and a cash payment of US$1.35 billion to be provided by the new company through borrowings under a temporary credit facility. Weyerhaeuser intends to distribute the shares of the new company to its shareholders through an exchange offer. Domtar will combine with the newly formed company to create “Domtar Corporation.” At the time of the closing, the combined company will be owned approximately 55% by former Weyerhaeuser shareholders and 45% by former Domtar shareholders. The combination is subject to approvals by: the shareholders of Domtar by a special resolution; appropriate regulatory and other authorities (all of which have been obtained); as well as customary closing conditions. The transaction will be submitted to Domtar’s shareholders at a special meeting to be held on February 26, 2007 and is expected to close in March 2007. As a result of this transaction, Domtar will become an indirect subsidiary of the “Domtar Corporation,” a Delaware corporation.

NOTE 25.

COMPARATIVE FIGURES

To conform with the basis of presentation adopted in the current year, certain figures previously reported have been reclassified.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

This registration statement is filed to register both the shares of Company common stock and associated rights being offered to eligible holders of exchangeable shares of Exchangeco who may exchange such exchangeable shares for shares of Company common stock. All amounts below, other than the registration fee, are estimated and are subject to future contingencies.

Registration Fee	$22,175
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	20,000
Printing	150,000
Miscellaneous	—

Total	$292,175

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Registrants’ certificate of incorporation and by-laws.

Limitation of Liability of Directors

The Registrant is a Delaware corporation. The Registrant’s certificate of incorporation limits the liability of its directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, except that the Registrant’s certificate of incorporation provides for indemnification in a derivative action or suit initiated by any such person only if, subject to certain exceptions, the Registrant’s board of directors authorized such proceeding. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of such person’s heirs, executors and administrators.

The Registrant maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Director Indemnification Agreements

On the Closing Date, the Company entered into an indemnification agreement with each of the individuals who became a director upon consummation of the Transactions, including Raymond Royer and Marvin D. Cooper, who are also the Company’s President and Chief Executive Officer and Executive Vice-President and Chief Operating Officer, respectively. Each indemnification agreement provides that the Company will indemnify and hold harmless the individual (the “Indemnitee”) to the fullest extent permitted by Delaware law against losses incurred by reason of the fact that the Indemnitee is a director, officer, employee or agent of the Company. In addition, the Company will advance to the Indemnitee certain expenses incurred by the Indemnitee in defending against an indemnifiable claim. The Indemnitee agrees to repay to the Company all amounts advanced to the Indemnitee by the Company if the Indemnitee is ultimately determined not to be entitled to indemnification in respect of such claim.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 16, 2006 the Registrant issued 1,000 shares of its common stock, par value $0.01 per share to Weyerhaeuser Company for an aggregate consideration of $10. That issuance was not registered under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) of such Act.

Pursuant to the terms of the Arrangement, on the Closing Date, the Company issued 155,947,032 shares of common stock, $0.01 par value per share, to former holders of Domtar Inc. common shares in an exchange of shares on a one-for-one basis. The Arrangement was effected in compliance with the exemption from the Securities Act’s registration requirements afforded by section 3(a)(10) of the Securities Act and Revised Staff Legal Bulletin No. 3.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17. UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montreal, Québec, Canada, on June 20, 2007.

DOMTAR CORPORATION

by	/s/ RAYMOND ROYER
Name: Title:	Raymond Royer President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ RAYMOND ROYER Raymond Royer	President and Chief Executive Officer (Principal Executive Officer) and Director	June 20, 2007

/S/ DANIEL BURON Daniel Buron	Senior Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2007

*	Director	June 20, 2007
Harold H. MacKay

*	Director	June 20, 2007
Jack C. Bingleman

*	Director	June 20, 2007
Marvin D. Cooper

*	Director	June 20, 2007
Louis P. Gignac

*	Director	June 20, 2007
Brian M. Levitt

*	Director	June 20, 2007
W. Henson Moore

*	Director	June 20, 2007
Michael R. Onustock

*	Director	June 20, 2007
Robert J. Steacy

*	Director	June 20, 2007
William C. Stivers

*	Director	June 20, 2007
Pamela B. Strobel

*	Director	June 20, 2007
Richard Tan

*	Director	June 20, 2007
Denis Turcotte

* by:	/s/ RAZVAN L. THEODORU
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2007)

4.1	Form of Rights Agreement between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

5.1*	Opinion of Debevoise & Plimpton LLP regarding the legality of the shares being registered

9.1	Form of Voting and Exchange Trust Agreement (incorporated by reference to Exhibit 9.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.1	Form of Tax Sharing Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.2	Form of Transition Services Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.3	Form of Pine Chip Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.4	Form of Hog Fuel Supply Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.5	Form of Slush Pulp Sales Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.6	Form of Pine Chip Supply Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.7	Form of Site Services Agreement (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.8	Form of Site Services Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.9	Form of Site Services Agreement (Columbus, Mississippi) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.10	Form of Fiber Supply Agreement (Princeton, British Columbia) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.11	Form of Fiber Supply Agreement (Okanagan Falls, British Columbia) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

Exhibit Number		Exhibit Description
10.12		Form of Fiber Supply Agreement (Kamloops, British Columbia) (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.13		Form of Fiber Supply Agreement (Carrot River and Hudson Bay) (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.14		Form of Fiber Supply Agreement (Prince Albert, Saskatchewan) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.15		Form of Fiber Supply Agreement (White River, Ontario) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.16		Form of Site Services Agreement (Utilities) (Columbus, Mississippi) (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.17		Form of Site Services Agreement (Utilities) (Plymouth, North Carolina) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.18	*	Pine and Hardwood Roundwood Supply Agreement (Plymouth, North Carolina)

10.19	*	Agreement for the Purchase and Supply of Pulp (Plymouth, North Carolina)

10.20	*	Pine In-Woods Chip Supply Agreement (Plymouth, North Carolina)

10.21	*	Pine and Amory Hardwood Roundwood Supply Agreement (Columbus, Mississippi)

10.22	*	Agreement for the Purchase and Sale of Pulp (Kamloops, British Columbia)

10.23	*	Agency Agreement (Kamloops, British Columbia)

10.24	*	OSB Supply Agreement (Hudson Bay, Saskatchewan)

10.25	*	Hog Fuel Supply Agreement (Kenora, Ontario)

10.26	*	Fiber Supply Agreement (Trout Lake and Wabigoon, Ontario)

10.27		Form of Intellectual Property License Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

10.28	*	Form of Indemnification Agreement

10.29	*	Domtar Corporation 2007 Omnibus Incentive Plan

10.30	*	Domtar Corporation 2004 Replacement Long-Term Incentive Plan for Former Employees of Weyerhaeuser Company

10.31	*	Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company

10.32	*	Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company

10.33	*	Domtar Corporation Executive Stock Option and Share Purchase Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007)

Exhibit Number		Exhibit Description
10.34	*	Domtar Corporation Executive Deferred Share Unit Plan (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007)

10.35	*	Domtar Corporation Deferred Share Unit Plan for Outside Directors (for former directors of Domtar Inc.)

10.36	*	Supplementary Pension Plan for Senior Executives of Domtar Corporation (for certain designated senior executives)

10.37	*	Supplementary Pension Plan for Designated Management Employees of Domtar Corporation (for certain designated management employees)

10.38	*	Domtar Retention Plan

10.39	*	Domtar Corporation Restricted Stock Plan (applicable to eligible employees of Domtar Inc. for grants prior to March 7, 2007)

10.40	*	Domtar Severance Policy for Senior Executives (applicable to members of the Management Committee of Domtar Inc. prior to March 7, 2007)

10.41		Director Deferred Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 24, 2007

10.42		Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 24, 2007

10.43		Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on May 24, 2007

10.44		Senior Executive Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on May 24, 2007.)

10.45	*	Credit Agreement among the Company, Domtar, JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto

10.46		Indenture between Domtar Inc. and the Bank of New York dated as of July 31, 1996 relating to Domtar’s $125,000,000 9.5% debentures due 2016 (incorporated by reference to Exhibit 10.20 to the Company’s registration statement on Form 10, Amendment No. 2 filed with the SEC on January 26, 2007)

15.1		Review Report of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP

15.2		Review Report of Independent Registered Public Accounting Firm—KPMG LLP

15.3		Awareness Letter of Independent Registered Public Accounting Firm

21.1*		Subsidiaries of Domtar Corporation

23.1		Consent of KPMG LLP relating to the Weyerhaeuser Fine Paper Business

23.2		Consent of KPMG LLP relating to Domtar Corporation

23.3		Consent of PricewaterhouseCoopers LLP relating to Domtar Inc.

24.1*		Powers of Attorney

*	Previously filed.